As filed with the Securities and Exchange Commission on July 29, 2011

Registration No. 333-173804

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TPC Group LLC

(Exact name of registrant as specified in its charter)

Texas	2860	74-1778313
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Numbers)

5151 San Felipe, Suite 800

Houston, Texas 77056

(713) 627-7474

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Rishi A. Varma

Vice President and General Counsel

TPC Group LLC

5151 San Felipe, Suite 800

Houston, Texas 77056

(713) 627-7474

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

M. Breen Haire

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, accelerated filer, non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Exact Name of Registrant as Specified in its Charter(1)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
TP Capital Corp.	Delaware	20-0926248
Port Neches Fuels, LLC	Delaware	68-0631641
Texas Butylene Chemical Corporation	Texas	76-0107440
Texas Olefins Domestic-International Sales Corporation	Texas	74-2054241

(1)	The address, including zip code, and telephone number, including area code, of each of the additional Registrants’ principal executive offices is c/o TPC Group LLC, 5151 San Felipe, Suite 800, Houston, Texas 77056, (713) 627-7474.

The information in this prospectus is not complete and may be changed. We may not commence the exchange offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities or a solicitation of an offer to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 29, 2011

PROSPECTUS

TPC Group LLC

Offer to Exchange

Up to $350,000,000 Principal Amount of

8 1/4% Senior Secured Notes due 2017

for

a Like Principal Amount of

8 1/4% Senior Secured Notes due 2017

that have been registered under the Securities Act of 1933

This Exchange Offer will expire at 5:00 P.M.,

New York City time, on [                    ], 2011, unless extended.

TPC Group LLC is offering to exchange registered 8 1/4% Senior Secured Notes due 2017, or the “exchange notes,” for any and all of its unregistered 8 1/4% Senior Secured Notes due 2017, or the “original notes,” that were issued pursuant to a private placement on October 5, 2010. We refer to the original notes and the exchange notes together in this prospectus as the “notes.” We refer to this exchange as the “exchange offer.” The exchange notes are substantially identical to the original notes, except the exchange notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights, and related special interest provisions, applicable to the original notes will not apply to the exchange notes. The exchange notes will represent the same debt as the original notes and we will issue the exchange notes under the same indenture used in issuing the original notes.

Terms of the exchange offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on [ ], 2011, unless we extend it.

•	The exchange offer is subject to customary conditions, which we may waive.

•

We will exchange all outstanding original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes. All interest due and payable on the original notes will become due on the same terms under the exchange notes.

•	You may withdraw your tender of original notes at any time prior to the expiration of the exchange offer.

•

The exchange of original notes for exchange notes should not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the caption “U.S. Federal Income Tax Considerations” on page 216 for more information.

See “Risk Factors” beginning on page 19 for a discussion of risks you should consider in connection with the exchange offer and an investment in the exchange notes.

Each broker-dealer that receives exchange notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed to make this prospectus available to such broker-dealers upon reasonable request for the period required by the Securities Act. See “The Exchange Offer — Purpose and Effects of the Exchange Offer” and “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [                    ], 2011.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE ACCOMPANYING LETTER OF TRANSMITTAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER OR DIFFERENT INFORMATION. IF YOU RECEIVE ANY UNAUTHORIZED INFORMATION, YOU MUST NOT RELY ON IT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO EXCHANGE THE ORIGINAL NOTES FOR THE EXCHANGE NOTES AND THIS PROSPECTUS IS NOT AN OFFER TO EXCHANGE OR A SOLICITATION TO EXCHANGE THE ORIGINAL NOTES FOR THE EXCHANGE NOTES IN ANY JURISDICTION WHERE AN OFFER OR EXCHANGE WOULD BE UNLAWFUL. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS.

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FORWARD-LOOKING STATEMENTS

This prospectus may contain forward-looking statements that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words of similar import. Forward-looking statements include information concerning possible or assumed future results of our operations, including the following:

•	business strategies;

•	operating and growth initiatives and opportunities;

•	competitive position;

•	market outlook and trends in our industry;

•	expected financial condition;

•	future cash flows;

•	financing plans;

•	expected results of operations;

•	future capital and other expenditures;

•	availability of raw materials and inventories;

•	the business cyclicality of the petrochemicals industry;

•	plans and objectives of management;

•	future compliance with orders and agreements with regulatory agencies;

•	expected outcomes of legal, environmental or regulatory proceedings and their expected effects on our results of operations; and

•	any other statements regarding future growth, future cash needs, future operations, business plans and future financial results.

These forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by the forward-looking statements.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. You should consider the areas of risk and uncertainty described above, as well as those discussed under “Risk Factors” included in this prospectus. Except as may be required by applicable law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET AND INDUSTRY DATA

Market and industry data used throughout this prospectus is based on the good faith estimates of management, which in turn are based upon management’s review of internal surveys, independent industry surveys and publications and other publicly available information.

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PROSPECTUS SUMMARY

This summary highlights selected information about us and the exchange offer contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that may be important to you or that you should consider before participating in the exchange offer or making an investment in the exchange notes. You should read carefully the entire prospectus.

In this prospectus, unless otherwise indicated or the context otherwise requires, references to the terms “we,” “our,” “us” and the “Company” generally refer to TPC Group Inc. and its consolidated subsidiaries, including TPC Group LLC. However, with respect to rights and obligations under the notes, the related indenture, the registration rights agreement and the security agreements described in this prospectus, references to “we,” “our,” “us” and the “Company” refer to TPC Group LLC and not to any of its subsidiaries. TPC Group Inc. is a holding company that conducts substantially all of its business through its wholly-owned direct subsidiary, TPC Group LLC, and subsidiaries of TPC Group LLC. The financial information presented in this prospectus is that of TPC Group LLC and its consolidated subsidiaries. On July 15, 2010, TPC Group Inc.’s board of directors and TPC Group LLC’s managers each approved a fiscal year end change from June 30 to December 31, which was effective as of January 1, 2011. The intent of the change was to align the reporting of our financial results more closely with our peers and to better synchronize our management processes and business cycles with those of our suppliers and customers. References in this prospectus to fiscal 2010, fiscal 2009 and fiscal 2008 indicate the twelve month periods ended June 30, 2010, 2009 and 2008, respectively.

Overview

Our Business

We are a leading producer of value-added products derived from niche petrochemical raw materials such as C4 hydrocarbons. Our products are sold to producers of a wide range of performance, specialty and intermediate products, including synthetic rubber, fuels, lubricant additives, plastics and surfactants. We are a leader in North America across our major product lines, including our position as the largest producer by production capacity of finished butadiene, the second largest active merchant producer by production capacity of isobutylene and the sole merchant producer of highly reactive polyisobutylene, a major component of dispersants for the fuel and lubricant additive markets. We operate as a value-added merchant processor and marketer, linking our raw material providers with our diverse customer base of chemical consumers. We believe this market position has resulted in stable supplier and customer bases and has enhanced our growth and expansion opportunities.

We operate in two principal business segments, C4 Processing and Performance Products. In the C4 Processing segment, we process the crude C4 stream into several higher value components, namely butadiene, butene-1, raffinates and methyl tertiary-butyl ether (“MTBE”). In our Performance Products segment, we produce high purity isobutylene, and we process isobutylene to produce higher-value derivative products such as polyisobutylene and diisobutylene. We also process refinery grade propylene into nonene, tetramer and associated by-products as a part of our Performance Products segment. Prior to the third quarter of fiscal 2008, MTBE was a third operating segment, but since that time MTBE has been included in our C4 Processing segment, as we produce MTBE solely as a by-product of our C4 processing operations following the shutdown of our dehydrogenation units in fiscal 2008.

The primary products in our C4 Processing segment include:

•	butadiene, primarily used to produce synthetic rubber that is mainly used in tires and other automotive products;

•	butene-1, primarily used in the manufacture of plastic resins and synthetic alcohols;

•	raffinates, primarily used in the manufacturing of alkylate, a component of premium unleaded gasoline; and

•	MTBE, primarily used as a gasoline blending stock.

The primary products in our Performance Products segment include:

•	high purity isobutylene (“HPIB”), primarily used in the production of synthetic rubber, lubricant additives, surfactants and coatings;

•	conventional polyisobutylenes (“PIB”) and highly reactive polyisobutylenes (“HR-PIB”), primarily used in the production of fuel and lubricant additives, caulks, adhesives, sealants and packaging;

•	diisobutylene (“DIB”), primarily used in the manufacture of surfactants, plasticizers and resins; and

•	nonene and tetramer, primarily used in the production of plasticizers, surfactants and lubricant additives.

We have three principal processing facilities, all of which we own, located in Houston, Texas, Port Neches, Texas and Baytown, Texas. The Houston and Port Neches facilities, which process crude C4 into butadiene and related products, are strategically located near most of the significant petrochemical consumers in Texas and Louisiana. Our Baytown facility primarily produces nonene and tetramer. All three locations provide convenient access to other Gulf Coast petrochemicals producers and are connected to several of our customers and raw materials suppliers through an extensive pipeline network. In addition, our Houston and Port Neches facilities are serviced by rail, tank truck, barge and ocean-going vessel.

Our Competitive Strengths

Our overarching competitive strength is our focus on specific market segments, unlike most of our competitors whose focus is divided among many broader market segments. Within our key focus area, C4 hydrocarbons, the number of competitors is generally much lower as compared to many other petrochemicals.

We have market-leading production capabilities in our major product lines. Through our C4 processing operations, we are the largest producer by production capacity of finished butadiene and butene-1 in North America. We are one of only two North American crude C4 processors that can separate and purify butene-1 from crude C4. In addition, we are the sole producer of chemical grade DIB in North America and the second largest merchant producer by production capacity of HPIB in North America.

Our business model is designed to mitigate risk through index-based pricing which links our feedstock and finished product prices to similar commodity price indices. The pricing of our raw material is usually linked to a commodity market index (such as indices based on the price of unleaded regular gasoline, butane, isobutane or refinery grade propylene) or to the price at which we sell the finished product. The prices at which we sell our products are also typically linked to a commodity index, and in many cases, the indices used match those in the corresponding supply agreement. Such linkage of purchases of feedstocks and sales of finished products mitigates, to varying degrees, our exposure to volatility in commodity prices.

Our differentiated technology enables us to capitalize on niche market opportunities. We hold several patents related to the production of HR-PIB and are the sole merchant producer in North America of this specialized product. Our leadership in our product lines has contributed to economies of scale and long-term relationships with many of our major customers and suppliers. We believe the performance of our patented HR-PIB product is a key reason for the increase in our PIB market share (measured by volume) from 0% in 2000 to approximately 50% through the six months ended December 31, 2010. We expect continued market share growth driven by what we believe to be superior performance that better meets customer needs.

Our large and flexible production capabilities make us an attractive business partner for our customers and suppliers. The customers for our products increasingly are motivated to reduce their number of vendors and obtain the largest product quantities possible from the vendors they engage. Our position as a large producer (if not the largest producer) by production capacity of many of our products allows us to deliver quantities that many of our competitors may not be able to match. Additionally, the flexibility of our facilities and equipment gives us the ability to be a reliable purchaser of feedstocks from our suppliers. Many of our suppliers rely on us to purchase the feedstocks they produce so that they are not left to process those streams themselves. We believe we are able to satisfy our suppliers’ needs more consistently than many of our competitors, in large part because our facilities are sufficiently adaptable that we can process widely varying qualities and quantities of crude C4 and other feedstocks. We can process a wider range of feedstocks than most of our competitors because of more extensive hardware that allows cost-effective separations. This is an important advantage since the quality of feedstocks changes with time even from the same supplier. Variability in feedstock quality is expected to continue and possibly increase over time. We believe our reputation as a reliable purchaser gives us an advantage in obtaining feedstocks in periods of tight supply.

Operating as an independent merchant processor gives us a competitive advantage. Our status as an independent merchant processor gives our business partners an option to purchase from or sell to an entity that is not a competitor to them, unlike many of the large chemical companies and integrated petroleum companies with whom we compete. Additionally, because we are independent and for the most part do not rely on internally-generated feedstocks, our production capacity is fully available to meet the requirements of our suppliers. This gives us an advantage over producers whose crude C4 streams are generated primarily as a by-product of their own ethylene production. The amount of crude C4 produced by non-independent processors varies according to the quantity and means of production of ethylene, thus limiting the capacity such producers are able to dedicate to outside suppliers’ needs.

We add value for our customers and suppliers by our extensive logistics network. We employ a flexible, extensive logistics footprint to streamline the delivery of feedstocks to our facilities and the delivery of products to our customers, and to provide terminaling and storage services. Unlike many of our competitors, we are unique in owning two deep-sea docks with extensive supporting pipelines and storage. Additionally, our railcar logistics capability uniquely allows us to source crude C4 from sources not economic to other processors. We own approximately 264 miles of product and feedstock pipelines, which gives us the ability to directly connect many of our facilities, docks and product terminals to our suppliers and customers. For example, for our butadiene customers, we own a proprietary pipeline system connecting several facilities, allowing us to serve many of our large customers independent of the Texas Butadiene Pipeline Corridor, which is controlled by ExxonMobil and upon which other suppliers must rely for transportation. In addition, our Houston and Port Neches facilities are serviced by rail, tank truck, barge and ocean-going vessel. We also own and operate storage and terminal assets at our Baytown facility and in Lake Charles, Louisiana for several parties. We also have 20 million pounds of butadiene storage capability at our Houston facility, constituting the largest butadiene storage capacity on the Gulf Coast.

We have strong long-term relationships with large, established customers and feedstock suppliers. We sell to a large number of chemical producers and refiners, including our largest customer, The Goodyear Tire and Rubber Company, as well as several others such as The Dow Chemical Company, PMI Trading LTD, Afton Chemical Corporation, Lanxess Corporation, Invista S.àr.l., Bridgestone/Firestone Inc., Valero Energy Corporation, Motiva Enterprises LLC and SI Group Inc. We purchase our raw material feedstocks from a large number of suppliers, including The Dow Chemical Company, Nova Chemicals Corporation, ExxonMobil Corporation, Chevron Phillips Chemical Company LLC, Lyondell Chemical Company, Flint Hills Resources, LP, Formosa Plastics Corporation, Trammochem, and Total Petrochemicals USA Inc. We have strong, long-tenured relationships with most of these customers and suppliers.

Our Business Strategy

Our strategy is to create value via superior execution and sharp focus on the specific markets where we believe we can achieve and maintain competitive advantage. Such niches are typically too narrow to be attractive to larger petrochemical producers. We believe both our C4 Processing and Performance Products segments capitalize on these market dynamics. We have a combination of large scale, leading market share in many of our products, strong infrastructure, differentiated technology in certain of our products, and a business model generally free of conflicts with our suppliers and customers. Collectively, this combination is unique in the C4 hydrocarbons industry. We believe it provides us with strong opportunities for growth.

Our execution focuses on improving our existing businesses through commercial, operational and financial excellence, pursuing product line and geographic extensions and acquiring complementary businesses or assets which enhance our existing business. Specifically, we intend to:

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Maintain our position as a market leader. We seek to maintain our position as one of the leading producers by production capacity of each of our products by maximizing the use of our existing processing capacity and the value of our customer and supplier relationships. We continually seek new opportunities and uses for our facilities.

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Grow our HR-PIB business (within our Performance Products segment). Demand for HR-PIB is growing at a faster rate than the overall PIB market due to economic and performance advantages that result from its use by our customers. To capitalize on this demand in the HR-PIB marketplace, we brought our second production unit online at our Houston facility in October 2008 and have been focused on moving commercial HR-PIB production volumes from that unit into the marketplace. As customer demand for this product globalizes, we intend to expand production and sales into foreign markets.

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Maintain a disciplined approach to cost management and preserve financial flexibility. Because our industry is cyclical and subject to fluctuations in demand, pricing and profitability, we believe that it is important to maintain a balance sheet that preserves our ability to respond to such changes and the flexibility to consider the long-term performance of our investments. In fiscal 2009, in response to the global economic downturn, we aggressively implemented initiatives to reduce capital and discretionary spending and reduce costs through headcount reductions and other means. Since fiscal 2009, we have continued to maintain this disciplined approach to spending, while continuing to make baseline expenditures and select expansion opportunities to preserve operational reliability and enhance our reputation as a dependable, high-quality producer. We have also taken steps to strengthen our balance sheet while returning capital to TPC Group Inc.’s stockholders through purchases of TPC Group Inc.’s common stock. In April 2010, we amended our ABL Revolver to increase overall capacity from $140 million to $175 million, subject to borrowing base calculations, and extended the maturity date from June 2011 to April 2014. In October 2010 we refinanced our Term Loan by issuing the original notes and thereby extended the maturity from June 2013 to October 2017. As of March 31, 2011, we had outstanding borrowings of $11.0 million under our ABL Revolver, with excess availability of $164.0 million, and TPC Group Inc. had cash on hand of $61.5 million. We expect that our cash flow, available borrowings and cash on hand will provide sufficient capital to fund our near-term growth and maintenance plans.

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Pursue growth initiatives as part of our efforts to increase profitability. We continually assess opportunities for asset acquisitions and corporate transactions with the potential to enhance our earnings and optimize our asset portfolio. Additionally, over the past several years we have been reinvesting cash from operations to build on and expand our product offerings into high-margin businesses closely related to our core competencies. These initiatives include the production of nonene and tetramer from our previously idle Baytown facility and the expansion of polyisobutylene operations at our facility in Houston. In addition, in February 2011 we commenced a detailed engineering study to begin the process toward restarting certain of our dehydrogenation assets at our Houston facility, which would provide isobutylene feedstock for our rapidly growing fuels products and performance products, including polyisobutylenes, high purity isobutylene and diisobutylene. We intend to continue to pursue similar growth initiatives as part of our efforts to diversify our product mix and increase profitability.

Recent Developments

On December 30, 2010, TPC Group Inc. completed the purchase of 2,154,188 shares of its common stock at a cost of $28.50 per share. On November 8, 2010 TPC Group Inc. commenced a modified “Dutch auction” tender offer to purchase for cash shares of its common stock having an aggregate purchase price of no more than $130 million. The original offer expired on December 8, 2010 and, on December 9, 2010, TPC Group Inc. amended the offer to increase the price range and extend the expiration date to December 23, 2010. On December 30, 2010 TPC Group Inc. announced the final results of the tender offer in which it purchased 2,154,188 shares of its common stock at a price of $28.50 per share, for a total cost of $61.4 million. TPC Group Inc. also incurred directly related fees and other costs of $1.1 million. The purchased shares represented approximately 11.8% of the total number of shares issued and outstanding as of October 1, 2010. The purchased shares were immediately retired.

On February 4, 2011 we announced that our Board of Directors approved $5 million to fund a detailed engineering study to begin the process toward restarting certain of our dehydrogenation assets at our Houston facility. Subsequently, on July 13, 2011, we announced (1) that we had received the Texas Commission on Environmental Quality (TCEQ) air permit necessary to proceed with the planned refurbishment, upgrade to air emissions controls, and restart one of our idled dehydrogenation units; (2) that construction of the required new components for the system, along with refurbishment of the existing unit, began promptly following receipt of the permit; (3) that we had completed the primary phase of engineering on the project that commenced in January of this year; and, (4) that our Board of Directors had approved the next phase of engineering, which is expected to be completed by the end of 2011. We own two independent, world scale dehydrogenation units with technology that allows the production of a single, targeted olefin from natural gas liquid feedstock compared to steam cracking technology which generates a wide range of various olefins. This project utilizes one of these units, while we continue to explore opportunities surrounding the second dehydrogenation unit. The isobutylene produced from the refurbished dehydrogenation unit will provide an additional strategic source of feedstock for our rapidly growing fuel products and performance products businesses, which include polyisobutylene, high purity isobutylene and diisobutylene. We estimate the refurbished dehydrogenation unit will produce approximately 650 million pounds of isobutylene per year from isobutane, a natural gas liquid feedstock whose production volumes continue to increase as a result of U.S. shale gas development, allowing us to evaluate a variety of sourcing options. The refurbished dehydrogenation unit is projected to be operational in the first quarter of 2014.

On February 21, 2011, TPC Group Inc. announced the election of Eugene Allspach as a new member of its Board of Directors, which increased its size from seven to eight members. Mr. Allspach currently serves as President of E.R. Allspach & Associates, LLC, a consulting company to new business development activities in the petrochemical industry and has nearly 38 years of experience in the plastics and chemical industries.

On March 3, 2011, TPC Group Inc. announced that its Board of Directors had approved a stock repurchase program for up to $30.0 million of TPC Group Inc.’s common stock. Purchases of common stock under the program have been and will be executed periodically in the open market or in privately negotiated transactions in accordance with applicable securities laws. The stock repurchase program does not obligate TPC Group Inc. to repurchase any dollar amount or number of shares of common stock, does not have an expiration date and may be limited or terminated at any time by TPC Group Inc.’s Board of Directors without prior notice. As of March 31, 2011, TPC Group Inc. had purchased 282,532 shares under the program in the open market at an average of $27.59 per share, for a total of $7.8 million. The shares purchased were immediately retired and any additional shares to be purchased under the program will also be retired immediately. Any future purchases will depend on many factors, including the market price of the shares, our business and financial position and general economic and market conditions.

On March 18, 2011, the Board of Directors of TPC Group Inc. elected Michael T. McDonnell as President and Chief Executive Officer and appointed him to the Board of Directors, each effective March 22, 2011. Mr. McDonnell replaced Charles W. Shaver in those roles. Mr. Shaver retired as President and Chief Executive Officer on March 22, 2011, and retired from the Board of Directors effective on that date.

On March 28, 2011, Kenneth E. Glassman, a former member of the Board of Directors of TPC Group Inc., notified TPC Group Inc. that he would not stand for reelection as a director upon the expiration of his term at TPC Group Inc.’s 2011 Annual Meeting of Stockholders.

Effective June 6, 2011, the Board of Directors of TPC Group Inc. elected Rishi A. Varma as Vice President and General Counsel of the Company to replace Christopher A. Artzer, who resigned from those roles on March 11, 2011.

Corporate Information

TPC Group LLC is a Texas limited liability company and a wholly-owned subsidiary of TPC Group Inc., a Delaware corporation. Our executive offices are located at 5151 San Felipe, Suite 800, Houston, Texas 77056 and our telephone number at that location is (713) 627-7474. Our website address is www.tpcgrp.com. The information on our website is not a part of this prospectus.

The Exchange Offer

On October 5, 2010, TPC Group LLC completed an unregistered offering of the original notes. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the original notes, which we refer to as the registration rights agreement, in which we agreed, among other things, to offer to exchange the original notes for the exchange notes. The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the section of this prospectus entitled “The Exchange Offer.”

Original Notes	8 1/4% Senior Secured Notes due October 1, 2017, which were issued by TPC Group LLC in a private placement on October 5, 2010.

Exchange Notes	8 1/4% Senior Secured Notes due October 1, 2017, issued by TPC Group LLC. The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes are registered under the Securities Act, and the transfer restrictions and registration rights, and related special interest provisions, applicable to the original notes will not apply to the exchange notes.

Exchange Offer	Pursuant to the registration rights agreement, we are offering to exchange up to $350.0 million principal amount of our exchange notes that have been registered under the Securities Act for an equal principal amount of our original notes.

The exchange notes will evidence the same debt as the original notes, including principal and interest, and will be issued under and be entitled to the benefits of the same indenture that governs the original notes. Holders of the original notes do not have any appraisal or dissenter’s rights in connection with the exchange offer. Because the exchange notes will be registered, the exchange notes will not be subject to transfer restrictions and holders of original notes that tender and have their original notes accepted in the exchange offer will no longer have registration rights or the right to receive the related special interest under the circumstances described in the registration rights agreement.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on [ ], 2011, which we refer to as the Expiration Date, unless we decide to extend it or terminate it early. We do not currently intend to extend the exchange offer. A tender of original notes pursuant to this exchange offer may be withdrawn at any time on or prior to the Expiration Date if we receive a valid written withdrawal request before the expiration of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may, but are not required to, waive. Please see “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Original Notes	Unless you comply with the procedures described below under “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery,” to participate in the exchange offer, on or prior to the Expiration Date you must tender your original notes by using the book-entry transfer procedures described in “The Exchange Offer—Procedures for Tendering Original Notes—Tenders of Original Notes; Book-Entry Delivery Procedure,” including transmission or delivery to the exchange agent of an agent’s message or a properly completed and duly executed letter of transmittal, with any required signature guarantee. In order for a book-entry transfer to constitute a valid tender of your original notes in the exchange offer, Wells Fargo Bank, National Association, as registrar and exchange agent, must receive a confirmation of book-entry transfer of your original notes into the exchange agent’s account at The Depository Trust Company prior to the Expiration Date.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	you are acquiring exchange notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

•	you are not our or any subsidiary guarantor’s “affiliate” as defined in Rule 405 of the Securities Act;

•	if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the exchange notes; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that were acquired by you as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of such exchange notes.

If you are a broker-dealer, you may not participate in the exchange offer as to any original notes you purchased directly from us.

Guaranteed Delivery Procedures	If you wish to tender your original notes in the exchange offer, but they are not immediately available or if you cannot deliver your original notes and the other required documents prior to the expiration date, then you may tender original notes by following the procedures described below under “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery.”

Withdrawal; Non-Acceptance

You may withdraw any original notes tendered in the exchange offer by sending the exchange agent written notice of withdrawal at any time prior to 5:00 p.m., New York City time, on the Expiration Date. If we decide for any reason not to accept any original notes tendered for exchange or to withdraw the exchange offer, the original notes will be returned promptly after the expiration or termination of the exchange offer. For further information regarding the withdrawal of tendered original notes, please see “The Exchange Offer—Withdrawal of Tenders.”

United States Federal Income Tax Considerations	The exchange of original notes for exchange notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Please see “U.S. Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement we entered into with the initial purchasers of the original notes.

Fees and Expenses	We will pay all expenses incident to the exchange offer.

Exchange Agent	We have appointed Wells Fargo Bank, National Association as our exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent elsewhere in this prospectus under the caption “The Exchange Offer—Exchange Agent.”

Resales of Exchange Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the exchange notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as certain conditions are met. See “The Exchange Offer—Purpose and Effects of the Exchange Offer” and “Plan of Distribution” for more information regarding resales.

Not Exchanging Your Original Notes	If you do not exchange your original notes in this exchange offer, you will continue to hold unregistered original notes and you will no longer be entitled to registration rights or the special interest provisions related thereto, except in the limited circumstances set forth in the registration rights agreement. See “The Exchange Offer—Consequences of Failure to Exchange.” In addition, you will not be able to resell, offer to resell or otherwise transfer your original notes unless you do so in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws or unless we register the offer and resale of your original notes under the Securities Act. Following the exchange offer, we will be under no obligation to, and we do not intend to, register your original notes, except under the limited circumstances set forth in the registration rights agreement.

Additional Documentation; Further Information; Assistance	Any questions or requests for assistance or additional documentation regarding the exchange offer may be directed to the exchange agent. Beneficial owners of original notes should contact their broker, dealer, commercial bank, trust company or other nominee for assistance in tendering their original notes in the exchange offer.

Description of Exchange Notes

The terms of the exchange notes and those of the outstanding original notes are substantially identical, except that the exchange notes are registered under the Securities Act, and the transfer restrictions and registration rights, and related special interest provisions, applicable to the original notes will not apply to the exchange notes. The exchange notes represent the same debt as the original notes for which they are being exchanged. Both the original notes and the exchange notes are governed by the same indenture.

Issuer	TPC Group LLC

Exchange Notes Offered	$350.0 million aggregate principal amount of 8 1/4% senior secured notes due 2017.

Maturity	October 1, 2017.

Interest Payment Dates	April 1 and October 1 of each year, commencing April 1, 2011.

Guarantees	The exchange notes initially will be guaranteed, jointly and severally, by all of TPC Group LLC’s material domestic subsidiaries. See “Description of Exchange Notes—Guarantees.” TPC Group Inc. will not guarantee the exchange notes.

TPC Group Inc. and one of its subsidiaries are not guarantors of the exchange notes. Neither of these entities contributed to our revenues or EBITDA for the twelve-month period ended June 30, 2010, the six-month transition period ended December 31, 2010 or the quarter ended March 31, 2011. In addition, these non-guarantors represented less than 1% of our assets and liabilities as of March 31, 2011.

Collateral	The exchange notes and the guarantees will be secured by a first-priority lien on substantially all of TPC Group LLC’s and the guarantors’ present and future assets (other than the ABL Collateral (as defined below)), including equipment, real property, all present and future shares of capital stock or other equity interests of each of our and each guarantor’s directly owned domestic restricted subsidiaries and 65% of the present and future shares of capital stock or other equity interests of each of our and each guarantor’s directly owned foreign restricted subsidiaries, in each case subject to certain exceptions and customary permitted liens.

In addition, the exchange notes and the guarantees will be secured by a second-priority lien on all of TPC Group LLC’s and the guarantors’ present and future assets that secure our obligations under our existing asset-based revolving credit facility (the “ABL Revolver”), including accounts receivable, inventory, all payments and receivables in respect thereof and all general intangibles relating thereto (the “ABL Collateral”). This second-priority lien is subject to a first-priority lien securing the ABL Revolver and other customary liens permitted under such facility, until such facility and obligations are paid in full.

In addition, to the extent necessary and for so long as required for such guarantor not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act to file separate financial statements with the Securities and Exchange Commission (SEC) (or any other governmental agency), the capital stock and other securities of such guarantor shall not be included in the collateral with respect to the notes (or any permitted additional pari passu obligations outstanding) so affected and shall not be subject to the liens securing such notes and any permitted additional pari passu obligations. In the event that Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such guarantor’s capital stock and other securities to secure the notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such guarantor, then the capital stock and other securities of such guarantor will automatically be deemed to be a part of the collateral for the notes but only to the extent necessary to not be subject to any such financial statement requirement.

The value of collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The liens on the collateral may be released without the consent of the holders of exchange notes if collateral is disposed of in a transaction that complies with the indenture and security documents, including in accordance with the provisions of an intercreditor agreement entered into relating to the ABL Collateral. In the event of a liquidation of the collateral, the proceeds may not be sufficient to satisfy the obligations under the exchange notes.

Ranking	The exchange notes and guarantees will constitute senior secured debt of TPC Group LLC and the guarantors. They will rank:

•	equally in right of payment with all of TPC Group LLC’s and the guarantors’ existing and future senior debt, including amounts outstanding under the ABL Revolver;

•	senior in right of payment to all of TPC Group LLC’s and the guarantors’ future subordinated debt;

•	effectively subordinated to all of TPC Group LLC’s and the guarantors’ obligations under the ABL Revolver, to the extent of the value of the ABL Collateral;

•

effectively senior to all of TPC Group LLC’s and the guarantors’ obligations under the ABL Revolver, to the extent of the value of the assets subject to first-priority liens securing the notes (the “Notes Collateral,” and, together with the ABL Collateral, the “Collateral”);

•	effectively senior to all of TPC Group LLC’s and the guarantors’ existing and future senior unsecured indebtedness, to the extent of the value of the Collateral; and

•

structurally subordinated to all existing and future indebtedness and other liabilities of TPC Group LLC’s non-guarantor subsidiaries (other than indebtedness and liabilities owed to TPC Group LLC or one of its guarantor subsidiaries).

As of March 31, 2011, TPC Group LLC’s only outstanding debt consisted of $350.0 million in original notes and borrowings under the ABL Revolver of $11.0 million. In addition, TPC Group LLC had approximately $164.0 million of availability under the ABL Revolver, all of which is secured by a first-priority lien on the ABL Collateral.

Intercreditor Agreement	The trustee and the collateral agent under the indenture governing the notes and the administrative agent and collateral agent under the ABL Revolver have entered into an intercreditor agreement as to the relative priorities of their respective security interests in the ABL Collateral and the Notes Collateral and certain other matters relating to the administration of security interests. The terms of the intercreditor agreement are set forth under “Description of Exchange Notes—Intercreditor Agreement.”

Optional Redemption	TPC Group LLC may redeem the exchange notes, in whole or in part, at any time on or after October 1, 2013 at the redemption prices set forth in this prospectus plus accrued and unpaid interest, if any. Prior to October 1, 2013, TPC Group LLC may redeem up to 10% of the initial aggregate principal amount of the exchange notes in any twelve-month period at a price equal to 103% of the aggregate principal amount thereof plus any accrued and unpaid interest thereon, if any. TPC Group LLC also may redeem any of the exchange notes at any time prior to October 1, 2013 at a price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest thereon, if any. See “Description of Exchange Notes—Optional Redemption.”

Optional Redemption after Equity Offering	At any time (which may be more than once) before October 1, 2013, TPC Group LLC may redeem up to 35% of the aggregate principal amount of exchange notes issued with the net proceeds that TPC Group Inc. raises in one or more equity offerings, as long as:

•	TPC Group LLC pays 108.25% of the face amount of the exchange notes, plus accrued and unpaid interest to the date of redemption;

•	TPC Group LLC redeems the exchange notes within 120 days of completing the equity offering; and

•	at least 65% of the aggregate principal amount of exchange notes issued remains outstanding afterwards.

Change of Control	If a change of control occurs with respect to TPC Group LLC or TPC Group Inc., TPC Group LLC must give holders of the exchange notes the opportunity to sell TPC Group LLC their notes at 101% of their face amount, plus accrued and unpaid interest. For more details, you should read “Description of Exchange Notes—Change of Control.”

Mandatory Offer to Repurchase Following Certain Asset Sales	If TPC Group LLC or its subsidiaries engage in certain asset sales, TPC Group LLC must either invest the net cash proceeds from such event in our business within a specified period of time, prepay senior debt or make an offer to purchase a principal amount of the exchange notes equal to the excess net cash proceeds. The purchase price of the exchange notes will be 100% of their principal amount, plus accrued and unpaid interest. See “Description of Exchange Notes—Certain Covenants—Asset Sales.”

Covenants	The indenture governing the exchange notes, among other things, limits TPC Group LLC’s ability and the ability of its restricted subsidiaries to:

•	pay dividends or distributions, repurchase equity, prepay subordinated debt or make certain investments;

•	incur additional debt or issue certain disqualified stock and preferred stock;

•	incur additional liens on assets;

•	merge or consolidate with another company or sell all or substantially all assets;

•	enter into transactions with affiliates; and

•	allow to exist certain restrictions on the ability of the guarantors to pay dividends or make other payments to us.

These covenants are subject to important exceptions and qualifications as described under “Description of Exchange Notes—Certain Covenants.”

No Prior Market	The exchange notes will generally be freely transferable but are also new securities for which there initially will not be a market. We do not intend to apply for a listing of the exchange notes on any securities exchange or for their inclusion on any automated dealer quotation system. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth summary historical consolidated financial data (amounts in thousands, except for ratios) for TPC Group LLC and its consolidated subsidiaries, at the dates and for the periods indicated. The summary historical consolidated financial data as of and for the six months ended December 31, 2010 and as of and for the fiscal years ended June 30, 2010, 2009 and 2008 have been derived from our historical consolidated financial statements and related notes included elsewhere in this prospectus, which have been audited by Grant Thornton LLP. Summary historical consolidated financial data as of and for the quarters ended March 31, 2011 and 2010 and as of and for the six months ended December 31, 2009 are derived from our unaudited consolidated financial statements.

The summary historical consolidated financial data should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the notes thereto and the other financial information included in this prospectus.

	Quarter Ended March 31,		Six Months Ended December 31,		Fiscal Year Ended June 30,

	2011	2010	2010	2009	2010	2009	2008
	(unaudited)			(unaudited)
Statements of Operations Data:
Revenue	$555,591	$400,725	$985,505	$755,925	$1,688,484	$1,376,874	$2,016,198
Cost of sales (excludes items listed below)	475,945	341,012	855,043	649,169	1,444,156	1,194,173	1,752,191
Operating expenses	37,496	33,656	67,068	65,009	133,181	132,268	131,191
General and administrative expenses	7,097	7,484	12,735	13,282	29,834	32,756	36,656
Depreciation and amortization	10,018	9,841	19,762	20,117	39,769	41,899	35,944
Asset impairment	—	—	—	—	—	5,987	—
Loss on sale of assets	—	—	—	—	—	—	1,092
Business interruption insurance recoveries	—	—	—	(17,051)	(17,051)	(10,000)	—
Unauthorized freight (recoveries) payments	—	—	—	—	—	(4,694)	499

Income (loss) from operations	25,035	8,732	30,897	25,399	58,595	(15,515)	58,625
Interest expense, net	8,386	3,511	11,411	7,494	15,007	16,817	18,876
Write-off term loan debt issuance cost	—	—	2,959	—	—	—	—
Unrealized (gain) loss on derivatives	—	(1,030)	—	(1,372)	(3,464)	3,710	(99)
Other (income) expense, net	(438)	(463)	(779)	(1,047)	(2,287)	(1,623)	(1,394)

Income (loss) before income taxes	17,087	6,714	17,306	20,324	49,339	(34,419)	41,242
Income tax expense (benefit)	5,642	2,617	5,152	8,238	18,702	(11,817)	14,456

Net income (loss)	$11,445	$4,097	$12,154	$12,086	$30,637	$(22,602)	$26,786

Statements of Cash Flows Data:
Cash (used in) provided by operating activities	$(18,036)	$30,877	$(22,550)	$(2,828)	$126,427	$47,170	$57,729
Cash used in investing activities	(8,031)	(1,831)	(13,151)	(4,570)	(14,400)	(16,128)	(156,313)
Cash provided by (used in) financing activities	(57,605)	(3,279)	8,413	1,262	(7,384)	(25,124)	89,695

	March 31,		December 31,		June 30,
	2011	2010	2010	2009	2010	2009	2008
	(unaudited)			(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$186	$26,135	$83,858	$367	$111,146	$6,503	$585
Working capital(1)	167,037	125,163	116,303	96,031	54,666	48,668	84,340
Property, plant and equipment, net	482,516	492,871	484,492	500,871	491,082	516,377	545,972
Total assets	923,132	831,121	913,747	805,479	873,622	714,841	905,895
Long-term debt (includes current portion)	358,848	270,145	347,786	271,223	269,470	272,570	297,113
Members’ equity	210,409	301,205	267,227	297,039	315,038	284,323	301,427

(1)	Working capital is defined as trade accounts receivable plus inventory less accounts payable.

	Quarter Ended March 31,		Six Months Ended December 31,		Fiscal Year Ended June 30,
	2011	2010	2010	2009	2010	2009		2008
Other Financial Data:
Ratio of Adjusted EBITDA to Interest Expense, Net(1)	4.2	5.7	4.5	4.1	5.8	0.9		5.2
Ratio of Net Debt to Adjusted EBITDA(1)(2)	N/A	N/A	N/A	N/A	3.1	17.5		3.0
Ratio of Earnings to Fixed Charges	3.0	2.9	2.2	3.7	4.2	—	(3)	2.7

(1)	See below for additional information about Adjusted EBITDA, a non-GAAP financial measure.
(2)	Net debt is calculated as total debt, net, less cash and cash equivalents.
(3)	The deficiency in the fiscal year ended June 30, 2009 was $35,437.

The following table provides revenues and Adjusted EBITDA by reportable segment (amounts in thousands) for the quarters ended March 31, 2011 and 2010, the six months ended December 31, 2010 and 2009 and the three most recent fiscal years ended June 30, 2010, 2009 and 2008. Revenues in the table below for the six months ended December 31, 2010 and the fiscal years ended June 30, 2010, 2009 and 2008 have been derived from our historical consolidated financial statements and related notes included elsewhere in this prospectus, which have been audited by Grant Thornton LLP. All information presented for the quarters ended March 31, 2011 and 2010 and the six months ended December 31, 2009 are derived from our unaudited consolidated financial statements.

Adjusted EBITDA is not a measure computed in accordance with generally accepted accounting principles in the United States (GAAP). A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows (or equivalent statements); or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Adjusted EBITDA is presented and discussed because management believes it enhances understanding by investors and lenders of the Company’s operating performance. As a complement to financial measures provided in accordance with GAAP, management believes that Adjusted EBITDA assists investors and lenders who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance outlook and trends and distort comparability. In addition, management believes a presentation of Adjusted EBITDA on a segment and consolidated basis enhances overall understanding of our performance by providing a higher degree of transparency for such items and providing a level of disclosure that helps investors understand how management plans, measures and evaluates our operating performance and allocates capital. Since Adjusted EBITDA is not a measure computed in accordance with GAAP, it is not intended to be presented herein as a substitute to operating income or net income as indicators of the Company’s operating performance. Adjusted EBITDA is the primary performance measurement used by our senior management and TPC Group Inc.’s Board of Directors to evaluate operating results and to allocate capital resources between our business segments.

We calculate Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization (EBITDA), which is then adjusted to remove or add back certain items. These items are identified below in the reconciliation of Adjusted EBITDA to Net Income (Loss), the GAAP measure most directly comparable to Adjusted EBITDA.

As shown in the table below, during the six months ended December 31, 2010, we revised our previous definition of Adjusted EBITDA for the C4 Processing segment for the periods indicated to remove the effect of business interruption insurance recoveries and unauthorized freight recoveries/payments. We have concluded that removal of these items, which we consider to be non-recurring in nature, enhances the period-to-period comparability of our operating results and is more useful to securities analysts, investors and other interested parties in their understanding of our operating performance. In addition, as also shown in the table below, during the first quarter of 2011 we further revised our previous definition of Adjusted EBITDA for the periods indicated to no longer remove the effect of non-cash stock-based compensation and unrealized gains and losses on derivative financial instruments, because they are recurring in nature. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies; therefore, it may not be comparable to other companies.

	Quarter Ended March 31,		Six Months Ended December 31,		Fiscal Year Ended June 30,
	2011	2010	2010	2009	2010	2009	2008
	(unaudited)			(unaudited)
Revenues:
C4 Processing	$434,320	$299,731	$792,427	$604,410	$1,328,687	$1,061,939	$1,483,736
Performance Products	121,271	100,994	193,078	151,515	359,797	314,935	466,352
MTBE(1)	—	—	—	—	—	—	66,110

	$555,591	$400,725	$985,505	$755,925	$1,688,484	$1,376,874	$2,016,198

Adjusted EBITDA—as previously defined(2):
C4 Processing				$50,407	$91,225	$37,391	$82,624
Performance Products				8,391	36,974	27,736	43,485
MTBE(1)				—	—	—	6,207
Corporate				(11,604)	(26,362)	(24,822)	(28,767)

				$47,194	$101,837	$40,305	$103,549

Adjusted EBITDA—as previously defined during six months ended December 31, 2010(2):
C4 Processing(4)	$30,572	$14,657	$39,516	$33,356	$74,174	$22,697	$83,123
Performance Products	11,578	11,401	23,879	8,391	36,974	27,736	43,485
MTBE(1)	—	—	—	—	—	—	6,207
Corporate	(6,317)	(6,952)	(11,256)	(11,604)	(26,362)	(24,822)	(28,767)

	$35,833	$19,106	$52,139	$30,143	$84,786	$25,611	$104,048

Adjusted EBITDA (unaudited)—current definition(2)(3):
C4 Processing(4)	$30,572	$14,657	$39,516	$33,356	$74,174	$22,697	$83,123
Performance Products	11,578	11,401	23,879	8,391	36,974	27,736	43,485
MTBE(1)	—	—	—	—	—	—	6,207
Corporate	(6,659)	(5,992)	(11,956)	(10,863)	(24,084)	(34,843)	(35,162)

	$35,491	$20,066	$51,439	$30,884	$87,064	$15,590	$97,653

(1)	As reported in the above table, the “MTBE” segment represents MTBE produced by our Houston dehydrogenation units. In conjunction with the start-up of our isobutylene processing unit in the first quarter of fiscal 2008, the dehydrogenation units were idled, and all MTBE produced from those units was sold by the end of the second quarter of fiscal 2008. Beginning with third quarter of fiscal 2008, MTBE production as a byproduct of the crude C4 isobutylene process was insignificant, and related revenues and operating results were included in the C4 Processing segment.
(2)	See above for a discussion of Adjusted EBITDA and the revision during the six months ended December 31, 2010 of our previous definition of Adjusted EBITDA to remove from Adjusted EBITDA the effect of the business interruption insurance recoveries and the unauthorized freight payments/recoveries. See below for reconciliations of Adjusted EBITDA to Net Income (Loss) for the periods presented. Net Income (Loss) is the most directly comparable GAAP measure reported in the Consolidated Statements of Operations.
(3)	See above for a discussion of Adjusted EBITDA and the further revision during the first quarter of 2011 of our previous definition of Adjusted EBITDA to no longer remove the effect of non-cash stock-based compensation and unrealized gains and losses on derivative financial instruments, because they are recurring in nature. See below for reconciliations of Adjusted EBITDA to Net Income (Loss) for the periods presented. Net Income (Loss) is the most directly comparable GAAP measure reported in the Consolidated Statements of Operations.
(4)	In accordance with our current definition of Adjusted EBITDA, as described above, the business interruption insurance recoveries in fiscal 2010 and 2009 and the unauthorized freight recoveries and payments in fiscal 2009 and 2008 have been removed from C4 Processing segment Adjusted EBITDA for purposes of this presentation, since we believe inclusion of these items in Adjusted EBITDA would distort comparability between the periods presented.

The following table provides a reconciliation of Adjusted EBITDA (current definition) to Net Income (Loss) (in thousands) for the quarters ended March 31, 2011 and 2010, the six months ended December 31, 2010 and 2009 and the three most recent fiscal years ended June 30, 2010, 2009 and 2008. Net Income (Loss) is the most directly comparable GAAP measure reported in the Consolidated Statements of Operations and Comprehensive Income.

	Quarter Ended March 31,		Six Months Ended December 31,		Fiscal Year Ended June 30,
	2011	2010	2010	2009	2010	2009	2008
	(unaudited)			(unaudited)
Net income (loss)	$11,445	$4,097	$12,154	$12,086	$30,637	$(22,602)	$26,786
Income tax expense (benefit)	5,642	2,617	5,152	8,238	18,702	(11,817)	14,456
Interest expense, net(1)	8,386	3,511	14,371	7,494	15,007	16,817	18,876
Depreciation and amortization	10,018	9,841	19,762	20,117	39,769	41,899	35,944

EBITDA	35,491	20,066	51,439	47,935	104,115	24,297	96,062
Impairment of assets	—	—	—	—	—	5,987	—
Loss on sale of assets	—	—	—	—	—	—	1,092
Non-cash stock-based compensation	342	70	700	631	1,186	6,311	6,494
Unrealized (gain) loss on derivatives	—	(1,030)	—	(1,372)	(3,464)	3,710	(99)

Adjusted EBITDA as previously defined				47,194	101,837	40,305	103,549
Unauthorized freight (recoveries) payments	—	—	—	—	—	(4,694)	499
Business interruptions insurance recoveries	—	—	—	(17,051)	(17,051)	(10,000)	—

Adjusted EBITDA as previously defined during six months ended December 31, 2010	35,833	19,106	52,139	30,143	84,786	25,611	104,048
Non-cash stock-based compensation	(342)	(70)	(700)	(631)	(1,186)	(6,311)	(6,494)
Unrealized gain on derivatives	—	1,030	—	1,372	3,464	(3,710)	99

Adjusted EBITDA—current definition	$35,491	$20,066	$51,439	$30,884	$87,064	$15,590	$97,653

(1)	Includes $3.0 million write-off of previously deferred debt issuance costs related to the Term Loan discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained under “Forward-Looking Statements” and elsewhere in this prospectus before deciding to participate in the exchange offer. This prospectus contains forward-looking statements that involve risks and uncertainties. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to Our Business

Cyclicality in the petrochemicals industry may result in reduced volumes or operating margins.

The petrochemicals industry is cyclical and has historically experienced periodic downturns. Profitability is highly sensitive to supply and demand cycles and product prices. The cycles are generally characterized by periods of strong demand, leading to high operating rates and margins, followed by periods of oversupply relative to demand, primarily resulting from significant capacity additions or decreases in demand, leading to reduced operating rates and lower margins. Any significant downturn in the end markets for our products or in general economic conditions could result in a material reduction in demand and margins for our products and could harm our business. We are unable to predict with certainty supply and demand balances, market conditions and other factors that will affect industry operating margins in the future. In addition, because we compete in limited segments of the petrochemicals industry and have less diversified operations than most of our competitors, a downturn in one or more of those specific segments may affect us more severely than our competitors who compete more broadly in the industry as a whole.

We may reduce production at or idle a facility for an extended period of time or discontinue a product line because of an oversupply of a particular product and/or a lack of demand for that particular product, or high feedstock prices that make production uneconomical. In fiscal year 2009, we idled or shut down certain processing capability at our Houston and Port Neches facilities for reasons described above. Temporary idling or shutdowns sometimes last for several quarters or, in certain cases, longer, and cause us to incur costs, including the expenses of maintaining and restarting these facilities. Factors such as increases in feedstock costs or lower demand in the future may cause us to further reduce capacity, idle facilities or discontinue product lines.

Our efforts to obtain suitable quantities or qualities of raw material feedstock may not be successful, in which case our financial condition, results of operations and cash flows may be adversely affected.

We are subject to risks associated with fluctuations in feedstock supply in both our C4 Processing and our Performance Products businesses. Most of our contracts with our crude C4 suppliers obligate us to purchase a percentage of the output from a given facility, as opposed to a fixed volume. The contracts contain volume estimates, but the actual amount purchased varies on what is actually produced by the supplier. Even for supply contracts that specify a fixed volume of feedstocks, as is the case for some agreements in our Performance Products segment, the suppliers are not always able to meet the fixed volume.

The amounts our suppliers can produce are not tied to the amounts our customers need. If customer demand drops without a corresponding drop in supplier production, inventories may dramatically increase and result in significantly increased exposure to commodity price volatility. Similarly, if supplier production decreases without a corresponding drop in customer demand, inventories may dramatically decrease, forcing us to allocate our production and putting us at risk of default in our customer contracts. Moreover, to the extent that we are unable to obtain additional feedstock from current suppliers or other sources, our ability to grow our business could be constrained.

Even if we can obtain raw material feedstock at cost effective prices, the quantity and type of such feedstock may not be sufficient to meet our production needs. Composition of the raw material feedstock varies greatly by source. In particular, crude C4 can be created by a variety of means, each resulting in a different mixture of the sub-component compounds vital to our production methods. A disproportionate amount of one sub-component over another in raw material feedstock can directly affect the types and quantities of products we can produce from our operations. While we contractually obligate our suppliers to certain minimum amounts of four-carbon compounds in the raw material feedstocks, there is typically an allowed margin of variability. Furthermore, some contracts do not specify a minimum amount of one sub-component over another due to the variation in crude C4 production by our suppliers. This creates uncertainty as to whether we will have enough of a particular sub-component to meet our production needs. Finally, there is no guarantee that new sources of raw material feedstocks will have the same sub-component makeup as existing sources.

The volume of crude C4 produced by the ethylene production process is driven by both the volume of ethylene produced and the composition of the steam cracker feedstock. When light feedstocks, such as NGLs, are inexpensive relative to heavier feedstocks such as naphtha, ethylene crackers conduct primarily light cracking, resulting in lower volumes of crude C4 available in the market. This situation, which existed throughout fiscal 2009, fiscal 2010, the six months ended December 31, 2010 and the quarter ended March 31, 2011, occasionally results in our inability to meet 100% of our contractual butadiene and butene-1 sales commitments. When this occurs, we typically invoke force majeure clauses that exist in almost all of our butadiene and butene-1 sales contracts, allowing us to reduce, or “allocate,” the amount of product we deliver. From time to time since the latter part of fiscal 2009, we were forced to operate, and may again be forced to operate in the future, on a product allocation basis as a result of limited crude C4 feedstock supply. Moreover, due to continued light cracking and reduced operating rates of ethylene crackers, in April 2009 we undertook cost reductions initiatives that included a reduction of our active C4 processing and butadiene production capacity. We shut down one of the two trains processing crude C4 at our Port Neches facility and temporarily idled some capacity at our Houston facility, also reducing associated headcount. We have periodically reactivated the temporarily idled production capacity at our Houston facility, but we do not expect to operate the idled trains at Port Neches again until feedstock supply conditions improve. We anticipate that the relatively high cost of crude oil compared to the cost of natural gas that we have seen over the past three to four years will continue, especially in light of the abundance of shale natural gas being discovered and developed in the U.S., and will drive continuation of light cracking well into the future.

An inability to produce sufficient quantity of our products, or a decline in production of our products due to a change in sub-component composition of our crude C4 feedstocks, could result in a failure to meet our obligations to our customers, and in turn could adversely impact our financial condition, results of operations, and cash flows.

We may not have access to capital in the future due to changes in general economic conditions.

We may need new or additional financing in the future to conduct our operations, expand our business, make acquisitions or refinance existing indebtedness. As of March 31, 2011, we had excess availability under our ABL Revolver of $164.0 million. Because our ABL Revolver is asset-based, the availability under the facility will decrease if the value of our trade accounts receivable, inventories and other assets decrease. Any sustained weakness in general economic conditions and/or financial markets in the United States or globally could adversely affect our ability to raise capital on favorable terms or at all.

Longer term volatility and disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation of financial institutions, reduced alternatives or failure of significant financial institutions could adversely affect our access to the liquidity needed for our businesses in the longer term. Such disruptions could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Disruptions in the capital and credit markets could result in higher interest rates on debt securities and increased costs under credit facilities. Any further disruptions could increase our interest expense and capital costs and could adversely affect our results of operations and financial position, including our ability to grow our business through acquisitions.

Finally, in periods of low demand or decreased feedstock supply, the negative effect on our financial condition may cause the feedstock suppliers with whom we do business to require shorter payment terms or require letters of credit to secure payment. Complying with shorter payment terms or providing letters of credit would reduce our cash and/or the availability under our ABL Revolver. Either of these outcomes would impact our liquidity, and could cause us to decrease our feedstock purchases or other expenditures, or otherwise negatively affect our financial condition and results of operations.

Volatility in the petrochemicals industry may result in reduced material margin percentage or operating losses.

Prices for our feedstocks and our finished products are related to the prices in the energy market as a whole, and, as such, can be volatile. The cost of our raw material feedstock purchases is usually determined by application of index-based formulas contained in many of our raw material supply contracts. Through these index-based formulas our raw material costs are linked to commodity market indices (such as indices based on the price of unleaded regular gasoline, butane, isobutane or refinery grade propylene) or to the selling price of the related finished product. The selling prices for our finished products are also typically determined from index-based formulas contained in many of our sales contracts and, in most cases, the indices used to determine finished product selling prices are the same indices used to determine the cost of the corresponding raw material feedstock. The linkage between the costs of our raw material feedstocks and the selling prices of our finished products to the same indices mitigates, to varying degrees, our exposure to volatility in our material margin percentage (which we define as the difference between average revenue per pound and average raw material cost per pound as a percentage of average revenue per pound). Although these index-based pricing formulas provide relative stability in our material margin percentage over time, it is not perfectly constant due to various factors, including those listed below:

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Although most of our supply and sales contracts contain index-based formulas, varying proportions of our raw material purchases and finished product sales are done on a spot basis or otherwise negotiated terms. In addition, while many of the index-based formulas in our contracts are simply based on a percentage of the relevant index, others apply adjustment factors to the market indices that do not fluctuate with changes in the underlying index. In periods when market indices are high, the use of non-fluctuating adjustment factors tends to reduce the material margin percentage; and conversely, in periods when market indices are low the non-fluctuating adjustment factors tend to increase the material margin percentage.

•

We may purchase raw material feedstocks in one period based on market indices for that period, and then sell the related finished products in a later period based on market indices for the later period. Changes in selling prices of finished products, based on changes in the underlying market indices between the period the raw material feedstocks are purchased and the related finished products are sold, lessens the effect of the matching indices and causes variation in our material margin percentage. The magnitude of the effect on material margin percentage depends on the magnitude of the change in the underlying indices between the period the raw material is purchased and the period the finished product is sold and the quantity of inventory impacted by the change.

•

Finished product selling price formulas under some of our sales contracts, primarily in the Performance Products segment, are based on commodity indices not for the period in which the sale occurs but for either a prior or subsequent period. The effect on profit margins of these selling price formulas is diminished during times of relatively stable market indices, but can have a substantial effect during times of rapidly increasing or decreasing market indices, which can impact our material margin percentage.

•

In times of rapidly declining market indices, the selling price of finished products inventory could fall below the carrying cost, which may result in lower-of-cost or market adjustments in periods before the finished products are sold. This has occurred in the past, primarily related to fuel-based inventory being devalued by other than short-term declines in unleaded regular gasoline prices, which is the market index upon which the fuel-related product selling prices are based. Recognition of lower-of-cost-or-market adjustments would negatively impact the material margin percentage in the period recognized.

Because our contractual arrangements do not insulate us from all changes in commodity prices, volatile petrochemicals and unleaded gasoline markets can materially and adversely affect our material margin percentage and results of operations.

Our industry is highly competitive and, if we are unable to compete successfully, our financial condition, results of operations and cash flows will be adversely affected.

The petrochemicals industry is, generally, highly competitive. Due to the commodity nature of many of our products, competition in our industry is based primarily on price and to a lesser extent on customer service, technology, reliability, product quality, product deliverability and product performance. As a result, we generally are not able to protect our market position for these products by product differentiation. Moreover, we compete with other companies in our industry for the feedstocks we need to produce our products. If our production costs are higher than our competitors due to supply-side competition or other factors, we may have difficulty recovering those higher costs from our customers due to the commodity nature of our products.

Many of our competitors are larger and have greater financial resources than we do. Among our competitors are some of the world’s largest chemical companies and major integrated petroleum companies that have their own raw materials resources. In addition, a significant portion of our business is based on widely available technology. Accordingly, barriers to entry, apart from capital availability, may be low in the commodity product section of our business, and the entrance of new competitors may reduce our ability to maintain profit margins in circumstances where capacity utilization in the industry is diminishing. Also, some petroleum-rich countries have recently become more significant participants in the petrochemicals industry and may expand their petrochemicals operations significantly in the future. Any significant increases in competition from existing or new industry participants could have a material adverse impact on our financial condition, results of operations and cash flows.

The loss of a large customer, or failure to retain contracts with an existing customer, could significantly reduce our profitability and cash flows.

A small number of our customers account for a significant percentage of our total sales. For the six months ended December 31, 2010 and fiscal 2010 and 2009, our top five customers accounted for an aggregate of 48.0%, 44.6% and 45.6%, respectively, of our total sales. During the six months ended December 31, 2010, Firestone Polymers LLC and Invista S.àr.l.l accounted for 11% and 10%, respectively, of our total sales. We could lose a large customer for a variety of reasons, including as a result of a merger, consolidation or bankruptcy. In addition, customers are increasingly pursuing arrangements with suppliers that can meet a larger portion of their needs on a more global basis. The loss of one or more of our large customers could have a material adverse impact on our financial condition, results of operations and cash flows. The only customer which accounted for 10% or greater of our sales during fiscal 2010 was The Goodyear Tire and Rubber Company.

The loss of a large supplier, or failure to retain contracts with an existing supplier, could significantly reduce our profitability and cash flows.

A small number of suppliers for our feedstocks account for a significant percentage of our feedstock purchases. Our top five suppliers accounted for an aggregate of 39.3%, 35.7% and 34.6% of our total vendor purchases for the six months ended December 31, 2010 and fiscal 2010 and 2009, respectively. We could lose a large supplier for a variety of reasons, including as a result of a merger or consolidation. In addition, suppliers in our industry are increasingly pursuing arrangements with customers that can off take a larger portion of their production streams on a more global basis. The loss of one or more of our large suppliers could have a material adverse impact on our financial condition, results of operations and cash flows. In fiscal 2010 one supplier accounted for 10% of total vendor purchases and no other individual supplier accounted for more than 10%.

The organizational documents of TPC Group Inc. and our investment agreement give certain of our large stockholders the ability to prevent us from taking certain actions that our Board of Directors or a majority of our stockholders determine are in our best interests.

In connection with its emergence from Chapter 11 bankruptcy in 2004, TPC Group Inc. adopted organizational documents and entered into an investment agreement that granted certain consent rights to two of its large stockholders, Castlerigg Master Investments, Ltd. (“Castlerigg”) and RCG Carpathia Master Fund, Ltd. (“RCG”). As a result, for so long as these stockholders collectively hold at least 10% of the outstanding stock of TPC Group Inc., we may not, among other things, increase the number of shares of stock we are authorized to issue, issue preferred stock, adopt provisions in our organizational documents that could make an acquisition of our company more onerous or costly, or change other specified provisions in our organizational documents, in each case without each of Castlerigg’s and RCG’s consent. According to SEC filings made by these stockholders prior to the date of this prospectus, Castlerigg beneficially owned approximately 5.5% of TPC Group Inc.’s outstanding stock and, an affiliate of RCG beneficially owned approximately 9.3% of TPC Group Inc.’s outstanding stock.

The organizational documents of TPC Group Inc. and the investment agreement allow Castlerigg and RCG to exercise their consent rights in their sole discretion and in their self- interest. If either of these stockholders were to elect to withhold their consent with respect to a potential transaction or other initiative, we might be prevented from effecting that transaction or initiative even if the Board of Directors of TPC Group Inc. or a majority of its stockholders determine that doing so would benefit us or our stockholders.

For example, we will be required to obtain the consent of Castlerigg and RCG to increase the authorized common stock or to authorize the issuance of preferred stock of TPC Group Inc. Currently the certificate of incorporation of TPC Group Inc. authorizes the issuance of up to 25 million shares of common stock, of which approximately 17.1 million shares have been issued or are reserved for issuance, or are subject to outstanding stock awards. Accordingly, the ability of TPC Group Inc. to issue equity currently is limited to approximately 7.9 million authorized shares of common stock, and no shares of preferred stock. If Castlerigg and RCG withheld their consent to increase our authorized stock, our liquidity and access to capital, and/or our ability to consummate strategic transactions, could be adversely affected.

Global economic conditions may have impacts on our business and financial condition that we currently cannot predict.

Conditions in the global economy and global capital markets may adversely affect our results of operations, financial condition, and cash flows. Our customers may experience deterioration of their businesses, cash flow shortages, and difficulty obtaining financing. As a result, existing or potential customers may delay or cancel plans to purchase products and may not be able to fulfill their obligations in a timely fashion. A significant adverse change in a customer relationship or in a customer’s financial position could cause us to limit or discontinue business with that customer, require us to assume more credit risk relating to that customer’s receivables or limit our ability to collect accounts receivable from that customer, all of which could have a material adverse effect on our business, results of operations, financial condition and liquidity. Further, suppliers may be experiencing similar conditions, which could impact their ability to fulfill their obligations to us or to deliver the quantity of feedstocks we expect.

Our C4 Processing business is subject to seasonality.

The pricing under our supply contracts and sales contracts is usually tied to a commodity price index, such as indices based on the price of unleaded regular gasoline, butane, isobutane or refinery grade propylene, or to the price at which we sell the finished product. The price for unleaded regular gasoline, typically used in pricing for butene-1, MTBE and raffinates, varies seasonally as a result of increased demand during the spring and summer months of the year and decreased demand during the fall and winter months of the year. In addition, we typically have greater demand for our raffinates and MTBE products during the spring and summer months. As a result, we generally have increased volumes and margins for these products during the spring and summer and decreased volumes and margins during the fall and winter.

Our operations and assets are subject to extensive environmental, health and safety laws and regulations.

We are subject to extensive federal, state and local laws, regulations, rules and ordinances relating to pollution and protection of the environment, including those relating to the generation, handling, transportation, treatment, storage, disposal and cleanup of hazardous substances and wastes, the discharges of waste water, and the emission of air pollutants or contaminants. In the ordinary course of business, we undertake frequent environmental inspections and monitoring and are subject to investigations by governmental enforcement authorities. Our production facilities require a number of environmental permits and authorizations that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements or the discovery of releases of hazardous substances at or from our facilities could result in restrictions or prohibitions on plant operations and product distribution/sales, significant remedial expenditures, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability.

In addition, we cannot accurately predict future developments, such as increasingly strict environmental laws or regulations, and inspection and enforcement policies, as well as resulting higher compliance costs, which might affect the handling, manufacture, or use of our products or the handling, use, emission, disposal and/or cleanup of other materials or hazardous and non-hazardous waste, and we cannot predict with certainty the extent of our future liabilities and costs under environmental, health and safety laws and regulations. Those liabilities and costs may be material.

The operation of any chemical manufacturing plant entails risk of adverse environmental events, including exposure to chemical products and byproducts from operations, and we can provide no assurance that material costs or liabilities will not be incurred to rectify any such damage. Our operations are inherently subject to accidental spills, discharges or other releases of hazardous substances that may make us liable to governmental entities or private parties. This may involve contamination associated with our current and former facilities, facilities to which we sent wastes or by-products for treatment or disposal and other contamination. Accidental discharges may occur in the future, future action may be taken in connection with past discharges, governmental agencies may assess damages or penalties against us in connection with any past or future contamination, or third parties may assert claims against us for damages allegedly arising out of any past or future contamination. In addition, we may be liable for existing contamination related to certain of our facilities for which, in some cases, we believe third parties are liable in the event such third parties fail to perform their obligations.

For more detailed information relating to the environment and safety regulations to which our operations are subject, please read “Business—Environmental and Safety Matters.”

Regulation of GHG emissions may have impacts on our business and financial condition that we currently cannot predict.

Passage of climate change legislation or other federal or state legislative or regulatory initiatives that regulate or restrict GHG emissions in areas in which we conduct business could adversely affect the demand for our products, and depending on the particular program adopted, could increase the costs of our operations, including costs to operate and maintain our facilities, install new emission controls on our facilities, acquire allowances to authorize our GHG emissions, pay any taxes related to our GHG emissions and/or administer and manage a GHG emissions program. These costs may be material and could have a material adverse effect on our business and results of operations.

We are subject to claims associated with our production of MTBE.

Through our Houston, Texas processing facility, we have been one of the leading producers by production capacity of MTBE in North America. Our Port Neches, Texas facility was, prior to its acquisition by us, also a significant producer of MTBE. MTBE is a gasoline blending stock which reduces carbon monoxide and volatile organic compound emissions and enhances the octane content of unleaded gasoline. MTBE came into high demand in the 1990s to meet the oxygenate mandate imposed on domestic unleaded gasoline requirements under the Clean Air Act of 1990. As a result of the enactment of the energy bill in August 2005, the oxygenate mandate has been eliminated from the regulatory framework for unleaded gasoline. As a result, most U.S. domestic refiners have discontinued their use of MTBE in unleaded gasoline in the United States. We no longer sell MTBE in the United States market, focusing instead on opportunistic sales in export markets. We no longer produce MTBE at our Port Neches facility, and at our Houston facility we produce MTBE only as a by-product of our C4 processing operations, rather than from dedicated dehydrogenation units.

From time to time, legal actions may be initiated against us for alleged property damage and/or costs of remediation and replacement of water supplies due to the potential presence of MTBE, generally as a result of unleaded gasoline leakage from underground storage tanks. Please see “Business—Legal Proceedings” for a description of legal proceedings against or affecting us arising from MTBE. There can be no assurance, as to when lawsuits and related issues may arise or be resolved or the degree of any adverse affect these matters may have on our financial condition and results of operations. A substantial settlement payment or judgment could result in a significant decrease in our working capital and liquidity and recognition of a loss in our Consolidated Statement of Operations and Comprehensive Income.

New regulations concerning the production, transportation, use and disposal of hazardous chemicals and the security of chemical manufacturing facilities could result in higher operating costs.

Some of the raw materials we use and products we generate are considered hazardous materials or substances. For example, butadiene has been identified as a carcinogen in laboratory animals at high doses and is being studied for its potential adverse health effects on humans. Effective February 1997, the Occupational Safety and Health Administration substantially lowered the permissible employee exposure limit for butadiene. Future studies on the health effects of butadiene may result in additional regulations that further restrict the use of, and exposure to, butadiene. Additional regulation of butadiene or other products or materials used in or generated by our operations could require us to change our operations, and these changes could have a material adverse effect on our financial condition, results of operations and cash flows.

In addition, targets such as chemical manufacturing facilities may be at greater risk of terrorist attacks than other targets in the United States. The chemical industry responded to the issues surrounding the terrorist attacks of September 11, 2001 through initiatives relating to the security of chemicals industry facilities and the transportation of hazardous chemicals in the United States. In addition, local, state and federal governmental authorities have instituted various regulatory processes that could lead to new regulations impacting the security of chemical plant locations and the transportation of hazardous chemicals. Any substantial increase in costs attributable to complying with such new regulations could have a material adverse effect on our financial condition, results of operations and cash flows.

Our operations depend on a limited number of key facilities, and the loss or shutdown of operations at one or more of these facilities would have a material adverse impact on our financial condition, results of operations and cash flows.

We have three significant processing facilities, which are located in Houston, Texas, Port Neches, Texas and Baytown, Texas. The loss or shutdown of operations over an extended period of time at one or more of these facilities would have a material adverse effect on our financial condition, results of operations and cash flows. Our operations, and those of our customers and suppliers, are subject to the usual hazards associated with chemical manufacturing and the related storage and transportation of feedstocks, products and wastes, including explosions, fires, inclement weather, natural disasters (including hurricanes and flooding), mechanical failure, pipeline leaks and ruptures, unscheduled downtime, transportation interruptions, chemical spills, discharges or releases of toxic or hazardous substances or gases and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. We maintain property, business interruption and casualty insurance at levels which we believe are in accordance with customary industry practice, but there can be no assurance that we will not incur losses beyond the limits or outside the coverage of our insurance policies.

Further, as a part of normal recurring operations, certain of our processing units may be completely shut down from time to time, for a period typically lasting two to four weeks, to replace catalysts and perform major maintenance work required to sustain long-term production. These shutdowns are commonly referred to as “turnarounds.” While actual timing is subject to a number of variables, turnarounds typically occur every three to four years.

We may be liable for damages based on product liability claims brought against our customers.

Many of our products provide critical performance attributes to our customers’ products that are in turn sold to consumers. These consumers could potentially bring product liability suits in which we could be named as a defendant or which could cause our customers to seek contribution from us. A successful product liability claim or series of claims against us in excess of our applicable insurance coverage could have a material adverse effect on our financial condition, results of operations and cash flows.

Portions of our businesses depend on our intellectual property. If we are not able to protect our intellectual property rights, these businesses could be materially adversely affected.

We presently own, control or hold rights to 20 U.S. patents and 50 foreign patents, and we seek patent protection for our proprietary processes where feasible to do so. We have several patented processes and applications, such as our patents related to HR-PIB and the catalyst mechanism for the polymerization of PIB and DIB, that give certain products differentiated features. With technology being a key competitive factor in the markets served by our Performance Products segment and a significant driver to producing the best quality products, these patented processes and licenses enhance our product offerings to our customers.

We may be unable to prevent third parties from using our intellectual property without authorization. Proceedings to protect these rights could be costly and we may not prevail. While a presumption of validity exits with respect to patents issued to us, our patents may be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, as patents expire, the products and processes described and claimed under those patents become generally available for use by competitors. In addition, patent rights may not prevent our competitors from developing, using or selling products that are similar or functionally equivalent to our products and processes. Any of these occurrences could materially impact our business, particularly with respect to our HR-PIB product and our Performance Products segment generally.

Failure to adequately protect critical data and technology systems could materially affect our operations.

Information technology system failures, network disruptions and breaches of data security could disrupt our operations by causing delays or cancellation of customer orders, impeding the manufacture or shipment of products, processing transactions and reporting financial results, resulting in the unintentional disclosure of customer or our information, or damage to our reputation. While management has taken steps to address these concerns by implementing network security and internal control measures, there can be no assurance that a system failure or data security breach will not have a material adverse effect on our financial condition and operating results.

Any acquisitions we make may be unsuccessful if we incorrectly predict operating results, are unable to identify and complete future acquisitions, fail to successfully integrate acquired assets or businesses we acquire, or are unable to obtain financing for acquisitions on acceptable terms.

We believe that attractive acquisition opportunities may arise from time to time, and any such acquisition could be significant. At any given time, discussions with one or more potential sellers may be at different stages. However, any such discussions may not result in the consummation of an acquisition transaction, and we may be unable to obtain financing for acquisitions on acceptable terms or at all. We may not be able to identify or complete any acquisitions. In addition, we cannot predict the effect, if any, that any announcement or consummation of an acquisition would have on the trading price of the common stock of TPC Group Inc.

Any future acquisition could present a number of risks, including:

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the risk of incorrect assumptions regarding the future results of acquired operations or assets or expected cost reductions or other synergies expected to be realized as a result of acquiring operations or assets;

•	the risk of failing to integrate the operations or management of any acquired operations or assets successfully and timely; and

•	the risk of diversion of management’s attention from existing operations or other priorities.

If we are unsuccessful in completing acquisitions of other operations or assets, our financial condition could be adversely affected and we may be unable to implement an important component of our business strategy successfully. In addition, if we are unsuccessful in integrating our acquisitions in a timely and cost-effective manner, our financial condition, results of operations and cash flows could be adversely affected.

Our business may be adversely affected by the loss of senior management personnel.

The success of our business is largely dependent on our senior management, as well as our ability to attract and retain other qualified personnel. We can provide no assurance that we will be able to attract and retain the personnel necessary for the continued development of our businesses. The loss of the services of key personnel or the failure to attract additional personnel as required could have a material adverse effect on our financial condition, results of operations and cash flows. We do not maintain “key person” life insurance on any of our key employees.

If we are unable to complete capital projects at their expected costs and in a timely manner, or if the market conditions assumed in our project economics deteriorate, our business, financial condition, results of operations and cash flows could be adversely affected.

Delays or cost increases related to capital spending programs involving engineering, procurement and construction of facilities (including improvements and repairs to our existing facilities, such as our recently-announced initiative to restart our dehydrogenation assets at our Houston facility) could adversely affect our ability to achieve forecasted internal rates of return and operating results. Delays in making required changes or upgrades to our facilities could subject us to fines or penalties as well as affect our ability to supply certain products we make. Such delays or cost increases may arise as a result of unpredictable factors, many of which are beyond our control, including:

•	denial or delay in issuing requisite regulatory approvals and/or permits;

•	unplanned increases in the cost of construction materials or labor;

•	disruptions in transportation of components or construction materials;

•	adverse weather conditions, natural disasters or other events (such as equipment malfunctions, explosions, fires or spills) affecting our facilities, or those of vendors and suppliers;

•	shortages of sufficiently skilled labor, or labor disagreements resulting in unplanned work stoppages;

•	market-related increases in a project’s debt or equity financing costs; and

•	nonperformance by, or disputes with, vendors, suppliers, contractors or subcontractors.

Any one or more of these factors could have a significant impact on our ongoing capital projects. If we were unable to make up the delays associated with such factors or to recover the related costs, or if market conditions change, it could materially and adversely affect our business, financial condition, results of operations and cash flows.

A portion of our workforce is unionized, and we may face labor disruptions that could materially and adversely affect our operations.

Some of the employees at our Port Neches facility are covered by collective bargaining agreements that expire in February 2012. To the extent that we experience work stoppages in the future as a result of labor disagreements, a prolonged labor disturbance at one or more of our facilities could have a material adverse effect on our operations.

Risks Related to Our Indebtedness

We have a substantial amount of indebtedness, which could have a material adverse effect on our financial health and our ability to obtain financing in the future and to react to changes in our business.

As of March 31, 2011, we had outstanding debt consisting of $350.0 million of the original notes and $11.0 million of borrowings under our ABL Revolver. We also had $164.0 million of unused availability under our ABL Revolver, which, if borrowed, would effectively rank senior to the notes to the extent of the collateral securing the ABL Revolver on a first-priority basis. In addition, the terms of our ABL Revolver and the indenture permit us to incur additional indebtedness, subject to our ability to meet certain borrowing conditions.

Our significant debt could limit our ability to satisfy our obligations, limit our ability to operate our business and impair our competitive position. For example, it could:

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures and acquisitions;

•	limit our ability to refinance our indebtedness on terms acceptable to us or at all;

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require us to dedicate a significant portion of our cash flow from operations to paying the principal of and interest on our indebtedness, thereby reducing funds available for other corporate purposes; and

•	make us more vulnerable to economic downturns and limit our ability to withstand competitive pressures.

The agreements and instruments governing our debt place specified limitations on incurrence of additional debt. Despite current indebtedness levels, we and our subsidiaries may be able to incur additional indebtedness in the future. If new debt is added to our current debt levels, the related risks would intensify.

The indenture governing the notes and the agreement governing the ABL Revolver impose significant operating and financial restrictions on us, which may prevent us from capitalizing on business opportunities.

The indenture governing the notes and the agreement governing the ABL Revolver impose restrictions on us which limit our ability, among other things, to:

•	incur additional indebtedness or issue certain disqualified stock and preferred stock;

•	pay dividends or certain other distributions on TPC Group Inc.’s stock or repurchase TPC Group Inc.’s stock;

•	make certain investments or other restricted payments;

•	place restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•	engage in transactions with affiliates;

•	sell certain assets or merge with or into other companies;

•	guarantee indebtedness; and

•	create liens.

As a result of these covenants and restrictions, we will be limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is highly sensitive to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. Any future refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations. Additionally, the indenture governing the notes and the credit agreement governing the ABL Revolver will limit the use of the proceeds from any disposition; as a result, we may not be allowed, under these documents, to use proceeds from such dispositions to satisfy all current debt service obligations.

Risks Related to the Notes

Lenders under the ABL Revolver, which will be secured by a first-priority lien on our trade accounts receivable, inventory, all payments and receivables in respect thereof and all general intangibles relating thereto (the “ABL Collateral”), will have rights senior to the rights of the holders of the notes with respect to the collateral securing the ABL Revolver.

As of March 31, 2011, we had $164.0 million of unused availability under the ABL Revolver (with $11.0 million of outstanding borrowings), all of which would be secured if borrowed and would effectively rank senior to the notes to the extent of the value of the first-priority ABL Collateral. Obligations under the ABL Revolver will be secured by a first-priority lien on the ABL Collateral, and a second-priority lien on the collateral securing the notes and related guarantees. Any rights to payment and claims by the holders of the notes will, therefore, be effectively junior to any rights to payment or claims by our creditors under the ABL Revolver with respect to distributions of such collateral. Only when our obligations under the ABL Revolver are satisfied in full will the proceeds of these assets be available, subject to other permitted liens, to satisfy obligations under the notes and guarantees. The notes will also be effectively junior to any other indebtedness collateralized by a higher-priority lien on our assets, to the extent of the realizable value of such collateral.

The proceeds from the sale of the collateral securing the notes may not be sufficient to satisfy all our obligations under the notes.

Obligations under the notes are secured by (i) a first-priority lien on substantially all of our and the guarantors’ existing assets (other than assets securing the ABL Revolver with a first-priority lien), subject to exceptions more fully described herein, and (ii) a second-priority lien on the ABL Collateral that secures the ABL Revolver on a first-priority basis. In the event of foreclosure on the collateral securing the ABL Revolver, the proceeds from the sale of the collateral securing the ABL Revolver on which the notes have a second-priority lien may not be available to satisfy the notes because proceeds from a sale of such collateral would, under the intercreditor agreement, be first applied to satisfy indebtedness and all other obligations under the ABL Revolver before any such proceeds are applied to satisfy our obligations in respect of the notes. Only after all of our obligations under the ABL Revolver have been satisfied will proceeds from the sale of such collateral be available to holders of the notes, at which time such proceeds will be applied ratably to satisfy our obligations under the notes.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all, after first satisfying our obligations in full under first-priority claims. There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation would be uncertain. To the extent that liens, rights or easements granted to third parties encumber assets located on property owned by us, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral agent to foreclose on the collateral. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

The indenture permits us to incur additional indebtedness secured by a lien that ranks equally with the notes. Any such indebtedness may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the notes.

It may be difficult to realize the value of the collateral pledged to secure the notes.

Our obligations under the notes and the guarantors’ obligations under the guarantees are secured only by the collateral described in this prospectus. The trustee’s ability to foreclose on the collateral on your behalf may be subject to perfection, priority issues, state law requirements and practical problems associated with the realization of the trustee’s security interest or lien in the collateral, including cure rights, foreclosing on the collateral within the time periods permitted by third parties or prescribed by laws, obtaining third party consents, making additional filings, statutory rights of redemption, and the effect of the order of foreclosure. We cannot assure you that the consents of any third parties and approvals by governmental entities will be given when required to facilitate a foreclosure on such assets. Therefore, we cannot assure you that foreclosure on the collateral will be sufficient to make all payments on the notes.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect liens on certain collateral acquired in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing the notes.

We were not and are not required to deliver updated surveys with respect to the real property collateral for the notes, and there is no independent assurance that the mortgages create liens on the real property intended to constitute collateral for the notes.

In connection with the offering of original notes and this exchange offer, we were not and are not required to deliver updated surveys with respect to the owned real properties intended to secure the notes. As a result, other than coverage to be afforded by title insurance policies (which policies may contain exceptions from coverage for matters which an accurate survey of the covered real properties would disclose), there is no independent assurance that, among other things, (i) the real property encumbered by each mortgage includes the real property owned by the Company or the applicable guarantor granting such mortgage or (ii) no encroachments, adverse possession claims, zoning or other use restrictions exist with respect to such real property which could result in a material adverse effect on the value or utility of such real property.

State law may limit the ability of the trustee and the holders of the notes to foreclose on real property and improvements included in the collateral.

The notes are secured by, among other things, liens on the real property and improvements. State laws may limit the ability of the collateral agent and the holders of the notes to foreclose on improved real property collateral. State laws govern the perfection, enforceability and foreclosure of mortgage liens against real property which secure debt obligations such as the notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing law may also impose security first and one form of action rules, which rules can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The holders of the notes and the trustee also may be limited in their ability to enforce a breach of the “no liens” covenant. Some decisions of certain state courts have placed limits on a lender’s ability to accelerate debt as a result of a breach of this type of a covenant. Under these decisions, a lender seeking to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the notes from declaring a default and accelerating the notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

The rights of holders of the notes to the collateral securing the ABL Revolver and their ability to enforce rights related to the collateral securing the ABL Revolver are materially limited by the Intercreditor Agreement.

Certain of our assets secure our ABL Revolver with a first lien and the notes with a second lien. The lenders under our ABL Revolver, as holders of first-priority lien obligations in such collateral, will control substantially all matters related to such collateral that secures the ABL Revolver with a first lien, pursuant to the terms of the intercreditor agreement. The holders of such first priority lien obligations may cause the collateral agent thereunder (the “first lien agent”) to dispose of, release, or foreclose on, or take other actions with respect to, the first-lien ABL Collateral (including amendments of and waivers under the security documents) with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes, even after a default under the notes. To the extent first-lien ABL Collateral is released from securing the first-priority lien obligations, the intercreditor agreement provides that in certain circumstances, the second-priority liens securing the notes will also be released. In addition, the security documents related to the second-priority lien generally provide that, so long as such first-priority lien obligations are in effect, the holders of the first-priority lien obligations may change, waive, modify or vary the security documents governing such first-priority liens without the consent of the holders of the notes (except under certain limited circumstances) and that the security documents governing the second-priority liens will be automatically changed, waived and modified in the same manner. Further, the security documents governing the second-priority liens may not be amended in any manner adverse to the holders of the first-priority obligations without the consent of the first-lien agent until the first priority lien obligations are paid in full. The security agreement governing the second-priority liens prohibits second priority lienholders from foreclosing on the first-lien ABL Collateral until payment in full of the first priority lien obligations. We cannot assure you that in the event of a foreclosure by the holders of the first-priority lien obligations, the proceeds from the sale of first-lien ABL Collateral would be sufficient to satisfy all or any of the amounts outstanding under the notes after payment in full of the obligations secured by first-priority liens on the first-lien ABL Collateral.

In the event of our bankruptcy, the ability of the holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

Under applicable U.S. federal bankruptcy laws, which are subject to change from time to time, absent bankruptcy court approval, secured creditors are generally prohibited from repossessing their security from a debtor in a bankruptcy case, and may also be prohibited from disposing of security previously repossessed from such a debtor. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain and to use collateral owned by the debtor, including cash collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The meaning of the term “adequate protection” may vary according to the circumstances, but is intended generally to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the court, in its discretion, determines that a diminution in the value of the collateral occurs as a result of the stay of the repossession or the disposition of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the trustee under the indenture for the notes could foreclose upon or sell the collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the collateral.

Moreover, the collateral agent and the indenture trustee may need to evaluate the impact of the potential liabilities before determining to foreclose on collateral consisting of real property, if any, because secured creditors that hold or enforce a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened releases of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the notes.

The collateral securing the notes may be diluted under certain circumstances.

The collateral that secures the notes by a second-priority lien will secure our obligations under the ABL Revolver by a first-priority lien. In the future this collateral, and the collateral securing the notes on a first-priority basis may secure additional senior indebtedness that the Company is permitted to incur. While the ABL Revolver and the indenture governing the notes contain restrictions on our ability to incur debt and liens in the future, to the extent we do incur any such additional secured debt, your rights to the collateral would be diluted by any increase in the indebtedness secured on a first-priority basis by this collateral.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the trustee, including pursuant to security documents delivered after the date of the indenture governing the notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than they would have received in a hypothetical liquidation under Chapter 7 of the U.S. Bankruptcy Code if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such mortgage or other security interest is avoided as a preference, you would lose the benefit of the mortgage or security interest.

In the event of a bankruptcy of TPC Group LLC, holders of the notes may be deemed to have an unsecured claim to the extent that its obligations in respect of the notes exceed the fair market value of the collateral securing the notes.

In any bankruptcy proceeding with respect to TPC Group LLC or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under-secured, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. In such event, the secured claims of the holders of notes would be limited to the value of the collateral.

Other consequences of a finding that the notes are under-secured would be, among other things, a lack of entitlement on the part of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under the U.S. Bankruptcy Code. In addition, if any payments of post-petition interest had been made at the time of such a finding that the notes are under-secured, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the notes and the guarantees.

The indenture permits liens in favor of third parties to secure additional debt, including purchase money indebtedness and capital lease obligations, and any assets subject to such liens are automatically excluded from the collateral securing the notes and the guarantees. Our ability to incur purchase money indebtedness and capital lease obligations is subject to the limitations as described in “Description of Exchange Notes.” If an event of default occurs and the notes are accelerated, the notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

The collateral is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the guarantees.

U.S. federal and state statutes allow courts, under specific circumstances, to avoid the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received from us or the guarantors.

Certain of our subsidiaries guarantee the obligations under the notes. Our issuance of the notes and the issuance of the guarantees by the guarantors may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, our unpaid creditors or the unpaid creditors of a guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may avoid or otherwise decline to enforce the notes or a guarantor’s guarantee, or may subordinate the notes or such guarantee to our or the applicable guarantor’s existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when the notes were issued, or when the applicable guarantor entered into its guarantee, or, in some states, when payments became due under the notes or such guarantee, the issuer or the applicable guarantor received less than reasonably equivalent value or fair consideration and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes. The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an issuer or a guarantor, as applicable, would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

A court might also avoid the notes or a guarantee, without regard to the above factors, if the court found that the notes were issued or the applicable guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors. In addition, any payment by us or a guarantor pursuant to the notes or its guarantee could be avoided and required to be returned to us or such guarantor or to a fund for the benefit of our or such guarantor’s creditors, and accordingly the court might direct you to repay any amounts that you had already received from us or such guarantor.

To the extent a court avoids the notes or any of the guarantees as fraudulent transfers or holds the notes or any of the guarantees unenforceable for any other reason, holders of notes would cease to have any direct claim against us or the applicable guarantor. If a court were to take this action, our or the applicable guarantor’s assets would be applied first to satisfy our or the applicable guarantor’s other liabilities, if any, and might not be applied to the payment of the notes. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any.

Each subsidiary guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being avoided under applicable fraudulent transfer laws or may reduce the guarantor’s obligation to an amount that effectively makes the guarantee worthless.

We may not be able to repurchase the notes upon a change of control or pursuant to an asset sale offer.

Upon a change of control of TPC Group Inc. or TPC Group LLC, as defined under the indenture governing the notes, the holders of notes will have the right to require us to offer to purchase all of the notes then outstanding at a price equal to 101% of their principal amount plus accrued and unpaid interest. In order to obtain sufficient funds to pay the purchase price of the outstanding notes, we expect that we would have to refinance the notes. We cannot assure you that we would be able to refinance the notes on reasonable terms, if at all. Our failure to offer to purchase all outstanding notes or to purchase all validly tendered notes would be an event of default under the indenture. Such an event of default may cause the acceleration of our other debt. Our other debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture.

In addition, in certain circumstances specified in the indenture governing the notes, we will be required to commence an asset sale offer, as defined in the indenture, pursuant to which we will be obligated to purchase the applicable notes at a price equal to 100% of their principal amount plus accrued and unpaid interest. Our other debt may contain restrictions that would limit or prohibit us from completing any such asset sale offer or event of loss offer. Our failure to purchase any such notes when required under the indenture would be an event of default under the indenture.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount (“OID”) that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any OID that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the notes, even if sufficient funds are available.

Risks Related to the Exchange Offer

If you do not properly tender your original notes, you will continue to hold unregistered notes and your ability to transfer those original notes may be adversely affected.

If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the offering memorandum distributed in connection with the private placement of the original notes. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws or if they are offered and sold under an exemption from those requirements. We do not plan to register the offer and resale of the original notes under the Securities Act, unless required to do so under the limited circumstances set forth in the registration rights agreement. A sale of the original notes pursuant to an exemption from the registration requirements of the Securities

Act and applicable state securities law may require the delivery of an opinion of counsel to us and the registrar or co-registrar for the original notes. In addition, the issuance of the exchange notes may adversely affect the liquidity of the trading market for untendered, or tendered but unaccepted, original notes. For further information regarding the consequences of not tendering your original notes in the exchange offer, see “The Exchange Offer—Consequences of Failure to Exchange.”

We will only issue exchange notes in exchange for original notes that you timely and properly tender into the exchange offer. Therefore, you should allow sufficient time to ensure timely delivery of your original notes and other required documents to the exchange agent and you should carefully follow the instructions on how to tender your original notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of original notes. We may waive any defects or irregularities with respect to your tender of original notes, but we are not required to do so and may not do so.

You may find it difficult to sell your exchange notes as there is no established market for them. If a market does develop, it may be highly volatile.

Because there is no public market for the exchange notes, you may not be able to resell them. The exchange of the original notes for exchange notes will be registered under the Securities Act but the exchange notes will constitute a new issue of securities with no established trading market. We do not intend to have the exchange notes listed on a national securities exchange. There can be no assurance that an active trading market for the exchange notes will develop, or if one does develop, that it will be sustained.

Historically, the market for non-investment grade debt has been highly volatile in terms of price. It is possible that the market for the exchange notes will also be volatile. This volatility in price may affect your ability to resell your exchange notes, the timing of their sale and any amount you receive for them. The trading market for the exchange notes may be adversely affected by:

•	changes in the overall market for non-investment grade securities;

•	changes in our financial performance or prospects;

•	changes in our credit rating;

•	changes in members of our management;

•	change in our auditors;

•	the prospects for companies in our industry generally;

•	the number of holders of the exchange notes;

•	any acquisitions or business combinations proposed or consummated by us or our competitors;

•	the interest of securities dealers in making a market for the exchange notes; and

•	prevailing interest rates and general economic conditions.

Prospective investors in the exchange notes should be aware that they may be required to bear the financial risk of their investment for an indefinite period of time.

Some holders who exchange their original notes may be deemed to be underwriters and hence subject to subsequent transfer restrictions.

If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the exchange notes. See “The Exchange Offer—Purpose and Effects of the Exchange Offer” and “Plan of Distribution.”

THE EXCHANGE OFFER

This section of the prospectus describes the exchange offer. While we believe that the description covers the material terms of the exchange offer, this summary may not contain all of the information that is important to you. You should carefully read this entire document for a complete understanding of the exchange offer.

Purpose and Effects of the Exchange Offer

The purpose of the exchange offer is to satisfy our obligations under the registration rights agreement that we entered into with the initial purchasers of the original notes. We originally issued and sold $350,000,000 principal amount of original notes in a private placement on October 5, 2010 in accordance with Rule 144A and Regulation S under the Securities Act.

We are offering to exchange up to the entire $350,000,000 principal amount of original notes for a like principal amount of exchange notes.

Under the registration rights agreement, we are required, among other things, to:

•	file a registration statement registering the proposed offer and exchange of any and all original notes for registered exchange notes with substantially identical terms;

•	keep the exchange offer open for not less than 20 business days after the date notice thereof is mailed to holders of the original notes; and

•	complete the exchange offer on or prior to August 1, 2011 (the 300th day after the issue date of the original notes).

In addition, under certain circumstances, we may be required to use commercially reasonable efforts to file a shelf registration statement to cover resales of original notes.

If we fail to comply with the requirements of the registration rights agreement the interest rate on the original notes may increase. Specifically, if (i) the exchange offer is not completed (or, if the exchange offer is not permitted, the shelf registration statement is not declared effective) on or before the date that is 300 days after the closing date (the “Target Registration Date”) or (ii) a shelf registration statement requested by an initial purchaser is not declared effective within 180 days after the request (also a “Target Registration Date”), the annual interest rate borne by the original notes will be increased by 0.25 percent per annum with respect to the first 90 days after the applicable Target Registration Date, and, if the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) prior to the end of such 90-day period, by an additional 0.25 percent per annum (together with the increase described in the preceding clause, as applicable, the “Additional Interest”), in each case until the exchange offer is completed or the shelf registration statement is declared effective; however, upon the effectiveness of the exchange offer registration statement or a shelf registration statement, Additional Interest on the notes as a result of the provisions of this paragraph will cease to accrue. Notwithstanding the foregoing, in no event will the Additional Interest exceed 1.0 percent per annum in the aggregate.

We have not requested, and do not intend to request, an interpretation by the staff of the SEC with respect to whether the exchange notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corp. (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), we believe the exchange notes may be offered for resale, resold and otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act provided such holder meets the following conditions:

•	such holder is not a broker-dealer who purchased original notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act,

•	such holder is not our or any subsidiary guarantor’s “affiliate,” and

•	such holder acquires exchange notes in the ordinary course of its business and has no arrangement or understanding with any person to participate in the distribution of the exchange notes.

If you do not satisfy all of the above conditions, you cannot participate in the exchange offer. Rather, in the absence of an exemption you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the original notes. Any holder that complies with such registration and prospectus delivery requirements may incur liabilities under the Securities Act for which the holder will not be entitled to indemnification from us.

A broker-dealer that has bought original notes for its own account as part of its market-making or other trading activities must deliver a prospectus in order to resell the exchange notes it receives therefor pursuant to the exchange offer. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for such purpose, and we have agreed in the registration rights agreement to make this prospectus available to such broker-dealers upon reasonable request for the period required by the Securities Act. See “Plan of Distribution.” Each broker-dealer that receives exchange notes in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We are not making the exchange offer to, nor will we accept surrenders for exchange from, holders of original notes in any jurisdiction in which this exchange offer or its acceptance would not comply with applicable state securities laws or applicable laws of a foreign jurisdiction.

Participation in the exchange offer is voluntary and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making your decision on whether to participate in the exchange offer.

Consequences of Failure to Exchange

Original notes that are not exchanged for exchange notes in the exchange offer will remain “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, and will therefore continue to be subject to restrictions on transfer. Original notes will remain outstanding and will continue to accrue interest, but holders of such original notes will not be able to require us to register them under the Securities Act, except in the limited circumstances set forth in the registration rights agreement. Accordingly, following completion of the exchange offer any original notes that remain outstanding may not be offered, sold, pledged or otherwise transferred except:

(1)	to us, upon redemption thereof or otherwise,

(2)	so long as the original notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A,

(3)	in an offshore transaction in accordance with Regulation S under the Securities Act,

(4)	pursuant to an exemption from registration in accordance with Rule 144, if available, under the Securities Act,

(5)	in reliance on another exemption from the registration requirements of the Securities Act, or

(6)	pursuant to an effective registration statement under the Securities Act.

In all of the situations discussed above, the resale must be in compliance with the Securities Act, any applicable securities laws of any state of the United States and any applicable securities laws of any foreign country. Any resale of original notes will also be subject to certain requirements of the registrar or any co-registrar being met, including receipt by the registrar or co-registrar of a certification and, in the case of (3), (4) and (5) above, an opinion of counsel reasonably acceptable to us and the registrar and any co-registrar.

To the extent original notes are tendered and accepted in the exchange offer, the principal amount of outstanding original notes will decrease with a resulting decrease in the liquidity in the market therefor. Accordingly, the liquidity of the market of the original notes could be adversely affected following completion of the exchange offer. See “Risk Factors—Risks Related to the Exchange Offer—If you do not properly tender your original notes, you will continue to hold unregistered notes and your ability to transfer those original notes may be adversely affected.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, a copy of which is attached to this prospectus as Annex A, we will accept any and all original notes validly tendered (and not withdrawn) on or prior to the Expiration Date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes accepted in the exchange offer. The exchange notes will accrue interest on the same terms as the original notes; however, holders of the original notes accepted for exchange will not receive accrued interest thereon at the time of exchange; rather, all accrued interest on the original notes will become obligations under the exchange notes. Holders may tender some or all of their original notes pursuant to the exchange offer. However, original notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 principal amount in excess thereof.

The form and terms of the exchange notes are the same as the form and terms of the original notes, except that:

•	the exchange notes will have been registered under the Securities Act, and the exchange notes will not bear legends restricting their transfer pursuant to the Securities Act, and

•	except as otherwise described above, holders of the exchange notes will not be entitled to any rights under the registration rights agreement.

The exchange notes will evidence the same debt as the original notes that they replace, and will be issued under, and be entitled to the benefits of, the indenture which governs the original notes, including the payment of principal and interest.

We are sending this prospectus and the letter of transmittal to holders of the original notes through the facilities of The Depositary Trust Company, or DTC, whose nominee, Cede & Co, is the registered holder of the original notes. The original notes are represented by permanent global notes in fully registered form, without coupons, which have been deposited with the trustee for the notes, as custodian for DTC. Ownership of beneficial interests in each global note is limited to persons who have accounts with DTC, or DTC participants, or persons who hold interests through DTC participants. The term “holder,” as used in this prospectus, means those DTC participants in whose name interests in the global notes are credited on the books of DTC, and those persons who hold interests through such DTC participants. The term “original notes,” as used in this prospectus, means such interests in the global notes. Like the original notes, the exchange notes will be deposited with the trustee for the notes as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC.

Holders of the original notes do not have any appraisal or dissenter’s rights under Delaware law or the indenture governing the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the requirements of the Exchange Act and the SEC’s rules and regulations thereunder.

We will be deemed to have accepted validly tendered original notes when, as and if we have given written notice thereof to the exchange agent, which is Wells Fargo Bank, National Association. The exchange agent will act as agent for the tendering holders of the original notes for the purposes of receiving the exchange notes. The exchange notes delivered in the exchange offer will be issued promptly following the Expiration Date.

If any tendered original notes are not accepted for exchange because they do not comply with the procedures set forth in this prospectus and the accompanying letter of transmittal, our withdrawal of the exchange offer, the occurrence of certain other events set forth herein or otherwise, such unaccepted original notes will be returned, without expense, to the tendering holder promptly after the Expiration Date or our withdrawal of the exchange offer. Any acceptance, waiver of default or a rejection of a tender of original notes shall be at our discretion and shall be conclusive, final and binding.

Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the original notes in the exchange offer. We will pay all charges and expenses, other than certain taxes, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “Expiration Date” with respect to the exchange offer means 5:00 p.m., New York City time, on [                    ], 2011 unless we, in our sole discretion, extend the exchange offer, in which case the term “Expiration Date” shall mean the latest date and time to which the exchange offer is extended.

If we extend the exchange offer, we will notify the exchange agent of any extension by written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, no later than on the next business day after the previously scheduled Expiration Date. Any notice relating to the extension of the exchange offer will disclose the number of securities tendered as of the date of the notice, as required by Rule 14e-1(d) under the Exchange Act.

We reserve the right, in our sole discretion,

•	to extend the exchange offer,

•	if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer or waive any conditions that have not been satisfied, or

•	to amend the terms of the exchange offer in any manner.

We may effect any such extension, waiver, termination or amendment by giving written notice thereof to the exchange agent.

Except as specified in the second paragraph under this heading, we will make a public announcement of any such extension, termination, amendment or waiver as promptly as practicable. If we amend or waive any condition of the exchange offer in a manner determined by us to constitute a material change to the exchange offer, we will promptly disclose such amendment or waiver in a prospectus supplement that will be distributed to the holders of the original notes. The exchange offer will then be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment or waiver and the manner of disclosure to the registered holders.

We will make a timely release of a public announcement of any extension, termination, amendment or waiver to the exchange offer to an appropriate news agency.

Procedures for Tendering Original Notes

Tenders of Original Notes; Book- Entry Delivery Procedure.

All of the original notes are held in book-entry form, and tenders may be made through DTC’s Book-Entry Transfer Facility or the guaranteed delivery procedures set forth below.

The exchange agent will establish an account with respect to the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC that wishes to participate in the exchange offer may make book-entry delivery of the original notes by causing DTC to transfer such original notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. The confirmation of a book-entry transfer into the exchange agent’s account at DTC is referred to as a “Book-Entry Confirmation.” In addition, DTC participants on or before the Expiration Date must either:

•

properly complete and duly execute the letter of transmittal (or a facsimile thereof), and any other documents required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or such facsimile, with any required signature guarantees, to the exchange agent at one or more of its addresses below, or

•

transmit their acceptance through DTC’s Automated Tender Offer Program, or ATOP, for which the exchange offer is eligible, and DTC will then edit and verify the acceptance and send an Agent’s Message to the exchange agent for its acceptance.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the original notes that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Although delivery of original notes is to be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth below on or prior to the Expiration Date, or compliance must be made with the guaranteed delivery procedures described below. Delivery of the letter of transmittal or other required documents to DTC does not constitute delivery to the exchange agent.

The tender by a holder of original notes pursuant to the procedures set forth above will constitute the tendering holder’s acceptance of all of the terms and conditions of the exchange offer. Our acceptance for exchange of original notes tendered pursuant to the procedures described above will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only holders are authorized to tender their original notes.

The method of delivery of original notes and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance or Agent’s Message transmitted through ATOP, is at the election and risk of the persons tendering original notes and delivering letters of transmittal. If you use ATOP, you must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on or prior to the Expiration Date. Tender and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail, postage prepaid, with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the exchange agent prior to such date.

Except as provided below, unless the original notes being tendered are delivered to the exchange agent on or prior to the Expiration Date (accompanied by a completed and duly executed letter of transmittal or a properly transmitted Agent’s Message), we may, at our option, reject the tender of such original notes. The exchange of original notes for exchange notes will be made only against the tendered original notes, which must be deposited with the exchange agent prior to or on the Expiration Date, and receipt by the exchange agent of all other required documents prior to or on the Expiration Date.

Tender of Original Notes Held Through a Nominee. If you beneficially own original notes through a bank, depository, broker, trust company or other nominee and wish to tender your original notes, you must instruct such holder to cause your original notes to be tendered on your behalf. A letter of instruction from your bank, depository, broker, trust company or other nominee may be included in the materials provided along with this prospectus, which the beneficial owner may use to instruct its nominee to effect the tender of the original notes of the beneficial owner.

Signature Guarantees. Signatures on all letters of transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an “Eligible Institution”), unless the original notes tendered thereby are tendered (1) by a participant in DTC whose name appears on a DTC security position listing as the owner of such original notes who has not completed either the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or (2) for the account of an Eligible Institution. See Instructions 5 and 6 of the letter of transmittal. If the original notes are in the name of a person other than the signer of the letter of transmittal or if original notes not accepted for exchange or not tendered are to be returned to a person other than the holder of such original notes, then the signatures on the letter of transmittal accompanying the tendered original notes must be guaranteed by an Eligible Institution as described above. See Instructions 5 and 6 of the letter of transmittal.

Guaranteed Delivery. If you wish to tender your original notes but they are not immediately available or if you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s automated tender offer program prior to the Expiration Date, you may tender if:

•	the tender is made by or through an eligible institution;

•

prior to 5:00 p.m., New York City time, on the Expiration Date, the exchange agent receives from that eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail, courier or overnight delivery or a properly transmitted Agent’s Message relating to a notice of guaranteed delivery:

•	stating your name and address, the registration number or numbers of your original notes and the principal amount of original notes tendered;

•	stating that the tender is being made thereby;

•

guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date of the exchange offer, the letter of transmittal or facsimile thereof or Agent’s Message in lieu thereof, together with the original notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives such properly completed and executed letter of transmittal or facsimile or Agent’s Message, as well as all tendered original notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the Expiration Date.

Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your original notes according to the guaranteed delivery procedures described above. See Instruction 2 of the letter of transmittal.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered original notes will be determined by us, which determination will be conclusive, final and binding. Alternative, conditional or contingent tenders of original notes will not be considered valid and may be rejected by us. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, would be unlawful.

We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. The interpretation of the terms of our exchange offer (including the instructions in the letter of transmittal) by us will be conclusive, final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine.

Although we intend to notify holders of defects or irregularities with respect to tenders of original notes through the exchange agent, neither we, the exchange agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

Any original notes tendered into the exchange agent’s account at DTC that are not validly tendered and as to which the defects or irregularities have not been cured or waived within the timeframes established by us in our sole discretion, if any, or if original notes are submitted in a principal amount greater than the principal amount of original notes being tendered by such tendering holder, such unaccepted or non-exchanged original notes will be credited back to the account maintained by the applicable DTC participant with such book-entry transfer facility.

Withdrawal of Tenders

Tenders of original notes in the exchange offer may be withdrawn at any time on or prior to the Expiration Date.

To be effective, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn original notes and must otherwise comply with DTC’s procedures.

If the original notes to be withdrawn have been identified to the exchange agent, a signed notice of withdrawal meeting the requirements discussed above is effective immediately upon the exchange agent’s receipt of written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of original notes can only be accomplished in accordance with these procedures. Any failure to follow these procedures will not result in any original notes being withdrawn. We and the exchange agent may reject any withdrawal request not in accordance with these procedures.

All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, which determination shall be final and binding on all parties. No withdrawal of original notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall we or they incur any liability for failure to give any such notification. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the original notes so withdrawn are retendered on or prior to the Expiration Date. Properly withdrawn original notes may be retendered by following the procedures described above under “—Procedures for Tendering Original Notes” at any time on or prior to the Expiration Date.

Any original notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder thereof unless otherwise provided in the letter of transmittal, promptly following the Expiration Date or, if so requested in the notice of withdrawal, promptly after receipt by us of notice of withdrawal without cost to such holder.

Conditions to the Exchange Offer

The exchange offer will not be subject to any conditions, other than:

•	that the exchange offer does not violate applicable law or any applicable interpretations of the staff of the SEC;

•	that no action or proceeding shall have been instituted or threatened in any court or by any governmental agency with respect to the exchange offer;

•

the due tendering of original notes and the delivery to the exchange agent of the letter of transmittal or an Agent’s Message (and all other required documents), or compliance with the guaranteed delivery procedures, each in accordance with the exchange offer; and

•

that each holder of the original notes exchanged in the exchange offer shall have represented (i) that any exchange notes to be received by it will be acquired in the ordinary course of its business, (ii) that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the Securities Act, (iii) that it is not an “affiliate” (as defined in Rule 405 promulgated under the Securities Act) of us or any subsidiary guarantor, (iv) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes and (v) if such holder is a broker-dealer that will receive exchange notes in exchange for notes that were acquired as a result of market-making or other trading activities, it will deliver a prospectus in connection with any resale of such exchange notes.

If we determine that any of the conditions to the exchange offer are not satisfied in accordance with their terms, we may:

•	refuse to accept any original notes and return all tendered original notes to the tendering holders,

•	terminate the exchange offer,

•	extend the exchange offer and retain all original notes tendered prior to the Expiration Date, subject, however, to the rights of holders to withdraw such original notes, or

•	waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered original notes which have not been withdrawn.

If our waiver of an unsatisfied condition constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders of the original notes, and will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. The exchange agent will not be (i) liable for any act or omission unless such act constitutes its own gross negligence or bad faith and in no event will the exchange agent be liable to a security holder, TPC Group LLC or any third party for special, indirect or consequential damages, or lost profits, arising in connection with the exchange offer or its duties and responsibilities related to the exchange offer; (ii) obligated to take any legal action with respect to the exchange offer which might in its judgment involve any expense or liability, unless it will be furnished with indemnity satisfactory to it; and (iii) liable or responsible for any statement contained in this prospectus.

TPC Group LLC will indemnify the exchange agent with respect to certain matters relating to the exchange offer.

You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery and requests for other documents to the exchange agent as follows:

Delivery by Registered or Certified Mail:

WELLS FARGO BANK, N.A.

Corporate Trust Operations

MAC N9303-121

PO Box 1517

Minneapolis, MN 55480

Regular Mail or Overnight Courier:

WELLS FARGO BANK, N.A.

Corporate Trust Operations

MAC N9303-121

Sixth & Marquette Avenue

Minneapolis, MN 55479

In Person by Hand Only:

WELLS FARGO BANK, N.A.

12th Floor – Northstar East Building

Corporate Trust Operations

608 Second Avenue South

Minneapolis, MN 55402

By Facsimile (for Eligible Institutions only):

(612) 667-6282

For Information or Confirmation by

Telephone:

(800) 344-5128

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail by the exchange agent; however, additional solicitation may be made by telecopy, telephone or in person by our or our affiliates’ officers and regular employees.

No dealer-manager has been retained in connection with the exchange offer and no payments will be made to brokers, dealers or others soliciting acceptance of the exchange offer. However, reasonable and customary fees will be paid to the exchange agent for its services and it will be reimbursed for its reasonable out-of-pocket expenses.

Our out-of-pocket expenses for the exchange offer will include fees and expenses of the exchange agent and the trustee under the indenture governing the notes, accounting and legal fees and printing costs, among others.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of the original notes pursuant to the exchange offer. If, however, exchange notes or original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the original notes, or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the original notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the tendering holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment for the Exchange Offer

The exchange notes will be recorded at the carrying value of the original notes and no gain or loss for accounting purposes will be recognized. The expenses of the exchange offer will be amortized over the term of the exchange notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement relating to the original notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive, in exchange, outstanding original notes in like principal amount. We will cancel all original notes tendered in exchange for exchange notes in the exchange offer. The exchange notes will accrue interest on the same terms as the original notes, and all accrued interest on the original notes will become obligations under the exchange notes. As a result, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness or in the early payment of interest.

The net proceeds from the sale of the original notes on October 5, 2010 were $339.0 million after discounts and directly related fees and other costs. Of the total proceeds, $268.8 million were used to repay Term Loan indebtedness and the remaining $70.2 million were designated to partially fund a $130.0 million distribution by TPC Group LLC to TPC Group Inc. Of the total $130.0 million distribution, $62.5 million was used to purchase shares of TPC Group Inc.’s common stock and pay directly related fees and other costs in connection with a tender offer and $30.0 million was approved by TPC Group Inc.’s Board of Directors to be utilized in a stock repurchase program. As of March 31, 2011, TPC Group Inc. had purchased 282,532 shares under the program in the open market at an average of $27.59 per share, for a total of $7.8 million.

CAPITALIZATION

The following table sets forth the capitalization of TPC Group LLC as of March 31, 2011. The issuance of the exchange notes will not result in any change in our outstanding indebtedness. This table should be read in conjunction with “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

As of March 31, 2011
(in millions)
Cash and cash equivalents	$0.2

Debt:
ABL Revolver	11.0
8 1/4% Senior Secured Notes due 2017	347.8

Total debt	358.8
TPC Group LLC members’ equity	210.4

Total capitalization of TPC Group LLC	$569.2

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data (amounts in thousands, other than ratios) for TPC Group LLC and its consolidated subsidiaries, at the dates and for the periods indicated. The selected historical consolidated financial data as of and for the six months ended December 31, 2010 and as of and for the fiscal years ended June 30, 2010, 2009, 2008, 2007 and 2006 have been derived from our historical consolidated financial statements and related notes included elsewhere in this prospectus, which have been audited by Grant Thornton LLP. Selected historical consolidated financial data as of and for the quarters ended March 31, 2011 and 2010 and as of and for the six months ended December 31, 2009 are derived from our unaudited consolidated financial statements.

The selected historical consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the notes thereto and the other financial information included in this prospectus.

	Quarter Ended March 31,		Six Months Ended December 31,		Fiscal Year Ended June 30,
	2011	2010	2010	2009	2010	2009	2008	2007	2006
	(unaudited)			(unaudited)
Statements of Operations Data:
Revenue	$555,591	$400,725	$985,505	$755,925	$1,688,484	$1,376,874	$2,016,198	$1,781,520	$1,237,745
Cost of sales (excludes items listed below)	475,945	341,012	855,043	649,169	1,444,156	1,194,173	1,752,191	1,540,097	1,037,495
Operating expenses	37,496	33,656	67,068	65,009	133,181	132,268	131,191	124,368	69,335
General and administrative expenses	7,097	7,484	12,735	13,282	29,834	32,756	36,656	29,315	29,028
Depreciation and amortization	10,018	9,841	19,762	20,117	39,769	41,899	35,944	29,111	14,245
Asset impairment	—	—	—	—	—	5,987	—	—	—
Loss on sale of assets	—	—	—	—	—	—	1,092	—	—
Business interruption insurance recoveries	—	—	—	(17,051)	(17,051)	(10,000)	—	—	—
Reorganization expenses	—	—	—	—	—	—	—	—	1,894
Unauthorized freight (recoveries) payments	—	—	—	—	—	(4,694)	499	6,812	2,543

Income (loss) from operations	25,035	8,732	30,897	25,399	58,595	(15,515)	58,625	51,817	83,205
Interest expense, net	8,386	3,511	11,411	7,494	15,007	16,817	18,876	17,024	2,327
Write-off term loan debt issuance cost	—	—	2,959	—	—	—	—	—	—
Debt conversion cost	—	—	—	—	—	—	—	—	20,920
Unrealized (gain) loss on derivatives	—	(1,030)	—	(1,372)	(3,464)	3,710	(99)	(146)	—
Other (income) expense, net	(438)	(463)	(779)	(1,047)	(2,287)	(1,623)	(1,394)	37	(1,183)

Income (loss) before income taxes	17,087	6,714	17,306	20,324	49,339	(34,419)	41,242	34,902	61,141
Income tax expense (benefit)	5,642	2,617	5,152	8,238	18,702	(11,817)	14,456	11,336	20,332

Net income (loss)	$11,445	$4,097	$12,154	$12,086	$30,637	$(22,602)	$26,786	$23,566	$40,809

Statements of Cash Flows Data:
Cash (used in) provided by operating activities	$(18,036)	$30,877	$(22,550)	$(2,828)	$126,427	$47,170	$57,729	$94,863	$52,796
Cash used in investing activities
Capital expenditures	(8,031)	(1,831)	(13,151)	(4,570)	(14,400)	(16,128)	(87,783)	(100,425)	(46,206)
Purchase of business assets	—	—	—	—	—	—	(70,000)	—	(208,791)
Cash flows provided by (used in) financing activities
Proceeds from term loan borrowings	—	—	—	—	—	—	70,000	—	210,000
Proceeds from issuance of 8 1/4% Notes Senior Secured Notes	—	—	347,725	—	—	—	—	—	—
Repayments on Term Loan	—	(677)	(269,470)	(1,747)	(3,100)	(2,744)	(2,595)	(2,092)	—
Net proceeds from (payments on)—Revolving Credit Facility	11,000	(400)	—	400	—	(21,800)	21,800	—	—
Debt issuance costs	—	—	(8,989)	—	(4,621)	—	—	—	—
Capital distributions to parent	(68,605)	—	(61,395)	—	—	—	—	—	—

Other Financial Data:
Ratio of Earnings to Fixed Charges(1)	3.0	2.9	2.2	3.7	4.2	— (2)	2.7	2.6	16.2
	March 31,		December 31,		June 30,
	2011	2010	2010	2009	2010	2009	2008	2007	2006
Balance Sheet Data:	(unaudited)			(unaudited)
Cash and cash equivalents	$186	$26,135	$83,858	$367	$111,146	$6,503	$585	$9,474	$20,336
Trade accounts receivable	231,123	163,087	177,065	139,020	116,407	98,515	200,449	161,364	176,734
Inventories	133,896	97,317	89,264	73,387	94,607	36,884	102,462	83,959	72,534
Property, plant and equipment, net	482,516	492,871	484,492	500,871	491,082	516,377	545,972	494,030	420,102
Total assets	923,132	831,121	913,747	805,479	873,622	714,841	905,895	790,773	735,226

Current liabilities	236,001	160,753	180,860	140,356	196,731	108,573	248,847	272,588	256,011
Long-term debt	358,848	267,454	347,786	268,525	250,421	269,855	294,370	205,837	207,908
Deferred income taxes	117,874	101,709	117,874	99,559	111,432	52,090	61,251	44,889	33,289
Total liabilities	712,723	529,916	646,520	508,440	558,584	430,518	604,468	523,314	497,208

(1)	For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income before taxes, plus fixed charges, less capitalized interest, and fixed charges consist of interest expense (net of capitalized interest), plus capitalized interest, plus amortized discounts related to indebtedness.
(2)	The deficiency in the fiscal year ended June 30, 2009 was $35,437.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

On July 15, 2010, TPC Group Inc.’s Board of Directors and TPC Group LLC’s managers each approved a change in fiscal year end from June 30 to December 31, which was effective as of January 1, 2011. The intent of the change was to align the reporting of our financial results more closely with our peers and to better synchronize our management processes and business cycles with those of our suppliers and customers.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes included in this prospectus. References in this report to fiscal 2010, 2009 and 2008 indicate the twelve month periods ended June 30, 2010, 2009 and 2008, respectively. Financial information with respect to the quarters ended March 31, 2011 and 2010 and the six months ended December 31, 2009 is unaudited.

Overview

We manage our business and conduct our activities in two operating segments, our C4 Processing segment and our Performance Products segment. These two operating segments are our reporting segments. In the C4 Processing segment, we process the crude C4 stream into several higher value components, namely butadiene, butene-1, raffinates and MTBE. In our Performance Products segment, we produce high purity isobutylene and we process isobutylene to produce higher value derivative products, such as polyisobutylene and diisobutylene. We also process refinery grade propylene into nonene, tetramer and associated by-products as a part of our Performance Products segment. We produce steam and electricity for our own use at our Houston facility, and we sell a portion of our steam production as well as excess electricity, which are reported as part of our C4 Processing segment.

The primary driver of our businesses is general economic and industrial growth. Our results are impacted by the effects of economic upturns or downturns on our customers and our suppliers, as well as on our own costs to produce, sell and deliver our products. Our customers generally use our products in their own production processes; therefore, if our customers curtail production of their products, our results could be materially affected. In particular, our feedstock costs and product prices are susceptible to volatility in pricing and availability of crude oil, natural gas and oil-related products such as unleaded regular gasoline. Prices for these products tend to be volatile as well as cyclical, as a result of global and local economic factors, worldwide political events, weather patterns and the economics of oil and natural gas exploration and production, among other things.

Material Industry Trends

We receive most of our crude C4 from steam crackers, which are designed to process naphtha and natural gas liquids (NGLs) as feedstocks for ethylene production. Crude C4 is a byproduct of the ethylene production process, and the volume of crude C4 produced by the process is driven by both the volume of ethylene produced and the composition of the steam cracker feedstock. Some major ethylene producers have the flexibility to vary from light feedstocks, such as NGLs, to heavier feedstocks, such as naphtha, or vice versa depending on the economics of the feedstock. When ethylene producers process heavier feedstock, greater volumes of crude C4 are produced. However, when light feedstocks are inexpensive relative to heavy feedstocks, the producers may choose to process those light feedstocks instead, a process referred to as “light cracking,” which results in lower volumes of crude C4 production. Throughout 2010 and the first quarter of 2011, NGL prices have remained attractive relative to naphtha; consequently, light cracking has been prevalent and crude C4 supply has been reduced over the same period, which has had a negative impact on our C4 Processing segment production and sales volumes.

The upward trend in petroleum prices, related commodity market indices, general economic conditions and demand that created increasingly favorable market conditions for our products over the course of 2010 continued through the first quarter of 2011. Since a substantial portion of our product selling prices and raw material costs are linked to commodity indices (such as indices based on the price of unleaded regular gasoline, butane, isobutane or refinery grade propylene), we have experienced upward trends in both our selling prices and raw material costs during 2010 and the first quarter of 2011. Over this same period of time our selling prices and margins have also been positively impacted by structurally tight supply and growing demand for our products.

Recent Developments

On December 30, 2010, TPC Group Inc. completed the purchase of 2,154,188 shares of its common stock at a cost of $28.50 per share. On November 8, 2010 TPC Group Inc. commenced a modified “Dutch auction” tender offer to purchase for cash shares of its common stock having an aggregate purchase price of no more than $130 million. The original offer expired on December 8, 2010 and, on December 9, 2010, TPC Group Inc. amended the offer to increase the price range and extend the expiration date to December 23, 2010. On December 30, 2010 TPC Group Inc. announced the final results of the tender offer in which it purchased 2,154,188 shares of its common stock at a price of $28.50 per share, for a total cost of $61.4 million. TPC Group Inc. also incurred directly related fees and other costs of $1.1 million. The purchased shares represented approximately 11.8% of the total number of shares issued and outstanding as of October 1, 2010. The purchased shares were immediately retired.

On February 4, 2011 we announced that our Board of Directors approved $5 million to fund a detailed engineering study to begin the process toward restarting certain of our dehydrogenation assets at our Houston facility. Subsequently, on July 13, 2011, we announced (1) that we had received the Texas Commission on Environmental Quality (TCEQ) air permit necessary to proceed with the planned refurbishment, upgrade to air emissions controls, and restart one of our idled dehydrogenation units; (2) that construction of the required new components for the system, along with refurbishment of the existing unit, began promptly following receipt of the permit; (3) that we had completed the primary phase of engineering on the project that commenced in January of this year; and, (4) that our Board of Directors had approved the next phase of engineering, which is expected to be completed by the end of 2011. We own two independent, world scale dehydrogenation units with technology that allows the production of a single, targeted olefin from natural gas liquid feedstock compared to steam cracking technology which generates a wide range of various olefins. This project utilizes one of these units, while we continue to explore opportunities surrounding the second dehydrogenation unit. The isobutylene produced from the refurbished dehydrogenation unit will provide an additional strategic source of feedstock for our rapidly growing fuel products and performance products businesses, which include polyisobutylene, high purity isobutylene and diisobutylene. We estimate the refurbished dehydrogenation unit will produce approximately 650 million pounds of isobutylene per year from isobutane, a natural gas liquid feedstock whose production volumes continue to increase as a result of U.S. shale gas development, allowing us to evaluate a variety of sourcing options. The refurbished dehydrogenation unit is projected to be operational in the first quarter of 2014.

On February 21, 2011, TPC Group Inc. announced the election of Eugene Allspach as a new member of its Board of Directors, which increased its size from seven to eight members. Mr. Allspach currently serves as President of E.R. Allspach & Associates, LLC, a consulting company to new business development activities in the petrochemical industry and has nearly 38 years of experience in the plastics and chemical industries.

On March 3, 2011, TPC Group Inc. announced that its Board of Directors had approved a stock repurchase program for up to $30.0 million of TPC Group Inc.’s common stock. Purchases of common stock under the program have been and will be executed periodically in the open market or in privately negotiated transactions in accordance with applicable securities laws. The stock repurchase program does not obligate the Company to repurchase any dollar amount or number of shares of common stock, does not have an expiration date and may be limited or terminated at any time by the Board of Directors without prior notice. As of March 31, 2011, TPC Group Inc. had purchased 282,532 shares under the program in the open market at an average of $27.59 per share, for a total of $7.8 million. The shares purchased were immediately retired and any additional shares to be purchased under the program will also be retired immediately. Any future purchases will depend on many factors, including the market price of the shares, our business and financial position and general economic and market conditions.

On March 18, 2011, the Board of Directors of TPC Group Inc. elected Michael T. McDonnell as President and Chief Executive Officer and appointed him to the Board of Directors, each effective March 22, 2011. Mr. McDonnell replaced Charles W. Shaver in those roles. Mr. Shaver retired as President and Chief Executive Officer on March 22, 2011, and retired from the Board of Directors effective on that date.

On March 28, 2011, Kenneth E. Glassman, a former member of the Board of Directors of TPC Group Inc., notified TPC Group Inc. that he would not stand for reelection as a director upon the expiration of his term at TPC Group Inc.’s 2011 Annual Meeting of Stockholders.

Effective June 6, 2011, the Board of Directors of TPC Group Inc. elected Rishi A. Varma as Vice President and General Counsel of the Company to replace Christopher A. Artzer, who resigned from those roles on March 11, 2011.

Results of Operations

The following table provides sales volumes (unaudited), revenues, cost of sales, operating expenses and Adjusted EBITDA (defined below) by reportable segment (amounts in thousands) for the quarters ended March 31, 2011 and 2010, the six months ended December 31, 2010 and 2009 and the three most recent fiscal years ended June 30, 2010, 2009 and 2008. The table also provides a reconciliation of Adjusted EBITDA to Net Income, the GAAP measure most directly comparable to Adjusted EBITDA. Please refer to this information, as well as the selected financial data and our consolidated financial statements and related notes provided in this prospectus when reading our discussion and analysis of results of operations below. Revenues, cost of sales, operating expenses and Adjusted EBITDA in the table below for the six months ended December 31, 2010 and the fiscal years ended June 30, 2010, 2009 and 2008 are derived from our audited Consolidated Statements of Operations and Comprehensive Income. Sales volumes for all periods presented and all information presented for the quarters ended March 31, 2011 and 2010 and the six months ended December 31, 2009 constitute unaudited information.

Adjusted EBITDA is not a measure computed in accordance with generally accepted accounting principles in the United States (GAAP). A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows (or equivalent statements); or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Adjusted EBITDA is presented and discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations because management believes it enhances understanding by investors and lenders of the Company’s operating performance. As a complement to financial measures provided in accordance with GAAP, management believes that Adjusted EBITDA assists investors and lenders who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance outlook and trends and distort comparability. In addition, management believes a presentation of Adjusted EBITDA on a segment and consolidated basis enhances overall understanding of our performance by providing a higher degree of transparency for such items and providing a level of disclosure that helps investors understand how management plans, measures and evaluates our operating performance and allocates capital. Since Adjusted EBITDA is not a measure computed in accordance with GAAP, it is not intended to be presented herein as a substitute to operating income or net income as indicators of the Company’s operating performance. Adjusted EBITDA is the primary performance measurement used by our senior management and TPC Group Inc.’s Board of Directors to evaluate operating results and to allocate capital resources between our business segments.

We calculate Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization (EBITDA), which is then adjusted to remove or add back certain items. These items are identified below in the reconciliation of Adjusted EBITDA to Net Income (Loss), the GAAP measure most directly comparable to Adjusted EBITDA. As shown in the table below, during the six months ended December 31, 2010, we revised our previous definition of Adjusted EBITDA for the C4 Processing segment for the periods indicated to remove the effect of business interruption insurance recoveries and unauthorized freight recoveries/payments. We have concluded that removal of these items, which we consider to be non-recurring in nature, enhances the period-to-period comparability of our operating results and is more useful to securities analysts, investors and other interested parties in their understanding of our operating performance. In addition, as also shown in the table below, during the first quarter of 2011 we further revised our previous definition of Adjusted EBITDA for the periods indicated to no longer remove the effect of non-cash stock-based compensation and unrealized gains and losses on derivative financial instruments, because they are recurring in nature. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies; therefore, it may not be comparable to other companies.

	Quarter Ended March 31,		Six Months Ended December 31,		Fiscal Year Ended June 30,
	2011	2010	2010	2009	2010	2009	2008
	(unaudited)			(unaudited)
Sales volumes (unaudited) (lbs)(1):
C4 Processing	581,209	531,037	1,184,316	1,265,600	2,441,304	2,270,670	2,802,257
Performance Products	169,528	153,663	302,593	289,924	601,590	576,550	732,439
MTBE(2)	—	—	—	—	—	—	172,596

	750,737	684,700	1,486,909	1,555,524	3,042,894	2,847,220	3,707,292

Revenues:
C4 Processing	$434,320	$299,731	$792,427	$604,410	$1,328,687	$1,061,939	$1,483,736
Performance Products	121,271	100,994	193,078	151,515	359,797	314,935	466,352
MTBE(2)	—	—	—	—	—	—	66,110

	$555,591	$400,725	$985,505	$755,925	$1,688,484	$1,376,874	$2,016,198

Cost of sales(3):
C4 Processing	$376,320	$260,448	$705,004	$524,384	$1,157,899	$940,798	$1,306,666
Performance Products	99,625	80,564	150,039	124,785	286,257	253,375	386,340
MTBE(2)	—	—	—	—	—	—	59,185

	$475,945	$341,012	$855,043	$649,169	$1,444,156	$1,194,173	$1,752,191

Operating expenses(3):
C4 Processing	$27,428	$24,627	$47,907	$46,671	$96,614	$98,442	$93,947
Performance Products	10,068	9,029	19,161	18,338	36,567	33,826	36,527
MTBE(2)	—	—	—	—	—	—	717

	$37,496	$33,656	$67,068	$65,009	$133,181	$132,268	$131,191

Adjusted EBITDA—as previously defined(4):
C4 Processing				$50,407	$91,225	$37,391	$82,624
Performance Products				8,391	36,974	27,736	43,485
MTBE(2)				—	—	—	6,207
Corporate				(11,604)	(26,362)	(24,822)	(28,767)

				$47,194	$101,837	$40,305	$103,549

	Quarter Ended March 31,		Six Months Ended December 31,		Fiscal Year Ended June 30,
	2011	2010	2010	2009	2010	2009	2008
	(unaudited)			(unaudited)
Adjusted EBITDA—as previously defined during six months ended December 31, 2010(4):
C4 Processing(6)	$30,572	$14,657	$39,516	$33,356	$74,174	$22,697	$83,123
Performance Products	11,578	11,401	23,879	8,391	36,974	27,736	43,485
MTBE(2)	—	—	—	—	—	—	6,207
Corporate	(6,317)	(6,952)	(11,256)	(11,604)	(26,362)	(24,822)	(28,767)

	$35,833	$19,106	$52,139	$30,143	$84,786	$25,611	$104,048

Adjusted EBITDA (unaudited)— current definition(4)(5):
C4 Processing(6)	$30,572	$14,657	$39,516	$33,356	$74,174	$22,697	$83,123
Performance Products	11,578	11,401	23,879	8,391	36,974	27,736	43,485
MTBE(2)	—	—	—	—	—	—	6,207
Corporate	(6,659)	(5,992)	(11,956)	(10,863)	(24,084)	(34,843)	(35,162)

	$35,491	$20,066	$51,439	$30,884	$87,064	$15,590	$97,653

(1)	Sales volumes represent product sales volumes only and do not include volumes of products delivered under tolling or similar arrangements, in which we do not purchase the raw materials, but process raw materials for another party for a specified fee.
(2)	As reported in the above table, the “MTBE” segment represents MTBE produced by our Houston dehydrogenation units. In conjunction with the start-up of our isobutylene processing unit in the first quarter of fiscal 2008, the dehydrogenation units were idled, and all MTBE produced from those units was sold by the end of the second quarter of fiscal 2008. Beginning with third quarter of fiscal 2008, MTBE production as a byproduct of the crude C4 isobutylene process was insignificant, and related revenues and operating results were included in the C4 Processing segment.
(3)	Does not include depreciation and amortization expense.
(4)	See above for a discussion of Adjusted EBITDA and the revision during the six months ended December 31, 2010 of our previous definition of Adjusted EBITDA to remove from Adjusted EBITDA the effect of the business interruption insurance recoveries and the unauthorized freight payments/recoveries. See below for reconciliations of Adjusted EBITDA to Net Income (Loss) for the periods presented. Net Income (Loss) is the most directly comparable GAAP measure reported in the Consolidated Statements of Operations.
(5)	See above for a discussion of Adjusted EBITDA and the further revision during the first quarter of 2011 of our previous definition of Adjusted EBITDA to no longer remove the effect of non-cash stock-based compensation and unrealized gains and losses on derivative financial instruments, because they are recurring in nature. See below for reconciliations of Adjusted EBITDA to Net Income (Loss) for the periods presented. Net Income (Loss) is the most directly comparable GAAP measure reported in the Consolidated Statements of Operations.
(6)	In accordance with our current definition of Adjusted EBITDA, as described above, the business interruption insurance recoveries in fiscal 2010 and 2009 and the unauthorized freight recoveries and payments in fiscal 2009 and 2008 have been removed from C4 Processing segment Adjusted EBITDA for purposes of this presentation, since we believe inclusion of these items in Adjusted EBITDA would distort comparability between the periods presented.

The following table provides a reconciliation of Adjusted EBITDA (current definition) to Net Income (Loss) (in thousands) for the quarters ended March 31, 2011 and 2010, the six months ended December 31, 2010 and 2009 and the three most recent fiscal years ended June 30, 2010, 2009 and 2008. Net Income (Loss) is the most directly comparable GAAP measure reported in the Consolidated Statements of Operations and Comprehensive Income.

	Quarter Ended March 31,		Six Months Ended December 31,		Fiscal Year Ended June 30,
	2011	2010	2010	2009	2010	2009	2008
	(unaudited)			(unaudited)
Net income (loss)	$11,445	$4,097	$12,154	$12,086	$30,637	$(22,602)	$26,786
Income tax expense (benefit)	5,642	2,617	5,152	8,238	18,702	(11,817)	14,456
Interest expense, net(1)	8,386	3,511	14,371	7,494	15,007	16,817	18,876
Depreciation and amortization	10,018	9,841	19,762	20,117	39,769	41,899	35,944

EBITDA	35,491	20,066	51,439	47,935	104,115	24,297	96,062
Impairment of assets	—	—	—	—	—	5,987	—
Loss on sale of assets	—	—	—	—	—	—	1,092
Non-cash stock-based compensation	342	70	700	631	1,186	6,311	6,494
Unrealized (gain) loss on derivatives	—	(1,030)	—	(1,372)	(3,464)	3,710	(99)

Adjusted EBITDA as previously defined				47,194	101,837	40,305	103,549
Unauthorized freight (recoveries) payments	—	—	—	—	—	(4,694)	499
Business interruptions insurance recoveries	—	—	—	(17,051)	(17,051)	(10,000)	—

Adjusted EBITDA as previously defined during six months ended December 31, 2010	35,833	19,106	52,139	30,143	84,786	25,611	104,048
Non-cash stock-based compensation	(342)	(70)	(700)	(631)	(1,186)	(6,311)	(6,494)
Unrealized gain on derivatives	—	1,030	—	1,372	3,464	(3,710)	99

Adjusted EBITDA—current definition (unaudited)	$35,491	$20,066	$51,439	$30,884	$87,064	$15,590	$97,653

(1)	Includes $3.0 million write-off of previously deferred debt issuance costs related to the Term Loan discussed below.

The cost of our raw material feedstock purchases is usually determined by application of index-based formulas contained in many of our raw material supply contracts. Through these index-based formulas our raw material costs are linked to commodity market indices (such as indices based on the price of unleaded regular gasoline, butane, isobutane or refinery grade propylene) or to the selling price of the related finished product. The selling prices for our finished products are also typically determined from index-based formulas contained in many of our sales contracts and, in most cases, the indices used to determine finished product selling prices are the same indices used to determine the cost of the corresponding raw material feedstock. The linkage between the costs of our raw material feedstocks and the selling prices of our finished products to the same indices mitigates, to varying degrees, our exposure to volatility in our material margin percentage (which we define as the difference between average revenue per pound and average raw material cost per pound as a percentage of average revenue per pound).

The following table summarizes the primary indices which impact our revenues and raw material costs, by segment.

Finished Product	Revenues	Raw Material Costs
C4 Processing Segment
Butadiene	Butadiene	Butadiene
Butene – 1	Unleaded regular gasoline	Unleaded regular gasoline
Raffinates	Unleaded regular gasoline	Unleaded regular gasoline
MTBE	Unleaded regular gasoline	Unleaded regular gasoline

Performance Products Segment
High purity isobutylene	Butane	Unleaded regular gasoline
Diisobutylene	Butane	Butane
Polyisobutylene	Butane	Butane
Nonene	Refinery grade propylene	Refinery grade propylene
Tetramer	Refinery grade propylene	Refinery grade propylene

The following table summarizes the average index prices for each period presented.

	Three Months Ended March 31,		Six Months Ended December 31,		Year Ended June 30,
	2011	2010	2010	2009	2010	2009	2008
Average commodity prices:
Butadiene (cents/lb)(1)	97.9	69.7	89.5	61.8	70.4	63.7	62.7
Unleaded regular gasoline (cents/gal)(2)	261.0	205.8	209.2	186.8	197.7	183.7	247.9
Butane (cents/gal)(3)	175.2	151.9	150.2	125.3	137.3	116.8	177.0
Refinery grade propylene (cents/lb)(1)	68.0	53.9	46.8	43.3	46.0	34.2	55.3

(1)	Industry pricing was obtained through the Chemical Market Associates, Inc.
(2)	Industry pricing was obtained through Platts.
(3)	Industry pricing was obtained through the Oil Price Information Service.

Quarter ended March 31, 2011 versus quarter ended March 31, 2010

Revenues

Total revenues for the quarter ended March 31, 2011 were $555.6 million, an increase of $154.9 million, or 39%, compared to total revenues of $400.7 million for the prior year quarter. The increase in revenues reflected a 27% increase in the overall average unit selling price, due to rising commodity prices across most of our product line portfolio, and a 10% increase in overall sales volume, due to increased feedstock availability and operational improvements. The higher average unit selling price in the quarter ended March 31, 2011 reflected the favorable trend over the past year in overall market conditions for our products as well as the upward trend in petroleum prices and related commodity market indices to which a substantial portion of our product selling prices are linked.

C4 Processing segment revenues of $434.3 million for the quarter ended March 31, 2011 were up $134.6 million, or 45%, compared to the prior year quarter. The increase was driven by both higher selling prices and increased sales volume in almost all product lines, which reflected higher commodity prices, growing global demand from our customers, increased crude C4 feedstock supply and structurally tight supply of our products due to ethylene crackers processing lighter feedstocks. The average unit selling price for the segment was up 32%, which had a positive impact of $106 million, and sales volume was up 9%, which had a positive impact of $29 million. The average unit selling price for butadiene increased 42% compared to the prior year quarter and average selling prices for butene-1 and our fuel-related products also increased due to a 27% increase in the price of unleaded regular gasoline.

Performance Products segment revenues were $121.3 million compared to $101.0 million in the prior year quarter, an increase of $20.3 million, or 20%. The improvement reflected the combined impact of a 9% increase in average unit selling price for the segment and 10% higher sales volume. The higher average unit selling price and higher sales volume each contributed $10 million to the overall improvement. The higher average unit selling price reflected a 15% increase in the price of butane, which is a major pricing component of our isobutylene derivative products, and a 26% increase in the price of refinery grade propylene, which is a major pricing component of our propylene derivative products. The 10% increase in sales volume was largely attributable to higher volume of by-product streams which carry near break-even profit margins.

Cost of sales

Total cost of sales (excludes depreciation and amortization expense) was $475.9 million in the quarter ended March 31, 2011 compared to $341.0 million in the prior year quarter. The overall $134.9 million, or 40%, increase reflected 31% higher average raw material cost and the 10% increase in sales volume. Total cost of sales represented 86% and 85% of total revenues in the quarters ended March 31, 2011 and 2010, respectively.

C4 Processing segment cost of sales was $376.3 million in the quarter ended March 31, 2011 compared to $260.4 million in the prior year quarter, which represents an increase of $115.9 million, or 45%. The increase was driven primarily by 32% higher average unit cost of sales, which increased cost of sales by $91 million and, to a lesser degree, the 9% higher sales volume which had a $25 million impact. Cost of sales in the quarters ended March 31, 2011 and 2010 included favorable butadiene inventory effects of $8.2 million and $4.1 million, respectively, as average inventory values coming into both quarters were lower than the average cost of raw materials purchased during the quarters. C4 Processing segment cost of sales as a percentage of segment revenues was 87% in the quarters ended March 31, 2011 and 2010.

Performance Products segment cost of sales were $99.6 million in the quarter ended March 31, 2011 compared to $80.6 million in the prior year quarter, which represents an increase of $19.1 million, or 24%. The increase reflected the combined effect of 12% higher average unit cost of sales and 10% higher sales volume. The impact of the higher average unit cost and higher sales volume was $11 million and $8 million, respectively. The higher average unit cost reflected substantially higher raw material costs for all product lines within the segment. High purity isobutylene raw material costs are linked to unleaded regular gasoline prices, which were up 27% over the prior year quarter. Isobutylene derivatives raw material costs are linked to butane prices, which were up 15%. Propylene derivatives raw material costs are linked to propylene costs, which were up 26%. Performance Products segment cost of sales as a percentage of segment revenues was 82% in the quarter ended March 31, 2011 and 80% in the prior year quarter.

The cost of our raw material feedstock purchases is usually determined by application of index-based formulas contained in many of our raw material supply contracts. Through these index-based formulas our raw material costs are linked to commodity market indices (such as indices based on the price of unleaded regular gasoline, butane, isobutane or refinery grade propylene) or to the selling price of the related finished product. The selling prices for our finished products are also typically determined from index-based formulas contained in many of our sales contracts and, in most cases, the indices used to determine finished product selling prices are the same indices used to determine the cost of the corresponding raw material feedstock. The linkage between the costs of our raw material feedstocks and the selling prices of our finished products to the same indices mitigates, to varying degrees, our exposure to volatility in our material margin percentage (which we define as the difference between average revenue per pound and average raw material cost per pound as a percentage of average revenue per pound). Although these index-based pricing formulas provide relative stability in our material margin percentage over time, it is not perfectly constant due to various factors, including those listed below. Please also see “Business—Supplier Purchase Agreements”.

•

Although most of our supply and sales contracts contain index-based formulas, varying proportions of our raw material purchases and finished product sales are done on a spot basis or otherwise negotiated terms. In addition, while many of the index-based formulas in our contracts are simply based on a percentage of the relevant index, others apply adjustment factors to the market indices that do not fluctuate with changes in the underlying index. In periods when market indices are high, the use of non-fluctuating adjustment factors tends to reduce the material margin percentage; and conversely, in periods when market indices are low the non-fluctuating adjustment factors tend to increase the material margin percentage.

•

We may purchase raw material feedstocks in one period based on market indices for that period, and then sell the related finished products in a later period based on market indices for the later period. Changes in selling prices of finished products, based on changes in the underlying market indices between the period the raw material feedstocks are purchased and the related finished products are sold, lessens the effect of the matching indices and causes variation in our material margin percentage. The magnitude of the effect on material margin percentage depends on the magnitude of the change in the underlying indices between the period the raw material is purchased and the period the finished product is sold and the quantity of inventory impacted by the change.

•

Finished product selling price formulas under some of our sales contracts, primarily in the Performance Products segment, are based on commodity indices not for the period in which the sale occurs but for either a prior or subsequent period. The effect on profit margins of these selling price formulas is diminished during times of relatively stable market indices, but can have a substantial effect during times of rapidly increasing or decreasing market indices, which can impact our material margin percentage.

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In times of rapidly declining market indices, the selling price of finished products inventory could fall below the carrying cost, which may result in lower-of-cost or market adjustments in periods before the finished products are sold. This has occurred in the past, primarily related to fuel-based inventory being devalued by other than short-term declines in unleaded regular gasoline prices, which is the market index upon which the fuel-related product selling prices are based. Recognition of lower-of-cost-or-market adjustments would negatively impact the material margin percentage in the period recognized.

Across-the-board increases in the market indices used in our formula-based raw material costs and finished products selling prices for the quarter ended March 31, 2011 versus the comparable prior year quarter were the drivers behind the higher overall average selling price and the higher overall average raw material cost noted above. The 27% increase in the average selling price equated to $0.16 per pound and the 31% increase in the average raw material cost equated to $0.14 per pound, for an improvement in overall average material margin of $0.02 per pound. As a result of the combination of factors noted above which have an impact on material margin percentage, the material margin percentage for the quarter ended March 31, 2011 declined from 23% in the prior year quarter to 21%.

Operating expenses

Operating expenses incurred in the quarter ended March 31, 2011 were $37.5 million compared to $33.7 million in the prior year quarter. The $3.8 million increase reflected higher personnel expenses, the incremental cost of process improvement consulting services and higher plant maintenance expenses. The higher plant maintenance expenses included a write-off of $1.1 million of previously deferred turnaround cost as a result of accelerating the timing of a planned turnaround at the Houston facility.

General and administrative expenses

General and administrative expenses of $7.1 million in the quarter ended March 31, 2011 were down $0.4 million, or 5%, compared to the prior year quarter. The overall decline primarily reflected lower costs for contract services and professional fees.

Depreciation and amortization expense

Depreciation and amortization expense was $10.0 million in the quarter ended March 31, 2011 compared to $9.8 million in the prior year quarter. The slightly higher depreciation expense reflects depreciation on projects completed over the past year, none of which were individually significant.

Interest expense, net

Interest expense, net in the quarter ended March 31, 2011 was $8.4 million, compared to $3.5 million in the prior year quarter. The increase reflected the impact of our long-term debt refinancing in October 2010, in which we repaid the full $268.8 million principal amount of our Term Loan with proceeds from the issuance of $350.0 million of notes, which are due in 2017. For the prior year quarter the interest rate on the Term Loan was LIBOR plus a spread of 2.50%.

Unrealized gain/loss on derivatives

We had no derivative instruments in place at any time during the quarter ended March 31, 2011. We had an unrealized gain of $1.0 million in the prior year quarter that consisted entirely of a gain on an interest rate swap related to our Term Loan that expired on June 30, 2010.

Other, net

Other, net in the quarters ended March 31, 2011 and 2010 consisted primarily of income from our investment in Hollywood/Texas Petrochemicals LP, which is accounted for under the equity method. We and Kirby Inland Marine, Inc. formed this joint venture to operate four barges capable of transporting chemicals.

Income tax expense

Our effective income tax rates for the quarter ended March 31, 2011 and the comparable prior year quarter were 33.0% and 39.0%, respectively. The effective rate for the quarter ended March 31, 2011 was based on the projected effective rate for the year ending December 31, 2011, and the effective rate for the prior year quarter was based on the projected effective rate for the fiscal year ended June 30, 2010. The projected effective rates for both periods reflected the federal statutory tax rate of 35% adjusted for the impact of projected permanent differences and Texas franchise taxes. The 2011 period effective tax rate was lower than the statutory federal rate, primarily reflecting the effect of the projected 2011 Domestic Production Deduction. The 2010 period effective tax rate was higher than the statutory federal rate, which primarily reflected the impact of an increase in that quarter of the projected Texas franchise tax liability for fiscal 2010.

Net income

Net income in the quarter ended March 31, 2011 was $11.4 million compared to $4.1 million in the prior year quarter. The primary components of the $7.4 million increase were the positive impacts of higher total revenues of $154.9, partially offset by higher cost of sales of $134.9 million, higher operating expenses of $3.8 million, higher interest expense of $4.9 million and higher income tax expense of $3.0 million.

Adjusted EBITDA

Adjusted EBITDA (as currently defined—see below for further discussion of our revisions to our previous definition of Adjusted EBITDA) for the quarter ended March 31, 2011 was $35.5 million compared to $20.1 million for the comparable prior year quarter. The 77% improvement reflected the favorable trend over the past year in overall market conditions for our products as well as the upward trend in petroleum prices and related commodity market indices to which a substantial portion of our product selling prices are linked.

C4 Processing segment Adjusted EBITDA for the quarter ended March 31, 2011 was $30.6 million, which was $15.9 million, or 109%, higher than the $14.7 million for the comparable prior year quarter. The primary driver behind the increase was improved margin between revenue and cost of sales of $18.7 million, which was partially offset by higher operating expenses. Higher average unit margin for the segment had a positive impact of $15 million and the 9% higher sales volume had a positive impact of $4 million. The primary contributors to the overall C4 Processing segment margin improvement were butadiene, driven by improving global demand, and butene-1. As discussed under cost of sales above, C4 segment Adjusted EBITDA in the quarters ended March 31, 2011 and 2010 included favorable butadiene inventory effects of $8.2 million and $4.1 million, respectively.

Performance Products segment Adjusted EBITDA for the quarter ended March 31, 2011 was $11.6 million, which was $0.2 million, or 2%, higher than the $11.4 million in the comparable prior year quarter. The primary driver behind the increase was improved margin between revenue and cost of sales of $1.2 million, which was partially offset by higher operating expenses. Higher average unit margin and the 10% higher sales volume had approximately the same positive impact on the overall Performance Products margin. The primary contributor to the average unit margin improvement was polyisobutylene, which was partially offset by lower average unit margin on high purity isobutylene.

Corporate expenses consist of general and administrative expenses, unrealized (gain) loss on derivatives and other, net discussed above.

We have revised the previously reported corporate expense component of Adjusted EBITDA for the prior year quarter ended March 31, 2010 to no longer remove the effect of non-cash stock-based compensation and unrealized gains and losses on derivative financial instruments. Under the previous definition, non-cash stock-based compensation of $0.3 million would be added to the reported amount for the quarter ended March 31, 2011 and Adjusted EBITDA would be $35.8 million, which is the comparable amount to the previously reported amount of $19.1 million for the prior year quarter.

Six months ended December 31, 2010 versus six months ended December 31, 2009

Revenues

Total revenues for the six months ended December 31, 2010 were $985.5 million, an increase of $229.6 million, or 30%, compared to total revenues of $755.9 million for the six months ended December 31, 2009. The increase in revenues reflected a 36% increase in overall average selling prices partially offset by a 4% decline in overall sales volume. The positive impact of the higher average selling prices was $240 million and the negative impact of the lower sales volume was $10 million. The higher selling prices in the 2010 period reflected the favorable trend over the past year in overall market conditions for our products as well as the upward trend in petroleum prices and related commodity market indices to which a substantial portion of our product selling prices are linked.

C4 Processing segment revenues of $792.4 million were up $188.0 million for the six months ended December 31, 2010, or 31%, compared to the comparable prior year period. Average selling prices for the segment were up 40%, which had a positive impact of $208 million, while total sales volume was down by 6% and had a $20 million negative impact. The higher average selling prices was driven by higher butadiene pricing and the lower sales volume was mainly due to lower raffinate volumes.

Performance Products segment revenues of $193.1 million were up $41.6 million for the six months ended December 31, 2010, or 27%, versus the comparable prior year period. The improvement reflected the combined impact of 22% higher average selling prices and 4% higher sales volume. The higher selling prices and higher sales volume contributed $32 million and $10 million, respectively, to the overall increase. The higher average selling prices reflect higher prices across all product lines and the higher sales volume reflects improvement in all product lines except propylene derivatives, which was down slightly.

Cost of sales

Total cost of sales (excludes depreciation and amortization expense) was $855.0 million for the six months ended December 31, 2010 versus the comparable prior year period amount of $649.2 million. The overall $205.9 million, or 32%, increase in cost of sales was driven primarily by 39% higher average raw material costs. Total cost of sales represented 87% and 86% of total revenues in the 2010 and the prior year period, respectively.

C4 Processing segment cost of sales was up 34%, from $524.4 million in the 2009 period to $705.0 million in the 2010 period. The $180.6 million increase primarily reflected the impact of 46% higher average raw material costs, primarily for butadiene, which was slightly offset by 6% lower sales volume. C4 Processing segment cost of sales as a percentage of segment revenues was 89% in the 2010 period and 87% in the prior year period.

Performance Products segment cost of sales in the 2010 period were $150.0 million compared to $124.8 million in the prior year period, which represents an increase of $25.2 million, or 20%. The increase reflected the combined effect of 14% higher average raw material costs, which reflected higher costs across all product lines, and 4% higher sales volume. Performance Products segment cost of sales as a percentage of segment revenues was 78% compared to 82% in the 2009 comparable period. The higher percentage in the prior year period reflected the negative impact of plant operating issues which increased logistics costs and resulted in production of off-spec products that were sold at reduced selling prices.

The cost of our raw material feedstock purchases is usually determined by application of index-based formulas contained in many of our raw material supply contracts. Through these index-based formulas our raw material costs are linked to commodity market indices (such as indices based on the price of unleaded regular gasoline, butane, isobutane or refinery grade propylene) or to the selling price of the related finished product. The selling prices for our finished products are also typically determined from index-based formulas contained in many of our sales contracts and, in most cases, the indices used to determine finished product selling prices are the same indices used to determine the cost of the corresponding raw material feedstock. The linkage between the costs of our raw material feedstocks and the selling prices of our finished products to the same indices mitigates, to varying degrees, our exposure to volatility in our material margin percentage (which we define as the difference between average revenue per pound and average raw material cost per pound as a percentage of average revenue per pound). Although these index-based pricing formulas provide relative stability in our material margin percentage over time, it is not perfectly constant due to various factors, including those listed below. Please also see “Business—Supplier Purchase Agreements”.

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Although most of our supply and sales contracts contain index-based formulas, varying proportions of our raw material purchases and finished product sales are done on a spot basis or otherwise negotiated terms. In addition, while many of the index-based formulas in our contracts are simply based on a percentage of the relevant index, others apply adjustment factors to the market indices that do not fluctuate with changes in the underlying index. In periods when market indices are high, the use of non-fluctuating adjustment factors tends to reduce the material margin percentage; and conversely, in periods when market indices are low the non-fluctuating adjustment factors tend to increase the material margin percentage.

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We may purchase raw material feedstocks in one period based on market indices for that period, and then sell the related finished products in a later period based on market indices for the later period.

Changes in selling prices of finished products, based on changes in the underlying market indices between the period the raw material feedstocks are purchased and the related finished products are sold, lessens the effect of the matching indices and causes variation in our material margin percentage. The magnitude of the effect on material margin percentage depends on the magnitude of the change in the underlying indices between the period the raw material is purchased and the period the finished product is sold and the quantity of inventory impacted by the change.

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Finished product selling price formulas under some of our sales contracts, primarily in the Performance Products segment, are based on commodity indices not for the period in which the sale occurs but for either a prior or subsequent period. The effect on profit margins of these selling price formulas is diminished during times of relatively stable market indices, but can have a substantial effect during times of rapidly increasing or decreasing market indices, which can impact our material margin percentage.

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In times of rapidly declining market indices, the selling price of finished products inventory could fall below the carrying cost, which may result in lower-of-cost or market adjustments in periods before the finished products are sold. This has occurred in the past, primarily related to fuel-based inventory being devalued by other than short-term declines in unleaded regular gasoline prices, which is the market index upon which the fuel-related product selling prices are based. Recognition of lower-of-cost-or-market adjustments would negatively impact the material margin percentage in the period recognized.

Across-the-board increases in the market indices used in our formula-based raw material costs and finished products selling prices for the six months ended December 31, 2010 versus the comparable prior year period were the drivers behind the higher overall average selling price and the higher overall average raw material cost noted above. The 36% increase in the average selling price equated to $0.18 per pound and the 39% increase in the average raw material cost equated to $0.15 per pound, for an improvement in overall average material margin of $0.03 per pound. As a result of a combination of the factors noted above, however, the material margin percentage for the six months ended December 31, 2010 declined from 23% in the prior year period to 21%.

Operating expenses

Operating expenses incurred in the six months ended December 31, 2010 were $67.1 million compared to $65.0 million in the comparable prior year period. The $2.1 million increase reflected moderate increases in both personnel and maintenance expenses.

General and administrative expenses

General and administrative expenses were $12.7 million in the six months ended December 31, 2010 compared to $13.3 million in the comparable prior year period, as higher personnel costs were more than offset by lower contract services and legal expenses.

Depreciation and amortization expense

Depreciation and amortization expense for the six months ended December 31, 2010 was $19.8 million compared to $20.1 million in the comparable prior year period. Depreciation expense for both periods reflected the continuation of baseline capital spending and absence of major capital project spending since the completion of our major capital investment initiatives in early fiscal 2009.

Business interruption insurance recoveries

In the second quarter of fiscal 2010 we received $17.1 million (net of recovery expenses of $0.4 million) as the second and final installment of our business interruption insurance recovery related to Hurricane Ike. Our total settlement of $47.0 million consisted of a $19.5 million deductible, a $10.0 million payment received in the fourth quarter of fiscal 2009 and the final payment of $17.5 million, before expenses.

Interest expense

Interest expense incurred during the six months ended December 31, 2010 was $11.5 million compared to $7.5 million in the prior year period. The $4.0 million increase primarily reflected the combined impact of the higher principal and interest rate on the notes from October through December 2010.

Write-off term loan debt issuance cost

Deferred debt issuance costs of $3.0 million related to the Term Loan were written off in conjunction with the refinancing of the Term Loan with proceeds from the issuance and sale of the $350.0 million of notes in October 2010.

Unrealized gain/loss on derivatives

We had no derivative instruments in place at any time during the six months ended December 31, 2010. The unrealized gain of $1.4 million in the prior year period consisted entirely of a gain on an interest rate swap related to our Term Loan, which swap expired on June 30, 2010.

Other, net

Other, net in both the current and prior year quarters consisted primarily of income from our investment in Hollywood/Texas Petrochemicals LP, which is accounted for under the equity method. We and Kirby Inland Marine, Inc. formed this joint venture to operate four barges capable of transporting chemicals. The lower amount for the six months ended December 31, 2010 reflected lower joint venture earnings.

Income tax expense

Our effective income tax rates for the six-month periods ended December 31, 2010 and 2009 were 29.8% and 40.5%, respectively. The effective rates for both periods reflected the federal statutory rate of 35% and Texas and Delaware franchise taxes. The 2010 period effective rate was reduced by the impact of a credit for increasing research and development activities of $0.9 million based on a study completed during the fourth quarter of calendar 2010 of expenditures incurred during fiscal years ended June 30, 2007, 2008, 2009 and 2010. The effective rate for the prior year period was increased by the impact of a domestic production deduction of $1.0 million originally taken on the fiscal 2006 tax return that was permanently lost as a result of the carry-back of our fiscal 2009 net operating loss, which eliminated fiscal 2006 taxable income.

Net income

Net income was $12.2 million, for the six months ended December 31, 2010 and $12.1 million for the comparable prior year period. Improved margin between revenue and cost of sales of $23.7 million and lower income tax expense of $3.1 million were offset by higher operating expenses of $2.1 million, higher interest expense of $4.0 million, the write-off of term loan deferred debt issuance cost of $3.0 million and the prior year’s business interruption insurance recovery of $17.1 million and unrealized gain on derivatives of $1.4 million.

Adjusted EBITDA

Adjusted EBITDA (as currently defined—see below for further discussion of our revisions to our previous definition of Adjusted EBITDA) for the six months ended December 31, 2010 was $51.4 million compared to $30.9 million for the six months ended December 31, 2009. The 67% improvement reflected the favorable trend over the past year in overall market conditions for our products as well as the upward trend in petroleum prices and related commodity market indices to which a substantial portion of our product selling prices are linked.

C4 Processing segment Adjusted EBITDA for the six months ended December 31, 2010 was $39.5 million, which was 18% higher than the $33.4 million reported for the comparable prior year period. The primary driver behind the increase was improved margin between revenue and cost of sales of $7.4 million. Higher average unit margins had a positive impact of $8 million and lower sales volume had a negative impact of $1 million.

Performance Products segment Adjusted EBITDA for the six months ended December 31, 2010 was up $15.5 million, or 185%, to $23.9 million from $8.4 million in the comparable prior year period. The Adjusted EBITDA improvement primarily reflected better margin between revenue and cost of sales of $16.3 million. Higher average unit margins had a positive impact of $12 million. Higher sales volume had a positive impact of $4 million.

Corporate expenses consist of general and administrative expenses, unrealized (gain) loss on derivatives and other, net discussed above.

We have revised previously defined Adjusted EBITDA for the C4 Processing segment for all prior periods to remove the effect of the business interruption insurance proceeds and the unauthorized freight recoveries/payments. Without giving effect to these prior period revisions, the improvement in overall Adjusted EBITDA would have been 10% ($52.1 million for the 2010 period compared to $47.2 million for the prior year period). Adjusted EBITDA for the C4 Processing segment would have declined 22% ($39.5 million for the 2010 period compared to $50.4 million for the prior year period).

Fiscal year ended June 30, 2010 versus fiscal year ended June 30, 2009

Revenues

Total revenues for fiscal 2010 were $1,688.5 million, an increase of $311.6 million, or 23%, compared to total revenues of $1,376.9 million for fiscal 2009. The overall increase in revenues reflected the positive impact of a 7% increase in overall sales volume as well as better average selling prices, primarily for C4 Processing segment product lines, which in the aggregate were 15% higher. The positive impacts of the higher sales volumes and higher average selling prices were $134 million and $178 million, respectively. Sales volumes in fiscal 2009 were curtailed in the first two months of the year by limited crude C4 availability and subsequently by the aftermath of Hurricane Ike and weakened demand related to the global economic recession. Sales volumes in fiscal 2010 reflected an upward trend in overall demand for our products that has followed the improvement in general economic and market conditions when compared to the previous year. Average selling prices in fiscal 2009 were positively affected by strong demand and high petrochemical and fuel-related prices during the first two months of the fiscal year, and then were negatively affected over the remainder of the fiscal year as a result of the global economic recession. Selling prices for fiscal 2010 have steadily increased over the course of the fiscal year, which reflected strengthening economic conditions that have driven petroleum prices and related commodity market indices upward. Fiscal 2010 average selling prices benefited also from tight market conditions for our products.

Fiscal 2010 revenues for the C4 Processing segment were higher by $266.8 million, or 25%, compared to the previous year. The overall increase reflected the combined effect of 8% higher sales volumes, which increased revenues by $103 million, and 17% higher average selling prices, which increased revenues by $164 million.

Fiscal 2010 revenues for the Performance Products segment were $44.9 million, or 14%, higher than fiscal 2009, which reflected a 4% improvement in sales volume and a 10% improvement in average selling prices. The moderately higher sales volumes reflected the loss of sales volume related to a contract that ended as of December 31, 2008, which was more than offset by higher sales volumes in fiscal 2010 for all other product lines in this segment. The contract that ended on December 31, 2008 contributed 23% of total sales volumes and 20% of total revenues for the segment during fiscal 2009. The higher overall sales volume contributed $31 million of the increase in revenues, while the higher average selling prices contributed $14 million.

Cost of sales

Total cost of sales (excludes depreciation and amortization expense) was $1,444.2 million in fiscal 2010 compared to $1,194.2 million in fiscal 2009. The overall $250.0 million, or 21%, increase in cost of sales was driven by the 7% higher sales volume and higher average raw material costs, partially offset by the positive impact of lower natural gas energy costs. Overall fiscal 2010 per unit raw material costs were 18% higher and overall per unit energy costs were 30% lower in comparison with fiscal 2009. Total cost of sales represented 86% and 87% of total revenues in fiscal 2010 and 2009, respectively.

Fiscal 2010 cost of sales for the C4 Processing segment was higher by $217.1 million, or 23%, versus fiscal 2009, reflecting the impact of 8% higher sales volumes and 21% higher per unit raw material costs, partially offset by the lower natural gas energy costs. C4 Processing segment cost of sales as a percentage of segment revenues was 87% and 89% for fiscal 2010 and 2009, respectively.

Fiscal 2010 Performance Products segment cost of sales increased from fiscal 2009 by $32.9 million, or 13%. The increase primarily reflected the 4% increase in sales volume and 8% higher average per unit raw material costs. The impact on sales volume of the sales contract that ended as of December 31, 2008 (see discussion of Performance Products revenues above) was offset by significantly higher sales volumes in fiscal 2010 for all other products. The contract that expired on December 31, 2008 contributed 23% of total segment sales volumes and 21% of total segment cost of sales in fiscal 2009. Performance Products segment cost of sales as a percentage of segment revenues was 80% for both the current and prior fiscal years.

The cost of our raw material feedstock purchases is usually determined by application of index-based formulas contained in many of our raw material supply contracts. Through these index-based formulas our raw material costs are linked to commodity market indices (such as indices based on the price of unleaded regular gasoline, butane, isobutane or refinery grade propylene) or to the selling price of the related finished product. The selling prices for our finished products are also typically determined from index-based formulas contained in many of our sales contracts and, in most cases, the indices used to determine finished product selling prices are the same indices used to determine the cost of the corresponding raw material feedstock. The linkage between the costs of our raw material feedstocks and the selling prices of our finished products to the same indices mitigates, to varying degrees, our exposure to volatility in our material margin percentage (which we define as the difference between average revenue per pound and average raw material cost per pound as a percentage of average revenue per pound). Although these index-based pricing formulas provide relative stability in our material margin percentage over time, it is not perfectly constant due to various factors, including those listed below. Please also see “Business—Supplier Purchase Agreements”.

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Although most of our supply and sales contracts contain index-based formulas, varying proportions of our raw material purchases and finished product sales are done on a spot basis or otherwise negotiated terms. In addition, while many of the index-based formulas in our contracts are simply based on a percentage of the relevant index, others apply adjustment factors to the market indices that do not fluctuate with changes in the underlying index. In periods when market indices are high, the use of non-fluctuating adjustment factors tends to reduce the material margin percentage; and conversely, in periods when market indices are low the non-fluctuating adjustment factors tend to increase the material margin percentage.

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We may purchase raw material feedstocks in one period based on market indices for that period, and then sell the related finished products in a later period based on market indices for the later period. Changes in selling prices of finished products, based on changes in the underlying market indices between the period the raw material feedstocks are purchased and the related finished products are sold, lessens the effect of the matching indices and causes variation in our material margin percentage. The magnitude of the effect on material margin percentage depends on the magnitude of the change in the underlying indices between the period the raw material is purchased and the period the finished product is sold and the quantity of inventory impacted by the change.

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Finished product selling price formulas under some of our sales contracts, primarily in the Performance Products segment, are based on commodity indices not for the period in which the sale occurs but for either a prior or subsequent period. The effect on profit margins of these selling price formulas is diminished during times of relatively stable market indices, but can have a substantial effect during times of rapidly increasing or decreasing market indices, which can impact our material margin percentage.

•

In times of rapidly declining market indices, the selling price of finished products inventory could fall below the carrying cost, which may result in lower-of-cost or market adjustments in periods before the finished products are sold. This has occurred in the past, primarily related to fuel-based inventory being devalued by other than short-term declines in unleaded regular gasoline prices, which is the market index upon which the fuel-related product selling prices are based. Recognition of lower-of-cost-or-market adjustments would negatively impact the material margin percentage in the period recognized.

Across-the-board increases in the market indices used in our formula-based raw material costs and finished products selling prices for fiscal 2010 versus fiscal 2009 were the drivers behind the higher overall average selling price and the higher overall average raw material cost noted above. The 15% increase in the average selling price and the 18% increase in the average raw material cost both equated to $0.07 per pound, which resulted in essentially the same overall average material margin for the two years. As a result of the combination of factors noted above which have an impact on material margin percentage, the material margin percentage for fiscal 2010 declined to 23% from 25% in fiscal 2009.

Operating expenses

Operating expenses incurred during fiscal 2010 were $133.2 million compared to $132.3 million in fiscal 2009. The primary components of the $0.9 million increase were higher maintenance costs of $1.5 million, higher contract services and professional fees of $1.2 million, higher personnel costs of $0.9 million, higher storage and handling costs of $0.6 million and higher selling overhead expenses of $0.6 million, partially offset by the absence in fiscal 2010 of hurricane damage repair expense incurred in the prior fiscal year of $3.8 million.

General and administrative expenses

General and administrative expenses in fiscal 2010 were $29.8 million compared to $32.8 million in the previous fiscal year. The decrease of $3.0 million reflected lower expense of $7.5 million related to our stock-based compensation plan, partially offset by higher compensation and benefit costs of $4.4 million, including severance costs of $0.7 million. Stock-based compensation decreased by $6.0 million due to the majority of option and restricted stock grants becoming fully vested in fiscal 2009. The reduction also reflected the absence in fiscal 2010 of $1.6 million incurred by us in fiscal 2009 to pay the individual tax liability of TPC Group Inc.’s previous directors and certain of our management-level employees related to the vesting of their restricted stock. The amount we paid was based on their individual tax liability related to the value of the stock that vested on July 1, 2008. No such option was available to our directors and management employees regarding the restricted stock that vested on July 1, 2009.

Depreciation and amortization expense

Depreciation and amortization expense in fiscal 2010 was $39.8 million compared to $41.9 million in fiscal 2009. The decline in depreciation expense reflected the return to baseline capital spending subsequent to completion of our major capital investment initiatives in the first quarter of fiscal 2009.

Asset impairment

In the fourth quarter of fiscal 2009 we recorded an asset impairment charge to write down the carrying value of our dehydrogenation assets. In conjunction with the completion of a capital project in October 2007, which allowed us to externally source isobutylene feedstock at our Houston facility, we idled our dehydrogenation units that were previously used to produce isobutylene. The carrying value of the dehydrogenation assets was not previously considered to be impaired because there were a number of realistic and probable alternative uses for these assets by which the carrying value would have been recovered. However, in the fourth quarter of fiscal 2009, we determined that the likelihood of investing additional capital in the foreseeable future necessary to recover the carrying value of these specific assets had been substantially reduced. Due to the ongoing global economic recession, the unlikely availability of funds necessary to undertake any such significant investments in the foreseeable future, and the fact that the assets had been idled for almost two years, we concluded that recovery of the carrying cost of these assets was not likely and recorded a charge of $6.0 million to recognize the impairment of these assets, which reduced the carrying value to zero as there were no specific plans to use or dismantle these assets in the foreseeable future. No asset impairment was recognized in fiscal 2010.

Unauthorized freight payment recoveries

In July 2007, we discovered that a former employee, with the assistance of a non-employee conspirator, had directed unauthorized payments from our accounts to a fictitious vendor in the total amount of $13.6 million covering the period from June 2002 through July 2007. In August 2008, the former employee and his non-employee conspirator were convicted of certain crimes related to the unauthorized freight payments by the United States District Court for the Southern District of Texas. As part of their convictions, the former employee and his non-employee conspirator were required to forfeit assets to the Office of the United States Attorney for restitution. These assets were liquidated by the U.S. government, and in April 2009 we received cash proceeds of $4.7 million as restitution for the losses represented by the unauthorized freight payments. We do not anticipate any future additional recoveries.

Business interruption insurance recoveries

In the second quarter of fiscal 2010 we received $17.1 million (net of recovery expenses of $0.4 million) as the second and final installment of our business interruption insurance recovery related to Hurricane Ike. Our total settlement of $47.0 million consisted of a $19.5 million deductible, a $10.0 million payment received in the fourth quarter of fiscal 2009 and the final payment of $17.5 million, before expenses, received in the second quarter of fiscal 2010.

Interest expense

Interest expense incurred in fiscal 2010 was $15.1 million, compared to $16.8 million in the previous year. The decline in interest expense reflected lower average interest rates on a lower average amount outstanding on our ABL Revolver of $26.2 million, partially offset by the absence of capitalized interest in the current fiscal year, which was $0.9 million in fiscal 2009.

Unrealized gain/loss on derivatives

The unrealized net gain on derivatives in fiscal 2010 was $3.5 million, compared to a net loss of $3.7 million in the previous fiscal year. Both the gain in fiscal 2010 and the loss in fiscal 2009 were associated with the interest rate swap related to our Term Loan. The interest rate swap expired on June 30, 2010.

Other, net

Other, net in both fiscal 2010 and fiscal 2009 consisted primarily of income from our investment in Hollywood/Texas Petrochemicals LP, which is accounted for under the equity method. We and Kirby Inland Marine, Inc. formed this joint venture to operate four barges capable of transporting chemicals.

Income tax expense

Our effective income tax rate for fiscal 2010 was 37.9%, compared to 34.3% for fiscal 2009. The effective rates for both years reflected federal statutory tax at 35% and Texas and Delaware franchise taxes; however, the current year provision included the impact of a Domestic Production Deduction of $1.0 million originally taken on the fiscal 2006 tax return that was permanently lost as a result of the carry back of our fiscal 2009 net operating loss, which eliminated fiscal 2006 taxable income. In December 2009, as a result of the Worker, Homeownership, and Business Assistance Act of 2009 that was signed into law on November 6, 2009, we applied for a refund of income taxes paid for fiscal years 2004, 2005 and 2006. Of the total amount of the fiscal 2009 net operating loss of $132.6 million, we applied to carry back $124.3 million, which resulted in a refund of $39.8 million received in February 2010. The remaining $8.3 million of the fiscal 2009 net operating loss was used to offset fiscal 2010 taxable income on the fiscal 2010 federal tax return which was filed in February 2011.

Net income

Net income in fiscal 2010 was $30.6 million, compared to a net loss of $22.6 million in fiscal 2009. The primary components of the $53.2 million increase were the positive impacts of higher total revenues of $311.6 million, lower depreciation expense of $2.1 million, the $6.0 million asset impairment in the prior fiscal year, the higher business interruption insurance recovery of $7.1 million and the unrealized net gain of $7.2 million on the interest rate swap, partially offset by higher cost of sales of $250.0 million, the unauthorized freight payment recovery of $4.7 million in the prior fiscal year, and the higher tax provision of $30.5 million.

Adjusted EBITDA

Total Adjusted EBITDA (as currently defined—see below for further discussion of our revisions to our previous definition of Adjusted EBITDA) in fiscal 2010 was $87.1 million compared to $15.6 million in fiscal 2009. Substantial improvements in both operating segments reflected the favorable economic and market conditions in fiscal 2010 compared to fiscal 2009.

C4 Processing Adjusted EBITDA improved from $22.7 million in fiscal 2009 to $74.2 million in fiscal 2010, an increase of $51.5 million, or 227%. The increase reflected substantially improved margin between sales and cost of sales of $49.6 million and lower operating expenses of $1.8 million.

Adjusted EBITDA for the Performance Products segment was $37.0 million in fiscal 2010 compared to $27.7 million in fiscal 2009. The increase of $9.2 million, or 33%, primarily reflected improved margin between sales and cost of sales of $12.0 million, partially offset by higher operating expenses of $2.7 million.

Corporate expenses consist of general and administrative expenses, unrealized (gain) loss on derivatives and other, net discussed above.

We have revised previously defined Adjusted EBITDA for the C4 Processing segment for all prior periods to remove the effect of the business interruption insurance proceeds and the unauthorized freight recoveries/payments. Without giving effect to these prior period revisions, the improvement in overall Adjusted EBITDA would have been 153% ($101.8 million for fiscal 2010 compared to $40.3 million for fiscal 2009). Adjusted EBITDA for the C4 Processing segment would have increased 144% ($91.2 million for fiscal 2010 compared to $37.4 million for fiscal 2009).

Fiscal year ended June 30, 2009 versus fiscal year ended June 30, 2008

Revenues

Total fiscal 2009 revenues were $1,376.9 million compared to fiscal 2008 revenues of $2,016.2 million. The primary components of the $639.3 million, or 32%, decline were lower revenues of $421.8 million for the C4

Processing segment and lower revenues of $151.4 million for the Performance Products segment. Also contributing to the lower fiscal 2009 revenues was the absence of MTBE produced by our dehydrogenation units, for which revenues were $66.1 million in fiscal 2008. The overall decrease in revenues reflected the impact of both lower sales volumes and lower average selling prices across all of our product lines. Total fiscal 2009 sales volumes were down 23% from the previous fiscal year, largely attributable to the impact of Hurricane Ike in September 2008. Hurricane Ike had a significant negative impact on sales volumes from mid-September 2008 through the second quarter of fiscal 2009 as our ability to ship product was curtailed and several of our customers could not take product because they were forced to shut down for extended periods of time. The global economic crisis eroded demand and selling prices for our products over the last three quarters of the fiscal year. The 11% decline in average selling prices reflected weakened demand and lower petrochemical and fuel-related prices in fiscal 2009 compared to fiscal 2008.

The decrease in C4 Processing segment revenues of $421.8 million, or 28%, reflected both lower sales volumes and lower average selling prices. Sales volumes, which were down 19%, and average selling prices, which were down 12%, negatively impacted revenues by $284 million and $138 million, respectively. Significant drivers behind the overall decrease in C4 Processing volumes were the September 2008 hurricanes and the global economic downturn. Although our production facilities were able to recover quickly from the hurricanes, our ability to receive raw materials and ship finished products was significantly hampered as both suppliers and customers remained shut down for extended periods of time. The global economic downturn substantially eroded customer demand for our C4 Processing products. The lower average selling prices in fiscal 2009 reflected the impact of weak demand as well as relatively high fiscal 2008 selling prices for butadiene and butene-1, which were supported by supply shortages, and for fuel related products, which were supported by high unleaded regular gasoline prices.

As with the C4 Processing segment, the $151.4 million, or 32%, decrease in Performance Products segment revenues resulted from both lower sales volumes and lower average selling prices. Sales volumes, which were down 21%, had a negative impact on revenues of $97 million, and average selling prices, which were down 14%, had a negative impact of $54 million. The deterioration in both volume and pricing reflect the weakened demand attributable to the economic downturn.

Cost of sales

Total cost of sales (excludes depreciation and amortization expense) in fiscal 2009 was $1,194.2 million, compared to $1,752.2 million in fiscal 2008. The overall $558.0 million, or 32%, decrease reflected the combination of lower sales volumes and lower average costs for the C4 Processing and Performance Products segments, as well as the absence of costs associated with MTBE produced by our dehydrogenation units, for which cost of sales were $59.2 million in fiscal 2008. Cost of sales for the C4 Processing and Performance Products segments were down $365.9 million and $133.0 million, respectively. Overall average raw material costs were down 13%. As a result of the significant and rapid declines in selling prices during the respective periods, we recorded first and second quarter lower-of-cost-or-market adjustments of $9.4 million and $11.6 million, respectively, which are reflected in cost of sales for fiscal year 2009. Over the course of the second half of fiscal 2009 average selling prices stabilized, which contributed to more stable raw material costs and margins. Total cost of sales, excluding MTBE produced from dedicated dehydrogenation units in the prior year, was 87% of total revenues for both fiscal 2009 and 2008.

The decrease in cost of sales for the C4 Processing segment of $365.9 million, or 28%, reflected the impact of 19% lower sales volume as well as lower average raw material costs. The lower average raw material costs substantially mirrored the lower average selling prices discussed above (13% and 12%, respectively). C4 Processing segment cost of sales, as a percentage of total segment revenues, was 89% in fiscal 2009 and 88% in fiscal 2008.

The decrease in the Performance Products segment cost of sales of $133.0 million, or 34%, was likewise due to the combined impact of lower sales volume, which was down 21%, and lower average raw material costs.

As discussed above for the C4 Processing segment, the lower average raw material costs generally corresponded to the lower average selling prices (17% and 14%, respectively). Performance Products segment cost of sales was 80% and 83% of total revenues in fiscal 2009 and fiscal 2008, respectively.

The cost of our raw material feedstock purchases is usually determined by application of index-based formulas contained in many of our raw material supply contracts. Through these index-based formulas our raw material costs are linked to commodity market indices (such as indices based on the price of unleaded regular gasoline, butane, isobutane or refinery grade propylene) or to the selling price of the related finished product. The selling prices for our finished products are also typically determined from index-based formulas contained in many of our sales contracts and, in most cases, the indices used to determine finished product selling prices are the same indices used to determine the cost of the corresponding raw material feedstock. The linkage between the costs of our raw material feedstocks and the selling prices of our finished products to the same indices mitigates, to varying degrees, our exposure to volatility in our material margin percentage (which we define as the difference between average revenue per pound and average raw material cost per pound as a percentage of average revenue per pound). Although these index-based pricing formulas provide relative stability in our material margin percentage over time, it is not perfectly constant due to various factors, including those listed below. Please also see “Business—Supplier Purchase Agreements”.

•

Although most of our supply and sales contracts contain index-based formulas, varying proportions of our raw material purchases and finished product sales are done on a spot basis or otherwise negotiated terms. In addition, while many of the index-based formulas in our contracts are simply based on a percentage of the relevant index, others apply adjustment factors to the market indices that do not fluctuate with changes in the underlying index. In periods when market indices are high, the use of non-fluctuating adjustment factors tends to reduce the material margin percentage; and conversely, in periods when market indices are low the non-fluctuating adjustment factors tend to increase the material margin percentage.

•

We may purchase raw material feedstocks in one period based on market indices for that period, and then sell the related finished products in a later period based on market indices for the later period. Changes in selling prices of finished products, based on changes in the underlying market indices between the period the raw material feedstocks are purchased and the related finished products are sold, lessens the effect of the matching indices and causes variation in our material margin percentage. The magnitude of the effect on material margin percentage depends on the magnitude of the change in the underlying indices between the period the raw material is purchased and the period the finished product is sold and the quantity of inventory impacted by the change.

•

Finished product selling price formulas under some of our sales contracts, primarily in the Performance Products segment, are based on commodity indices not for the period in which the sale occurs but for either a prior or subsequent period. The effect on profit margins of these selling price formulas is diminished during times of relatively stable market indices, but can have a substantial effect during times of rapidly increasing or decreasing market indices, which can impact our material margin percentage.

•

In times of rapidly declining market indices, the selling price of finished products inventory could fall below the carrying cost, which may result in lower-of-cost or market adjustments in periods before the finished products are sold. This has occurred in the past, primarily related to fuel-based inventory being devalued by other than short-term declines in unleaded regular gasoline prices, which is the market index upon which the fuel-related product selling prices are based. Recognition of lower-of-cost-or-market adjustments would negatively impact the material margin percentage in the period recognized.

Decreases in the market indices used in our formula-based raw material costs and finished products selling prices for fiscal 2009 versus fiscal 2008 were the drivers behind the lower overall average selling price and the lower overall average raw material cost noted above. The 11% decrease in the average selling price and the 13% decrease in the average raw material cost both equated to $0.06 per pound, which resulted in essentially the same overall average material margin for the two years. As a result of the combination of factors noted above which have an impact on material margin percentage, the material margin percentage for fiscal 2009 increased to 25% from 23% in fiscal 2008.

Operating expenses

Total operating expenses incurred in fiscal 2009 were $132.3 million, which was slightly higher than the $131.2 million incurred in fiscal 2008. The overall $1.1 million increase in operating expenses consisted of higher expenses at our Houston and Baytown facilities of $1.9 million and $0.5 million, respectively, and higher sales overhead expenses of $0.6 million, partially offset by lower expenses at our Port Neches facility of $1.9 million The increase in Houston plant operating expenses reflected hurricane repair costs of $2.6 million, higher transportation and storage costs of $1.2 million and higher property taxes and insurance of $1.1 million, partially offset by lower maintenance and environmental expenses of $2.4 million and cost reductions in various other areas. The primary components of the decrease in Port Neches plant operating expenses were lower maintenance and environmental costs of $1.7 million and lower transportation and storage costs of $1.4 million, partially offset by hurricane repair costs of $1.7 million. The higher Baytown plant operating expenses reflected higher personnel and maintenance expenses. Our fiscal 2009 operating expenses, excluding $4.3 million for hurricane repairs, reflect the positive impact of actions taken by management during the year to control spending and align our level of operations with demand for our products in response to the challenging economic environment.

General and administrative expenses

General and administrative expenses decreased $3.9 million from $36.7 million in fiscal 2008 to $32.8 million in fiscal 2009. The primary components of the decrease were $3.2 million of lower expense related to our stock-based compensation plan, the absence of certain legal and consulting costs incurred in the prior year of $2.3 million, lower recruiting fees of $0.7 million and lower Sarbanes-Oxley compliance costs of $0.4 million, partially offset by higher outside legal fees of $2.5 million and legal and professional fees of $0.9 million related primarily to our SEC registration process. The lower expense associated with our stock-based compensation plan relates to lower costs incurred by us to pay the individual tax liability of TPC Group Inc.’s previous directors and certain of our management-level employees related to the vesting of their restricted stock. The amount we paid was based on their individual tax liability related to the value of the stock that vested on July 1, 2008, which was substantially lower than the value on July 1, 2007.

Depreciation and amortization expense

Depreciation and amortization expense was $41.9 million in fiscal 2009 and $35.9 million in fiscal 2008. The higher fiscal 2009 expense reflected incremental depreciation of our Baytown plant and isobutylene processing unit, which began operations during the first half of fiscal 2008, and our polyisobutylene plant that started up at the end of the first quarter of fiscal 2009.

Asset impairment

In the fourth quarter of fiscal 2009 we recorded an asset impairment charge to write down the carrying value of our dehydrogenation assets. In conjunction with the completion of a capital project in October 2007, which allowed us to externally source isobutylene feedstock at our Houston facility, we idled our dehydrogenation units that were previously used to produce isobutylene. The carrying value of the dehydrogenation assets was not previously considered to be impaired because there were a number of realistic and probable alternative uses for these assets by which the carrying value would have been recovered. However, in the fourth quarter of fiscal 2009, we determined that the likelihood of investing additional capital in the foreseeable future necessary to recover the carrying value of these specific assets had been substantially reduced. Due to the ongoing global economic recession, the unlikely availability of funds necessary to undertake any significant investments in the foreseeable future, and the fact that the assets had been idled for almost two years, we concluded that recovery of the carrying cost of these assets was not likely and recorded a charge of $6.0 million to recognize the impairment of these assets, which reduced the carrying value to zero as there were no specific plans to use or dismantle these assets in the foreseeable future.

Loss on sale of assets

The $1.1 million loss on sale of assets in fiscal 2008 consists of a loss realized upon the sale of catalyst material from the dehydrogenation units at our Houston facility. The gross proceeds from the sale were $1.5 million and are reflected as cash from investing activities in the consolidated statements of cash flows.

Business interruption insurance recoveries

In the fourth quarter of fiscal 2009, we received a partial recovery of $10.0 million on our business interruption insurance claim related to Hurricane Ike in September 2008 (shown as a separate line item on the fiscal 2009 Consolidated Statement of Operations and Comprehensive Income). We received an additional $17.1 million (net of recovery expenses of $0.4 million) in the second quarter of fiscal 2010 as a final settlement of the claim.

Unauthorized freight (recoveries) payments

In July 2007, we discovered that a former employee, with the assistance of a non-employee conspirator, had directed unauthorized payments from our accounts to a fictitious vendor in the total amount of $13.6 million covering the period from June 2002 through July 2007. In August 2008, the former employee and his non-employee conspirator were convicted of certain crimes related to the unauthorized freight payments by the United States District Court for the Southern District of Texas. As part of their convictions, the former employee and his non-employee conspirator were required to forfeit assets to the Office of the United States Attorney for restitution. These assets were liquidated by the U.S. government and in April 2009 we received cash proceeds of $4.7 million as restitution for the losses represented by the unauthorized freight payments. We do not anticipate any future additional recoveries.

Interest expense

Interest expense in fiscal 2009 was $16.8 million, a decrease of $2.2 million compared to $19.0 million in the previous fiscal year. The lower fiscal 2009 expense reflected the impact of lower interest rates, partially offset by higher average monthly borrowings on the ABL Revolver of $7.5 million and lower capitalized interest in fiscal 2009 of $1.5 million.

Unrealized loss (gain) on derivatives

Unrealized loss on derivatives was $3.7 million in fiscal 2009 compared to an unrealized gain in fiscal 2008 of $0.1 million. The unrealized gain in fiscal 2008 reflected the change in fair value of an interest rate cap entered into in October 2006 to provide protection on $120.0 million of our long-term debt over a three year period ending October 31, 2009 if LIBOR exceeded 6.0%. The unrealized loss in fiscal 2009 reflected the change in fair value of the interest rate cap and an interest rate swap entered into on June 30, 2008, which expired on June 30, 2010.

Other, net

Other, net in both fiscal 2009 and fiscal 2008 consisted primarily of income from our investment in Hollywood/Texas Petrochemicals LP, which is accounted for under the equity method. We and Kirby Inland Marine, Inc. formed this joint venture to operate four barges capable of transporting chemicals.

Income tax expense

Our effective income tax rate for fiscal 2009 was 34.3%, compared to 35.1% for fiscal 2008. The effective rate for fiscal 2009 reflects federal tax provision at 35% offset by state of Texas and Delaware franchise taxes. The effective rate for fiscal 2008 reflects federal tax provision at 35% and state of Texas and Delaware franchise taxes.

Net income

Fiscal 2009 net loss was $22.6 million, compared to net income of $26.8 million for fiscal 2008. The primary components of the $49.4 million decrease were the negative impact of lower revenues of $639.3 million, higher depreciation and amortization of $6.0 million and the impairment charge of $6.0 million, partially offset by lower cost of sales of $558.0 million, the business interruption insurance recovery of $10.0 million, the unauthorized freight recovery of $4.7 million, lower general and administrative expenses of $3.9 million and lower income tax expense of $26.3 million.

Adjusted EBITDA

Total Adjusted EBITDA (as currently defined—see below for further discussion of our revisions to our previous definition of Adjusted EBITDA) in fiscal 2009 was down $82.1 million, or 84%, to $15.6 million versus $97.7 million in fiscal 2008. The overall decline reflected significant declines in both the C4 Processing and Performance Products segments as well as the absence of MTBE produced by our dehydrogenation units, which generated Adjusted EBITDA of $6.2 million in fiscal 2008. The substantial declines for both operating segments reflected the combined negative impact on fiscal 2009 of Hurricane Ike and the global economic crisis discussed above. The declines for the two operating segments were partially offset by lower Corporate and other expenses.

C4 Processing Adjusted EBITDA declined from $83.1 million in fiscal 2008 to $22.7 million in fiscal 2009, a decrease of $60.4 million, or 73%. The drivers of the decline were substantially lower margin between sales and cost of sales of $55.9 million and higher operating expenses of $4.5 million.

Adjusted EBITDA for the Performance Products segment was $27.7 million in fiscal 2009, compared to $43.5 million in fiscal 2008. The decrease of $15.7 million, or 36%, primarily reflected lower margin between sales and cost of sales of $18.5 million, partially offset by lower operating expenses of $2.7 million.

Corporate expenses consist of general and administrative expenses, unrealized (gain) loss on derivatives and other, net discussed above.

We have revised previously defined Adjusted EBITDA for the C4 Processing segment for all prior periods to remove the effect of the business interruption insurance proceeds and the unauthorized freight recoveries/payments. Without giving effect to these prior period revisions, the decrease in overall Adjusted EBITDA would have been 61% ($40.3 million for fiscal 2009 compared to $103.5 million for fiscal 2008). Adjusted EBITDA for the C4 Processing segment would have decreased 55% ($37.4 million for fiscal 2009 compared to $82.6 million for fiscal 2008).

Liquidity and Capital Resources

Our financing arrangements consist principally of $350.0 million of notes and a $175 million asset-based revolving credit facility (the “ABL Revolver”). As more fully discussed below, our previous Term Loan in the original principal amount of $280.0 million, which was scheduled to mature on June 27, 2013, was repaid in full in October 2010 with a portion of the proceeds from the issuance and sale of the notes.

At March 31, 2011, we had total debt of $358.8 million and TPC Group Inc. had cash on hand of $61.5 million. Debt outstanding consisted of $347.8 million of the notes and borrowings under the ABL Revolver of $11.0 million. As of March 31, 2011, we were in compliance with all covenants set forth in the indenture governing the notes and the credit agreement governing the ABL Revolver.

Repayment of Term Loan

On October 5, 2010, we used $268.8 million of the total net proceeds from the issuance and sale of the notes to repay all outstanding indebtedness under our Term Loan and terminated the Term Loan. As a result of the repayment of the Term Loan, the remaining unamortized debt issuance costs of $3.0 million were charged to interest expense.

Issuance and sale of 8 1/4% Senior Secured Notes

On October 5, 2010, we issued and sold the notes with an aggregate principal amount of $350.0 million. The notes are jointly and severally guaranteed by all of TPC Group LLC’s material domestic subsidiaries. The notes and the guarantees were offered and sold in private transactions in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The purchase price for the notes and guarantees was 99.35% of their principal amount. The net proceeds from the issuance of the notes were $339.0 million after the discount from par of $2.3 million, the underwriter discount of $7.0 million and other directly related fees and costs of $1.7 million. From the total net proceeds, $268.8 million were used on October 5, 2010 to repay the outstanding Term Loan indebtedness, as discussed above, and the remaining $70.2 million, was designated to partially fund a $130.0 million distribution by TPC Group LLC to TPC Group Inc. Of the total $130.0 million distribution, $61.4 million was utilized on December 30, 2010 to fund the purchase of shares of TPC Group Inc. common stock in accordance with the tender offer and $30.0 million was approved by TPC Group Inc.’s Board of Directors on March 1, 2011 to be utilized in a stock repurchase program, both more fully discussed below. TPC Group Inc. intends to use the remainder of the $130.0 million distribution for general corporate purposes, which may include dividends, additional stock purchases or other returns of capital to TPC Group Inc.’s stockholders. Any possible future dividends or stock purchases will depend on many factors, including the market price of the shares, our business and financial position and general economic and market conditions.

The notes and the guarantees were issued pursuant to an Indenture dated as of October 5, 2010 (the “Indenture”), by and among TPC Group LLC, the guarantors, Wilmington Trust Company, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as collateral agent, paying agent, registrar and authentication agent. The notes are TPC Group LLC’s senior secured obligations, rank senior in right of payment to all its future debt that is expressly subordinated in right of payment to the notes, and rank equally in right of payment with all its existing and future debt that is not so subordinated. The notes and the guarantees are secured by first-priority liens on all of TPC Group LLC’s and the guarantors’ assets (other than trade accounts receivable, inventory, all payments in respect thereof, and all general intangibles relating thereto which secure the ABL Revolver (such collateral, the “ABL Collateral”)), subject to certain exceptions and permitted liens. The notes and the guarantees are also secured by second-priority liens on all of the ABL Collateral that secures the ABL Revolver and are effectively subordinated to the obligations outstanding under the ABL Revolver to the extent of the value of the ABL Collateral.

The notes mature on October 1, 2017. Interest on the notes will accrue at a rate of 8 1/4% per year and is payable semi-annually in arrears on April 1 and October 1 of each year, with the first interest payment due on April 1, 2011.

The notes are redeemable, in whole or in part, at any time on or after October 1, 2013 at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period commencing on October 1 of the years set forth below:

Period	Redemption Price
2013	106.1880%
2014	104.1250%
2015	102.0630%
2016 and thereafter	100.0000%

Prior to October 1, 2013, we may redeem up to 10% of the initial aggregate principal amount of the notes in any twelve-month period at a price equal to 103% of the aggregate principal amount thereof plus any accrued and unpaid interest thereon, if any. We also may redeem any of the notes at any time prior to October 1, 2013 at a price equal to 100% of the principal amount plus a make-whole premium plus accrued and unpaid interest thereon, if any.

At any time (which may be more than once) before October 1, 2013, we may redeem up to 35% of the aggregate principal amount of notes with proceeds that TPC Group Inc. may raise from one or more equity offerings, as long as:

•	we pay 108.25% of the face amount of the notes, plus accrued and unpaid interest to the date of redemption;

•	we redeem the notes within 120 days of completing the equity offering; and

•	at least 65% of the aggregate principal amount of notes issued remains outstanding after such redemption.

If a change of control occurs with respect to TPC Group LLC or TPC Group Inc., we must give holders of the notes the opportunity to sell us their notes at 101% of their face amount, plus accrued and unpaid interest.

The Indenture contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	pay dividends or distributions, purchase equity, prepay subordinated debt or make certain investments;

•	incur additional debt or issue certain disqualified stock and preferred stock;

•	incur additional liens on assets;

•	merge or consolidate with another company or sell all or substantially all assets;

•	enter into transactions with affiliates; and

•	allow to exist certain restrictions on the ability of the guarantors to pay dividends or make other payments to us.

Upon an Event of Default (as defined in the Indenture), the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the entire principal of all the notes to be due and payable immediately.

On October 5, 2010, we and the guarantors entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the initial purchasers of the notes. Pursuant to the Registration Rights Agreement, we and the guarantors will use commercially reasonable efforts to register notes having substantially identical terms as the notes under the Securities Act as part of an offer to exchange freely tradable exchange notes for the notes. We and the guarantors will use commercially reasonable efforts to cause the exchange offer to be completed, or if required, to have a shelf registration statement declared effective relating to resale of the notes. We will be obligated to pay additional interest on the notes if we do not complete the exchange offer within 300 days after the October 5, 2010 issue date or, if required to file a shelf registration statement, the shelf registration statement is not declared effective within 300 days after the issue date or 180 days after the filing is requested by an initial purchaser, as applicable. The exchange offer described in this prospectus is being undertaken pursuant to the Registration Rights Agreement.

ABL Revolver

Availability under the ABL Revolver is limited to the borrowing base, comprised of 85% of eligible trade accounts receivable and 65% of eligible inventory, as redetermined monthly. Up to $30 million of the facility may be used for the issuance of letters of credit. The ABL Revolver also includes an accordion feature under which the lenders may agree, upon our request, to increase their commitments to an aggregate amount not to exceed $200 million. The ABL Revolver matures on April 29, 2014. As of March 31, 2011, we had the ability to access $164 million of availability under our Revolving Credit Facility while still maintaining compliance with the covenants contained therein and in the Indenture.

Amounts borrowed under the ABL Revolver bear interest, at our option, at a rate equal to either (a) the Eurodollar Rate (as defined in the credit agreement governing the ABL Revolver) plus 3.00% to 3.75%, or (b) the base rate (as described below) plus 2.00% to 2.75%, in each case depending on the ratio of our consolidated debt to consolidated EBITDA (as defined in the credit agreement governing the ABL Revolver), with a lower leverage ratio resulting in lower rates. The base rate equals the highest of (i) the administrative agent’s prime lending rate, (ii) the Federal Funds Rate plus  1/2 of 1%, or (iii) the one-month Eurodollar Rate (as defined in the credit agreement governing the ABL Revolver) plus 1%.

A commitment fee is payable on the unused portion of the ABL Revolver in an amount equal to 0.50% per annum if average availability is less than 50% of the total commitments, or 0.75% per annum if average availability is 50% or more of the total commitments, in each case based on average availability during the previous fiscal quarter.

The ABL Revolver is secured with a first priority lien on cash, trade accounts receivable, inventory and certain intangibles, and through cross-collateralization with the notes, a second priority lien on all other assets, including fixed assets. The ABL Revolver is guaranteed by all of our material domestic subsidiaries and provides for customary events of default.

The ABL Revolver includes covenants that restrict, subject to specified exceptions, our ability to:

•	create or permit liens on assets;

•	incur additional indebtedness or issue redeemable equity securities;

•	guarantee indebtedness;

•	merge or consolidate with a third party;

•	sell or otherwise dispose of assets;

•	pay dividends or effect stock buy-backs;

•	issue or sell stock of subsidiaries;

•	make loans, investments and acquisitions;

•	enter into transactions with affiliates;

•	change the lines of business in which we are engaged;

•	change our fiscal year;

•	make voluntary prepayments or redemptions of subordinated indebtedness;

•	enter into agreements that limit our subsidiaries’ ability to pay distributions to or enter into transactions with us;

•	maintain cash balances in excess of $15 million without using such excess cash to prepay loans under the ABL Revolver; and

•	enter into receivables financings or securitization programs.

Although the ABL Revolver restricts acquisitions, investments and the payment of dividends, respectively, acquisitions, investments and dividends are permitted, subject to restrictions under other indebtedness, if (a) pro forma current and average 90-day historical availability each exceed the greater of $50 million or 50% of the total commitments, or (b) pro forma projected, current and average 90-day historical availability each exceed the greater of $25 million or 25% of the total commitments and we meet a minimum consolidated fixed charge coverage ratio. Finally, the ABL Revolver requires a minimum consolidated fixed charge coverage ratio should availability be less than the greater of $15 million or 15% of the total commitments.

On September 22, 2010, we amended the ABL Revolver to permit (i) the refinancing of the Term Loan through the sale of the notes, and (ii) subject to the terms of an Intercreditor Agreement, the existence of liens on TPC Group LLC’s property to secure the notes. Other material terms of the ABL Revolver, including the aggregate principal amount, interest rates and the maturity date, were not affected by the amendment and remain substantially the same.

Purchase of shares

On November 8, 2010, TPC Group Inc. commenced a modified “Dutch auction” tender offer to purchase for cash shares of its common stock having an aggregate purchase price of no more than $130.0 million. The original offer expired on December 8, 2010 and, on December 9, 2010, TPC Group Inc. amended the offer to increase the price range and extend the expiration date to December 23, 2010. On December 30, 2010 TPC Group Inc. announced the final results of the tender offer in which it purchased 2,154,188 shares of its common stock at a price of $28.50 per share, for a total cost of $61.4 million. The shares purchased pursuant to the tender offer represented approximately 11.8% of the total number of shares issued and outstanding as of October 1, 2010. The purchase of the shares was funded with proceeds from the distribution from TPC Group LLC to TPC Group Inc. discussed above. TPC Group Inc. also incurred directly related fees and other costs of $1.1 million.

Stock Repurchase Program

On March 3, 2011, TPC Group Inc. announced that its Board of Directors approved a stock repurchase program for up to $30.0 million of its common stock. Purchases of common stock under the program have been and will be executed periodically in the open market or in privately negotiated transactions in accordance with applicable securities laws. The stock repurchase program does not obligate TPC Group Inc. to repurchase any dollar amount or number of shares of common stock, does not have an expiration date and may be limited or terminated at any time by the Board of Directors without prior notice. As of March 31, 2011, TPC Group Inc. had purchased 282,532 shares under the program in the open market at an average of $27.59 per share, for a total of $7.8 million. The shares purchased were immediately retired and any additional shares to be purchased under the program will also be retired immediately. Any future purchases will depend on many factors, including the market price of the shares, our business and financial position and general economic and market conditions.

Sources and uses of cash

Our primary source of liquidity is cash flow generated from our operating activities and borrowing capacity under our ABL Revolver. Our primary uses of cash are working capital, capital expenditures, contractual obligations, debt service and stock repurchases or dividends by TPC Group Inc. We expect to have adequate liquidity to fund our liquidity requirements over the foreseeable future. This expectation is based, however, on estimates and assumptions regarding, among other things, our sales volumes, our feedstock purchase volumes, market prices for petrochemicals, capital and credit market conditions, and general industry and economic conditions. If one or more of these factors materially differs from our estimates, we may need to obtain additional financing to conduct our operations, which may not be available on acceptable terms or at all.

In fiscal 2010 and prior years, we financed our property and casualty insurance premiums through Flatiron Capital Corporation. The premiums were typically financed in July of each year for that particular fiscal year and the debt is amortized over 10-month periods; consequently, there was no liability on the balance sheet at June 30, 2010 and 2009. The amounts financed for fiscal 2010 and 2009 were $7.7 million and $5.9 million, respectively. As a result of the improved liquidity of the Company, we elected not to finance the premiums paid in July 2010.

The following table summarizes our changes in cash and cash equivalents for the periods indicated (in thousands):

	Quarter Ended March 31,		Six Months Ended December 31,		Year Ended June 30,
	2011	2010	2010	2009	2010	2009	2008
	(unaudited)			(unaudited)
Cash flows (used in) provided by:
Operating activities	$(18,036)	$30,877	$(22,550)	$(2,828)	$126,427	$47,170	$57,729
Investing activities	(8,031)	(1,831)	(13,151)	(4,570)	(14,400)	(16,128)	(156,313)
Financing activities	(57,605)	(3,279)	8,413	1,262	(7,384)	(25,124)	89,695

Change in cash and cash equivalents	$(83,672)	$25,767	$(27,288)	$(6,136)	$104,643	$5,918	$(8,889)

Operating activities

In the quarter ended March 31, 2011, we had negative net cash flows from operations of $18.0 million. The primary components of our negative operating cash flows were increased investment in working capital of $37.9 million and deferred plant turnaround costs of $5.5 million, partially offset by net income of $11.4 million plus depreciation and other net non-cash expenses of $13.9 million. The primary components of the increased investment in working capital during the quarter were increases in inventory and trade accounts receivable (see discussion of trade accounts receivable below). The increase in trade accounts receivable was essentially offset by an increase in accounts payable, which reflected higher cost of raw material purchases in March 2011 compared to December 2010. The deferred turnaround costs, related primarily to a major turnaround project at our Houston facility, will be amortized until the next scheduled turnaround.

Trade accounts receivable were $231.1 million at March 31, 2011 compared to $177.1 million at December 31, 2010. The increase reflected significantly higher sales in March 2011 compared to December 2010 due to both higher sales volume and higher selling prices. Days of sales outstanding at March 31, 2011 was 32 days, which is comparable to the average over the past year, compared to 33 days at December 31, 2010. Trade accounts receivable were more than 98% current at both March 31, 2011 and December 31, 2010.

Our inventory at March 31, 2011 of $133.9 million was $44.6 million higher than the $89.3 million at December 31, 2010. The increase in inventory value reflected the combined effect of a seasonal 21% increase in physical inventory volumes and a 24% higher overall average cost per pound. The higher volume reflected an increase in days of inventory on hand from 19 days at December 31, 2010 to 22 days at March 31, 2011, which reflects our objective of having sufficient inventory to respond to the increased demand from our customers. The higher average cost per pound reflected the higher value of butadiene and the higher value of fuel related products, for which selling prices are linked to gasoline prices, which are both expected to continue at least through the second quarter. The impacts of the higher volume and higher average cost were $19 million and $26 million, respectively.

In the prior year quarter, we had positive net cash flows from operations of $30.9 million. The primary components of the positive operating cash flows were the federal income tax refund of $39.8 million from the carry back of our fiscal 2009 net operating loss, net income of $4.1 million plus depreciation and other net non-cash expenses of $12.7 million, partially offset by increased investment in working capital of $22.0 million and turnaround costs incurred of $3.8 million.

During the six months ended December 31, 2010 we had negative net cash flows from operations of $22.6 million. The primary components of the negative operating cash flows were increased investment in working capital of $51.5 million, prepayments that created long-term contractual assets of $14.1 million, deferred plant turnaround costs of $2.4 million, partially offset by net income of $12.2 million plus depreciation and other net non-cash expenses of $33.0 million. The increased investment in working capital consisted primarily of higher trade accounts receivable (see discussion of trade accounts receivable below). The contractual assets will be amortized over the three-year terms of the related contracts. The deferred turnaround costs, related primarily to turnaround projects at both our Houston and Baytown facilities, will be amortized until the next scheduled turnaround. Interest paid was $4.1 million and federal and state income tax payments totaled $2.0 million.

Trade accounts receivable were $177.1 million at December 31, 2010, compared to $116.4 million at June 30, 2010. Days of sales outstanding at December 31, 2010 was 33 days, which is consistent with the average over the past year, compared to 19 days at June 30, 2010. The low level of trade accounts receivable at June 30, 2010 reflected increased collection efforts near the end of fiscal 2010. Trade accounts receivable were more than 98% current at both December 31 and June 30, 2010.

Our inventory at December 31, 2010 of $89.3 million was $5.3 million lower than the $94.6 million at June 30, 2010. The decrease in inventory value reflected a 3% decline in physical inventory volumes, partially offset by a 1% increase in overall average cost per pound. The impact of the lower volume was $6.2 million and the impact of the higher average cost was $0.9 million.

In the six months ended December 31, 2009, we had negative net cash flows from operations of $2.8 million. The primary components of our negative operating cash flows were negative $45.8 million related to our increased investment in working capital, partially offset by net income of $12.1 million plus depreciation and other net non-cash expenses of $30.8 million. Net income for the six months ended December 31, 2009 included the business interruption insurance recovery of $17.1 million (pretax) (net of recovery expenses of $0.4 million).

In fiscal 2010, we generated positive net cash flows from operations of $126.4 million. The primary components of our operating cash flows were net income of $30.6 million (which included the net business interruption insurance recovery of $17.1 million) plus depreciation and other net non-cash expenses of $62.4 million and the federal income tax refund of $39.8 million, partially offset by plant turnaround costs of $5.3 million, which are deferred and amortized. Although the steady increase in cost of our raw materials and selling prices for our products required significantly higher net investment in working capital in fiscal 2010 compared to fiscal 2009, the net investment in trade accounts receivable, inventory and payables at June 30, 2010 was essentially equivalent to the net investment at June 30, 2009 as a result of timing of collections at the end of fiscal 2010 (see discussion of trade accounts receivable below). The federal tax refund represented the recovery of prior year taxes paid as a result of the carry-back of the fiscal 2009 net operating loss. The deferred turnaround costs related primarily to a major turnaround project completed at the Houston facility in the third quarter of fiscal 2010. Interest paid in fiscal 2010 was $17.3 million, and net federal and state tax refunds were $38.1 million.

Trade accounts receivable were $116.4 million at June 30, 2010, compared to $98.5 million at June 30, 2009. Days of sales outstanding at June 30, 2010 were 19 days, compared to 29 days at June 30, 2009, and our average over the 2010 fiscal year of approximately 30 days, as a result of increased collection efforts toward the end of the fiscal year.

Our inventory at June 30, 2010 of $94.6 million was $57.7 million higher than the $36.9 million at June 30, 2009. The increase in inventory value reflected the combined effect of significantly higher physical inventory volumes and higher overall average cost per pound. Overall pounds in inventory and overall average cost per pound at June 30, 2010 were up approximately 55% and 66%, respectively, compared to June 30, 2009. The impacts of the higher volume and higher average cost were $20 million and $38 million, respectively. Inventory volumes at June 30, 2010 reflected significantly higher volumes of both raw materials and finished goods for the C4 Processing segment. Significant month-to-month fluctuations in our C4 Processing segment inventory volumes can and do occur as a result of the timing of raw material crude C4 receipts under both our long-term contracts and spot purchases.

Fiscal 2009 operating activities provided $47.2 million of positive net cash flows. The primary components of net cash flows from operations were a net loss of $22.6 million plus $59.1 million in depreciation and other net non-cash expenses, cash generated from reduced investment in working capital of $18.4 million, and cash outflows of $6.6 million for deferred turnaround costs. The reduced investment in working capital reflected a substantial reduction in the level of business activity at June 30, 2009 compared to June 30, 2008, as well as the impact on customer receivables and inventory carrying value of significantly lower selling prices and raw material costs, respectively. Deferred turnaround costs consisted primarily of two major turnaround projects completed at the Houston facility in the first and third quarters of fiscal 2009. Interest paid in fiscal 2009 was $15.8 million, and net federal and state tax refunds were $5.2 million. As a result of a fiscal 2008 net operating loss of $11.2 million, in fiscal 2009 we received a refund of fiscal 2008 estimated payments of $2.2 million and a refund of taxes paid in fiscal 2006 of $3.9 million through carry-back of the fiscal 2008 net operating loss.

Fiscal 2008 operating activities provided $57.7 million of positive net cash flows. The net cash flows primarily reflected positive cash flows from net income of $26.8 million, plus depreciation and other net non-cash expenses of $58.3 million, and negative cash flows of $15.6 million from increased investment in working capital and $10.6 million from deferred turnaround costs during the year. The increased investment in working capital reflected higher raw material costs and incremental raw materials and finished products inventories for our new Baytown plant, which started up in the first quarter of fiscal 2008. Interest paid in fiscal 2008 was $16.9 million, and net federal and state tax payments were $4.5 million. The net tax payments of $4.5 million reflected fiscal 2008 estimated federal payments and state payments of $5.6 million, partially offset by a refund of fiscal 2006 tax payments of $1.1 million from carry-back of a fiscal 2007 net operating loss of $3.2 million.

Investing activities

During the quarters ended March 31, 2011 and 2010, we invested $8.0 million and $1.8 million, respectively, in the form of capital expenditures. The low level of capital expenditures in the prior year period reflected baseline capital spending following completion of our major capital investment initiatives in early fiscal 2009. Capital spending in the quarter ended March 31, 2011, in addition to baseline spending, includes $2.4 million for the new lab at the Houston facility along with other selected plant safety-related projects and profit adding projects, none of which are individually significant. The new lab building is projected to be complete by mid-summer 2011 at a total cost of approximately $9.5 million.

During the six months ended December 31, 2010 and 2009 we invested $13.2 million and $4.6 million, respectively, and during fiscal 2010 and 2009 we invested $14.4 million and $16.1 million, respectively, in the form of capital expenditures. The level of capital expenditures in these periods reflected baseline capital spending following completion of our major capital investment initiatives in early fiscal 2009 and the return to our baseline capital requirements within our disciplined approach to spending.

Fiscal 2008 investing activities consisted of outflows for capital expenditures of $87.8 million and business acquisition costs of $70.0 million, and inflows of $1.5 million from the sale of an asset. The most significant components of our capital expenditures were for the Baytown plant, the isobutylene processing unit and the polyisobutylene plant. The $70.0 million business acquisition outflow was the final payment to Huntsman for the Port Neches acquisition which had been held back to be paid upon successful start up of the light olefins unit in Port Arthur. The proceeds on sale of asset were from the sale of catalyst material related to the idled dehydrogenation units at our Houston facility.

Financing activities

Net cash used in financing activities of $57.6 million in the quarter ended March 31, 2011 consisted primarily of capital distributions to TPC Group Inc. of $68.6 million, partially offset by borrowings on the ABL Revolver of $11.0 million. Net cash used in financing activities of $3.3 million in the prior year quarter included repayments on our insurance debt of $2.2 million, repayments of borrowings on the ABL Revolver of $0.4 million and principal payments on the Term Loan of $0.7 million.

The outstanding borrowings of $11.0 million under the ABL Revolver at March 31, 2011 were used to fund our working capital requirements near the end of the quarter, since essentially the entire amount of TPC Group Inc.’s cash on hand of $61.5 million at March 31, 2011 represented the remaining amount of the $130.0 million distribution by us permitted under the terms of the indenture governing the notes and the ABL Revolver. Of the total $130.0 million distribution, $61.4 million was used in December 2010 to fund the purchase of shares in accordance with a tender offer and $30.0 million was designated by TPC Group Inc.’s Board of Directors on March 1, 2011 to be utilized in a stock repurchase program, of which $7.8 million was used as of March 31, 2011.

Net cash provided by financing activities for the six-months ended December 31, 2010 was $8.4 million, which consisted primarily of proceeds from the issuance and sale of the notes of $347.7 million, offset by payments on the Term Loan of $269.5 million, capital contributions to TPC Group Inc. of $61.4 million and debt issuance costs primarily related to the issuance and sale of the notes of $9.0 million.

For the comparable six-month period ended December 31, 2009, net cash provided by financing activities was $1.3 million, consisting of net inflows from borrowings to finance our insurance premiums of $2.6 million and borrowings under our ABL Revolver of $0.4 million, partially offset by principal repayments on our Term Loan of $1.7 million.

During fiscal 2010, we had net outflows from financing activities of $7.4 million, consisting primarily of principal repayments on our Term Loan of $3.1 million and debt issuance costs of $4.6 million.

Fiscal 2009 net cash flows used for financing activities were $25.1 million. The primary components of the net outflow were net repayments on our ABL Revolver of $21.8 million and repayments of Term Loan principal of $2.7 million.

Fiscal 2008 net cash flows provided by financing activities were $89.7 million. The primary inflows were the Term Loan financing of the $70.0 million payment made to Huntsman in November 2007 and $21.8 million of net borrowings on our ABL Revolver, while the primary outflow was repayment of Term Loan principal of $2.6 million.

Interest rate cap and interest rate swap

In accordance with the requirement of our Term Loan, we entered into an interest rate cap agreement in October 2006. The interest rate cap provided protection on $120.0 million of our long-term debt, if LIBOR exceeded 6.0%, over a three-year period which ended on October 31, 2009.

In June 2008, we entered into a two-year interest rate swap, whereby we effectively fixed the interest rate on $135.0 million of our Term Loan debt at 3.406% plus a spread of 2.5% (total fixed rate of 5.906%). The interest rate swap expired on June 30, 2010.

Contractual Obligations

The following table presents our contractual cash obligations at December 31, 2010 (in thousands):

	Payments Due By Year
	Total	2011	2012 - 2013	2014 - 2015	After 2015
8 1/4% Senior Secured Notes	$350,000	$—	$—	$—	$350,000
Interest on Senior Secured Notes(1)	202,125	28,875	57,750	57,750	57,750
Operating leases	42,429	15,489	14,034	3,099	9,807

	$594,554	$44,364	$71,784	$60,849	$417,557

(1)	Interest on the 8 1/4% Senior Secured Notes will be paid in arrears on April 1 and October 1 of each year commencing April 1, 2011 through the October 1, 2017 maturity date.

The above table does not include our long-term crude C4 feedstock purchase contracts, as those commitments generally cannot be estimated on a forward-looking basis because: (1) the amount we are obligated to purchase under these contracts is a percentage of volume of crude C4 produced by a particular supplier, which varies depending on the production methods utilized and the aggregate volume produced by the supplier; and (2) the price for this variable volume is based on certain commodity price indices which vary over time. Please see “Our efforts to obtain suitable quantities or qualities of raw material feedstock may not be successful, in which case our financial condition, results of operations and cash flows may be adversely affected” and “Volatility in the petrochemicals industry may result in reduced operating margins or operating losses” under “Risk Factors” above for more information on the variable nature of feedstock volumes and pricing. Our commitments under our long-term crude C4 feedstock purchase contracts are not subject to a specified maximum volume or cap, though as a practical matter the commitments are limited by the production capacity of the supplier. During the six-month transition period ended December 31, 2010, we obtained 89% of our crude C4 feedstocks under these long-term feedstock purchase contracts (excluding spot purchases and contracts with terms of less than one year), for aggregate expenditures of $552.7 million.

Off-Balance-Sheet Arrangements

We do not currently utilize any off-balance-sheet arrangements to enhance our liquidity and capital resource positions, or for any other purpose.

Critical Accounting Policies and Estimates

In preparing our financial statements in conformity with accounting principles generally accepted in the United States of America, we make certain estimates and assumptions about future events that could significantly affect the amounts of reported assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities in the financial statements and accompanying notes. Some of our accounting policies require the application of significant judgment by management to select the appropriate assumptions to determine these estimates. By their nature, these judgments are subject to an inherent degree of uncertainty; therefore, actual results may differ significantly from estimated results. We base our judgments on our historical experience, knowledge of the business and industry, advice from experts and consultants, business forecasts and other available information, as appropriate. Our significant accounting policies are more fully described in Note C to our consolidated financial statements.

Our most critical accounting policies, which reflect significant management estimates and judgment to determine amounts reported in our consolidated financial statements, are as follows:

Inventory cost

Our inventories consist of raw materials and finished products and are valued at the lower of average cost or market. Costs include raw materials, labor and applicable manufacturing overhead. We may enter into product exchange agreements with suppliers and customers for raw materials and/or finished goods in the normal course of business. Under these arrangements we deliver product volumes to the exchange partner to be delivered in-kind back to us, or receive product volumes to be delivered in-kind by us to the exchange partner in the future, generally in the short term. Product exchanges typically benefit both parties from a logistical perspective and provide for additional flexibility regarding both receipt of raw materials from suppliers and delivery of finished goods to customers. Exchange balances due to or from exchange partners are recorded in inventory at the lower of average cost or market and do not impact the consolidated statements of operations and comprehensive income, as they are recognized at the carrying amount. Our inventory levels can vary significantly depending on availability of raw materials, especially crude C4, plant operations, customer demand and seasonality. In addition to potential fluctuations in the amounts of physical inventories we carry, we can be exposed to potential devaluations in net realizable value of our inventories, especially our fuel-related products, during periods of rapidly declining unleaded regular gasoline prices and demand for fuel-additive products. A significant amount of judgment is required to determine the appropriate normal range of plant production activity and plant operating expenses regarding plant overhead cost absorption and to determine the appropriate market valuation of inventories to assess recoverability of the carrying cost of our inventory. Use of different estimates and assumptions to determine the appropriate amounts of overhead absorption and market value for inventory valuation purposes, when such market is below cost, could have a significant impact on our financial condition and results of operations from period to period.

The average cost of our inventory at the end of any period reflects the carrying cost of raw materials and finished goods inventory on hand at the beginning of the period and the actual cost of raw material purchases and finished goods production during the period. The actual costs of most of our raw materials are based on contractual arrangements which, in various ways, link the purchase costs to a commodity price index. Downward movement in commodity price indices between the times raw materials are purchased and the related finished products are sold can result in reductions in realizable value of the inventory prior to being sold. Such reductions in realizable value can occur despite the index-based pricing in our contracts, because the effect of using matching indices is lessened when we do not purchase the feedstock and sell the finished product in the same period. If it is determined at the balance sheet date that the carrying value of the inventory will not be recovered based on management’s best estimates and assumptions regarding inventory turnover rates and future selling prices, the carrying value of the inventory is written down to net realizable value through lower-of-cost-or-market adjustments.

Based on our assessment of recoverability of the carrying cost of inventory at each balance sheet date, at the end of both the first and second quarters of fiscal 2009 and the end of first quarter of fiscal 2010 we concluded that the carrying value of certain of our product line inventories would not likely be recovered. Consequently, we recorded lower-of-cost-or-market adjustments at September 30, 2008, December 31, 2008 and September 30, 2009 to reflect losses in net realizable value of such inventory in the amounts of $9.4 million, $11.6 million and $1.2 million, respectively. The assumptions used to determine the amounts of the lower-of-cost-or-market adjustments recorded considered relevant factors, including projected movement in commodity price indices, projected selling prices, customer demand and seasonality. The lower-of-cost-or-market adjustment at September 30, 2008 consisted primarily of losses in value of our fuel-related products; the adjustment at December 31, 2008 consisted primarily of losses in value of butadiene; and the adjustment at September 30, 2009 consisted of losses in value of fuel-related products. A 10% increase or decrease in selling prices for raffinates and MTBE (fuel-related products) at September 30, 2008 would have reduced or increased the lower-of-cost-or-market adjustment by $3.0 million. A 10% increase or decrease in selling prices for butadiene and MTBE at December 31, 2008 would have reduced or increased the lower-of-cost-or-market adjustment by

$1.4 million. At September 30, 2009, a 10% increase in selling prices for fuel related products would have eliminated the lower-or-cost-or-market adjustment and a 10% decrease would have increased the lower-of-cost-or-market adjustment by $1.7 million. At December 31, 2010, we concluded that the carrying cost of our inventory was fully recoverable and no lower-of-cost-or-market adjustment was considered necessary.

Property, plant and equipment

Property, plant and equipment are stated at depreciated historical cost. Depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs and minor renewals are charged to expense as incurred while major improvements, renewals and betterments are capitalized. Interest is capitalized on long-term construction projects using our internal cost of debt rate. A significant amount of judgment is required in various circumstances to determine the appropriate recognition of costs as capital expenditures or expenses, estimated useful lives of property, plant and equipment, and when and by how much carrying amounts may be impaired (see “—Impairment” below). Use of different estimates and assumptions to determine capital versus expense treatment of costs, useful lives of assets and impairment of long-lived assets could have a significant impact on our financial condition and results of operations from period to period. The estimated useful lives for our main categories of fixed assets are shown in the table below.

	Estimated Useful Lives (in years)
	From	To
Plant equipment	5	35
Pipelines	15	40
Buildings and land improvements	15	45
Technology assets	5	6

Intangible Assets

Our intangible assets include patents and technology licenses. Patents are amortized using the straight-line method over useful lives. Our technology licenses have no legal, regulatory, contractual, competitive, economic, or other factors that would limit their useful lives. Consequently, we have determined their useful lives to be indefinite. The technology licenses, which have an aggregate book value of $5.5 million as of March 31, 2011, are assessed annually during the quarter ending June 30 of each fiscal year for impairment (see “—Impairment” below).

Impairment

We follow Statement of Financial Accounting Standards Board’s Accounting Standards Codification (“FASB ASC”, “Codification”) 350, Intangibles—Goodwill and Other, regarding impairment of our indefinite life intangible assets (licensing agreements) and FASB ASC 360-10-35, Plant, Property and Equipment—Overall—Impairment or Disposal of Long-Lived Assets, regarding impairment of our other long-lived assets (property, plant and equipment and patents). An impairment loss is recognized only if the carrying value of a long-lived asset or asset group is not recoverable and is measured as the excess of its carrying value over its fair value. The carrying amount of a long-lived asset or asset group is considered not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use of the long-lived asset or asset group. Because our technology licenses are fundamental to and inseparable from their respective long-lived manufacturing assets, we assess impairment of the technology licenses together with the respective long-lived assets based on the undiscounted future cash flows related to the respective manufacturing processes.

Our policy is to assess both our indefinite life intangible assets and our long-lived assets for impairment during the quarter ending June 30 of each year, or more frequently if events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. During fiscal 2009, we considered the impact of the downturn in the economy and the decrease in demand and pricing for our products as a temporary condition that did not have a significant negative impact on our estimated long-term cash flows. Consequently, we did not perform impairment testing on our long-lived assets prior to June 2009. Although our June 2009 impairment test did not indicate any impairment of our indefinite life intangible assets or long-lived asset groups, based on circumstances specific to an idled manufacturing unit, in the fourth quarter of fiscal 2009 we recognized an impairment with respect to that unit in the amount of $6.0 million. Our impairment tests completed during the quarter ended June 30, 2010 did not indicate any impairment of our indefinite life intangible assets or long-lived asset groups. During the six months ended December 31, 2010 and the quarter ended March 31, 2011, no events or changes in circumstances occurred indicating that the carrying amount of these assets may not be recoverable.

Plant turnaround costs

We use the deferral method to account for costs of major scheduled plant turnarounds. Plant turnarounds are the scheduled and required partial or complete shutdowns of chemical processing units for significant overhaul and refurbishment, for periods typically lasting from two to four weeks. Under the deferral method, we defer the cost of a turnaround project and amortize the cost as part of our operating expenses over the period between the completion of the turnaround and the next scheduled turnaround, which typically occurs from 18 months to four years after the most recently completed turnaround. If the next scheduled turnaround occurs sooner than originally anticipated, any remaining deferred cost from the previous turnaround is charged to expense at that time. If the next scheduled turnaround occurs later than originally anticipated, the amortization period for the previous turnaround cost is not extended. The deferral method of accounting for turnaround costs requires judgment as to the specific costs to be included in a major turnaround project and requires estimates and assumptions regarding the period of time over which the costs will be amortized. Use of different estimates and assumptions could have a significant impact on our financial condition and results of operations from period to period.

Income tax assets and liabilities

We account for income taxes in accordance with FASB ASC 740, Income Taxes. Determination of tax related assets and liabilities to be recorded and the appropriate recognition of tax positions taken on tax returns requires a significant amount of judgment. Regarding realization of our deferred tax assets and the need for a valuation allowance against deferred tax assets at each balance sheet date, we consider both positive and negative evidence of sufficient taxable income within the carry-back and/or carry-forward periods as provided under applicable tax law. Based on our significant net deferred tax liability position and future reversals of such existing taxable temporary differences, as well as our historical operating results, we have concluded that no valuation allowance should be recorded. Regarding assessment of taxable income exclusive of reversing temporary differences and carry-forwards, we consider both our recent historical operating results, as well as our expectations of future operating results; however, historical results are given more weight than our expectations of future profitability, which is inherently uncertain.

Revenue recognition

We recognize revenue from sales of products in the period when title and risk of loss transfer to the customer. Under certain contractual arrangements with a small number of customers related to butadiene, we invoice the customer prior to when title and risk of loss transfer to the customer. When the invoices are issued to the customer, typically at month-end, we record a customer receivable with an offsetting credit to deferred revenue. Recognition of the receivable in advance of completion of the sale process is based on formal contractual arrangements with the customers. Some of these customers are also suppliers and contractual arrangements allow for netting of the amount receivable from and the amount payable to the customer/supplier. Such terms provide other customers with assurance that the product will be available when they need it and that they will not be impacted by product allocations. Under the contractual terms, the customers settle the liabilities based on credit terms independent of when the product actually ships. Deferred revenue is subsequently recognized as revenue at the time title and risk of loss transfer to the customer. The time lag between invoicing and shipping product for these deferred revenue transactions depends on when the customer has nominated delivery, which is normally the following month and seldom extends beyond two months. Product to be delivered under these deferred revenue arrangements remains in inventory until title and risk of loss transfer to the customer. The balance of deferred revenue can fluctuate significantly from period to period depending on the volume and pricing of the inventory and the timing of the customer’s needs.

Derivatives and Hedging

We account for derivative instruments in accordance with FASB ASC 815, Derivatives and Hedging (“FASB ASC 815”). Such instruments are measured at fair value and recognized as assets or liabilities in the Consolidated Balance Sheets. Accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation established at the inception of the derivative. For derivatives that are designated as fair value hedges, changes in fair value are recognized currently though earnings with an offsetting, partial mark-to-fair-value of the hedged item. For derivatives designated as cash flow hedges and meeting the effectiveness guidelines of FASB ASC 815, changes in fair value, to the extent effective, are recognized as other comprehensive income or loss until the hedged item is recognized in earnings. Hedge effectiveness is measured at least quarterly based on the relative changes in fair value between the derivative contract and the hedged item over time, or in the case of options, based on the change in intrinsic value. Any change in fair value of a derivative resulting from ineffectiveness or an excluded component of the gain or loss, such as time value for option contracts, is recognized immediately in earnings. For any derivative instrument not designated as a hedge at inception, changes in fair value of the instrument are recognized in earnings in the period in which the change occurs.

Contingent Liabilities

We record reserves for contingent liabilities when information available indicates that a loss is probable and the amount of the loss is reasonably estimable. Management’s judgment may prove materially inaccurate, and such judgment may be subject to the uncertainty of dispute resolution or litigation. Contractual arrangements with our customers and suppliers are typically complicated and can include, for example, complex index-based pricing formulas that determine the price for our feedstocks or finished products. Due to the complicated nature of our contractual arrangements, we can, from time to time, be involved in disputes with our customers and suppliers regarding the interpretation of these contracts, including the index-based pricing formulas. These disputes occur in the normal course of our business, seldom result in actual formal litigation and are typically resolved in the context of the broader commercial relationship that we have with the customer or supplier. Regarding any such disputes, we record reserves for contingent liabilities when information available indicates that a loss is probable and the amount of the loss is reasonably estimable. As of March 31, 2011, we have not recognized any reserves related to unresolved disputes with customers or suppliers.

Stock-Based Compensation

We account for share-based compensation payments in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”). All share-based payments to employees and non-employee directors, including grants of TPC Group Inc. stock options, restricted stock, restricted stock units, and performance-based share awards (“PSAs”) are recognized in our financial statements based on their respective grant date fair values. Stock-based compensation expense recognized in our financial statements is based on awards that are ultimately expected to vest. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

We utilize the Black-Scholes option-pricing model to determine the grant date fair value of TPC Group Inc. stock option awards, which involves a number of assumptions, including volatility, expected life, risk-free interest rate and expected dividends.

The fair value of TPC Group Inc. restricted stock and restricted stock units is based on the quoted market price of TPC Group Inc. stock on the date of the grant.

The fair value of TPC Group Inc. PSAs is based on the quoted market price of TPC Group Inc. common stock at the date of grant; however, the ultimate awards are contingent on TPC Group Inc.’s achievement of a stipulated return on invested capital as compared to its weighted average cost of capital over a specified three-year period. We record expense associated with the PSAs on a straight-line basis over the vesting period and adjust the amount of expense recognized prospectively based upon quarterly projections of performance over the remainder of the vesting period.

Benefit Plans

We sponsor a noncontributory defined benefit pension plan for approximately 100 union-represented employees at our Port Neches facility. The actuarial determination of the projected benefit obligation and related benefit expense requires certain assumptions, including discount rate, expected return on plan assets, rate of future compensation increases and mortality rates. These assumptions require considerable judgment and can have a significant impact on the amount of the obligation and periodic expense recognized.

Recent Accounting Pronouncements

There are no recent accounting pronouncements which we have not adopted as of March 31, 2011 that will impact future financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

On October 5, 2010, we repaid the entire amount of our variable rate Term Loan with proceeds from the issuance and sale of $350.0 million of fixed 8 1/4% notes. We had borrowings of $11.0 million outstanding under our ABL Revolver at March 31, 2011 and we will be impacted by changes in floating interest rates regarding any future borrowings under the ABL Revolver. The interest rate we pay under the ABL Revolver is a prime lending rate plus a spread or a LIBOR-based rate plus a spread, whichever we select.

Commodity Swaps

During the second quarter of fiscal 2009, we entered into a series of commodity swaps to mitigate risk of loss on our fuel-related products inventory. The swaps matured at various dates through December 2008, resulting in aggregate net realized gains of $3.6 million, reflected in cost of sales, in fiscal 2009. During the first quarter of fiscal 2010, we entered into a series of commodity swaps also to mitigate risk on our fuel-related products inventory. All of the commodity swaps matured by December 31, 2009, and the resulting aggregate net realized losses of $0.7 million are reflected in cost of sales in fiscal 2010. Although we were not party to any commodity swaps during the six-month transition period ended December 31, 2010 or the quarter ended March 31, 2011, we may enter into such arrangements in the future to mitigate the risk of loss due to declining prices of our inventory.

Purchase and Sales Contract Risk

We follow a business model that is designed to mitigate risk through index-based pricing, which links our feedstock purchase prices and finished product sales prices to similar commodity price indices. The cost of our raw material feedstock purchases is usually determined by application of index-based formulas contained in many of our raw material supply contracts. Through these index-based formulas our raw material costs are linked to commodity market indices (such as indices based on the price of unleaded regular gasoline, butane, isobutane or refinery grade propylene) or to the selling price of the related finished product. The selling prices for our finished products are also typically determined from index-based formulas contained in many of our sales contracts and, in most cases, the indices used to determine finished product selling prices are the same indices used to determine the cost of the corresponding raw material feedstock. The linkage between the costs of our raw material feedstocks and the selling prices of our finished products to the same indices mitigates, to varying degrees, our exposure to volatility in our material margin percentage (which we define as the difference between average revenue per pound and average raw material cost per pound as a percentage of average revenue per pound). Although these index-based pricing formulas provide relative stability in our material margin percentage over time, it is not perfectly constant due to various factors, including those listed below:

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Although most of our supply and sales contracts contain index-based formulas, varying proportions of our raw material purchases and finished product sales are done on a spot basis or otherwise negotiated terms. In addition, while many of the index-based formulas in our contracts are simply based on a percentage of the relevant index, others apply adjustment factors to the market indices that do not fluctuate with changes in the underlying index. In periods when market indices are high, the use of non-fluctuating adjustment factors tends to reduce the material margin percentage; and conversely, in periods when market indices are low the non-fluctuating adjustment factors tend to increase the material margin percentage.

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We may purchase raw material feedstocks in one period based on market indices for that period, and then sell the related finished products in a later period based on market indices for the later period. Changes in selling prices of finished products, based on changes in the underlying market indices between the period the raw material feedstocks are purchased and the related finished products are sold, lessens the effect of the matching indices and causes variation in our material margin percentage. The magnitude of the effect on material margin percentage depends on the magnitude of the change in the underlying indices between the period the raw material is purchased and the period the finished product is sold and the quantity of inventory impacted by the change.

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Finished product selling price formulas under some of our sales contracts, primarily in the Performance Products segment, are based on commodity indices not for the period in which the sale occurs but for either a prior or subsequent period. The effect on profit margins of these selling price formulas is diminished during times of relatively stable market indices, but can have a substantial effect during times of rapidly increasing or decreasing market indices, which can impact our material margin percentage.

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In times of rapidly declining market indices, the selling price of finished products inventory could fall below the carrying cost, which may result in lower-of-cost or market adjustments in periods before the finished products are sold. This has occurred in the past, primarily related to fuel-based inventory being devalued by other than short-term declines in unleaded regular gasoline prices, which is the market index upon which the fuel-related product selling prices are based. Recognition of lower-of-cost-or-market adjustments would negatively impact the material margin percentage in the period recognized.

In order to mitigate the impact of buying our feedstock in one period and selling our finished product in another period, we have elected, from time to time, to enter into commodity swap instruments. We have not previously designated any of these derivative instruments as hedges; consequently, changes in the fair values have been recognized in earnings in the period in which the changes occurred. We were not party to any derivative financial instruments at March 31, 2011.

BUSINESS

Overview

We are a leading producer of value-added products derived from niche petrochemical raw materials such as C4 hydrocarbons. Our products are sold to producers of a wide range of performance, specialty and intermediate products, including synthetic rubber, fuels, lubricant additives, plastics and surfactants. We are a leader in North America across our major product lines, including our position as the largest producer by production capacity of finished butadiene, the second largest active merchant producer by production capacity of isobutylene and the sole merchant producer of highly reactive polyisobutylene, a major component of dispersants for the fuel and lubricant additive markets. We operate as a value-added merchant processor and marketer, linking our raw material providers with our diverse customer base of chemical consumers. We believe this market position has resulted in stable supplier and customer bases and has enhanced our growth and expansion opportunities.

We operate in two principal business segments, C4 Processing and Performance Products. In the C4 Processing segment, we process the crude C4 stream into several higher value components, namely butadiene, butene-1, raffinates and methyl tertiary-butyl ether (“MTBE”). In our Performance Products segment, we produce high purity isobutylene, and we process isobutylene to produce higher-value derivative products such as polyisobutylene and diisobutylene. We also process refinery grade propylene into nonene, tetramer and associated by-products as a part of our Performance Products segment. Prior to the third quarter of fiscal 2008, MTBE was a third operating segment, but since that time MTBE has been included in our C4 Processing segment, as we produce MTBE solely as a by-product of our C4 processing operations following the shutdown of our dehydrogenation units in fiscal 2008.

The primary products in our C4 Processing segment include:

•	butadiene, primarily used to produce synthetic rubber that is mainly used in tires and other automotive products;

•	butene-1, primarily used in the manufacture of plastic resins and synthetic alcohols;

•	raffinates, primarily used in the manufacturing of alkylate, a component of premium unleaded gasoline; and

•	MTBE, primarily used as a gasoline blending stock.

The primary products in our Performance Products segment include:

•	high purity isobutylene (“HPIB”), primarily used in the production of synthetic rubber, lubricant additives, surfactants and coatings;

•	conventional polyisobutylenes (“PIB”) and highly reactive polyisobutylenes (“HR-PIB”), primarily used in the production of fuel and lubricant additives, caulks, adhesives, sealants and packaging;

•	diisobutylene (“DIB”), primarily used in the manufacture of surfactants, plasticizers and resins; and

•	nonene and tetramer, primarily used in the production of plasticizers, surfactants and lubricant additives.

We have three principal processing facilities, all of which we own, located in Houston, Texas, Port Neches, Texas and Baytown, Texas. The Houston and Port Neches facilities, which process crude C4 into butadiene and related products, are strategically located near most of the significant petrochemical consumers in Texas and Louisiana. Our Baytown facility primarily produces nonene and tetramer. All three locations provide convenient access to other Gulf Coast petrochemicals producers and are connected to several of our customers and raw materials suppliers through an extensive pipeline network. In addition, our Houston and Port Neches facilities are serviced by rail, tank truck, barge and ocean-going vessel.

Our Competitive Strengths

Our overarching competitive strength is our focus on specific market segments, unlike most of our competitors whose focus is divided among many broader market segments. Within our key focus area, C4 hydrocarbons, the number of competitors is generally much lower as compared to many other petrochemicals.

We have market-leading production capabilities in our major product lines. Through our C4 processing operations, we are the largest producer by production capacity of finished butadiene and butene-1 in North America. We are one of only two North American crude C4 processors that can separate and purify butene-1 from crude C4. In addition, we are the sole producer of chemical grade DIB in North America and the second largest merchant producer by production capacity of HPIB in North America.

Our business model is designed to mitigate risk through index-based pricing which links our feedstock and finished product prices to similar commodity price indices. The pricing of our raw material is usually linked to a commodity market index (such as indices based on the price of unleaded regular gasoline, butane, isobutane or refinery grade propylene) or to the price at which we sell the finished product. The prices at which we sell our products are also typically linked to a commodity index, and in many cases, the indices used match those in the corresponding supply agreement. Such linkage of purchases of feedstocks and sales of finished products mitigates, to varying degrees, our exposure to volatility in commodity prices.

Our differentiated technology enables us to capitalize on niche market opportunities. We hold several patents related to the production of HR-PIB and are the sole merchant producer in North America of this specialized product. Our leadership in our product lines has contributed to economies of scale and long-term relationships with many of our major customers and suppliers. We believe the performance of our patented HR-PIB product is a key reason for the increase in our PIB market share (measured by volume) from 0% in 2000 to approximately 50% through the six months ended December 31, 2010. We expect continued market share growth driven by what we believe to be superior performance that better meets customer needs.

Our large and flexible production capabilities make us an attractive business partner for our customers and suppliers. The customers for our products increasingly are motivated to reduce their number of vendors and obtain the largest product quantities possible from the vendors they engage. Our position as a large producer (if not the largest producer) by production capacity of many of our products allows us to deliver quantities that many of our competitors may not be able to match. Additionally, the flexibility of our facilities and equipment gives us the ability to be a reliable purchaser of feedstocks from our suppliers. Many of our suppliers rely on us to purchase the feedstocks they produce so that they are not left to process those streams themselves. We believe we are able to satisfy our suppliers’ needs more consistently than many of our competitors, in large part because our facilities are sufficiently adaptable that we can process widely varying qualities and quantities of crude C4 and other feedstocks. We can process a wider range of feedstocks than most of our competitors because of more extensive hardware that allows cost-effective separations. This is an important advantage since the quality of feedstocks changes with time even from the same supplier. Variability in feedstock quality is expected to continue and possibly increase over time. We believe our reputation as a reliable purchaser gives us an advantage in obtaining feedstocks in periods of tight supply.

Operating as an independent merchant processor gives us a competitive advantage. Our status as an independent merchant processor gives our business partners an option to purchase from or sell to an entity that is not a competitor to them, unlike many of the large chemical companies and integrated petroleum companies with whom we compete. Additionally, because we are independent and for the most part do not rely on internally-generated feedstocks, our production capacity is fully available to meet the requirements of our suppliers. This gives us an advantage over producers whose crude C4 streams are generated primarily as a by-product of their own ethylene production. The amount of crude C4 produced by non-independent processors varies according to the quantity and means of production of ethylene, thus limiting the capacity such producers are able to dedicate to outside suppliers’ needs.

We add value for our customers and suppliers by our extensive logistics network. We employ a flexible, extensive logistics footprint to streamline the delivery of feedstocks to our facilities and the delivery of products to our customers, and to provide terminaling and storage services. Unlike many of our competitors, we are unique in owning two deep-sea docks with extensive supporting pipelines and storage. Additionally, our railcar logistics capability uniquely allows us to source crude C4 from sources not economic to other processors. We own approximately 264 miles of product and feedstock pipelines, which gives us the ability to directly connect many of our facilities, docks and product terminals to our suppliers and customers. For example, for our butadiene customers, we own a proprietary pipeline system connecting several facilities, allowing us to serve many of our large customers independent of the Texas Butadiene Pipeline Corridor, which is controlled by ExxonMobil and upon which other suppliers must rely for transportation. In addition, our Houston and Port Neches facilities are serviced by rail, tank truck, barge and ocean-going vessel. We also own and operate storage and terminal assets at our Baytown facility and in Lake Charles, Louisiana for several parties. We also have 20 million pounds of butadiene storage capability at our Houston facility, constituting the largest butadiene storage capacity on the Gulf Coast.

We have strong long-term relationships with large, established customers and feedstock suppliers. We sell to a large number of chemical producers and refiners, including our largest customer, The Goodyear Tire and Rubber Company, as well as several others such as The Dow Chemical Company, PMI Trading LTD, Afton Chemical Corporation, Lanxess Corporation, Invista S.àr.l., Bridgestone/Firestone Inc., Valero Energy Corporation, Motiva Enterprises LLC and SI Group Inc. We purchase our raw material feedstocks from a large number of suppliers, including The Dow Chemical Company, Nova Chemicals Corporation, ExxonMobil Corporation, Chevron Phillips Chemical Company LLC, Lyondell Chemical Company, Flint Hills Resources, LP, Formosa Plastics Corporation, Trammochem, and Total Petrochemicals USA Inc. We have strong, long-tenured relationships with most of these customers and suppliers.

Our Business Strategy

Our strategy is to create value via superior execution and sharp focus on the specific markets where we believe we can achieve and maintain competitive advantage. Such niches are typically too narrow to be attractive to larger petrochemical producers. We believe both our C4 Processing and Performance Products segments capitalize on these market dynamics. We have a combination of large scale, leading market share in many of our products, strong infrastructure, differentiated technology in certain of our products, and a business model generally free of conflicts with our suppliers and customers. Collectively, this combination is unique in the C4 hydrocarbons industry. We believe it provides us with strong opportunities for growth.

Our execution focuses on improving our existing businesses through commercial, operational and financial excellence, pursuing product line and geographic extensions and acquiring complementary businesses or assets which enhance our existing business. Specifically, we intend to:

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Maintain our position as a market leader. We seek to maintain our position as one of the leading producers by production capacity of each of our products by maximizing the use of our existing processing capacity and the value of our customer and supplier relationships. We continually seek new opportunities and uses for our facilities.

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Grow our HR-PIB business (within our Performance Products segment). Demand for HR-PIB is growing at a faster rate than the overall PIB market due to economic and performance advantages that result from its use by our customers. To capitalize on this demand in the HR-PIB marketplace, we brought our second production unit online at our Houston facility in October 2008 and have been focused on moving commercial HR-PIB production volumes from that unit into the marketplace. As customer demand for this product globalizes, we intend to expand production and sales into foreign markets.

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Maintain a disciplined approach to cost management and preserve financial flexibility. Because our industry is cyclical and subject to fluctuations in demand, pricing and profitability, we believe that it is important to maintain a balance sheet that preserves our ability to respond to such changes and the flexibility to consider the long-term performance of our investments. In fiscal 2009, in response to the global economic downturn, we aggressively implemented initiatives to reduce capital and discretionary spending and reduce costs through headcount reductions and other means. Since fiscal 2009, we have continued to maintain this disciplined approach to spending, while continuing to make baseline expenditures and select expansion opportunities to preserve operational reliability and enhance our reputation as a dependable, high-quality producer. We have also taken steps to strengthen our balance sheet while returning capital to TPC Group Inc.’s stockholders through purchases of TPC Group Inc.’s common stock. In April 2010, we amended our ABL Revolver to increase overall capacity from $140 million to $175 million, subject to borrowing base calculations, and extended the maturity date from June 2011 to April 2014. In October 2010 we refinanced our Term Loan by issuing senior secured notes and thereby extended the maturity from June 2013 to October 2017. As of March 31, 2011, we had outstanding borrowings of $11.0 million under our ABL Revolver, with excess availability of $164.0 million, and TPC Group Inc. had cash on hand of $61.5 million. We expect that our cash flow, available borrowings and cash on hand will provide sufficient capital to fund our near-term growth and maintenance plans.

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Pursue growth initiatives as part of our efforts to increase profitability. We continually assess opportunities for asset acquisitions and corporate transactions with the potential to enhance our earnings and optimize our asset portfolio. Additionally, over the past several years we have been reinvesting cash from operations to build on and expand our product offerings into high-margin businesses closely related to our core competencies. These initiatives include the production of nonene and tetramer from our previously idle Baytown facility and the expansion of polyisobutylene operations at our facility in Houston. In addition, in February 2011 we commenced a detailed engineering study to begin the process toward restarting certain of our dehydrogenation assets at our Houston facility, which would provide isobutylene feedstock for our rapidly growing fuels products and performance products, including polyisobutylenes, high purity isobutylene and diisobutylene. We intend to continue to pursue similar growth initiatives as part of our efforts to diversify our product mix and increase profitability.

Our History

In January 2010, Texas Petrochemicals Inc., a Delaware corporation formed in March 2004, changed its name to TPC Group Inc. At the same time, we changed our name from Texas Petrochemicals LLC to TPC Group LLC. We are a Texas limited liability company and the wholly-owned operating subsidiary of TPC Group Inc.

Our business is a successor to Texas Olefins Company, a company that was founded in 1968 and initially engaged in hydrocarbon trading activities. In 1984, Texas Olefins Company acquired various assets from Tenneco, Inc., including our Houston facility. Texas Olefins Company subsequently operated as Texas Petrochemicals Corporation. In 1996, during a period of strong profitability in the MTBE market, the business was purchased by management and other investors in a leveraged buyout.

The MTBE market was severely impacted in the early 2000s by regulatory changes in various states, including changes that banned the use of MTBE as a gasoline blending stock. These factors led to the conclusion that future cash flows of the business would be insufficient to meet its subordinated bond interest payments over the long-term, and that a permanent financial restructuring would be required. As a result, on July 21, 2003, the operating subsidiary filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. Pursuant to a court-approved plan of reorganization, we, the operating subsidiary, were acquired by Texas Petrochemicals Inc. (now known as TPC Group Inc.), a holding company owned by a new group of stockholders, including previous bondholders and unsecured creditors. As a result of the plan of reorganization, we emerged from Chapter 11 proceedings on May 6, 2004.

Market Conditions and Recent Initiatives

The global recession that began in early fiscal 2009 continued to develop through the remainder of that fiscal year, resulting in a significant decline in the selling prices for our products. In response to these developments, in December 2008 we temporarily idled various production units at both our Houston and Port Neches facilities in order to reduce operating costs and match production to the reduced needs of our customers and suppliers. We also released a portion of our contractor workforce to further reduce costs. In the third quarter of fiscal 2009, demand for some products began to improve relative to the previous months, and we restarted all of the production facilities that we idled in December 2008. However, our butadiene production has continued to be negatively impacted by limited supply of crude C4, the raw material input for our C4 Processing extraction process.

We receive most of our crude C4 from steam crackers, which are designed to process naphtha and natural gas liquids (NGLs) as feedstocks for ethylene production. Crude C4 is a byproduct of the ethylene production process, and the volume of crude C4 produced by the process is driven by both the volume of ethylene produced and the composition of the steam cracker feedstock. Some major ethylene producers have the flexibility to shift from light feedstocks, such as NGLs, to heavier feedstocks, such as naphtha, or vice versa depending on the economics of the feedstock. When ethylene producers process heavier feedstock, greater volumes of crude C4 are produced. However, when light feedstocks are inexpensive relative to heavy feedstocks, the producers may choose to process those light feedstocks instead, a process referred to as “light cracking,” which results in lower volumes of crude C4 production. Throughout 2010 and the first quarter of 2011, NGL prices have remained attractive relative to naphtha; consequently, light cracking has been prevalent and crude C4 supply has been reduced over the same period, which has had a negative impact on our C4 Processing segment production and sales volumes. We anticipate that the relatively high cost of crude oil compared to the cost of natural gas that we have seen over the past three to four years will continue, especially in light of the abundance of shale natural gas being discovered and developed in the United States, and will drive continuation of light cracking well into the future.

In April 2009, in order to preserve liquidity in response to the ongoing global economic crisis and to align our expenditures with our decreased sales volumes, we undertook initiatives to reduce our capital spending, general and administrative expenses and operating expenses. These initiatives included a reduction of our active C4 processing and butadiene production capacity. We shut down one of the two trains processing crude C4 at our Port Neches facility and temporarily idled some capacity at our Houston facility, also reducing associated headcount. From time to time during fiscal 2010, the six months ended December 31, 2010 and the quarter ended March 31, 2011, we temporarily reactivated the idled production capacity at our Houston facility in response to increased crude C4 supply as well as decreased production rates of the non-idled unit. The idled train at Port Neches did not operate at any time during fiscal 2010, the six months ended December 31, 2010 or the quarter ended March 31, 2011, and we do not expect to again operate both trains at Port Neches until crude C4 supply conditions improve on a sustainable basis. If we are able to secure significant incremental feedstock commitments, we will consider operating both trains at Port Neches, but doing so will require a significant amount of time and capital to hire personnel and bring the idle train to operational readiness. Please see “—Properties” below for more information about the total and active production capacities at our facilities.

The upward trend in petroleum prices, related commodity market indices, general economic conditions and demand that created increasingly favorable market conditions for our products over the course of 2010 continued through the first quarter of 2011. Since a substantial portion of our product selling prices and raw material costs are linked to commodity indices (such as indices based on the price of unleaded regular gasoline, butane, isobutane or refinery grade propylene), we have experienced upward trends in both our selling prices and raw material costs during 2010 and the first quarter of 2011. Over this same period of time our selling prices and margins have also been positively impacted by structurally tight supply and growing demand for our products.

On December 30, 2010, pursuant to a modified “Dutch auction” tender offer, TPC Group Inc. accepted for purchase 2,154,188 shares of its common stock at a price of $28.50 per share for a total cost of $61.4 million, excluding $1.1 million in fees and other costs directly related to the tender offer. The purchased shares represented approximately 11.8% of the total number of shares issued and outstanding as of October 1, 2010. The purchased shares were immediately retired.

On February 4, 2011 we announced that our Board of Directors approved $5 million to fund a detailed engineering study to begin the process toward restarting certain of our dehydrogenation assets at our Houston facility. Subsequently, on July 13, 2011, we announced (1) that we had received the Texas Commission on Environmental Quality (TCEQ) air permit necessary to proceed with the planned refurbishment, upgrade to air emissions controls, and restart one of our idled dehydrogenation units; (2) that construction of the required new components for the system, along with refurbishment of the existing unit, began promptly following receipt of the permit; (3) that we had completed the primary phase of engineering on the project that commenced in January of this year; and, (4) that our Board of Directors had approved the next phase of engineering, which is expected to be completed by the end of 2011. We own two independent, world scale dehydrogenation units with technology that allows the production of a single, targeted olefin from natural gas liquid feedstock compared to steam cracking technology which generates a wide range of various olefins. This project utilizes one of these units, while we continue to explore opportunities surrounding the second dehydrogenation unit. The isobutylene produced from the refurbished dehydrogenation unit will provide an additional strategic source of feedstock for our rapidly growing fuel products and performance products businesses, which include polyisobutylene, high purity isobutylene and diisobutylene. We estimate the refurbished dehydrogenation unit will produce approximately 650 million pounds of isobutylene per year from isobutane, a natural gas liquid feedstock whose production volumes continue to increase as a result of U.S. shale gas development, allowing us to evaluate a variety of sourcing options. The refurbished dehydrogenation unit is projected to be operational in the first quarter of 2014.

On February 21, 2011, TPC Group Inc. announced the election of Eugene Allspach as a new member of its Board of Directors, which increased its size from seven to eight members. Mr. Allspach currently serves as President of E.R. Allspach & Associates, LLC, a consulting company to new business development activities in the petrochemical industry and has nearly 38 years of experience in the plastics and chemical industries.

On March 3, 2011, TPC Group Inc. announced that its Board of Directors approved a stock repurchase program for up to $30.0 million of TPC Group’s common stock. Purchases of common stock under the program have been and will be executed periodically in the open market or in privately negotiated transactions in accordance with applicable securities laws. The stock repurchase program does not obligate TPC Group Inc. to repurchase any dollar amount or number of shares of common stock, does not have an expiration date and may be limited or terminated at any time by TPC Group Inc.’s Board of Directors without prior notice. As of March 31, 2011, TPC Group Inc. had purchased 282,532 shares under the program in the open market at an average of $27.59 per share, for a total of $7.8 million. The shares purchased were immediately retired and any additional shares to be purchased under the program will also be retired immediately. Any future purchases will depend on many factors, including the market price of the shares, our business and financial position and general economic and market conditions.

On March 18, 2011, the Board of Directors of TPC Group Inc. elected Michael T. McDonnell as President and Chief Executive Officer and appointed him to the Board of Directors, each effective March 22, 2011. Mr. McDonnell replaced Charles W. Shaver in those roles. Mr. Shaver retired as President and Chief Executive Officer on March 22, 2011, and retired from the Board of Directors effective on that date.

On March 28, 2011, Kenneth E. Glassman, a former member of the Board of Directors of TPC Group Inc., notified TPC Group Inc. that he would not stand for reelection as a director upon the expiration of his term at TPC Group Inc.’s 2011 Annual Meeting of Stockholders.

Effective June 6, 2011, the Board of Directors of TPC Group Inc. elected Rishi A. Varma as Vice President and General Counsel of the Company to replace Christopher A. Artzer, who resigned from those roles on March 11, 2011.

Supplier Purchase Agreements

We purchase the majority of the feedstock for our products under long-term purchase contracts. At times, we will also purchase feedstock on a spot basis, particularly crude C4 which can be imported from Europe and the Middle East region. Spot purchases may allow us to increase production to meet demand in excess of available domestic supply; for example, during both the six months ended December 31, 2010 and fiscal 2010, approximately 11% of our crude C4 feedstocks were purchased on a spot basis.

We purchase feedstock from a number of large chemical producers, including The Dow Chemical Company, Nova Chemicals Corporation, ExxonMobil Corporation, Chevron Phillips Chemical Company LLC, Lyondell Chemical Company, Flint Hills Resources, LP, Formosa Plastics Corporation, Trammochem, and Total Petrochemicals USA Inc. We have strong, long-tenured relationships with our suppliers. For the six months ended December 31, 2010 and in fiscal 2010 and 2009, our top five suppliers accounted for an aggregate of 39.3%, 35.7% and 34.6%, respectively, of our total vendor purchases. In fiscal 2010 one supplier accounted for 10% of total vendor purchases and no other individual supplier accounted for more than 10%.

Our supply agreements typically specify a defined percentage of the supplier’s feedstock output or, in some cases, a defined volume of feedstock, that we will purchase. The pricing under the contracts is usually tied to a commodity market index (such as indices based on the price of unleaded regular gasoline, butane, isobutane or refinery grade propylene) or to the price at which we sell the finished product. As discussed further in “Sales Contracts” below, the prices at which we sell our products are also typically tied to a commodity index, and in many cases the indices used match those in the corresponding supply agreement. For example, the butene-1 component of the crude C4 feedstock we purchase is priced based on a market index for unleaded regular gasoline; our butene-1 sales prices are likewise based on a market index for unleaded regular gasoline. Matching the indices used in our supply and sales contracts mitigates our exposure to volatility in commodity prices and the resulting fluctuations in our profit margins, to varying degrees.

The raw material input for our C4 Processing extraction process is a mixture of four-carbon compounds commonly referred to as crude C4. We receive most of our crude C4 from steam crackers, which are designed to process naphtha and NGLs as feedstocks for ethylene production. Crude C4 is a byproduct of the ethylene production process. Processing crude C4 into chemicals is a capital intensive process. Generally, the volume of crude C4 produced during the ethylene production process is small compared to the ethylene output. Therefore, many ethylene producers prefer to sell their crude C4 streams rather than process those streams themselves. Companies such as ours that aggregate and process large quantities of crude C4 and sell the finished products to consumers provide the ethylene industry with what can be a more economical alternative than providing such functions themselves.

As discussed in “Market Conditions and Recent Initiatives” above, the volume of crude C4 produced by the ethylene producers is driven by both the volume of ethylene produced and the composition of the steam cracker feedstock. When light feedstocks, such as NGLs, are inexpensive relative to heavier feedstocks such as naphtha, ethylene crackers conduct primarily light cracking, resulting in lower volumes of crude C4 available in the market. This situation, which existed throughout fiscal 2009 and 2010, the six months ended December 31, 2010 and the quarter ended March 31, 2011, occasionally results in our inability to meet 100% of our contractual butadiene and butene-1 sales commitments. When this occurs, we typically invoke force majeure clauses that exist in almost all of our butadiene and butene-1 sales contracts, allowing us to reduce, or “allocate,” the amount of product we deliver. From time to time since the latter part of fiscal 2009, we were forced to operate, and may again be forced to operate in the future, on a product allocation basis as a result of limited crude C4 feedstock supply.

Sales Contracts

We enter into two general types of sales arrangements: sales contracts and, occasionally, toll manufacturing agreements. Under toll manufacturing agreements we process raw material, which is owned by the toll customer, and return the finished product to the toll customer for a fee. The volume of tolling we perform is insignificant in relation to the volume of product manufactured and sold under sales contracts. A majority of our sales contracts have initial terms of two to three years and are, in practice, generally ongoing contracts that can be terminated with one-year notice from either party. Our sales contracts typically require customers to purchase minimum volumes expressed either in absolute terms or as a percentage of their product needs. We also sell certain products on a spot basis.

We sell to a large number of chemical producers and refiners, including The Goodyear Tire and Rubber Company, The Dow Chemical Company, PMI Trading LTD, Afton Chemical Corporation, Lanxess Corporation, Invista S.àr.l., Firestone Polymers LLC, Valero Energy Corporation, Motiva Enterprises LLC and SI Group Inc. We have strong, long-tenured relationships with our customers. During the six months ended December 31, 2010 and fiscal 2010 and 2009, our top five customers accounted for an aggregate of 48.0%, 44.6% and 45.6%, respectively, of our total sales. For the six months ended December 31, 2010 Firestone Polymers LLC and Invista S.àr.l accounted for 11% and 10%, respectively, of our total revenues, and in fiscal 2010 Goodyear Tire and Rubber Company accounted for 10% of our total revenues.

The pricing in our sales contracts fluctuates over time and typically is tied to a commodity index, often the same index used in the corresponding supply agreement. Pricing in some contracts includes an energy adjustment and/or separate distribution, storage, and aggregation components.

Competition

The petrochemicals businesses in which we operate are highly competitive. Many of our competitors are larger and have greater financial resources than we do. Among our competitors are some of the world’s largest chemical companies and major integrated petroleum companies, all of whom generally have their own raw materials resources. In addition, a significant portion of our business is based on widely available technology (with the exception of our HR-PIB process, for which we hold exclusive patents). Accordingly, barriers to entry, apart from capital availability, may be low in the commodity product section of our business, and the entrance of new competitors may reduce our ability to capture profit margins when there is overcapacity in the industry. Also, some petroleum-rich countries have recently become more significant participants in the commodity petrochemicals industry and may continue to expand their role in the industry in the future. Any of these developments may have a negative impact on our financial condition, results of operations and cash flows. Price, customer service, ability to procure feedstocks, technology, reliability, product quality, product deliverability and product performance are the primary factors that drive competition.

Our primary competitors in North America are as follows:

•	In the C4 market, including butene-1 and butadiene, we compete with LyondellBasell Industries, Shell Chemicals, LP and ExxonMobil Corporation.

•	For isobutylene, including HPIB, we compete with LyondellBasell Industries and Enterprise Products Partners.

•	Our HR-PIB competes with conventional PIB produced by Ineos Group Holdings plc.

•	For nonene and tetramer, we compete with ExxonMobil Corporation, Shell Chemicals, LP and Sunoco, Inc.

Seasonality

The pricing under our supply contracts and sales contracts is usually tied to a commodity price index, such as indices based on the price of unleaded regular gasoline, butane, isobutane or refinery grade propylene, or to the price at which we sell the finished product. The price for unleaded regular gasoline, typically used in pricing for butene-1, MTBE and raffinates, varies seasonally as a result of increased demand during the spring and summer months of the year and decreased demand during the fall and winter months of the year. In addition, we typically have greater demand for our raffinates and MTBE products during the spring and summer months. As a result, we generally have increased volumes and margins for these products during the spring and summer and decreased volumes and margins during the fall and winter.

MTBE

Through our Houston processing facility, we have historically been one of the leading merchant producers by production capacity of MTBE in North America. Before the acquisition of our Port Neches, Texas facility from Huntsman Petrochemical Corporation and Huntsman Fuels, LP (collectively, “Huntsman”) in July 2006, the Port Neches facility had also been a significant merchant producer of MTBE. MTBE is a gasoline blending stock which reduces carbon monoxide and volatile organic compound emissions and enhances the octane content of unleaded gasoline. MTBE came into high demand in the 1990s to meet the oxygenate mandate imposed on domestic unleaded gasoline requirements under the Clean Air Act of 1990. In August 2005, MTBE was removed from the oxygenate mandate for unleaded gasoline as a part of the Energy Policy Act of 2005. As a result, most U.S. domestic refiners have discontinued their use of MTBE in unleaded gasoline in the United States.

We no longer sell MTBE in the United States market, focusing instead on opportunistic sales to export markets. We no longer produce MTBE at our Port Neches facility, and at our Houston facility we produce MTBE only as a by-product of our C4 processing operations, rather than from dedicated dehydrogenation units. In February 2011 we commenced a detailed engineering study to begin the process toward restarting certain of our dehydrogenation assets at our Houston facility, which would provide isobutylene feedstock for our rapidly growing fuels products and performance products, including polyisobutylenes, high purity isobutylene and diisobutylene.

From time to time, legal actions have been initiated against us by local government authorities for alleged property damage and/or costs of remediation and replacement of water supplies due to the presence of MTBE, generally as a result of unleaded gasoline leakage from underground storage tanks. For a description of the legal actions against or affecting us arising from MTBE, please see “—Legal Proceedings”.

Environmental and Safety Matters

We are subject to extensive federal, state, local and foreign environmental laws, regulations, rules and ordinances. These include, for example:

•

the federal Resource Conservation and Recovery Act (“RCRA”) and comparable state laws that impose requirements for the generation, handling, transportation, treatment, storage, disposal and cleanup of waste from our facilities;

•

the federal Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) also known as “Superfund,” and comparable state laws that regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent waste for disposal;

•	the federal Clean Water Act (“CWA”) and analogous state laws and regulations that impose detailed permit requirements and strict controls on discharges of waste water from our facilities; and

•

the federal Clean Air Act (“CAA”) and comparable state laws and regulations that impose obligations related to air emissions, including federal and state laws and regulations that recently took effect or are currently under development to address greenhouse gas (“GHG”) emissions.

In the ordinary course of business, we undertake frequent environmental inspections and monitoring and are subject to investigations by governmental enforcement authorities. In addition, our production facilities require a number of environmental permits and authorizations that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements or the discovery of releases of hazardous substances at or from our facilities could result in restrictions or prohibitions on plant operations, significant remedial expenditures, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict and/or joint and several liabilities. Moreover, changes in environmental regulations or the terms of our environmental permits could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

We are committed to establishing and maintaining compliance with applicable environmental, health, safety (including process safety) and security (“EHS&S”) legal requirements, and we have developed policies and management systems intended to identify the various EHS&S legal requirements applicable to our operations and facilities. We endeavor to enhance and assure compliance with applicable requirements, ensure the safety of our employees, contractors, community neighbors and customers, and minimize the generation of wastes, the emission of air contaminants and the discharge of pollutants. These EHS&S management systems also serve to foster efficiency and improvement and to reduce operating risks.

The following is a summary of some of the existing laws, rules and regulations to which our business operations are subject.

Waste Management. The federal RCRA and comparable state statutes, laws and regulations regulate the generation, handling, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous solid wastes. In the course of our operations, we generate industrial wastes that are regulated as hazardous wastes.

Comprehensive Environmental Response, Compensation, and Liability Act. The federal CERCLA and comparable state statutes, laws and regulations impose joint and several liability, without regard to fault or legality of conduct, on classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the current and past owner or operator of the site where the release occurred, and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. Under CERCLA and comparable statutes, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain environmental studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

Although we believe that we have utilized operating and waste disposal practices that were standard in the industry at the time, hazardous substances, wastes or hydrocarbons may have been released on or under the properties owned or operated by us, or on or under other locations, including off-site locations, where such substances have been taken for disposal. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA, and analogous state laws. Under such laws, we could be liable for damages and could be required to remove previously disposed substances and wastes, or remediate contaminated property to prevent future contamination.

To the extent that liabilities arise from operations or events relating to our Port Neches facility that occurred prior to our ownership of the facility, we will generally be entitled to be indemnified by Huntsman for eight years after the June 2006 closing, subject to the terms and limitations of the indemnity provisions contained in the Purchase and Sale Agreement with Huntsman. We can provide no assurance, however, that all of such matters will be covered by the indemnity, that the indemnifying party will honor its obligations, or that the existing indemnities will be sufficient to cover the liabilities for such matters.

Water Discharges. The federal CWA and comparable state statutes, laws, and regulations impose restrictions and strict controls with respect to the discharge of pollutants in waste water and storm water, including spills and leaks of oil and other substances, into regulated waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the United States Environmental Protection Agency (“EPA”) or an analogous state agency. Spill prevention, control and countermeasure requirements may require appropriate containment berms and similar structures to help prevent the contamination of regulated waters in the event of a petroleum hydrocarbon tank spill, rupture or leak. Regulatory agencies can also impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations.

Air Emissions. The federal CAA and comparable state statutes, laws and regulations regulate emissions of various air pollutants or contaminants through air emissions permitting programs and the imposition of other requirements. Such laws and regulations may require a facility to obtain pre-approval for the construction or modification of projects or facilities expected to emit air contaminants or result in the increase of existing emissions of air contaminants, and to obtain and strictly comply with air permits containing various emissions limitations and operational requirements, including the utilization of specific emission control technologies to limit emissions of particular pollutants. In addition, the EPA and state regulatory agencies have developed, and continue to develop, stringent regulations governing emissions of air contaminants at specified sources. Regulatory agencies can also impose administrative, civil and criminal penalties for non-compliance with air permits or other legal requirements regarding air emissions. Depending on the state-specific statutory authority, individual states may be able to impose air emissions limitations that are more stringent than the federal standards imposed by the EPA.

Permits and related compliance obligations under the CAA, as well as changes to state implementation plans for controlling air emissions in regional non-attainment areas, including the Houston-Galveston-Brazoria ozone non-attainment area, may require our operations to incur future capital expenditures in connection with the addition or modification of existing air emission control equipment and strategies. For example, as part of our efforts to comply with rules changes related to the emissions of nitrogen oxides (“NOx”) from our facilities, we installed two new, low-NOx boilers at each of our Houston and Port Neches facilities in fiscal 2006 through 2008, for a total capital investment of approximately $40 million. Failure to comply with these emission control requirements could subject us to monetary penalties, injunctions, conditions or restrictions on operations and enforcement actions. Our facilities may also be required to incur certain material capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions.

Legislative and regulatory measures to address concerns that emissions of carbon dioxide, methane and other certain gases—commonly referred to as GHGs, may be contributing to warming of the Earth’s atmosphere are in various phases of discussions or implementation at the international, national, regional and state levels. The petrochemical industry is a direct source of certain GHG emissions, namely carbon dioxide, and future restrictions on such emissions could impact our future operations. In the United States, federal legislation imposing restrictions on GHG is under consideration. In addition, EPA has promulgated a series of rulemakings and other actions intended to result in the regulation of GHGs as pollutants under the CAA. In April 2010, EPA promulgated final motor vehicle GHG emission standards, which apply to vehicle model years 2012-2016. EPA has taken the position that the motor vehicle GHG emission standards triggered CAA permitting requirements for certain affected stationary sources of GHG emissions beginning on January 2, 2011. In May 2010, EPA finalized the Prevention of Significant Deterioration and Title V GHG Tailoring Rule, which phases in federal new source review and Title V permitting requirements for certain affected stationary sources of GHG emissions, beginning on January 2, 2011. These EPA rulemakings could affect our operations and ability to obtain air permits for new or modified facilities.

Furthermore, in 2010, EPA regulations became effective that require monitoring and reporting of GHG emissions on an annual basis, including extensive GHG monitoring and reporting requirements. Following a six-month extension issued by the EPA, the first emissions reports required under the new rule are due on or before September 30, 2011. Although this new rule does not control GHG emission levels from any facilities, it will cause us to incur monitoring and reporting costs.

Lastly, lawsuits have been filed seeking to require individual companies to reduce GHG emissions from their operations or to recover damages allegedly resulting from those emissions. These and other lawsuits relating to GHG emissions may result in decisions by state and federal courts or regulatory agencies that could impact our operations and ability to obtain certifications and permits to construct future projects.

Passage of climate change legislation or other federal or state legislative or regulatory initiatives that regulate or restrict GHG emissions in areas in which we conduct business could adversely affect the demand for our products, and depending on the particular program adopted, could increase the costs of our operations, including costs to operate and maintain our facilities, to install new emission controls on our facilities, to acquire allowances to authorize our GHG emissions, to pay any taxes related to our GHG emissions and/or to administer and manage a GHG emissions program. At this time, it is not possible to accurately estimate how laws or regulations addressing GHG emissions would impact our business, but we do not believe that the impact on us will be any more burdensome to us than to any other similarly situated companies.

Our business also could be negatively affected by physical changes in weather patterns. A loss of coastline in the vicinity of our facilities, which are located near the Gulf of Mexico, or an increase in severe weather patterns, could result in damages to or loss of our physical assets and/or a disruption of our supply and distribution channels. Changes of this nature could have a material adverse impact on our business. At this time, it is not possible to accurately project the effects of any such indirect impacts.

In addition to potential direct impacts on us, climate change legislation or regulation and/or physical changes or changes in weather patterns could affect entities that provide goods and services to us and indirectly have an adverse effect on our business as a result of increases in costs or availability of such goods and services. At this time it is not possible to accurately project the effects of any such indirect impacts.

In addition to the requirements imposed upon us by law, we also enter into other agreements from time to time with state and local environmental agencies either to avoid the risks of potential regulatory action against us or to implement improvements that exceed current legal requirements. To that end, we have entered into the following agreement that will require us to reduce our emissions of butadiene and other volatile organic compounds at our Houston facility:

•

In January 2009, we signed an Agreed Corrective Action Order (“ACAO”) with Texas Commission on Environmental Quality (TCEQ) related to our Houston facility. The ACAO was approved by the TCEQ Commissioners in April 2009 following a public agenda hearing. The ACAO obligates us to undertake a five-year, $20 million incremental spending program on projects designed to enhance environmental performance that would not normally have been done as part of routine maintenance at our Houston facility. We expect to implement the required measures and incur the incremental spending through a combination of (a) increases in our annual maintenance and capital expenditures throughout the five-year period and (b) additional expenditures in connection with our regularly scheduled turnarounds (typically occurring every three to four years). We expect to fund the incremental expenditures from our operations and/or from borrowings under our ABL Revolver and do not expect the expenditures to have a material impact on our operations or liquidity. As of November 2010, our expenditures on enhanced environmental performance projects in satisfaction of our obligation under the ACAO totaled approximately $6.2 million. In the ACAO, we also commit to reduce emissions of volatile organic compounds from discrete emissions events at our Houston facility on a rolling twelve-month basis by more than thirty-five percent of annual pre-ACAO levels. We are currently in compliance with all requirements in the ACAO.

Chemical Product Safety Regulation. The products we make are subject to laws and regulations governing chemical product safety, including the federal Toxic Substances Control Act (“TSCA”) and chemical product safety laws in jurisdictions outside the United States where our products are distributed. The goal of TSCA is to prevent unreasonable risks of injury to health or the environment associated with the manufacture, processing, distribution in commerce, use or disposal of chemical substances. Under TSCA, the EPA has established reporting, record-keeping, testing and control-related requirements for new and existing chemicals with which we must comply. In September 2009, EPA initiated a comprehensive approach to enhance the management of chemicals under TSCA and announced principles for strengthening U.S. chemical management laws. Changes in chemicals management regulations or laws could impose additional regulatory burdens and costs on us and others in the industry. In December 2006, the European Union adopted a new regulatory framework concerning the Registration, Evaluation and Authorization of Chemicals (known as REACH), which became effective on June 1, 2007. One of its main objectives is the protection of human health and the environment. REACH requires manufacturers and importers to gather information on the properties of their substances that meet certain volume or toxicological criteria and register the information in a central database to be maintained by the European Chemical Agency in Finland. REACH also contains a mechanism for the progressive substitution of the most dangerous chemicals when suitable alternatives have been identified. We met the deadline of December 1, 2008 for the pre-registration of those chemicals manufactured in, or imported into, the European Economic Area in quantities of one metric ton or more that were not otherwise exempted. Complete registrations containing extensive data on the characteristics of the chemicals will be required in three phases, depending on production usage or tonnage imported per year, and the toxicological criteria of the chemicals. The first registrations were required in 2010; subsequent registrations are due in 2013 and 2018. We registered five chemicals in 2010 to meet our initial obligations under REACH. The toxicological criteria considered for registration determinations are carcinogenicity, mutagenicity, reproductive toxicity (category 1 and 2), and aquatic toxicity. By June 1, 2011, companies are required to notify the European Chemicals Agency of products containing above 0.1 percent of substances of very high concern on the candidate list for authorization. By June 1, 2013, the European Commission will review whether substances with endocrine disruptive properties should be authorized if safer alternatives exist. By June 1, 2019, the European Commission will determine whether to extend the duty to warn from substances of very high concern to those that could be dangerous or unpleasant. We do not expect that the costs to comply with current chemical product safety requirements or REACH will be material to our financial condition, results of operations or cash flows. It is possible that other regions in which we operate could follow the European Union approach and adopt more stringent chemical product safety requirements.

Health and Safety Regulation. We are subject to the requirements of the federal Occupational Safety and Health Act and comparable state statutes, laws and regulations. These laws and the implementing regulations strictly govern the protection of the health and safety of employees. Failure to comply with these requirements could subject us to monetary penalties, injunction and enforcement actions. The Occupational Safety and Health Administration’s (“OSHA”) hazard communication standard, the EPA’s community right-to-know regulations under Title III of CERCLA and similar state laws require that we organize and/or disclose information about hazardous materials used or produced in our operations.

Our operations are also subject to standards designed to ensure the safety of our processes, including OSHA’s Process Safety Management standard. The Process Safety Management standard imposes requirements on regulated entities relating to the management of hazards associated with highly hazardous chemicals. Such requirements include conducting process hazard analyses for processes involving highly hazardous chemicals, developing detailed written operating procedures, including procedures for managing change, and evaluating the mechanical integrity of critical equipment. As a result of a process safety audit of our Houston plant conducted by OSHA’s local office under its process safety Regional Emphasis Program, we entered into a compliance agreement on October 6, 2007 with OSHA, which agreement required us to implement certain corrective actions on a three-year timetable through June 2010. We met all of the abatement and corrective action requirements in compliance with the deadlines in the compliance agreement. In addition, we expect to incur capital expenditures in the future as part of our ongoing baseline capital expenditure program to address the findings of the ongoing process hazard assessments, including expenditures to upgrade equipment and instrumentation at our Houston and Port Neches plants.

Security Regulation. We are subject to the requirements of the United States Department of Homeland Security’s Chemical Facility Anti-Terrorism Standard at our Baytown facility and the Marine Transportation Security Act at our Houston, Port Neches, and Lake Charles facilities. These requirements establish minimum standards for security at chemical facilities and marine-based chemical facilities, respectively. We are currently in the process of scope definition and engineering design of facility modifications for compliance with these requirements. Under the Marine Transportation Security Act, we have been awarded various matching grants to assist with development and implementation of enhanced security systems at our Houston, Port Neches and Lake Charles facilities.

Employees

As of May 25, 2011, we had 490 full-time employees. In addition, we contract with a third party to provide approximately 290 contract employees to perform maintenance activities and operate supply chain facilities on and around our Houston and Port Neches facilities. A total of 101 of the employees at our Port Neches facility are members of six labor unions: United Steelworkers Local 228, IBEW Local 2286, Boilermakers Local 587, Carpenters Local 502, Technical Control Union and Pipefitters Local 195. Our current agreements with employees represented by the unions run through February 2012. The labor agreements all include benefits for the employees and provisions for us such as a “no-strike” clause. We believe our relations with our employees are good.

Research and Development Activities

We conduct our principal research and development activities at our plant facilities. In September 2010 we broke ground on a new 19,500 square foot combined quality control and research and development laboratory at our Houston facility, which is scheduled to be completed in July 2011. Our research and development spending is primarily dedicated to developing innovative processes, especially for the higher margin, differentiated products within our Performance Products segment. Expenditures for our research and development activities were $0.5 million and $0.3 million for the quarters ended March 31, 2011 and 2010, respectively, $0.9 million and $0.7 million for the six months ended December 31, 2010 and 2009, respectively, and $1.4 million, $1.2 million and $1.7 million in fiscal 2010, 2009 and 2008, respectively.

Patents and Licenses

We presently own, control or hold rights to 20 U.S. patents and 50 foreign patents, and we seek patent protection for our proprietary processes where feasible to do so. We have several patented processes and applications, such as our patents related to HR-PIB and the catalyst mechanism for the polymerization of PIB and DIB, that give certain products differentiated features. Our patents related to the HR-PIB process generally expire after 2020. We have acquired technology licenses used in connection with the manufacturing of several of our products. Generally, these licenses are fully paid and perpetual with respect to our existing production activities. With technology being a key competitive factor in the markets served by our Performance Products segment and a significant driver to producing the best quality products, these patented processes and licenses enhance our product offerings to our customers.

Properties

Our Principal Facilities

Overview. We have three principal processing facilities. Our Houston, Texas facility is used in both our C4 Processing segment and our Performance Products segment. Our Port Neches, Texas facility is used in our C4

Processing segment, and the Baytown, Texas facility is used in our Performance Products segment. We have active aggregate butadiene extraction capacity of 1.7 billion pounds per year and total aggregate butadiene extraction capacity of 2.1 billion pounds per year at our Houston and Port Neches facilities. These two facilities were built in tandem by the United States Government in the 1940s and have complementary processes and logistics with a similar layout and design. The two facilities are located at each end of the 90-mile Texas Butadiene Pipeline Corridor, giving us the unique position of servicing customers from either end of the pipeline. Our facilities provide convenient access to other Gulf Coast petrochemicals producers and are connected to facilities of several of our customers and raw material suppliers through an extensive pipeline network. In addition, our Houston and Port Neches facilities are serviced by rail, tank truck, barge and ocean-going vessel networks. Our Houston and Port Neches facilities have a high amount of operational flexibility in the quality grade of crude C4 feedstocks that can be processed. Our Baytown facility produces nonene, tetramer and associated by-products. We consider each of our processing facilities to be sufficient for its intended use.

Our Houston Facility. Our Houston facility is located approximately one mile from the Houston Ship Channel and has total capacity to process 2.4 billion pounds per year of crude C4. From the crude C4, the plant has the following annual production capacities, all of which are active: 1.2 billion pounds of butadiene, 300 million pounds of butene-1, 740 million pounds of raffinate, 146 million pounds of HPIB, 84 million pounds of DIB and 240 million pounds of PIB. It can also process 700 million pounds of purchased isobutylene annually, and has total MTBE production capacity of 2.7 billion pounds, of which 475 million pounds is active. Reactivation of the non-active MTBE production capacity at our Houston facility would require a significant capital investment. In February 2011 we commenced a detailed engineering study to begin the process toward restarting certain of our dehydrogenation assets at our Houston facility, which would provide isobutylene feedstock for our rapidly growing fuels products and performance products, including polyisobutylenes, high purity isobutylene and diisobutylene. This facility allows us to realize substantial benefits by separating and upgrading the various components in the crude C4 and isobutylene streams we purchase. This facility was designed and constructed with spare and parallel equipment to enable us to shut down individual units for repair or maintenance without having to shut down the entire facility, thereby maximizing throughput. In addition, the facility has the physical space to allow for new plants to upgrade existing products or to accept new crude C4 and isobutylene feedstocks.

The location of the facility provides access to other Gulf Coast petrochemicals producers and directly connects us to facilities of several of our customers and raw material suppliers through an extensive pipeline network in the immediate area. Our Houston facility is also serviced by rail, tank truck, barge and ocean-going vessels. Our Houston facility also has access via pipeline to salt-dome storage facilities located at Mont Belvieu and Pierce Junction, Texas. The plant is situated on a 257-acre tract, with approximately 230 acres wholly owned by us, and the remaining 27 acres owned 75% by us and 25% by a third party.

The Houston facility was originally constructed in 1942 by the United States Government with start-up in 1944 by Sinclair Oil. The facility was acquired by Tenneco and FMC Corp. in 1954. In 1984, the Houston facility was acquired by Texas Petrochemicals Corporation, now TPC Group LLC, successor to Texas Olefins Company.

Our Port Neches Facility. Our Port Neches facility is located on a 154-acre site in Jefferson County, Texas and has total capacity to process 1.8 billion pounds and active capacity to process 970 million pounds per year of crude C4. From the crude C4, the plant has total production capacity of 900 million pounds and active capacity of 485 million pounds per year of butadiene, total production capacity of 900 million pounds and active production capacity of 485 million pounds per year of raffinate and total production capacity of 1.1 billion pounds per year of MTBE, none of which is active. Reactivation of the non-active MTBE production capacity at our Port Neches facility would require a significant capital investment. The facility has direct pipeline access to many butadiene customers, suppliers and refineries, and also has access to additional suppliers and customers via barge, ship, rail and truck. Similar to our Houston facility, the Port Neches facility was designed and constructed with spare and parallel equipment to enable us to shut down individual units for repair or maintenance without having to shut down the entire facility. The Port Neches facility has also benefited from historical capital investments to improve energy consumption rates that allow the facility to operate with significantly lower energy costs while processing high feedstock volumes.

The Port Neches facility was originally constructed in 1942 by the United States Government with initial processing beginning in 1944 for Texaco, Gulf, U.S. Rubber and B.F. Goodrich. The facility was acquired by Huntsman Corporation in its 1994 acquisition of Texaco’s chemical business and subsequently acquired by us in June 2006.

Our Baytown Facility. Our Baytown facility is located on an approximately 133 acre site in Harris County, Texas. This facility, which was previously idle, began producing nonene and tetramer in August 2007. The facility also operates as a petrochemicals products terminal providing storage and logistics services for nearby chemical companies, and has a total and active capacity to produce 135 million pounds of propylene derivatives.

Pressurized Barge Joint Venture

We have a 50% interest in a joint venture with Kirby Inland Marine, Inc. The joint venture owns and operates four pressurized barges, which have very specialized cargo units for transporting chemicals. This joint venture was originally formed in the 1980s. Under the joint venture, each party owns half of the assets and we pay Kirby Inland an operating fee for transporting our products. If we are not using the barges at full capacity, we can make them available to third parties on negotiated terms.

Our Other Facilities

We own approximately 264 miles of product and feedstock pipelines, which give us the ability to directly connect some of our facilities, docks, product terminals, feedstock suppliers and customers. For our butadiene customers, we own and operate a proprietary butadiene pipeline system that connects to many of the large butadiene consumers on the Texas Gulf Coast. This pipeline network allows us to serve many of our butadiene customers independent of the Texas Butadiene Pipeline Corridor, which is controlled by ExxonMobil and upon which other suppliers must rely for transportation.

We also own and operate storage and terminal assets in Baytown, Texas and Lake Charles, Louisiana for several parties. Additionally, we have 20 million pounds of butadiene storage capability at our Houston facility, constituting the largest butadiene storage capacity on the Gulf Coast.

For receipt of crude C4 at our Houston and Port Neches facilities, we either own pipelines to or have direct pipeline connections with several ethylene producers. Further, we lease 20 million pounds of pressurized storage for crude C4 on the Houston Ship Channel, to and from which we have direct pipeline connections with our Houston facility. We handle and store a portion of Shell’s crude C4 for its Deer Park butadiene processing facility through this terminal for a fee. In addition, we have pipeline connections to certain co-producers of butadiene for receipt of crude C4 from those processing facilities anytime they have operating problems.

We serve our raffinates customers through an extensive network of company-owned and third party-owned pipelines. We also lease salt-dome storage capacity for raffinates at Pierce Junction, Texas, and the majority of these refiners are connected to this storage site. This storage system ties our raffinates customers to a ready supply of the product, delivered by pipeline, on very short notice.

We also own proprietary pipelines for shipment of butene-1 to the Dow-Texas City plant and isobutylene to the Lubrizol-Deer Park plant. We lease storage capacity and have terminaling capabilities for polyisobutylenes in Hammond, Indiana for servicing northern U.S. customers and additional leased terminal capacity in the Houston area. We own and operate a co-generation facility at our Houston facility, which produces 35 megawatts of natural gas generated electricity. This electricity is utilized primarily by our Houston facility, with the remainder (normally between 5 and 10 megawatts) sold to the Electric Reliability Council of Texas grid at market prices.

Our executive offices are located in Houston, Texas.

Legal Proceedings

Please read Note I to our consolidated financial statements as of March 31, 2011 and for the three months ended March 31, 2011 and 2010, which are included in this prospectus, for a description of material legal proceedings.

MANAGEMENT

TPC Group Inc.

The following table sets forth certain information concerning the individuals who serve as members of TPC Group Inc.’s Board of Directors and executive officers.

Name	Position	Age
Michael T. McDonnell	President, Chief Executive Officer and Director	53
Miguel A. Desdin	Senior Vice President and Chief Financial Officer	45
Russell T. Crockett Jr.	Senior Vice President—Commercial	47
Luis E. Batiz	Senior Vice President—Operations	56
Shelly S. Heuser	Vice President—Supply Chain	43
Roger Wollenberg	Vice President and Corporate Controller	61
Rishi A. Varma	Vice President and General Counsel	38
Michael E. Ducey	Chairman of the Board	62
Eugene R. Allspach	Director	64
James A. Cacioppo	Director	48
Richard B. Marchese	Director	69
Jeffrey M. Nodland	Director	55
Jeffrey A. Strong	Director	34

Michael T. McDonnell, director since 2011, has served as President and Chief Executive Officer of TPC Group Inc. since March 2011. Mr. McDonnell has 25 years of experience in management and executive roles. He joined TPC Group Inc. from Pregis Corporation, a leading global provider of innovative protective, flexible and food service packaging and hospital supply products, where he served as President and Chief Executive Officer from 2006 to 2011. In this role, he built a standalone corporation from its prior parent company, Pactiv. Prior to this, Mr. McDonnell was Group Vice President, Environmental Technologies of Engelhard Corporation from 2002 to 2006 and Vice President of a chemicals division for Cytec Industries from 1998 to 2002. In his roles at Engelhard and Cytec, Mr. McDonnell grew global businesses of specialty chemicals and materials focused on value-added products. Early in his career he also served in progressively responsible management roles with Henkel Corporation and DuPont. He holds a B.S. in Chemical Engineering from Penn State University, an M.A. in Economics from University of Massachusetts Amherst and has completed The General Management Program at Harvard Business School.

The Nominating and Governance Committee of the Board of Directors of TPC Group Inc. (the “Nominating and Governance Committee”), in reviewing and assessing Mr. McDonnell’s qualifications for service, determined that his role as TPC Group Inc.’s and our Chief Executive Officer, as well as his extensive background and experience in management and executive roles, including his recent chief executive officer role, his knowledge of the chemicals industry, and his understanding of environmental and international matters provide significant contributions to TPC Group Inc.’s Board of Directors and to TPC Group LLC.

Miguel A. Desdin was named Senior Vice President and Chief Financial Officer of TPC Group Inc. in June 2010. Prior to joining TPC Group Inc., Mr. Desdin served as Senior Vice President and Chief Financial Officer of Furmanite Corporation. He also held senior leadership roles with Celanese Corporation, serving as Vice President and Controller from July 2007 to April 2009 and as Vice President, Financial Planning and Analysis from September 2005 to June 2007. Previously, Mr. Desdin was employed by Great Lakes Chemical Corporation, serving as Vice President and Treasurer from January 2004 to August 2005 and as Vice President of Finance, Performance Chemicals from September 2001 to December 2003. Mr. Desdin’s prior experience includes strategic planning and all finance-related functions, including accounting, treasury, financial planning and analysis, investor relations and SEC reporting. He holds a B.S. in Industrial and Systems Engineering from the University of Florida and an M.B.A. in Finance from the University of Pennsylvania, Wharton School.

Russell T. Crockett Jr. was appointed Senior Vice President, Commercial of TPC Group Inc. in September 2008. From April 2001 to January 2008, Mr. Crockett served as Vice President, Chemical Sales Americas for LyondellBasell Industries. He has also served as Vice President Responsible Care and Engineering, Hydrocarbons Plant Manager—Channelview, Business Director, Aromatics & Fuels and Treasury Management support for Lyondell Chemical Company from January 1996 to April 2001. After beginning his career with EI Dupont de Nemours & Co., Mr. Crockett served in successive business and operations assignments with experience including market management, sales, and plant engineering. Mr. Crockett holds a B.S. in Chemical Engineering from Carnegie-Mellon University and an M.B.A. from University of Michigan.

Luis E. Batiz was appointed as Senior Vice President of Operations of TPC Group Inc. in March 2007. Mr. Batiz previously served as Vice President Production, Shell Oil Products, from 2004 to 2007, where he was responsible for manufacturing and supply chain operations for the Shell / PEMEX partnership, including the Deer Park, Texas refinery, and as President of Best Business Solutions, a business brokerage firm, from 2003 to 2004. He also worked for Union Carbide Corporation and The Dow Chemical Company in a number of leadership assignments, including Managing Director for the Union Carbide Limited subsidiary in Europe, Site Leader for the chemical manufacturing facilities at Wilton in the United Kingdom from 1999 to 2001, and Global Manufacturing Director for the Dow Chemical Surfactants business with sites in numerous countries from 2001 to 2003. Mr. Batiz holds a Magna Cum Laude B.S. in Chemical Engineering from University of Puerto Rico and an M.S. in Nuclear Engineering from the Georgia Institute of Technology.

Shelly S. Heuser was named Vice President—Supply Chain of TPC Group Inc. in May 2010. Prior to joining TPC Group Inc., Ms. Heuser was employed in various roles with Lyondell-Equistar Chemicals LP and LyondellBasell Industries since 1990, serving as Vice President, Americas Engineering from March 2010 to May 2010, Divisional Vice President and General Manager—Manufacturing from June 2009 to February 2010, Divisional Vice President—Chemicals Manufacturing from April 2008 to May 2009, Manager / Director—Operational Excellence Standards and Audits from January 2007 to March 2008, and Matagorda Polymers Plant Manager from November 2003 to December 2006. Ms. Heuser was accountable for managing eight sites across North America with over 1,200 employees; driving improvements in health, safety and environmental matters, reliability, cost and quality; and providing manufacturing support services such as strategic planning and reporting, facilities and contract management, manufacturing training, and engineering development. Ms. Heuser holds a B.S. in Chemical Engineering from the University of Oklahoma and an M.B.A. from University of Houston-Clear Lake.

Roger Wollenberg was appointed as Vice President and Corporate Controller of TPC Group Inc. in September 2006. Mr. Wollenberg previously served as global controller for the Epoxy and Coatings Resins Division of Hexion Specialty Chemicals and global controller for Resolution Performance Products, from 2003 to 2006, where he was responsible for worldwide accounting, management and SEC reporting and Sarbanes-Oxley compliance. Mr. Wollenberg has a B.S. in Accounting from Ohio State University and is a Certified Public Accountant.

Rishi A. Varma was appointed as Vice President and General Counsel of TPC Group Inc. effective June 6, 2011. Prior to joining TPC Group Inc., Mr. Varma held senior leadership roles with Trico Marine Services, Inc., a global provider of subsea, trenching and installation, and towing and supply services, serving as President and Chief Operating Officer from January 2010 to August 2010, Senior Vice President, Chief Administrative Officer and General Counsel from March 2007 to December 2009, and General Counsel from April 2005 to March 2007. On August 25, 2010, Trico Marine Services, Inc. filed a petition in the United States Bankruptcy Court for the District of Delaware seeking relief under chapter 11 of the United States Bankruptcy Code. From January 2011 to June 2011, Mr. Varma acted as a legal consultant to a Houston-based private equity firm. Previously, Mr. Varma was employed by EGL, Inc., an international freight forwarding company, serving as Securities Counsel and Director of Investor Relations from February 2003 to April 2005. Mr. Varma was a consultant and Acting General Counsel for Technology Holdings (India) Pvt. Ltd., a global mergers and acquisitions firm, from June 2002 to January 2003, and previously was an associate with the law firms of Brobeck, Phleger & Harrison LLP and Rosenman & Colin LLP. He holds a J.D. from Georgetown University Law Center and a B.A. in Political Science from Georgetown University.

Michael E. Ducey, director since 2009, was President and Chief Executive Officer and a director of Compass Minerals International, Inc., a producer of salt and specialty fertilizers, from 2002 until his retirement in 2006. He previously worked for Borden Chemical, Inc., a diversified chemical company, from 1972 to 2002, where he held various management, sales, marketing, planning and commercial development positions, including serving as President and Chief Executive Officer from 1999 to 2002 and Executive Vice President and Chief Operating Officer from 1997 to 1999. Mr. Ducey provides consulting services from time to time as an Operating Partner with Apollo Management, a position he has held since 2006. He is also a director of Verso Paper Corp., Smurfit-Stone Container Corporation and HaloSource, Inc., and a former director of UAP Holding Corp., the parent of United Agri Products, Inc. Mr. Ducey has a B.A. from Otterbein College and an M.B.A. from the University of Dayton.

The Nominating and Governance Committee, in reviewing and assessing Mr. Ducey’s qualifications for service and contributions to the Board of Directors, determined that his experience as the chief executive officer of several public companies, his wealth of experience in the chemicals industry, his operations and consulting expertise, and his service on the boards of other public companies provide significant contributions to TPC Group Inc.’s Board of Directors.

Eugene R. Allspach, director since 2011, has been President of E.R. Allspach & Associates, LLC, a company providing consulting services to new business development activities in the petrochemical industry, since 2003. Mr. Allspach has nearly 38 years of experience in the plastics and chemical industries. He served as President and Chief Operating Officer of Equistar Chemicals LP, a joint venture of Lyondell Chemical Company, Millennium Petrochemicals, and Occidental Chemical Company, from December 1997 to March 2002. He served as Group Vice President, Manufacturing and Technology for Millennium Petrochemicals (formerly, Quantum Chemical Company) from 1993 to 1997. From 1988 to 1997, Mr. Allspach held several different executive management positions with Millennium, Inc. and Millennium Petrochemical, including Group Vice President, Manufacturing and Manufacturing Services and Vice President, Specialty Polymers and Business Development. Mr. Allspach served at Millennium Petrochemicals or its predecessor from 1973 to 1988, and also served in various production management and process engineering capacities from 1973 to 1982. Mr. Allspach served as President of EVAL Company of America from 1985 to 1988. He is a member of the boards of directors of A. Schulman, Inc. and The Plaza Group and a past board member of the American Chemistry Council, the American Plastics Council and the National Petrochemical and Refiners Association. He is a board member of Christus Foundation for HealthCare and is a Trustee on the University of Cincinnati Foundation Board. Mr. Allspach holds a B.S. in Chemical Engineering from the University of Cincinnati, an M.S. in Chemical Engineering from Rice University and has completed the University of Pennsylvania, Wharton Advanced Management School.

The Nominating and Governance Committee, in reviewing and assessing Mr. Allspach’s qualifications for service and contributions to the Board of Directors, determined that his extensive background and experience as an executive in the chemicals industry, his operations and consulting expertise, and his service on the boards of other public companies provide significant contributions to TPC Group Inc.’s Board of Directors.

James A. Cacioppo, director since 2008, is the portfolio manager of One East Capital Advisors, LP, an investment adviser, a position he has held since March 2006. From July 2002 through January 2006, Mr. Cacioppo served as President and Co-Portfolio Manager of the asset management firms, Sandell Asset Management Corp. and Castlerigg Master Investments Ltd. From January 2000 through July 2002, Mr. Cacioppo was a principal and the director of investment research at Castlerigg. Mr. Cacioppo earned a B.A. from Colgate University and an M.B.A. from Harvard Business School.

The Nominating and Governance Committee, in reviewing and assessing Mr. Cacioppo’s qualifications for service and contributions to the Board of Directors, determined that his background, training and experience as a private equity professional and portfolio manager, as well as his extensive knowledge in strategic and transactional matters and investment research, provide significant contributions to TPC Group Inc.’s Board of Directors.

Richard B. Marchese, director since 2009, served for fourteen years as Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation, a manufacturer and marketer of commodity chemicals, polymers and building products, retiring at the end of 2003. Prior to 1989, he served as Controller of Georgia Gulf Corporation, the Controller of the Resins Division of Georgia Pacific Corporation and Treasurer and Controller of XCEL Corporation. Mr. Marchese is a member of the boards of directors and the audit committees of Blue Linx Holdings, Inc., Nalco Holding Company and Quality Distribution, Inc., where he also serves on the executive committee. Mr. Marchese holds a B.S. in Accounting from Fairleigh Dickinson University.

The Nominating and Governance Committee, in reviewing and assessing Mr. Marchese’s qualifications for service and contributions to the Board of Directors, determined that his experience as chief financial officer of a public company in the chemicals industry, his extensive knowledge of financial and accounting matters, his service on the boards of other public companies, and his qualifications as a financial expert for audit committee purposes provide significant contributions to TPC Group Inc.’s Board of Directors.

Jeffrey M. Nodland, director since 2009, is, and since February 2008 has been, President, Chief Executive Officer and a director of KIK Custom Products, a custom manufacturer of consumer products. Prior to this role, Mr. Nodland was an independent consultant from 2006 to 2008. Mr. Nodland held several executive positions, including President of the Coatings and Inks Division with Hexion Specialty Chemicals Inc., a producer of binder, adhesive coatings and ink resins for industrial application, from 2005 to 2006, and he was President and Chief Operating Officer of Resolution Specialty Materials from 2004 to 2005. He also served as President and Chief Operating Officer of Resolution Performance Products from 2001 to 2004, held a variety of senior positions with McWhorter Technologies from 1994 to 2001, culminating in President and CEO, and spent seventeen years in senior executive roles with The Valspar Corporation. Mr. Nodland is also a director of California Products Corporation. He has a B.A. in Business Administration from Augsburg College and an M.B.A. from the College of St. Thomas.

The Nominating and Governance Committee, in reviewing and assessing Mr. Nodland’s qualifications for service and contributions to the Board of Directors, determined that his significant managerial and executive experience, including chief executive officer roles at several companies, his knowledge of operations matters, and his insights from an entrepreneurial perspective provide significant contributions to TPC Group Inc.’s Board of Directors.

Jeffrey A. Strong, director since 2009, has been a senior investment professional at QVT Financial LP since 2005, focusing primarily on global special situations. From 2001 until 2005 he was an analyst at Shenkman Capital Management, focusing on high yield bond investments. Mr. Strong currently serves as a director of Treveria plc and MCS Holdings LTD and is a member of the Nomination Committee for Fornebu Utvikling ASA. He has an M.B.A. from the College of William & Mary, a B.S. from the University of Missouri and is a CFA® charterholder member.

The Nominating and Governance Committee, in reviewing and assessing Mr. Strong’s qualifications for service and contributions to the Board of Directors, determined that his background, training and experience as an investment professional and his expertise in global debt markets provide significant contributions to TPC Group Inc.’s Board of Directors.

TPC Group LLC

The following table sets forth certain information concerning the individuals who serve as managers and officers of TPC Group LLC.

Name	Position	Age

Michael T. McDonnell	President, Chief Executive Officer and Manager	53

Miguel A. Desdin	Senior Vice President, Chief Financial Officer and Manager	45

Russell T. Crockett	Senior Vice President — Commercial	47

Luis E. Batiz	Senior Vice President — Operations	56

Rishi A. Varma	Vice President, General Counsel and Manager	38

Shelly S. Heuser	Vice President — Supply Chain	43

Roger Wollenberg	Vice President and Controller	61

Michael T. McDonnell, manager since March 2011, has served as our President and Chief Executive Officer since March 2011. Please see “Management — TPC Group Inc.” above for Mr. McDonnell’s business experience and biographical information.

Miguel A. Desdin, manager since June 2010, has served as our Senior Vice President and Chief Financial Officer since June 2010. Please see “Management — TPC Group Inc.” above for Mr. Desdin’s business experience and biographical information.

TPC Group Inc., in reviewing and assessing Mr. Desdin’s qualifications for service as a manager, determined that his significant executive experience in the chemicals industry, including experience in positions of financial leadership, would provide significant contributions to TPC Group LLC.

Russell T. Crockett Jr. has served as our Senior Vice President — Commercial since December 2008. Please see “Management — TPC Group Inc.” above for Mr. Crockett’s business experience and biographical information.

Luis E. Batiz has served as our Senior Vice President — Operations since December 2008. Please see “Management — TPC Group Inc.” above for Mr. Batiz’s business experience and biographical information.

Rishi A. Varma, manager since June 2011, has served as our Vice President and General Counsel since June 2011. Please see “Management — TPC Group Inc.” above for Mr. Varma’s business experience and biographical information.

TPC Group Inc., in reviewing and assessing Mr. Rishi’s qualifications for service as a manager, determined that his experience as a legal officer of TPC Group Inc. would provide significant contributions to TPC Group LLC.

Shelly S. Heuser has served as our Vice President — Supply Chain since June 2010. Please see “Management — TPC Group Inc.” above for Ms. Heuser’s business experience and biographical information.

Roger Wollenberg has served as our Vice President and Controller since December 2008. Please see “Management — TPC Group Inc.” above for Mr. Wollenberg’s business experience and biographical information.

CORPORATE GOVERNANCE

TPC Group LLC, a wholly owned subsidiary of TPC Group Inc., does not have and is not seeking to list any securities on a national securities exchange or on an inter-dealer quotation system, and therefore is not subject to a number of the corporate governance requirements of the SEC or of any national securities exchange or inter-dealer quotation system. For example, TPC Group LLC is not required to have a board of directors comprised of a majority of independent directors or to have an audit committee comprised of independent directors. Accordingly, TPC Group LLC’s managers have not made any determination as to whether any of the managers of TPC Group LLC would qualify as independent under the listing standards of any national securities exchange or any inter-dealer quotation system or under any other independence definition.

The disclosure that follows in this section entitled “Corporate Governance”, unless otherwise indicated or the context otherwise requires, relates to TPC Group Inc., the publicly-traded parent of TPC Group LLC, and not TPC Group LLC itself. Therefore, references to the terms “we,” “our,” “us” and the “Company” generally refer only to TPC Group Inc. and not its consolidated subsidiaries, including TPC Group LLC.

Corporate Governance of TPC Group Inc.

The Board of Directors of TPC Group Inc. (the “Board”) recognizes that excellence in corporate governance is essential in carrying out its responsibilities to our stakeholders, including our stockholders, employees, customers, communities, creditors and the environment. Our Bylaws, Business Conduct and Ethics Policy, Corporate Governance Guidelines, Whistleblower Policy, Related Party Transaction Approval Policy, and Board committee charters, all as amended from time to time, can be found on our website at www.tpcgrp.com. These documents provide the framework for our corporate governance. Any of these documents will be furnished in print free of charge to any stockholder upon request.

Business Conduct and Ethics Policy

Our Business Conduct and Ethics Policy applies to all of our directors, officers and employees, including the managers, officers and employees of TPC Group LLC. The principles of this code include acting legally and ethically, notifying appropriate persons upon becoming aware of potential issues, and dealing fairly with our stockholders.

Attendance at Meetings

Our directors are expected to attend regularly scheduled Board meetings and meetings of committees on which they serve, as well as the Annual Meeting of Stockholders. All of the Company’s then serving directors, other than Mr. Cacioppo, attended the 2011 Annual Meeting of Stockholders. The Board meets throughout the year on a set schedule and also holds special meetings and acts by written consent from time to time as appropriate. During the six month transition period ended December 31, 2010 (the “Transition Period”), the Board held six meetings, either in person or by telephonic conference. During the Transition Period, each director attended at least 75% in the aggregate of (i) the total number of meetings of the Board (held during the period for which such person served as a director) and (ii) the total number of meetings held by all Board committees on which such person served (during the periods that such person served), except for Mr. Glassman, who would have attended 75% or more of such meetings except for the fact that he missed one special committee meeting not scheduled in advance due to a religious holiday.

Board Leadership Structure

Our Board leadership structure facilitates board governance by directors who are independent of management. As discussed below under “— Affirmative Determinations Regarding Director Independence,” seven of our eight directors have been determined to be “independent directors” as such term is defined in the qualification rules and listing standards of The Nasdaq Stock Market. Our independent directors meet separately in executive sessions after Board meetings and at such other times as the independent directors may choose. The independent directors may request our personnel and third-party consultants or other advisors to participate in these meetings. During the Transition Period, the independent directors held nine meetings without management.

Our Board’s leadership structure consists of our Chairman of the Board, Michael E. Ducey, and our President and Chief Executive Officer, Michael T. McDonnell. Currently, our Chairman of the Board is not one of our executive officers. As provided in our Corporate Governance Guidelines, the Board has no policy requiring either that the positions of the Chairman of the Board and of the Chief Executive Officer be separate or that they be occupied by the same individual. The Board believes that this matter is properly addressed as part of the succession planning process and that it is in our best interests for the Board to make a determination when it elects a new chief executive officer or at other times consideration is warranted by circumstances. Our Board believes that this structure provides flexibility to adapt to changing circumstances, enabling the Board to fulfill its oversight role and allowing the Board to review the manner in which its leadership is configured with a view toward maintaining a structure that best serves our company and its stockholders.

Role of the Board in Risk Oversight

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of long-term organizational objectives and enhance stockholder value. The full Board participates in an enterprise risk management assessment from time to time, led by our senior management team, that provides visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. In this process, risk is assessed throughout the business, including operational, financial, legal, regulatory, strategic and reputational risks. A fundamental part of our risk management is not only understanding the risks our Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting our business strategy, both short- and long-term, contributes to its understanding of our risks, including what constitutes an appropriate level of risk, as well as how such risks are managed.

Although the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for particular areas of risk management. Specifically, our Audit Committee focuses on risks relating to financial reporting, internal controls and compliance with legal and regulatory requirements. Our Compensation Committee focuses on risks relating to our compensation policies and programs and, in setting compensation, strives to create incentives that are aligned with our risk management profile. Also see “Compensation Discussion and Analysis — Other Important Compensation Matters — Compensation Practices Relating to Risk Management.” Our Nominating and Governance Committee focuses on risks relating to corporate governance, Board membership and structure, and actual or potential conflicts of interest. Finally, our Environmental, Health, Safety and Security Committee focuses on operational and reputational risks, as well as the strategic impact of regulatory and legislative initiatives associated with environmental, health, safety and security matters.

Committees of the Board of Directors

The Board has, and appoints the members of, four standing committees, the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Environmental, Health, Safety and Security Committee. In addition, during the Transition Period the Board appointed a Tender Offer Committee which is described below. Each of our standing committees has a written charter which, as amended from time to time, can be found on our website at www.tpcgrp.com. Mr. McDonnell, our President and Chief Executive Officer, does not serve on any standing Board committee. Membership of the standing committees as of June 8, 2011 is set forth below:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Environmental, Health, Safety and Security Committee
Michael E. Ducey	x	x		x
Michael T. McDonnell
Eugene R. Allspach	x		x	x
James A. Cacioppo			x
Richard B. Marchese	xx			x
Jeffrey M. Nodland		x		xx
Jeffrey A. Strong		xx	xx

x	Member
xx	Chair

Audit Committee. The primary purpose of the Audit Committee is to provide independent and objective oversight with respect to the Company’s financial reports and other financial information provided to stockholders and others, and the Company’s audit, accounting and financial reporting processes generally. The Audit Committee regularly reports to the Board concerning such matters. The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements and has substantial business experience that results in the individual’s financial sophistication. Accordingly, the Board believes that the directors who serve on the Audit Committee have sufficient knowledge and experience necessary to fulfill the duties and the obligations of the Audit Committee. In addition, the Board has determined that Mr. Marchese is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee met four times during the Transition Period.

Compensation Committee. The Compensation Committee is responsible for determining the compensation of our executive officers within the overall compensation philosophy adopted by the Board. The Compensation Committee is also responsible for administering equity-based or other long-term incentive awards to employees under the 2004 Stock Award Plan and 2009 Long-Term Incentive Plan. The Compensation Committee may delegate its authority to subcommittees when appropriate. The Compensation Committee met two times during the Transition Period.

Nominating and Governance Committee. The Nominating and Governance Committee is responsible for matters relating to the selection, qualification and compensation of the members of the Board, including identifying qualified candidates for director, recommending to the Board the director nominees for election at annual meetings of stockholders, and recommending to the Board the members of each Board committee. The Nominating and Governance Committee is also responsible for reviewing the terms of potential related party transactions in accordance with our policy and addressing such matters, and for periodically assessing our Certificate of Incorporation, Bylaws, Corporate Governance Guidelines and Business Conduct and Ethics Policy. The Nominating and Governance Committee met one time during the Transition Period.

Environmental, Health, Safety and Security Committee. The Environmental, Health, Safety and Security Committee is responsible for reviewing with management and, where appropriate, making recommendations to the Board regarding the Company’s policies and practices concerning environmental, health, safety, security and sustainability matters. The Environmental, Health, Safety and Security Committee met one time during the Transition Period.

Tender Offer Committee. The Tender Offer Committee, comprised of Messrs. Marchese (Chairman), Ducey and Nodland, was responsible for consideration and approval of the commencement and consummation of one or more offers to purchase outstanding shares of the Company’s common stock. The Tender Offer Committee met eight times during the Transition Period. Upon completion of its objectives in January 2011, the Tender Offer Committee was dissolved.

Affirmative Determinations Regarding Director Independence

In accordance with the listing standards of The Nasdaq Stock Market, the Sarbanes-Oxley Act of 2002, the Exchange Act and the rules and regulations adopted thereunder, and the Company’s Corporate Governance Guidelines, the Board must affirmatively determine the independence of each director and director nominee.

The Board has affirmatively determined that all of the individuals who served as a director during the Transition Period as well as those that currently serve as directors, with the exception of Mr. Shaver, our past President and Chief Executive Officer, and Mr. McDonnell, our current President and Chief Executive Officer, are (or were, as applicable) “independent directors,” as such term is defined in the qualification rules and listing standards of The Nasdaq Stock Market, and have no material relationship with TPC Group that could impair such individual’s independence. The current independent directors of the Company are as follows:

Eugene R. Allspach

James A. Cacioppo

Michael E. Ducey

Richard B. Marchese

Jeffrey M. Nodland

Jeffrey A. Strong

The Board affirmatively determined that Mr. Shaver was not independent because he was President and Chief Executive Officer of the Company and that Mr. McDonnell is not independent because he is President and Chief Executive Officer of the Company. In addition, the Board specifically considered that Mr. Marchese, a director of the Company, is a director of Quality Distribution Inc., whose subsidiary is a supplier of trucking services to the Company. In the Transition Period, the Company paid Quality Carriers or its third-party processor approximately $215,820 in connection with these services, which amount is less than 5% of the consolidated gross revenues of Quality Distribution Inc. for its fiscal year ended December 31, 2010. The Board determined that the provision of trucking services by a subsidiary of Quality Distribution Inc. to the Company does not impact Mr. Marchese’s independence. The Board also specifically considered that Mr. Ducey, Chairman of the Board of the Company, is a director of Apollo Global Management, LLC, whose affiliate, as of March 18, 2011, beneficially owned approximately 29% of LyondellBasell Industries N.V.’s outstanding common shares and has also designated persons to serve on LyondellBasell’s supervisory board of directors. The Company maintains a business relationship with LyondellBasell whereby the Company purchases feedstock and receives tolling fees from LyondellBasell and its affiliates. The Board determined that the relationships between the Company, Mr. Ducey, Apollo and LyondellBasell do not impact Mr. Ducey’s independence.

Compensation Committee Interlocks and Insider Participation

TPC Group LLC has no compensation committee (or other board committee performing equivalent functions) and no officer or employee of TPC Group LLC, or any former officer of TPC Group LLC, during the Transition Period participated in deliberations of TPC Group LLC’s managers concerning executive officer compensation.

With respect to TPC Group Inc., during the Transition Period, none of our executive officers served as (1) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on our Compensation Committee, (2) a director of another entity, one of whose executive officers served on our Compensation Committee or (3) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as one of our directors. In addition, none of the members of our Compensation Committee (1) was an officer or employee of the Company or any of our subsidiaries during the Transition Period, (2) was formerly an officer or employee of the Company or any of our subsidiaries, or (3) had any other relationship requiring disclosure under applicable rules.

Director Compensation

The managers of TPC Group LLC are employees of TPC Group Inc. and are not separately compensated for their service as managers.

With respect to TPC Group Inc., non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board considers the significant amount of time that directors spend in fulfilling their duties to the Company and its stockholders, as well as the skill level required by the Company’s Board members. Directors who are also employees are not compensated for their service as directors.

Non-employee directors receive annual retainers for membership on the Board and for chairing a committee of the Board. In addition to retainer compensation, each non-employee director receives a fee for attendance at meetings of the Board and its committees in excess of a specified threshold number of meetings per year. In addition, non-employee directors are eligible to participate in our 2004 Stock Awards Plan and our 2009 Long-Term Incentive Plan, both of which are described under “Compensation Discussion and Analysis — Elements of Compensation for Named Executive Officers — Long-Term Incentives.”

Consistent with the foregoing, non-employee directors currently receive the following compensation:

•

an annual retainer of $100,000 for each director other than the Chairman of the Board, and $185,000 with respect only to the Chairman of the Board, of which $50,000 is paid in restricted stock granted annually on the date of the annual stockholders meeting, based on the average closing price per share for the five trading days prior to the date of the meeting, and the balance of which is paid in cash in quarterly installments;

•

an annual committee membership retainer of $5,000 for each director who serves on, but does not chair, the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Environmental, Health, Safety and Security Committee, or any special or ad hoc committee;

•

an annual retainer of $12,500 for serving as Chairman of the Audit Committee, or $7,500 for serving as Chairman of the Compensation Committee, the Nominating and Governance Committee, the Environmental, Health, Safety and Security Committee, or a special or ad hoc committee, in lieu of the annual committee membership retainer;

•	a fee of $1,500 for each Board meeting attended in excess of eight meetings from the date of the annual stockholders meeting until the date of the following annual stockholders meeting;

•

a fee of $1,500 for each Board committee meeting attended in excess of six meetings with respect only to the Audit Committee, or in excess of four meetings with respect to any other committee, from the date of the annual stockholders meeting until the date of the following annual stockholders meeting; and

•	reimbursement for reasonable out-of-pocket expenses related to attendance at each Board or committee meeting or incurred in the performance of their duties as directors.

Due to the Transition Period, an adjustment of several per annum components of director compensation for such Transition Period was warranted. In addition, the Board assigned incremental duties to the Chairman of the Audit Committee with regard to financial matters, the Company’s capital structure and Transition Period items. Therefore, based upon the recommendation of the Nominating and Governance Committee, the Board adjusted director compensation with respect to the Transition Period as follows:

•

Restricted stock was granted at the December 2010 annual stockholders meeting covering one-half of the previously specified annual restricted stock grant, as the term of the directors elected at the 2010 Annual Meeting was for a transition term of approximately six months, rather than the typical twelve-month term;

•

Board or committee meeting fees are payable for meetings in excess of one-half of the previously specified annual threshold number of meetings from the 2010 annual stockholders meeting until the date of the 2011 annual stockholders meeting; and

•	An incremental retainer of $10,000 per calendar quarter was paid for serving as Chairman of the Audit Committee during the Transition Period.

The Board believes that the Company’s total director compensation package is competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of the Company’s non-employee directors.

Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on our Board in the Transition Period.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
James A. Cacioppo	$40,500	$24,834	$—	$—	$—	$—	$65,334
Michael E. Ducey	$80,500	$24,834	$—	$—	$—	$—	$105,334
Kenneth E. Glassman	$40,500	$24,834	$—	$—	$—	$—	$65,334
Richard B. Marchese	$61,750	$24,834	$—	$—	$—	$—	$86,584
Jeffrey M. Nodland	$41,750	$24,834	$—	$—	$—	$—	$66,584
Jeffrey A. Strong	$43,000	$24,834	$—	$—	$—	$—	$67,834
Sergey Vasnetsov	$13,750	$—	$—	$—	$—	$—	$13,750

Notes to Director Compensation Table:

(1)	Fees earned or paid in cash consist of annual retainer fees, committee and chairmanship retainer fees, and meeting fees. Amounts reflect fees earned for the Transition Period, with the exception of Mr. Vasnetsov, who resigned as a director on August 16, 2010.
(2)

The amounts shown under “Stock Awards” reflect the aggregate grant date fair value for restricted stock granted during the Transition Period, calculated in accordance with FASB ASC Topic 718. The value ultimately realized by the director upon the actual vesting of the award(s) may or may not be equal to this determined value. As of December 31, 2010, the aggregate number of restricted stock awards outstanding for the individuals identified in the table above were as follows: Mr. Cacioppo — 8,672 shares; Mr. Ducey — 8,672 shares; Mr. Glassman — 8,672 shares; Mr. Marchese — 8,672 shares; Mr. Nodland — 8,672 shares; Mr. Strong — 8,672 shares; and Mr. Vasnetsov — 0 shares. The restricted stock may not be disposed of prior to the date of termination of service.
(3)	No stock option awards were made as compensation for director services in the Transition Period or are contemplated under our current compensation structure. As of December 31, 2010, the individuals identified in the table above held no outstanding stock options.

EXECUTIVE COMPENSATION

Each executive officer of TPC Group LLC is an employee of TPC Group Inc., its parent company, and is not separately compensated for his or her service as an executive officer of TPC Group LLC. The disclosure that follows in this section entitled “Executive Compensation”, unless otherwise indicated or the context otherwise requires, relates to TPC Group Inc., the publicly-traded parent company of TPC Group LLC, and not to TPC Group LLC itself. Therefore, references to the terms “we,” “our,” “us” and the “Company” generally refer only to TPC Group Inc. and not its consolidated subsidiaries, including TPC Group LLC.

The following discussion and analysis contains statements regarding our named executive officers’ performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be considered as statements of our expectations or estimates of results or other guidance; to that end, these targets and goals will not be subject to updating. We caution investors not to apply these statements to other contexts.

Compensation Discussion and Analysis

Executive Summary

The most significant Compensation Committee decisions made during the Transition Period included the following:

•	evaluating the compensation of our executive officers;

•	establishing targets under our senior management incentive plan for the Transition Period; and

•	adopting an Executive Severance Plan.

Overview

The following Compensation Discussion and Analysis describes the material elements of compensation for the executive officers identified in the Summary Compensation Table below (our “named executive officers”). The Compensation Committee of our Board of Directors maintains responsibility for overseeing the development of an executive compensation philosophy, strategy and framework that remains consistent with our business objectives and the interests of our stockholders.

Compensation Philosophy and Overall Objectives

Our executive compensation policy strives to ensure that executive compensation links directly to continuous improvements in corporate performance and increases in stockholder value while at the same time motivating and retaining key employees. The Compensation Committee established the following objectives as guidelines for compensation decisions:

•	Our executive compensation programs should be integrated with our annual and long-term business objectives so that executives remain focused on the fulfillment of these objectives.

•

Our executive compensation packages must include a significant variable component that directly links compensation with our overall performance, in order to align executive compensation with the interests of stockholders.

•	We must provide a competitive total compensation package that enables us to attract and retain key executives.

Role of Compensation Consultants

The Compensation Committee regularly reviews our compensation programs to ensure that base salary levels and incentive opportunities remain competitive and reflect performance. In evaluating compensation levels for each named executive officer, the Compensation Committee reviews compensation surveys reflecting current market data.

In July 2009, the Compensation Committee retained Towers, Perrin, Forster & Crosby, Inc., now known as Towers Watson & Co., independent compensation consultants, to compare the compensation levels and compensation elements of key employees, including our named executive officers, to that of employees and executives holding similar positions with companies included in a compilation of broad industry surveys prepared by Towers Watson and others, filtered for relevance by industry and company revenue size. The Compensation Committee believes that this compilation presents relevant information for comparison purposes due to its broad coverage of the petrochemicals industry. The Compensation Committee received updates to this compilation from Towers Watson while determining executive compensation for the Transition Period. Towers Watson also provided high level perspective on compensation practices common among companies with significant private equity ownership. The Towers Watson presentation considered base salaries, annual incentives and long-term incentive levels.

The Compensation Committee retained Frederic W. Cook & Co., Inc., an independent consulting firm with expertise in compensation plan design for executives, key employees and boards of directors. In September 2010, Frederic W. Cook & Co. conducted a competitive review of the compensation levels of the Company’s executives to assist the Compensation Committee in aligning the Company’s compensation programs with its business strategy. Frederic W. Cook & Co.’s analysis involved both peer group proxy data and survey information. The peer group proxy analysis compared the target compensation provided to the Company’s executives to that provided to similarly situated executives among a peer group of companies. The peer group was initially developed by Frederic W. Cook & Co. and was subsequently approved by the Company and the Compensation Committee. The peer group selected was based on similar size and business content as TPC Group, or companies that were considered to be competing for the same level of executive talent. The following companies fit either one of those categories and comprised the peer group:

A Schulman, Inc.	Innospec Inc.	Quaker Chemical Corporation
Arch Chemicals, Inc.	Kraton Performance Polymers, Inc.	Spartech Corporation
Chemtura Corporation	Minerals Technologies Inc.	Stepan Company
Ferro Corporation	Myers Industries, Inc.	TETRA Technologies, Inc.
Georgia Gulf Corporation	NewMarket Corporation	Westlake Chemical Corporation
H.B. Fuller Company	OMNOVA Solutions Inc.
Innophos Holdings, Inc.	PolyOne Corporation

Frederic W. Cook & Co. supplemented the peer group proxy data with survey information in order to provide additional reference points for competitive compensation levels for the Company’s named executive officers and to obtain competitive compensation data for the Company’s other executives.

We collectively refer to the information in the Towers Watson compilation, together with the Frederic W. Cook & Co. analysis, including annual updates, as “survey data” throughout this Compensation Discussion & Analysis. The Compensation Committee used the survey data, including the 50th and other percentiles, as an initial indicator of compensation range with respect to base salary, but made final subjective decisions as to individual compensation based on prevailing market conditions, taking into account the relative size and complexity of the Company’s business versus those of peer companies, and the individual’s experience and background, among other factors. As such, the survey data served as a guide in formulating compensation, but the survey data was not determinative of compensation levels.

Role of Executive Officers in Compensation Decisions

The Compensation Committee determines compensation for the Chief Executive Officer and the other named executive officers. The Compensation Committee establishes annual Company financial goals applicable to the Chief Executive Officer and all other named executive officers. In addition, the Compensation Committee establishes annual individual goals for the Chief Executive Officer, and the Chief Executive Officer works with each of the other named executive officers to establish their respective individual goals and objectives. The Chief Executive Officer annually reviews for the Compensation Committee the performance of each named executive officer (other than himself) relative to individual performance goals, and the Compensation Committee reviews the performance of the Chief Executive Officer. The Compensation Committee also requests that our Chief Executive Officer provide cash and equity compensation recommendations for each of the named executive officers (other than himself). The Compensation Committee considers the advice and recommendations of the Chief Executive Officer and all other factors it deems relevant in making salary adjustments and cash and equity awards.

In addition to the services of outside consultants and counsel, the Compensation Committee calls on other officers from time to time for assistance and advice in reviewing recommendations, designing compensation plans, and generally supporting the Compensation Committee’s functions. Accordingly, certain officers attend Compensation Committee meetings by invitation, but are excused from the meeting when the Compensation Committee discusses specific compensation issues relating to that individual. The Compensation Committee considers the advice and recommendations of these officers and all other factors it deems relevant in designing compensation plans and carrying out Compensation Committee functions.

Employment Agreements

During the Transition Period, employment agreements with our named executive officers were in effect providing for employment terms through the following dates:

Name	Employment Term Expiration
Charles W. Shaver(1)	December 31, 2011
Miguel A. Desdin	December 31, 2012
Russell T. Crockett Jr.	August 31, 2010
Luis E. Batiz	N/A
Christopher A. Artzer(2)	N/A

(1)	Charles W. Shaver retired as President and Chief Executive Officer of the Company effective as of March 22, 2011.
(2)	Christopher A. Artzer resigned as Vice President, General Counsel and Secretary of the Company effective as of March 11, 2011.

In the fourth quarter of fiscal 2010, the Compensation Committee considered current trends regarding executive employment agreements, seeking the advice of Frederic W. Cook & Co. Consistent with current trends, the Compensation Committee decided to limit future employment agreements to a smaller group of officers, such as the chief executive officer and the chief financial officer, and allow other employment agreements to expire according to their terms. During the fourth quarter of fiscal 2010, and in lieu of renewing employment agreements for a broader group of executive officers, the Compensation Committee adopted an Executive Severance Plan that became effective on July 1, 2010, discussed further below under “— Severance Benefits.”

At the direction of the Compensation Committee, effective July 1, 2010, we amended the otherwise expiring employment agreement with Mr. Shaver, our then President and Chief Executive Officer, to provide for his upcoming retirement. In addition, effective June 1, 2010, we entered into an employment agreement with Mr. Desdin upon his initial employment as Senior Vice President and Chief Financial Officer, which agreement was amended on May 23, 2011. On March 18, 2011, we entered into an employment agreement with

Mr. McDonnell, effective March 22, 2011, upon his initial employment as President and Chief Executive Officer, which agreement was amended on March 25, 2011. We refer to the employment agreement that was effective during the Transition Period with Mr. Desdin as the “Desdin employment agreement” throughout this Compensation Discussion and Analysis. The employment agreement that was effective during the Transition Period with Mr. Crockett is referred to as the “Crockett employment agreement.” The amended employment agreement with Mr. Shaver effective July 1, 2010 is referred to as the “Shaver employment agreement” throughout this Compensation Discussion and Analysis. We refer to the employment agreement with Mr. McDonnell, as amended, as the “McDonnell employment agreement.”

McDonnell Employment Agreement

The McDonnell employment agreement provides for an initial employment term through December 31, 2013. Following expiration of the initial term, the McDonnell employment agreement will automatically renew for successive one-year periods unless either party gives 12 months’ prior written notice of non-renewal to the other. Pursuant to the McDonnell employment agreement, Mr. McDonnell serves as our President and Chief Executive Officer with an annual base salary of not less than $675,000. He is eligible to earn an annual incentive bonus based on terms and conditions, including achievement of performance goals, determined by the Compensation Committee, with a bonus target percentage of not less than 100% of his annual base salary. His annual incentive bonus earned for 2011, if any, will be pro-rated to reflect the days he is employed by us during the 2011 calendar year. The McDonnell employment agreement also provides that Mr. McDonnell will be eligible to participate generally in our long-term incentive compensation arrangements and will receive initial and annual long-term incentive awards under our long-term incentive plans. The initial long-term incentive awards consisted of 26,270 restricted stock units and a stock appreciation rights award covering 80,000 shares, each becoming fully vested on January 1, 2014. The annual long-term incentive awards will be made in a form chosen by us and will have a grant date target value of 100% of Mr. McDonnell’s base salary. In addition, the McDonnell employment agreement provides for eligibility to participate in our savings and retirement plans and welfare benefit plans that are generally available to executive officers, relocation benefits under our standard relocation practices and four weeks of paid vacation per calendar year.

The McDonnell employment agreement describes the circumstances under which Mr. McDonnell’s employment may be terminated and specifies the amounts we would be obligated to pay upon termination of his employment under such circumstances. Specifically, if Mr. McDonnell’s employment is terminated during the employment term by us without cause, by Mr. McDonnell with good reason (in each case as defined in the McDonnell employment agreement) or if his employment terminates at the end of the initial term or a one-year renewal term due to notice of non-renewal delivered by us, he will be entitled to receive as severance compensation continued base salary payments monthly for 12 months (18 months if the termination is prior to December 31, 2012), a pro-rated annual incentive bonus based on actual achievement of the applicable performance goals, monthly payments equal to the cost of COBRA continuation coverage with respect to our medical and dental insurance coverage benefits for a period of 12 months (18 months if the termination is prior to December 31, 2012) following termination of employment, and his initial long-term incentive awards will be vested pro-rata based on his actual months of employment during the period from March 22, 2011 through January 1, 2014. If Mr. McDonnell’s employment is terminated by us without cause, by Mr. McDonnell with good reason or if his employment terminates at the end of the initial term or a one-year renewal term due to notice of non-renewal delivered by us, any of which occurs within the period beginning four months before and ending one year after a change of control (as defined in the McDonnell employment agreement), he will be entitled to receive as severance compensation continued base salary payments monthly for 18 months (24 months if the change of control occurs on or before December 31, 2012), a lump sum payment of one and one half times (two times if the change of control occurs on or before December 31, 2012) his target annual incentive bonus for the calendar year in which the termination occurs, monthly payments equal to the cost of COBRA continuation coverage with respect to our medical and dental insurance coverage benefits for a period of 18 months (24 months if the change of control occurs on or before December 31, 2012) following termination of employment, and full vesting of his initial long-term incentive awards. Mr. McDonnell has agreed not to compete with our business, not to solicit customers and not to solicit employees during his employment and for a period of 12 months following termination of employment.

Shaver Employment Agreement

Effective July 1, 2010, we amended the employment agreement with Mr. Shaver, our then President and Chief Executive Officer. The Shaver employment agreement extended the term of Mr. Shaver’s agreement through December 31, 2011 or such earlier date as we may specify. The Shaver employment agreement contemplated that Mr. Shaver would retire from all positions with us upon the expiration of his employment term. Mr. Shaver retired as President and Chief Executive Officer of the Company effective as of March 22, 2011.

Prior to his retirement, Mr. Shaver would continue to serve as our President and Chief Executive Officer and would continue to receive a base salary of no less than $650,000. Mr. Shaver would continue to participate in the benefit and retirement plans offered to our executives. Mr. Shaver was eligible to receive a bonus of up to 50% of his base salary for the period from July 1, 2010 through December 31, 2010, provided that certain performance criteria were achieved. Mr. Shaver was required to remain employed through December 31, 2010 to be eligible for the 2010 bonus, except that the continued employment requirement was to be waived if we terminated Mr. Shaver without cause (as defined in the Shaver employment agreement) or Mr. Shaver terminated employment for good reason (as defined in the Shaver employment agreement).

With respect to the 2011 calendar year, Mr. Shaver is eligible to earn a bonus under our annual incentive bonus plan at a level established by us and subject to achievement of performance criteria with respect to the entire 2011 calendar year. Mr. Shaver’s 2011 bonus is subject to daily proration based on the number of days Mr. Shaver served as our Chief Executive Officer during the 2011 calendar year. Upon Mr. Shaver’s retirement, Mr. Shaver became entitled to (1) payment of accrued but unpaid base salary and accrued vacation, (2) continued payment of his base salary from the date of termination through December 31, 2012, subject to delay for compliance with Section 409A of the Internal Revenue Code, and (3) continued coverage in our medical and dental plans through December 31, 2012.

The Shaver employment agreement described the circumstances under which Mr. Shaver’s employment may have been terminated and specified the amounts we would be obligated to pay upon termination of his employment under such circumstances, as more particularly described under the caption “Executive Compensation — Potential Payments and Benefits upon Termination or Change of Control.” The Shaver employment agreement provides that Mr. Shaver will not compete with us, will not solicit our customers or divert our business opportunities, and will not solicit our employees. The non-competition and non-solicitation covenants applied during Mr. Shaver’s employment with us and continue to apply until the last day of the 24th month after his termination. The Shaver employment agreement also provides that Mr. Shaver will not, at any time during or after employment with us, disclose our confidential information. We and Mr. Shaver mutually agree not to disparage the other party.

Desdin Employment Agreement

The Desdin employment agreement provides for an initial employment term through December 31, 2012. Following expiration of the initial term, the Desdin employment agreement will automatically renew for successive one-year periods unless either party gives 12 months’ prior written notice of non-renewal to the other. Pursuant to the Desdin employment agreement, Mr. Desdin serves as our Chief Financial Officer with an annual base salary of not less than $375,000. An employment offer letter provides for (i) a retention bonus of $100,000, payable in increments of $50,000 on each of the hire date and the first anniversary of the hire date, provided he remains employed by us on the payment date; (ii) eligibility for equity-based performance awards that, upon achievement of targets established by the Compensation Committee, would have a value target of 60% of his annual base salary; and (iii) relocation benefits including temporary housing for up to one year. He is eligible to earn an annual incentive bonus based on terms and conditions, including achievement of performance goals, determined by the Compensation Committee, with a bonus target percentage of not less than 50% of his annual base salary. In addition, the Desdin employment agreement provides for eligibility to participate in our long-term incentive compensation arrangements, savings and retirement plans and welfare benefit plans that are generally available to executive officers, and four weeks of paid vacation per calendar year.

The Desdin employment agreement describes the circumstances under which Mr. Desdin’s employment may be terminated and specifies the amounts we would be obligated to pay upon termination of his employment under such circumstances, as more particularly described under the caption “Executive Compensation — Potential Payments and Benefits upon Termination or Change of Control.” Mr. Desdin has agreed not to compete with our business, not to solicit customers and not to solicit employees during his employment and for a period of 12 months following termination of employment.

On May 23, 2011, the Company entered into an amendment to the Desdin employment agreement. In addition to technical changes to reflect applicable requirements of Section 409A of the Internal Revenue Code, the amendment extends by three months the Company’s standard relocation benefits to Mr. Desdin. The amendment also provides that the Company will reimburse Mr. Desdin for loss on the sale of his residence, contingent on a sale occurring prior to December 31, 2011, up to but not exceeding $200,000, provided that Mr. Desdin must repay such reimbursement if his employment is terminated for “cause” or if he resigns without “good reason” (as defined in the Desdin employment agreement) within one year after the date of the sale of the residence. The Company will also make a gross-up payment to Mr. Desdin to the extent such relocation and reimbursement benefits are taxable to Mr. Desdin. In addition, the amendment preserves certain outstanding terms of the original employment offer letter between the Company and Mr. Desdin.

Former Crockett Employment Agreement

The employment agreement with Mr. Crockett terminated in accordance with its terms on August 31, 2010. In light of the recent trend toward limiting employment agreements to a smaller group of officers and the adoption of the Executive Severance Plan, the Compensation Committee decided not to renew Mr. Crockett’s expiring employment agreement.

The Crockett employment agreement provided for an annual base salary, which was reviewable annually but could not be decreased. The Crockett employment agreement also specified the target incentive award, which was reviewable annually but could not be decreased, expressed as a percentage of annual base salary, for which he was eligible if performance goals established by the Compensation Committee were achieved. In addition, the Crockett employment agreement provided for eligibility to participate in all long-term incentive, savings and retirement plans and health, medical and welfare benefit plans that were available generally to our executive officers, and four weeks of paid vacation. The Crockett employment agreement also specified the approximate value of initial and annual grants once equity-based awards were issued pursuant to our long-term incentive plan.

The Crockett employment agreement also described the circumstances under which Mr. Crockett’s employment could be terminated and specified the amounts we would be obligated to pay upon termination of his employment under such circumstances. In exchange for these benefits, Mr. Crockett had agreed not to disclose our confidential information, not to compete with our business for 12 months, not to solicit customers for 12 months, and not to solicit employees for 12 months following termination.

Elements of Compensation for Named Executive Officers

Our executive compensation program consists of:

•	base salary;

•	annual incentives;

•	long-term incentives;

•	special recognition awards;

•	retirement benefits;

•	relocation benefits;

•	health and welfare benefits;

•	severance benefits; and

•	executive perquisites.

The Compensation Committee considers the first four elements listed above as our core direct compensation program. The remaining items constitute indirect compensation elements, but are important components of the total compensation package offered to our named executive officers. The Compensation Committee uses each of these elements because it believes they provide the compensation mix required to attract and retain talented executives, reward them for quality performance, and motivate them to focus on both our short-term and long-term performance.

The Compensation Committee sets initial base salaries and annual incentive target percentages upon hiring, based on, among other factors, market competitive compensation according to the position and its responsibilities. The Compensation Committee reassesses these levels annually based on individual performance and market competitive data. Annual incentive awards are based on annual financial and operating results measured against Company and individual objectives. Special recognition awards are utilized from time to time, occasionally in connection with specific events or achievements, to reward strong performance. An executive officer’s long-term incentive target percentage is generally the same as his or her annual incentive target percentage, although exceptions are sometimes made to accommodate special circumstances. Equity awards motivate our executives to achieve long-term results and aid long-term retention of our executives. Compensating our executives for positive Company performance in both the short-term and the long-term is intended to serve the Committee’s goal of aligning our executives’ compensation with the interests of our stockholders. We offer named executive officers the same retirement and health and welfare benefits as we provide all our employees. We offer some additional perquisites to our named executive officers as described below. The Compensation Committee believes that providing severance benefits allows us to attract and retain executive talent. Accordingly, we provide post-termination benefits to our named executive officers. See “Executive Compensation — Potential Payments and Benefits upon Termination or Change of Control” below.

We discuss below the various components of the compensation programs for executive officers and the specific actions taken by the Compensation Committee in the Transition Period related to each element.

Base Salary

The Compensation Committee believes attracting and retaining qualified executives requires an adequate base salary. We intend for named executive officer base salaries to reflect individual contributions as determined through performance evaluations. In addition to individual job performance and the above-referenced survey data, other factors may be taken into consideration, such as cost-of-living increases, as well as an individual’s perceived potential with us. The Compensation Committee approves base salary levels for named executive officers using the survey data described above as an initial indicator of compensation range with respect to base salary, but makes final subjective decisions as to individual compensation based on the named executive officer’s job duties and responsibilities, prevailing market conditions, taking into account the relative size and complexity of the Company’s business versus those of peer companies, and the individual’s experience and background.

It has become the established practice of the Compensation Committee to review and, if deemed appropriate and consistent with the compensation philosophy described in this analysis, adjust the base salaries of our named executive officers annually. Our current employment agreements provide for periodic review and adjustment of, but prohibit any decrease in, the base salary specified in the agreement. The Compensation Committee considers all of the factors mentioned in the preceding paragraph, combined with the named executive officers’ current compensation and their performance as reported (in the case of each named executive officer other than our Chief Executive officer) by our Chief Executive Officer.

In September 2010, the Compensation Committee undertook its Transition Period review of base salaries of the named executive officers to consider whether an adjustment would be appropriate. Based on its review of survey data, market trends, and general economic conditions existing at the time, the Compensation Committee concluded that a base salary increase was warranted for Messrs. Crockett, Batiz and Artzer, and that the base salaries for Mr. Shaver, our then President and Chief Executive Officer, and Mr. Desdin, our Senior Vice President and Chief Financial Officer, would remain unchanged for the Transition Period. Accordingly, base salary adjustments for our named executive officers during the Transition Period were as follows:

Name	Annual Salary as of July 1, 2010	Annual Salary Effective October 1, 2010	% Increase
Charles W. Shaver	$650,000	$650,000	—
Miguel A. Desdin	$375,000	$375,000	—
Russell T. Crockett Jr.	$370,000	$381,100	3.0%
Luis E. Batiz	$310,000	$320,000	3.2%
Christopher A. Artzer	$280,000	$288,400	3.0%

Annual Incentives

The Compensation Committee annually approves our senior management incentive plan, which provides for cash bonuses based on Company and individual performance. Each named executive officer is eligible to receive an annual incentive award equal to a target percentage of his or her base salary. Our current employment agreements allow the target percentages specified therein to be reviewed and adjusted, but not decreased, by the Compensation Committee. The Compensation Committee considers the same factors described above in connection with base salary adjustments for purposes of evaluating and adjusting target incentive percentages of the named executive officers.

In September 2010, the Compensation Committee undertook its Transition Period review of target percentages of the named executive officers to consider whether an adjustment would be appropriate. Based on its review of survey data, market trends, and general economic conditions existing at the time, the Compensation Committee concluded that the target percentages of the named executive officers would remain unchanged for the Transition Period. The following table outlines the target incentive percentages of the named executive officers:

	Target Incentive (as Percentage of Base Salary)
Name	FY 2010		6MO 2010(1)
Charles W. Shaver	100%		100%
Miguel A. Desdin	N/	A	50%
Russell Crockett Jr.	65%		65%
Luis E. Batiz	55%		55%
Christopher A. Artzer	50%		50%

(1)	6MO 2010 refers to the six-month transition period from July 1, 2010 through December 31, 2010 resulting from a change in our fiscal year end from June 30 to December 31, with the change to the calendar year reporting cycle beginning January 1, 2011.

Specified portions of the target incentive are based upon achievement of Company objectives and achievement of individual objectives by a particular named executive officer. However, the Compensation

Committee may exercise discretion to withhold any or all payments under the senior management incentive plan if a named executive officer does not meet some or all of his or her individual objectives. The relative weighting assigned to Company objectives and individual objectives was 70% and 30%, respectively, for certain named executive officers, and 50% and 50% for other named executive officers, as reflected in the summary goals and objectives table below, depending upon the degree to which the Compensation Committee believed the individual should be evaluated upon Company financial results versus individual performance.

The short-term Company objective established by our Compensation Committee was based on a Company-wide financial measure, namely EBITDA, as adjusted. EBITDA is earnings before interest, taxes, depreciation and amortization. For purposes of compensation decisions, the Compensation Committee adjusts EBITDA by removing certain items to arrive at Adjusted EBITDA as reported in our Exchange Act filings, and by eliminating other items not intended to impact achievement of the performance objective. We refer to this variation of EBITDA as “Net EBITDA.”

In September 2010, the Compensation Committee established a Net EBITDA target of $53.2 million for the Transition Period based on the budget approved by the Board. The Compensation Committee considered this target to be appropriate. The Company objective component of the incentive payout could range between 50% and 200% of the target for each executive, based on achievement of threshold, target or stretch Net EBITDA of $44.5 million, $53.2 million and $70.6 million, respectively.

Failure to achieve the threshold level of Net EBITDA would result in the named executive officers receiving none of the Company objectives component of the annual incentive award. Net EBITDA amounts between the threshold and stretch amounts would result in the Company objective component of the annual incentive awards being determined by linear interpolation between the values listed above.

With respect to the Company objective, we achieved during the Transition Period Net EBITDA of approximately $53.4 million, consisting of Adjusted EBITDA as reported of $52.1 million, increased by approximately $1.3 million in other items not intended to impact achievement of the objective, calling for payout at 101% of target for the Company objective.

In addition to the Company objectives, our Compensation Committee also established individual objectives for Mr. Shaver, our then President and Chief Executive Officer. Likewise, Mr. Shaver established individual objectives for the other named executive officers. The individual objectives included both quantitative financial measurements and qualitative strategic and operational considerations, including financial, operational, organizational and safety goals, affecting the Company and the businesses or function that the named executives led. The individual objectives component of the incentive payout to any named executive officer could range between 0% and 100% of the target for each executive, depending on a qualitative assessment of the named executive officer’s performance relative to his individual objectives. Consistent with our overall objective to integrate compensation with our annual and long-term business goals, the individual objectives are in many cases based on aspirational performance goals rather than actual expected performance. Additionally, achievement of the individual objectives often is dependent on factors beyond the officer’s control, including commodity prices, vendor pricing, employee matters and customers’ and suppliers’ capital budgets and activity levels. The quantitative individual objectives include a degree of “stretch” beyond our projections. As such, while we believe that the objectives established by the Compensation Committee and our Chief Executive Officer are achievable, they are designed to be challenging to attain.

At the end of the Transition Period, our Chief Executive Officer made a subjective determination of the achievement of each named executive officer’s (other than his own) individual objectives, arrived at a percentage reflecting his qualitative assessment of such named executive officer’s performance relative to the objectives, and delivered the recommendations reflecting his qualitative assessment to the Compensation Committee. The Compensation Committee considered the recommendations of the Chief Executive Officer in addition to their own evaluations with respect to the named executive officers (other than the Chief Executive Officer). The Compensation Committee conducted its own subjective determination of the achievement of the Chief Executive

Officer’s performance relative to his individual objectives. The evaluations considered individual goal completion, but focused on overall completion of all objectives in a category. Finally, the Compensation Committee assigned a percentage it deemed appropriate to reflect the committee’s qualitative assessment of each of the named executive officers’ achievement of his or her individual objectives, including the Chief Executive Officer.

The relative weighting of the Company and individual objectives established for each of the named executive officers, the component payout percentages actually achieved, and the cumulative payout percentage, for each of the eligible named executive officers for the Transition Period are reflected in the table below.

Name	Summary Goals and Objectives	Relative Weighting	Target Incentive Component Payout (Percentage Achieved)	Cumulative Payout Percentage
Charles W. Shaver	Company Objective: Net EBITDA	70%	101.3%	70.9%
	Individual Objectives	30%	87.0%	26.1%

	Cumulative			97.0%

Miguel A. Desdin	Company Objective: Net EBITDA	70%	101.3%	70.9%
	Individual Objectives	30%	100.0%	30.0%

	Cumulative			100.9%

Russell T. Crockett Jr.	Company Objective: Net EBITDA	70%	101.3%	70.9%
	Individual Objectives	30%	90.0%	27.0%

	Cumulative			97.9%

Luis E. Batiz	Company Objective: Net EBITDA	50%	101.3%	50.6%
	Individual Objectives:	50%	90.0%	45.0%

	Cumulative			95.6%

Christopher A. Artzer	Company Objective: Net EBITDA	50%	101.3%	50.6%
	Individual Objectives	50%	100.0%	50.0%

	Cumulative			100.6%

Given the achievement of Company and individual goals as reflected in the table above, and the corresponding component payout percentages achieved and resulting cumulative payout percentage, our named executive officers received the following incentive bonuses for the Transition Period, which amounts were paid in March 2011:

Name	Base Salary 6MO 2010	Target Incentive (Percentage of Base Salary)	Cumulative Payout Percentage	Incentive Award	% of Base Salary
Charles W. Shaver	$325,000	100%	97.0%	$315,251	97.0%
Miguel A. Desdin	$187,500	50%	100.9%	$94,594	50.5%
Russell T. Crockett Jr.(1)	$187,775	65%	97.9%	$121,257	64.6%
Luis E. Batiz(1)	$157,500	55%	95.6%	$84,166	53.4%
Christopher A. Artzer(1)	$142,100	50%	100.6%	$72,564	51.1%

(1)	Salaries for certain of our named executive officers were adjusted during the Transition Period.

Long-Term Incentives

The Compensation Committee believes that equity-based incentive awards serve as the most significant at-risk element of the executive’s total compensation package, focusing on the attainment of long-term performance goals which are instrumental in creating long-term value for stockholders and long-term retention incentives for our executives. Thus, equity-based incentive awards align the interests of executives with our stockholders by emphasizing long-term stock ownership and stock price appreciation, and provide a forfeitable ownership stake to encourage executive retention.

Our officers, key employees and directors are eligible to participate in the 2004 Stock Awards Plan, which was approved by our stockholders in December 2004, and the 2009 Long-Term Incentive Plan, which was approved by our stockholders in November 2008. Each of these plans permits compensatory grants to officers, key employees and directors in the form of restricted stock, stock options and other equity-based awards. The primary objectives of the plans are:

•	to attract and retain officers, directors and key employees by creating competitive levels of compensation;

•	to stimulate the active interest of officers, directors and key employees in our development and financial success; and

•	to provide additional incentive and reward opportunities designed to enhance our profitable growth.

The most recent awards to named executive officers under the 2004 Stock Awards Plan were made in fiscal 2007, and prior to fiscal 2010, no awards had been made to any employees, including the named executive officers, under the 2009 Long-Term Incentive Plan. Given that long-term incentives were not an ongoing element of our compensation package during fiscal years 2008 and 2009, the Compensation Committee recognized, and the survey data reviewed by the Compensation Committee confirmed, that the Company’s total direct compensation levels, referring to base salary plus target annual incentives and long-term incentives, were on average below the marketplace median.

From time to time, the Compensation Committee grants awards under the Company’s incentive equity plans as follows:

•	in the form of performance share units, which are performance-based and vest depending on a three-year return, to certain key employees, as part of an annual process; and

•

in the form of restricted stock units, which are time-based and do not require satisfaction of performance-based goals, to a small number of key employees for whom a supplemental equity award for retention is warranted, given prior award history.

In May and June 2010, the Compensation Committee granted performance share awards to certain named executive officers and other key personnel of the Company pursuant to the Company’s 2009 Long-Term Incentive Plan and an award agreement signed by each respective grantee (the “2010 Awards”). The performance share awards consisted of a target number of performance units, with each unit denominated in shares of common stock of the Company. In May 2011, the Compensation Committee approved amendments, effected in the form of consent agreements, to the performance goals applicable to the 2010 Awards. The consent agreements set the threshold, target and maximum performance levels at fixed percentages of average return on invested capital, rather than determining performance by comparing return on invested capital to the Company’s weighted average cost of capital.

Also in May and June 2011, the Compensation Committee granted performance share awards and restricted stock unit awards to certain named executive officers and other key personnel of the Company pursuant to the Company’s 2009 Long-Term Incentive Plan and an award agreement signed by each respective grantee (the “2011 Awards”). The performance share awards consisted of a target number of performance units, with each unit denominated in shares of common stock of the Company.

Shares underlying the performance share units may vest based on the Company’s average return on invested capital over a three-year performance period ending December 31, 2012 in the case of the 2010 Awards and December 31, 2013 in the case of the 2011 Awards, with actual vesting ranging from 0% to 200% of the target award as follows:

	Threshold Performance	Target Performance	Maximum Performance
2010 Awards
Average ROIC for calendar years during the performance period	9%	10%	11%
Percentage of target performance shares becoming vested	50%	100%	200%

	Threshold Performance	Target Performance	Maximum Performance
2011 Awards
Average ROIC for calendar years during the performance period	9.5%	11.5%	13.5%
Percentage of target performance shares becoming vested	50%	100%	200%

The percentage of the target award becoming vested between threshold performance and target performance, or between target performance and maximum performance, is determined by linear interpolation between the values listed in the table above. If the threshold performance condition is not satisfied, the percentage of the target award becoming vested is 0%.

For purposes of determining whether the performance metric is satisfied, “Return on Invested Capital” or “ROIC” for each calendar year will be calculated as follows:

[(Earnings Before Interest and Taxes) x (1 – Marginal Tax Rate)] divided by

[Shareholders’ Equity + (Long Term Debt – Cash)]

The Compensation Committee did not make any awards under the 2009 Long-Term Incentive Plan to any of our named executive officers during the Transition Period, as the Compensation Committee believed that the number of shares pursuant to previous equity awards that were continuing to vest during this time period constituted sufficient equity compensation for the period.

Special Recognition Awards

The Compensation Committee believes it is important to compensate management for performance results that create value for stockholders. Therefore, the Company utilizes special recognition awards from time to time, occasionally in connection with specific events or achievements, to reward strong performance. The Compensation Committee did not make any such awards to any of our named executive officers during the Transition Period.

Retirement Benefits

We offer eligible employees a 401(k) tax-qualified, defined contribution plan to enable employees to save for retirement. All employees, including our named executive officers, are eligible to participate in our 401(k) plan and may elect to defer up to 25% of their pay on a pre-tax basis to contribute to the plan, subject to certain limitations under the Internal Revenue Code. We match our employee contributions up to the first 5% of their compensation at 100%. From time to time, we may elect to make additional discretionary contributions on behalf of eligible employees. During the Transition Period, we made discretionary contributions of 3% of compensation on behalf of eligible employees, without regard to the employee contributions. The 401(k) plan year currently ends on December 31 of each year. Employee contributions, and our matching and discretionary contributions, vest immediately. We provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options.

Relocation Benefits

We believe that when we ask executives to relocate in connection with their employment with us, we should provide relocation assistance corresponding to their position in our organization. We have found that relocation assistance can play an important role in attracting qualified new hire executives. Mr. Desdin, our Senior Vice President and Chief Financial Officer, who was hired on June 1, 2010, was the only named executive officer to receive relocation benefits during the Transition Period.

Health and Welfare Benefits

All full-time employees, including the named executive officers, may participate in our health and welfare programs, including medical, dental and vision coverage, reimbursement accounts, life and accidental death and dismemberment insurance, personal accident insurance, and long-term disability insurance. We also offer vacation and holiday pay to all of our employees including the named executive officers.

Severance Benefits

The Compensation Committee views severance benefits for our named executive officers as a necessary part of compensation to remain competitive in the market. We believe that severance protection for termination of employment plays a valuable role in attracting and retaining key executive officers.

Our severance benefits for named executive officers have historically been set forth in employment agreements, which are described in more detail under the caption “— Employment Agreements” above. Given recent trends in executive compensation and benefits, the Compensation Committee decided during the fourth quarter of fiscal 2010 not to renew any of the Company’s expiring employment agreements with named executive officers, and in lieu thereof, adopted an Executive Severance Plan, effective as of July 1, 2010, providing for specified payments and benefits to plan participants (who are not parties to individual employment agreements that provide for severance benefits) upon termination of employment as a result of severance-eligible events.

Additional details concerning the amounts payable to the named executive officers relating to severance benefits, including those in connection with a change of control, are included under the caption “Executive Compensation — Potential Payments and Benefits upon Termination or Change of Control.”

Executive Perquisites

Our named executive officers receive some additional benefits, which we believe are commonly available within our industry. For the Transition Period, they included:

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reimbursement with tax gross-up of medical, dental, vision, long-term disability, accidental death and disability and critical care insurance premiums, which we refer to as our executive reimbursement program;

•

reimbursement of out-of-pocket expenses related to medical, prescription drug, vision and dental services for executive, spouse and dependents, pursuant to an arrangement we refer to as the ExecuCare flexible spending plan;

•	annual comprehensive health examinations;

•	short-term disability (full salary up to 26 weeks) to provide income replacement if the executive becomes unable to work;

•	worldwide medical assistance services for executives and their family members during travel away from home;

•	additional accidental death and dismemberment insurance coverage of $750,000;

•	critical illness insurance to provide compensation if the executive becomes critically ill;

•	cash payout of 401(k) matching contribution and discretionary contribution, if any, to the extent that the Company contribution to the plan is limited by Internal Revenue Code restrictions;

•	club membership reimbursement for Charles W. Shaver; and

•	company car and reimbursement of fuel, maintenance and insurance costs for Luis E. Batiz.

Alignment with our overall performance, including the growth of our business in both the near and long-term, is an important objective of our executive compensation program. While all of our executive officers are expected to participate in business development activities, as the leader of the Company, our Chief Executive Officer has the responsibility to direct our growth and seek out new business opportunities. During the Transition Period, a club membership reimbursement was provided to Charles W. Shaver, our former Chief Executive Officer. This perquisite was provided only to Mr. Shaver due to his unique responsibility for facilitating development of business relationships with customers and suppliers in furtherance of our overall growth objectives.

In addition, during the Transition Period, use of a company car and reimbursement of related expenses was provided to Luis E. Batiz, our Senior Vice President — Operations, to assist in the fulfillment of his operational responsibilities. In this role, Mr. Batiz regularly uses the vehicle to make frequent visits to our facilities to address operational and safety matters and to facilitate the achievement of our objectives in these areas.

Recent Developments

On May 23, 2011, the Compensation Committee granted performance share awards and restricted stock unit awards to certain executive officers and other key personnel of the Company. These awards were made pursuant to the Company’s 2009 Long-Term Incentive Plan and the respective form award agreements. Our named executive officers and chief executive officer were granted performance share awards and restricted stock unit awards as follows:

Name	Performance Share Award Value	Target Number of Performance Units	Restricted Stock Unit Award Value	Restricted Stock Units
Michael T. McDonnell	$472,500	13,143	$202,500	5,633
Russell T. Crockett	$280,000	7,789	$120,000	3,338
Miguel A. Desdin	$182,000	5,063	$78,000	2,170
Luis E. Batiz	$150,150	4,177	$64,350	1,790

On May 31, 2011 our Board of Directors elected Rishi A. Varma as Vice President and General Counsel of the Company effective June 6, 2011. The Company and Mr. Varma executed an offer letter dated as of May 31, 2011 pursuant to which Mr. Varma’s annual base salary will be $300,000. The offer letter also provides that Mr. Varma will be eligible (i) to receive an award under the Company’s 2009 Long Term Incentive Plan for calendar year 2011 with a grant date target value of 50% of base salary, (ii) to earn an annual incentive bonus based on achievement of performance goals determined by the Compensation Committee, with a bonus target percentage of 50% of base salary and (iii) to participate in the Company’s executive severance plan, savings and retirement plans and welfare benefit plans that are generally available to executive officers, and four weeks’ paid vacation per calendar year. The offer letter also provides that Mr. Varma will receive an initial award under the 2009 Long Term Incentive Plan, consisting of a restricted stock unit award with a grant date value of $75,000 which will become fully vested on January 1, 2014 provided Mr. Varma is employed by the Company on that date, to be granted as soon as practicable after June 6, 2011. The initial grant of 3,369 restricted stock units and an award of 2,948 performance units were awarded on June 6, 2011.

Other Important Compensation Matters

Compensation Practices Relating to Risk Management

Our compensation programs are discretionary, balanced and focused on the long term. Under this structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. With limited exceptions, the Compensation Committee retains a significant amount of discretion to adjust compensation for quality of performance and adherence to company values. Accordingly, we believe that our compensation policies and practices support our risk management objectives.

Executive Stock Ownership and Retention Guidelines

In February 2011, the Compensation Committee approved executive stock ownership and retention guidelines. All of our officers are subject to such guidelines, which are intended to align the interests of our officers and stockholders. The stock ownership guidelines are as follows:

• Tier 1	President and Chief Executive Officer — six times base annual salary;

• Tier 2	Senior Vice Presidents and direct reports to the Chief Executive Officer — three times base annual salary; and

• Tier 3	Vice Presidents (other than direct reports to the Chief Executive Officer) — one times base annual salary.

Officers have five years from the date that a particular tier of the guidelines applies to such officer to achieve the designated stock ownership level. Officers who have not reached the required level of stock ownership are expected to hold shares received on vesting or earn-out of restricted stock, restricted stock units or performance shares (net of shares for taxes), and shares received on exercise of stock options (net of shares tendered or withheld for payment of exercise price and shares for taxes), so that they meet their requirement in a timely manner. In addition, once the guidelines have been satisfied by a particular officer, those officers subject to (i) Tier 1 and Tier 2 of the guidelines must retain 50%, and (ii) Tier 3 of the guidelines must retain 33%, of shares received on vesting or earn-out of restricted stock, restricted stock units or performance share (net of shares for taxes), and shares received on exercise of stock options (net of shares tendered or withheld for payment of exercise price and shares for taxes).

Recoupment policy

The Company has a policy concerning recoupment (“clawback”) of executive bonuses and equity compensation. Under the policy, if the Company’s consolidated financial statements are required to be restated and the Compensation Committee determines that any fraud, negligence or intentional misconduct by an executive officer was a significant contributing factor to such restatement, then the Compensation Committee may take such action as it deems necessary to remedy the misconduct. Such action may include (a) the repayment in cash of any cash previously delivered in settlement of any bonus paid to such officer and (b) the cancellation of shares and repayment (in cash or by transfer of common stock) of any common stock (or cash) previously delivered in settlement of the shares. All determinations by the Compensation Committee with respect to this policy are final and binding on all interested parties. The clawback applies to all restricted stock unit and performance share awards made under the 2009 Long-Term Incentive Plan, and to all executive bonuses awarded on or after January 1, 2011.

Policy Regarding Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction allowable to us for compensation paid to the Chief Executive Officer and each of the other top three highest compensated executive officers in any year to $1 million. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The Compensation Committee’s intent is to design compensation awards that will be deductible without limitation, where doing so will further the purposes of our executive compensation program. Therefore, we generally seek to structure annual incentive awards and long-term incentive awards to qualify as performance-based compensation. The Compensation Committee will, however, take into consideration the various other factors described in this Compensation Discussion and Analysis, together with Section 162(m) considerations, in making executive compensation decisions. As a result, the Compensation Committee could, in certain circumstances, approve and authorize compensation that is not fully tax deductible.

Policy Regarding Repricing of Equity Awards

The 2009 Long-Term Incentive Plan prohibits the repricing, replacing, regranting through cancellation or modifying of stock options and stock appreciation rights without stockholder approval if the effect would be to reduce the grant price for the shares underlying such award.

Policy Regarding Insider Trading

Our insider trading policy prohibits all employees and certain of their family members from purchasing or selling any type of security, whether the issuer of that security is our Company or any other company with which we conduct business, while aware of material, non-public information relating to the issuer of the security, and from providing such material, non-public information to any person who may trade while aware of such information. We also have procedures that require trades by executive officers to be pre-cleared by the general counsel.

Compensation Tables

Summary Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to our named executive officers for the six-month transition period ended December 31, 2010 and fiscal 2010:

Name and Principal Position	Period(1)	Salary	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Comp.(5)	All Other Comp.(6)	Total
Charles W. Shaver	6 MO 2010	$325,000	$—	$—	$—	$315,251	$18,948	$659,199
President and Chief Executive Officer	FY2010	$650,000	$—	$—	$—	$598,650	$477,658	$1,726,308
	FY2009	$650,000	$—	$—	$—	$422,500	$475,994	$1,548,494

Miguel A. Desdin(1)	6 MO 2010	$187,500	$—	$—	$—	$94,594	$96,666	$378,760
Senior Vice President and Chief Financial Officer	FY2010	$31,250	$50,000	$225,000	$—	$—	$1,332	$307,582
	FY2009	$—	$—	$—	$—	$—	$—	$—

Russell T. Crockett	6 MO 2010	$187,775	$—	$—	$—	$121,257	$17,781	$326,813
Senior Vice President –Commercial	FY2010	$367,500	$50,000	$500,000	$—	$225,108	$38,944	$1,181,552
	FY2009	$300,000	$125,000	$—	$—	$152,100	$20,994	$598,094

Luis E. Batiz	6 MO 2010	$157,500	$—	$—	$—	$84,166	$21,647	$263,313
Senior Vice President – Operations	FY2010	$303,313	$65,000	$336,480	$—	$160,270	$39,189	$904,252
	FY2009	$281,188	$52,192	$—	$—	$92,056	$41,316	$466,752

Christopher A. Artzer	6 MO 2010	$142,100	$—	$—	$—	$72,564	$16,507	$231,171
Vice President, General Counsel and Corporate Secretary	FY2010	$271,250	$45,000	$140,000	$—	$137,200	$69,003	$662,453
	FY2009	$245,000	$—	$200,114	$17,847	$71,663	$151,922	$686,546

Notes to Summary Compensation Table:

(1)	6MO 2010 refers to the six month transition period from July 1, 2010 through December 31, 2010 resulting from a change in our fiscal year end from June 30 to December 31, with the change to the calendar year reporting cycle beginning January 1, 2011. The 2010 and 2009 amounts include salary earned for the full 12 months for fiscal 2010 and fiscal 2009, with the exception of Mr. Desdin, who was hired June 1, 2010.
(2)	Amounts reported as “Bonus” represent discretionary bonuses awarded by the Compensation Committee in addition to the amount earned under the senior management incentive plan, except with respect to the payment to Mr. Desdin in fiscal 2010, which represents a sign-on bonus paid upon his initial hiring.
(3)	No stock awards were granted to any of our named executive officers in the Transition Period. The amounts shown under “Stock Awards” reflect the aggregate grant date fair value for restricted stock units and performance share awards, calculated in accordance with FASB ASC Topic 718. The value ultimately realized by the executive upon the actual vesting of the award(s) may or may not be equal to this determined value. The grant date fair value of the performance share awards reported in the table is based on the probable outcome of the performance conditions as of the grant date. Shares underlying the performance share units may vest based on the Company’s average return on invested capital over a three-year performance period ending December 31, 2012, with actual vesting ranging from 0% to 200% of the target award. The restricted stock unit awards vest over a three-year period (assuming continued employment), with one-third (rounded down) of each such award vesting on each of January 1, 2011 and January 1, 2012, and the balance vesting on January 1, 2013, subject to the terms and conditions of the applicable restricted stock unit award agreement.
(4)	No option awards were granted to any of our named executive officers during the Transition Period or fiscal 2010.
(5)	The amounts shown under “Non-Equity Incentive Plan Compensation” reflect cash amounts awarded under the senior management incentive plan approved by the Compensation Committee. The transition period incentive bonuses were paid in March 2011 based on Company and individual performance in the Transition Period.
(6)	The amounts reflected under “All Other Compensation” for the Transition Period are identified in the All Other Compensation Table below. The fiscal 2010 and 2009 amounts include “Make-Whole” payments equal to the difference between the initial $9.34 exercise price and the higher repriced $14.25 exercise price of options granted on January 24, 2005, paid as such options vested, to effect an April 2006 repricing so that the exercise price of such options reflected the fair market value as of the grant date.

All Other Compensation Table

The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table for the six-month transition period ended December 31, 2010:

Name	Year	Executive Reimbursement Program(1)	ExecuCare Flexible Spending Plan(2)	401(k) Plan Matching Contributions	Discretionary 401(k) Plan Contributions(3)	Life Insurance Premiums	Other(4)	Total
Shaver	6 MO 10	$5,240	$—	$—	$9,750	$900	$3,058	$18,948
Desdin	6 MO 10	$4,935	$3,503	$9,375	$3,750	$675	$74,428	$96,666
Crockett	6 MO 10	$5,700	$—	$5,633	$5,550	$673	$225	$17,781
Batiz	6 MO 10	$2,457	$—	$4,100	$4,650	$567	$9,873	$21,647
Artzer	6 MO 10	$4,766	$—	$6,799	$4,200	$512	$230	$16,507

Notes to All Other Compensation Table:

(1)	Amounts reflected in the “Executive Reimbursement Program” column represent reimbursement with tax gross-up of medical, dental, vision, long-term disability, accidental death and dismemberment, and critical care insurance premiums.
(2)	Amounts reflected in the “ExecuCare Flexible Spending Plan” column represent reimbursement of out-of-pocket expenses related to medical, prescription drug, dental and vision services for the named executive officers and their spouses and dependents pursuant to a Company-funded flexible spending plan and the associated premiums for such plan.
(3)	Amounts reflected in the “Discretionary 401(k) Plan Contribution” column represent additional discretionary contributions to the 401(k) plan plus cash payouts of matching contributions and discretionary contributions to the extent plan contributions were limited by Internal Revenue Code rules.
(4)	Amounts reflected in the “Other” column consist of (i) club membership reimbursement of $2,828 for Mr. Shaver; (ii) relocation costs of $74,203 for Mr. Desdin; (iii) costs associated with a company car provided to Mr. Batiz in the amount of $9,628; (iv) ExecuCare premiums of $125 for each of Messrs. Shaver, Desdin, Crockett, Batiz, and Artzer; (v) a medical payment of $20 for Mr. Batiz; and (vi) service tenure credits related to medical, prescription drug, vision and dental coverage in the amount of $105 for Mr. Shaver, $100 each for Messrs. Desdin, Crockett and Batiz, and $105 for Mr. Artzer, respectively.

Grants of Plan-Based Awards

The following table sets forth information concerning annual incentive awards, stock options, restricted stock units and performance share units granted during the six-month transition period ended December 31, 2010 to each of the named executive officers. No equity awards were granted during the Transition Period.

Name	Grant Date	Estimated Possible Payouts Under Non-equity Incentive Plan Awards(1)
		Threshold ($)	Target ($)	Maximum ($)
Shaver	—	$113,750	$325,000	$552,500
Desdin	—	$32,813	$93,750	$159,375
Crockett	—	$42,719	$122,054	$207,491
Batiz	—	$21,656	$86,625	$129,938
Artzer	—	$17,763	$71,050	$106,575

Notes to Grants of Plan-Based Awards Table:

(1)	Amounts reflect estimated cash payouts that could have been earned under the Company’s senior management incentive plan based on transition period base salary rates. Actual payouts under the senior management incentive plan were determined in February 2011 and are shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” The threshold value represents the lowest earned amount based on the payout scale, although the minimum payout is zero.

Outstanding Equity Awards at December 31, 2010

The following table reflects unvested restricted stock and unearned performance shares held as of December 31, 2010 by each of the named executive officers, assuming a market value of $30.32 per share, the closing price of the Company’s common stock on December 31, 2010. No named executive officers own options to acquire the Company’s stock.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Charles W. Shaver	—	—	—	—
Miguel A. Desdin	—	—	6,568	$199,142
Russell T. Crockett Jr.	—	—	14,723	$446,401
Luis E. Batiz	9,775	$296,378	5,021	$152,237
Christopher A. Artzer	—	—	4,123	$125,009

Notes to Outstanding Equity Awards at Fiscal Year-End Table:

(1)	All such unvested restricted stock units vest over a three-year period (assuming continued employment), with one-third (rounded down) of each such award vesting on each of January 1, 2011 and January 1, 2012, and the balance vesting on January 1, 2013, subject to the terms and conditions of the applicable restricted stock unit award agreement.
(2)	The number of performance shares reported is based on achieving threshold performance goals. Shares underlying the performance share units may vest based on the Company’s average return on invested capital over a three-year performance period ending December 31, 2012, with actual vesting ranging from 0% to 200% of the target award.

Pension Benefits

There were no pension benefits provided to any named executive officers during the Transition Period. There were no nonqualified defined contribution or other nonqualified deferred compensation plans provided to any named executive officers during the Transition Period.

Potential Payments and Benefits Upon Termination or Change of Control

We have entered into certain agreements and maintain certain plans, as described below, that require us to provide specified payments and benefits upon termination of a named executive officer’s employment under various circumstances. Our severance benefits for named executive officers have historically been set forth in employment agreements, which are described in more detail under the caption “Employment Agreements.” On June 29, 2010, the Compensation Committee adopted the executive severance plan, effective as of July 1, 2010, providing for specified payments and benefits to plan participants (who are not parties to individual employment agreements that provide for severance benefits) upon termination of employment as a result of severance eligible events.

Shaver Employment Agreement

Effective July 1, 2010, we amended the employment agreement with Mr. Shaver, our then President and Chief Executive Officer, which provided for specific post-employment payments, benefits and obligations. The Shaver employment agreement extended the term of Mr. Shaver’s agreement through December 31, 2011, or such earlier date as may be specified by the Company. The Shaver employment agreement contemplated that Mr. Shaver would retire from all positions with us upon the expiration of his employment term.

Upon Mr. Shaver’s retirement, or upon an earlier termination of his employment by us without cause or termination by Mr. Shaver for good reason, Mr. Shaver was entitled to (1) payment of accrued but unpaid base salary and accrued vacation, (2) continued payment of his base salary from the date of termination through December 31, 2012, subject to delay for compliance with Section 409A of the Internal Revenue Code, and (3) continued coverage in our medical and dental plans through December 31, 2012.

Prior to Mr. Shaver’s retirement, if Mr. Shaver’s employment terminated due to death or disability, or if Mr. Shaver terminated his employment within 90 days after a change of control (as defined in the Shaver employment agreement), Mr. Shaver would have been entitled to (1) payment of accrued but unpaid base salary and accrued vacation, (2) continued payment of his base salary from the date of termination through the date that was 12 months after his termination of employment, subject to delay for compliance with Section 409A of the Internal Revenue Code, and (3) continued coverage in our benefit plans though the date that was 12 months after his termination.

In order to receive any of the payments and benefits under the Shaver employment agreement after Mr. Shaver’s retirement or other termination of employment, Mr. Shaver was required to sign a release of claims against us. After Mr. Shaver’s retirement and until December 31, 2012, Mr. Shaver will be available to us on a limited basis to ensure a smooth succession to the new chief executive officer.

The Shaver employment agreement provides that Mr. Shaver will not compete with us, will not solicit our customers or divert our business opportunities, and will not solicit our employees. The non-competition and non-solicitation covenants applied during Mr. Shaver’s employment with us and continue to apply until the last day of the 24th month after his termination. The Shaver employment agreement provides that Mr. Shaver will not, at any time during or after employment with us, disclose our confidential information. We and Mr. Shaver mutually agree not to disparage the other party.

Desdin Employment Agreement

The employment agreement with Mr. Desdin, who was hired as Senior Vice President and Chief Financial Officer on June 1, 2010, describes the circumstances under which Mr. Desdin’s employment may be terminated and specifies the amounts the Company would be obligated to pay upon termination of his employment under such circumstances. Specifically, if Mr. Desdin’s employment is terminated during the employment term by the Company without cause or by Mr. Desdin with good reason (in each case as defined in the Desdin employment agreement), he will be entitled to receive severance compensation in an amount equal to 12 months’ base salary, as well as continued medical and dental insurance coverage benefits for a period of 12 months following termination of employment. If Mr. Desdin’s employment is terminated by the Company without cause or by Mr. Desdin with good reason within 90 days following a change of control (as defined in the Desdin employment agreement), he will be entitled to receive severance compensation in an amount equal to 12 months’ base salary, as well as continued medical and dental insurance coverage benefits for a period of 12 months following termination of employment, except that the 12-month periods for base salary and insurance benefits will be 18 months if the change of control occurs on or before June 1, 2011. Mr. Desdin has agreed not to compete with the Company’s business, not to solicit customers and not to solicit employees during his employment and for a period of 12 months following termination of employment.

Equity Plans and Award Agreements

As permitted by the 2004 Stock Award Plan, the award agreements applicable to equity awards granted pursuant to the 2004 Stock Award Plan specifically provide for the vesting of all outstanding options upon a change of control, and for the lapse of all restrictions on restricted stock awards upon the occurrence of a change of control or upon termination of service due to death or disability.

As permitted by the 2009 Long-Term Incentive Plan, the award agreements applicable to restricted stock units and performance shares granted to key employees of the Company pursuant to the 2009 Long-Term

Incentive Plan provide that unvested restricted stock units and unvested performance shares will be forfeited upon termination of employment, regardless of the circumstances of termination or of the proportion of the vesting or performance period that has elapsed, except as follows:

•	Upon death or disability of the grantee while employed by the Company, unvested restricted stock units will vest immediately;

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Upon death or disability of the grantee while employed by the Company, unvested performance shares will vest, if the death or disability occurs after 50% of the performance period has expired, at the target rate as if the performance goal has been achieved, adjusted proportionately to reflect the portion of the performance period elapsed prior to the death or disability;

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In the event of a change of control, to the extent the successor company does not assume or substitute for the restricted stock units on substantially the same terms and conditions, all such unvested restricted stock units shall vest immediately if the grantee is employed by the Company on the date of the occurrence of the change of control;

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In the event of a change of control, to the extent the successor company does assume or substitute for the restricted stock units on substantially the same terms and conditions, and within 24 months thereafter, the grantee’s employment is terminated by the employer without cause (as defined in the award agreement) or by the grantee with good reason (as defined in the award agreement), all such unvested restricted stock units shall vest immediately;

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Upon the occurrence of a change of control on or before December 31, 2010, performance awards will vest covering the target number of shares, adjusted proportionately to reflect the portion of the performance period elapsed prior to the change of control, and

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Upon the occurrence of a change of control after December 31, 2010, performance awards will vest covering the number of shares earned based on the extent to which the performance goal has been achieved as of December 31 of the prior calendar year, adjusted proportionately to reflect the portion of the performance period elapsed prior to the change of control.

Executive Severance Plan

On June 29, 2010, the Compensation Committee of the Board adopted the TPC Group Inc. Executive Severance Plan, effective as of July 1, 2010, providing for specified payments and benefits to plan participants upon termination of employment as a result of severance eligible events. The participants in the plan are the executive officers and other key employees of the Company and its affiliates who (i) are not parties to individual employment agreements that provide for severance benefits, and (ii) are designated as participants by the Compensation Committee by written notice to such individual. The severance multiple and the change of control severance multiple for plan benefits is twelve months for individuals designated as Tier 1 participants and six months for individuals designated as Tier 2 participants. As of April 1, 2011, three individuals, including two named executive officers, had been designated as Tier 1 participants under the Executive Severance Plan and one individual had been designated as a Tier 2 participant under the Executive Severance Plan.

The Executive Severance Plan provides for payments and benefits to participants as follows:

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Termination by the participant without good reason (as defined in the plan), termination by the Company for cause (as defined in the plan), or termination for disability (as defined in the plan) or by reason of death — the participant is entitled to (i) base salary earned through the date of termination, (ii) incentive compensation earned but unpaid, provided the termination is not by the participant for any reason or by the Company for cause, and (iii) accrued but unpaid vacation (collectively the “Accrued Obligations”);

•

Termination by the Company without cause (as defined in the plan) or termination by the participant with good reason (as defined in the plan) not associated with a change of control — the participant is entitled to the Accrued Obligations, continuation of base salary for six or twelve months, as applicable, and at the Company’s option, either a lump sum payment equal to the cost of COBRA continuation under the Company’s medical and dental plans or continued participation in the Company’s medical and dental plans, in either case, for six or twelve months, as applicable; or

•

Termination by the Company without cause (as defined in the plan) or termination by the participant with good reason (as defined in the plan) immediately preceding or during the 12-month period following a change of control (as defined in the plan) — the participant is entitled to the Accrued Obligations, a lump sum payment in an amount equal to the participant’s base salary for six or twelve months, as applicable, and at the Company’s option, either a lump sum payment equal to the cost of COBRA continuation under the Company’s medical and dental plans or continued participation in the Company’s medical and dental plans, in either case, for six or twelve months, as applicable.

A participant is entitled to benefits and payments under the Executive Severance Plan (other than the Accrued Obligations) only upon the participant’s timely execution of a release and the participant’s compliance with confidentiality, non-competition, non-solicitation and non-disparagement obligations. Certain payments and benefits payable in connection with a change of control (as defined in the plan) are subject to reduction to the extent necessary to avoid triggering excise tax. Payments and benefits under the plan that constitute “deferred compensation” to a participant who is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code shall be accumulated through and paid six months following the termination date.

Summary

The tables below reflect the estimated potential payments we would have been required to make to each of our named executive officers under various scenarios involving termination of the named executive officer’s employment, including following a change of control. The amounts shown assume that the applicable termination event took place on December 31, 2010, the last business day of the Transition Period. The price per share used to calculate the value of the equity-based amounts in the tables below is the closing price of our common stock on December 31, 2010 of $30.32 per share. The actual amounts to be paid out can only be determined at the time of the officer’s separation from us. Currently no named executive officers are eligible for retirement.

Note that the 2009 Long-Term Incentive Plan does allow the Compensation Committee to accelerate the vesting of awards at its discretion for death, disability, retirement, voluntary termination for good reason, involuntary termination not-for-cause, voluntary termination and involuntary termination for cause. Also note that the 2009 Long-Term Incentive Plan provides a limitation on accelerated vesting and exercisability of unmatured awards to the extent necessary to avoid the imposition of Internal Revenue Code Section 4999 excise taxes, unless there are contrary provisions in the award agreement or in any other agreement we have with the named executive officer.

	Voluntary Termination / For Cause Termination	Involuntary Not for Cause Termination(1)	Termination for Good Reason(1)	Termination due to Change of Control(2)	Death(3)	Disability
Charles W. Shaver

Compensation:
Base Salary(8)	$—	$1,300,000	$1,300,000	$1,300,000	$650,000	$650,000
Unvested and Accelerated Equity:
Restricted Stock Units (2009 Plan)	—	—	—	—	—	—
Performance Shares (2009 Plan)	—	—	—	—	—	—
Benefits and Perquisites:
Health and Dental Coverage(6)	—	45,984	45,984	22,992	22,992	22,992
Life and Disability Insurance(7)	—	13,288	13,288	6,644	6,644	6,644
Life Insurance Proceeds	—	—	—	—	1,000,000	—
AD&D Insurance Proceeds	—	—	—	—	1,750,000	—
Disability Benefits — 1st Year		—	—	—	—	333,600

Total	$0	$1,359,272	$1,359,272	$1,329,636	$3,429,636	$1,013,236

	Voluntary Termination / For Cause Termination	Involuntary Not for Cause Termination(1)	Termination for Good Reason(1)	Termination due to Change of Control(2)	Death(3)	Disability
Miguel A. Desdin

Compensation:
Base Salary(8)	$—	$375,000	$375,000	$562,500	$—	$—
Unvested and Accelerated Equity:
Restricted Stock Units (2009 Plan)	—	—	—	—	—	—
Performance Shares (2009 Plan)(5)	—	—	—	132,751	—	—
Benefits and Perquisites:
Health and Dental Coverage(6)	—	22,992	22,992	34,488	—	—
Life and Disability Insurance	—	—	—	—	—	—
Life Insurance Proceeds	—	—	—	—	750,000	—
AD&D Insurance Proceeds	—	—	—	—	1,500,000	—
Disability Benefits — 1st Year		—	—	—	—	180,000

Total	$0	$397,992	$397,992	$729,739	$2,250,000	$180,000

	Voluntary Termination / For Cause Termination	Involuntary Not for Cause Termination(1)	Termination for Good Reason(1)	Termination due to Change of Control	Death(3)	Disability
Russell T. Crockett Jr.

Compensation:
Base Salary(8)	$—	$381,100	$381,100	$381,100	$—	$—
Unvested and Accelerated Equity:
Restricted Stock Units (2009 Plan)	—	—	—	—	—	—
Performance Shares (2009 Plan)(5)	—	—	—	297,601	—	—
Benefits and Perquisites:
Health and Dental Coverage(6)	—	22,992	22,992	22,992	—	—
Life and Disability Insurance	—	—	—	—	—	—
Life Insurance Proceeds	—	—	—	—	763,000	—
AD&D Insurance Proceeds	—	—	—	—	1,513,000	—
Disability Benefits — 1st Year		—	—	—	—	180,000

Total	$0	$404,092	$404,092	$701,693	$2,276,000	$180,000

	Voluntary Termination / For Cause Termination	Involuntary Not for Cause Termination(1)	Termination for Good Reason(1)	Termination due to Change of Control	Death(3)	Disability
Luis E. Batiz

Compensation:
Base Salary(8)	$—	$320,000	$320,000	$320,000	$—	$—
Unvested and Accelerated Equity:
Restricted Stock Units (2009 Plan)(4)	—	—	—	296,378	296,378	296,378
Performance Shares (2009 Plan)(5)	—	—	—	101,481	—	—
Benefits and Perquisites:
Health and Dental Coverage(6)	—	22,992	22,992	22,992	—	—
Life and Disability Insurance	—	—	—	—	—	—
Life Insurance Proceeds	—	—	—	—	640,000	—
AD&D Insurance Proceeds	—	—	—	—	1,390,000	—
Disability Benefits — 1st Year		—	—	—	—	241,872

Total	$0	$342,992	$342,992	$740,851	$2,326,378	$538,250

	Voluntary Termination / For Cause Termination	Involuntary Not for Cause Termination(1)	Termination for Good Reason(1)	Termination due to Change of Control	Death(3)	Disability
Christopher A. Artzer

Compensation:
Base Salary(8)	$—	$288,400	$288,400	$288,400	$—	$—
Unvested and Accelerated Equity:
Restricted Stock Units (2009 Plan)	—	—	—	—	—	—
Performance Shares (2009 Plan)(5)	—	—	—	83,329	—	—
Benefits and Perquisites:
Health and Dental Coverage(6)	—	22,992	22,992	22,992	—	—
Life and Disability Insurance	—	—	—	—	—	—
Life Insurance Proceeds	—	—	—	—	577,000	—
AD&D Insurance Proceeds	—	—	—	—	1,327,000	—
Disability Benefits — 1st Year		—	—	—	—	173,040

Total	$0	$311,392	$311,392	$394,721	$1,904,000	$173,040

Notes to Potential Payments and Benefits Upon Termination Tables:

(1)	Amounts reflected under “Involuntary Not for Cause Termination” do not include involuntary terminations not for cause due to a Change of Control, and amounts reflected under “Termination for Good Reason” do not include voluntary terminations (such as voluntary terminations for good reason) associated with a Change of Control. Payments under a voluntary or involuntary termination due to a Change of Control are disclosed under the column “Terminations due to Change of Control.”
(2)	With respect to Mr. Shaver, the Base Salary severance compensation would be $650,000 upon a voluntary termination occurring within 90 days of a Change of Control, and other amounts reflected under “Termination due to Change of Control” include voluntary terminations occurring within 90 days of a Change of Control. With respect to Mr. Desdin, amounts reflected under “Termination Due to Change of Control” include only involuntary termination without cause or voluntary termination with good reason, in each case within 90 days following a change of control (as defined in the Desdin employment agreement).
(3)	If the death occurs as a result of an accident while on business travel, additional insurance proceeds are payable in the amount of $2,000,000 for Mr. Shaver; $1,875,000 for Mr. Desdin; $1,906,000 for Mr. Crockett; $1,600,000 for Mr. Batiz; and $1,442,000 for Mr. Artzer.
(4)	Pursuant to the applicable award agreements, unvested restricted stock units granted pursuant to the 2009 Long-Term Incentive Plan vest immediately upon termination of service due to death or disability of the executive officer, or upon the occurrence of a change of control if the successor company does not assume or substitute for the restricted stock units on substantially the same terms and conditions. The tables above reflect accelerated vesting assuming no assumption or substitution of substantially equivalent restricted stock units upon a change of control.
(5)	Pursuant to the applicable award agreements, unvested performance share awards granted pursuant to the 2009 Long-Term Incentive Plan vest upon death or disability of the executive officer if the death or disability occurs after 50% of the performance period has expired, and upon the occurrence of a change of control on or before December 31, 2010, in each case at the target rate, adjusted proportionately to reflect the portion of the performance period elapsed prior to the death, disability or change of control, as applicable. The tables above reflect no accelerated vesting of performance share awards upon death or disability, as less than 50% of the performance period had expired as of the assumed December 31, 2010 death or disability. The tables above reflect accelerated vesting of one-third of the unvested performance share awards, representing the portion of the three-year performance period elapsed assuming a December 31, 2010 change of control termination.
(6)	The health and dental coverage benefits represent the approximate cost of continued payment of health care and dental care insurance premiums for one year following termination of employment.
(7)	The life, disability and other insurance benefits represent the approximate cost of continued payment of premiums for one year following termination of employment.
(8)	The Base Salary severance compensation is paid in installments as salary continuation, except that Base Salary severance compensation payable under the Executive Severance Plan to Messrs. Crockett, Batiz and Artzer upon a termination due to a Change of Control is paid in a lump sum within 70 days after the termination date.

Terminology

For purposes of determining our rights and obligations and those of Mr. Shaver under our Shaver employment agreement with Mr. Shaver, the terms below are defined as follows:

•

Change of Control means (i) dissolution or liquidation of our Company; (ii) selling, leasing or exchanging all or substantially all of our assets to any other person or entity; or (iii) any person, other than certain persons who held, beneficially and of record, shares of voting stock of the Company on December 9, 2004, becoming a beneficial owner of more than 50% of the total voting power of the then-outstanding shares of our voting stock.

•

Cause for termination means Mr. Shaver’s (1) conviction of, or guilty or nolo contendere plea to, a felony or misdemeanor involving moral turpitude; (2) willful misconduct in the performance of his duties; (3) failure to observe our written policies that is dishonest or injurious to us; (4) willful failure to comply with lawful and ethical directions and instructions of our board of directors after notice and an opportunity to cure such failure; and (5) willful failure to perform his duties which results in a material adverse financial effect on us.

•

Good Reason for termination means (1) a material adverse change in the scope of Mr. Shaver’s responsibilities or authority; (2) a reduction in Mr. Shaver’s total compensation; (3) a reduction in Mr. Shaver’s eligibility for participation in our benefit plans but excluding company-wide reductions that are effective for our executives; (4) relocation of our executive offices more than 150 miles from the current location, without Mr. Shaver’s concurrence; or (5) any material breach by us of the terms of the amended employment agreement which remains uncorrected following written notice of such breach. The amended employment agreement specifies that good reason does not exist because of

(1) our hiring of a successor Chief Executive Officer; (2) any change in Mr. Shaver’s duties, responsibilities or authority due to our hiring a successor Chief Executive Officer; or (3) our notice to Mr. Shaver of the impending termination of his employment.

For purposes of determining our rights and obligations and those of Mr. Desdin under our Desdin employment agreement with Mr. Desdin, the terms below are defined as follows:

•

Change of Control means the date on which the earliest of the following events occurs: (i) any person (or group acting together) becomes the beneficial owner of 50% or more of our stock; (ii) during any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board as incumbent directors, or individuals approved by incumbent directors, cease to constitute at least a majority of the Board; (iii) our consummation of a merger, consolidation, or other reorganization with or into one or more entities, as a result of which outstanding securities with less than 50% of the voting power of the surviving or resulting entity are owned by stockholders of the Company immediately prior to such merger, consolidation or reorganization in substantially the same proportion as their ownership of the voting power of the Company’s outstanding securities immediately prior to such transaction; or (iv) our sale of assets having a total gross fair market value of at least 50% of all of our assets immediately prior to such sale.

•

Cause for termination of employment includes (i) conviction of a felony or a misdemeanor where imprisonment is imposed, or a guilty or nolo contendere plea thereto; (ii) misconduct or negligence in the performance of duties; (iii) the commission of acts that are dishonest or demonstrably injurious to us monetarily or otherwise; (iv) failure to observe our written policies or comply with applicable laws; (v) failure to comply with lawful and ethical directions and instructions of our Board; (vi) failure to perform duties which results in a material adverse financial effect on us; (vii) breach of the representations and warranties in the new employment agreement; (viii) any conduct that prejudices our reputation in the fields of business in which we are engaged or with the investment community or the public at large.

•

Good Reason for termination of employment includes (i) a material adverse change in the scope of the executive’s responsibilities or authority, excluding any such change in connection with the executive’s death or disability or any such change due solely as a result of our common stock no longer being publicly traded on a national securities exchange; (ii) a reduction in the executive’s base salary and target percentage, other than a reduction in bonus compensation due to targets not being achieved, or an across-the-board reduction generally applicable to our executive employees; or (iii) a reduction in the aggregate in the executive’s eligibility for participation in our benefit plans, but excluding Company-wide reductions effective for all similarly situated executives; (iv) relocation of our executive offices more than 50 miles from the current location, without the executive’s concurrence; or (v) any material breach by us of the new employment agreement which remains uncorrected for ten days following written notice of such breach by the executive to us.

For purposes of determining our rights and obligations and those of the holders of equity-based awards granted pursuant to our 2009 Long-Term Incentive Plan, the term below is defined as follows:

•

Change of Control means the date on which the earliest of the following events occurs: (i) any person (or group acting together) becomes the beneficial owner of 50% or more of our stock; (ii) an election of directors not in accord with the recommendations of the majority of the directors who were in office before the pending election, where such election results in the replacement of at least a majority of the incumbent directors; (iii) our stockholders approve an agreement to merge, consolidate, or other reorganize with or into one or more entities, as a result of which outstanding securities with less than 50% of the fair market value of the surviving or resulting entity are, or are to be, owned by stockholders of the Company immediately prior to such merger, consolidation or reorganization; or (iv) our sale of assets having a total gross fair market value of at least 50% of all of our assets immediately prior to such sale.

For purposes of determining our rights and obligations and those of executives under our executive severance plan, the terms below are defined as follows:

•

Change of Control means the date on which the earliest of the following events occurs: (i) any person (or group acting together) becomes the beneficial owner of 50% or more of our stock; (ii) during any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board as incumbent directors, or individuals approved by incumbent directors, cease to constitute at least a majority of the Board; (iii) our consummation of a merger, consolidation, or other reorganization with or into one or more entities, as a result of which outstanding securities with less than 50% of the voting power of the surviving or resulting entity are owned by stockholders of the Company immediately prior to such merger, consolidation or reorganization in substantially the same proportion as their ownership of the voting power of the Company’s outstanding securities immediately prior to such transaction; or (iv) our sale of assets having a total gross fair market value of at least 50% of all of our assets immediately prior to such sale.

•

Cause for termination of employment includes (i) conviction of, or guilty or nolo contendere plea to, a felony or a misdemeanor involving moral turpitude; (ii) willful misconduct in the performance of duties; (iii) failure to observe our written policies that is dishonest or demonstrably injurious to us monetarily or otherwise; (iv) willful failure to comply with lawful and ethical directions and instructions of our Board, which, if curable, has not been cured within five business days after written notice; or (v) willful failure to perform duties which results in a material adverse financial effect on us, provided that such failure, if curable, has not been cured within five business days after written notice.

•

Good Reason for termination of employment includes (i) a material adverse change in the scope of the executive’s responsibilities or authority, excluding any such change after a change of control solely as a result of our common stock no longer being publicly traded on a national securities exchange; (ii) a reduction in the executive’s annual base salary or target bonus percentage, other than an across-the-board reduction generally applicable to our executive employees; or (iii) a reduction in the aggregate in the executive’s eligibility for participation in our benefit plans, other than an across-the-board reduction generally applicable to our executives; (iv) relocation of our executive offices more than 50 miles from the current location; or (v) failure of any successor in a change of control to expressly assume the executive severance plan in writing within ten days after the occurrence of a change of control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the common stock of TPC Group Inc. as of April 1, 2011 (except as otherwise noted below), by: (i) each person known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of TPC Group Inc. common stock; (ii) each of TPC Group Inc.’s directors, (iii) each of our named executive officers; and (iv) all directors and executive officers as a group. Based on information furnished by such stockholders, we believe that each person has sole voting and dispositive power over the shares indicated as owned by such person unless otherwise indicated. Restricted stock is included in the table below, although transferability of such shares may be restricted. The address of each director and officer is the same as the address for our executive offices.

Name	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
5% Stockholders:

QVT Fund LP	2,705,145	(2)	17.0%
1177 Avenue of the Americas 9th Floor New York, NY 10036

Ramius LLC.	1,476,405	(3)	9.3%
599 Lexington Avenue, 20th Floor New York, NY 10022

Castlerigg Master Investments, Ltd	875,759	(4)	5.5%
C/O Sandell Asset Management Corp. 40 West 57th Street, 26th Floor New York, NY 10019-4001

Ranger Investment Management, L.P.	813,270	(5)	5.1%
300 Crescent Court, Suite 1100 Dallas, TX 75201

Directors and Executive Officers:

Eugene R. Allspach	—		—
James A. Cacioppo	677,993	(6)	4.2%
Michael E. Ducey	82,824		*
Kenneth E. Glassman	8,672		*
Richard B. Marchese	8,672		*
Michael T. McDonnell	—		—
Jeffrey M. Nodland	15,297		*
Jeffrey A. Strong	8,672		*
Miguel A. Desdin	—		—
Russell T. Crockett Jr.	10,000		*
Luis E. Batiz	23,258		*

Directors and executive officers as a Group (13 persons)	840,753		5.3%

*	Indicates beneficial ownership not exceeding 1.0%.
(1)	The percentage beneficially owned is calculated based on 15,952,809 shares of TPC Group Inc. common stock issued and outstanding as of April 1, 2011.
(2)	QVT Fund LP: Based on information set forth in a Schedule 13G filed February 14, 2011 by QVT Associates GP LLC (the “GP”) and QVT Fund LP (the “Fund”). The Fund directly beneficially owns 2,477,506 shares and Quintessence Fund L.P. (“Quintessence”) directly beneficially owns 227,639 shares. The GP, as general partner of the Fund and Quintessence, may be deemed to beneficially own the shares directly owned by the Fund and Quintessence. Accordingly, the GP may be deemed to be the indirect beneficial owner of 2,705,145 shares. Each of the GP and the Fund disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein.

(3)	Ramius LLC: Based on information set forth in a Schedule 13D/A (Amendment No. 1) and a Statement of Changes of Beneficial Ownership on Form 4 each filed April 8, 2010 by Ramius Credit Opportunities Master Fund Ltd, Ramius Enterprise Master Fund Ltd, RCG PB, Ltd, Ramius Advisors LLC, Ramius LLC, Cowen Group Inc., RCG Holdings LLC, C4S & Co. LLC, Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss.

Includes 1,451,405 shares held directly by Ramius Credit Opportunities Master Fund Ltd and 25,000 shares held by Ramius Enterprise Master Fund Ltd. Each other reporting person disclaims beneficial ownership of the shares reported except to the extent of its pecuniary interest in such shares. Ramius Credit Opportunities Master Fund Ltd has sole voting and dispositive power over 1,451,405 shares. Ramius Enterprise Master Fund Ltd has sole voting and dispositive power over 25,000 shares. RCG PB, Ltd has no voting or dispositive power over the shares reported. Each of Ramius Advisors LLC, Ramius LLC, Cowen Group Inc., RCG Holdings LLC and C4S & Co. LLC has sole voting and dispositive power over 1,476,405 shares. Each of Messrs. Cohen, Stark, Solomon and Strauss has shared voting and dispositive power over 1,476,405 shares. Ramius Advisors LLC is the investment advisor of each of Ramius Enterprise Master Fund Ltd and Ramius Credit Opportunities Master Fund Ltd. Ramius LLC is the sole member of Ramius Advisors LLC. Cowen is the sole member of Ramius LLC. RCG Holdings LLC is a significant shareholder of Cowen Group Inc. C4S & Co. LLC is the managing member of RCG Holdings LLC. Messrs. Cohen, Stark, Solomon and Strauss are the sole managing members of C4S & Co. LLC.

On September 15, 2008, 1,451,405 shares reported as beneficially owned by Ramius Credit Opportunities Master Fund Ltd and 25,000 shares reported as beneficially owned by Ramius Enterprise Master Fund Ltd (collectively, the “Frozen Shares”) were frozen in Ramius Credit Opportunities Master Fund Ltd’s and Ramius Enterprise Master Fund Ltd’s prime brokerage accounts, respectively, as a result of the administration of Lehman Brothers International (Europe) (“LBIE”), which, through certain of its affiliates, was a prime broker for each of Ramius Credit Opportunities Master Fund Ltd and Ramius Enterprise Master Fund Ltd. The current status of the Frozen Shares under LBIE’s administration proceedings has not been determined. Ramius Credit Opportunities Master Fund Ltd and Ramius Enterprise Master Fund Ltd claim beneficial ownership over the Frozen Shares until such time as a final determination concerning the Frozen Shares is made.

(4)	Castlerigg Master Investments, Ltd: Based on information set forth in a Schedule 13G filed March 22, 2011, by Castlerigg Master Investments Ltd. (“CMI”), Sandell Asset Management Corp. (“SAMC”), Castlerigg International Limited (“Castlerigg International”), Castlerigg International Holdings Limited (“Castlerigg Holdings”), Castlerigg Offshore Holdings, Ltd. (“Castlerigg Offshore”), Thomas E. Sandell, Castlerigg Merger Arbitrage Master, Ltd. (“CMAM”), Castlerigg Merger Arbitrage, Ltd. (“CMA”), Castlerigg Merger Arbitrage Intermediate, L.P. (“CMAI”) and Castlerigg UCITS Funds plc (“UCITS plc” and collectively the “reporting persons” as used in this Note 4).

The reporting persons may be deemed to be the beneficial owners of 875,759 shares. CMI, Castlerigg International, Castlerigg Holdings, Castlerigg Offshore, SAMC and Mr. Sandell may be deemed to beneficially own the 794,628 shares held directly by CMI. CMAM, CMA, CMAI, SAMC and Mr. Sandell may be deemed to beneficially own the 50,734 shares held directly by CMAM. UCITS plc, SAMC and Mr. Sandell may be deemed to beneficially own the 30,397 shares held directly by UCITS plc.

Each of CMI, Castlerigg International, Castlerigg Holdings, Castlerigg Offshore, SAMC and Mr. Sandell has shared voting and dispositive power with respect to shares held by CMI. Each of CMAM, CMAI, CMA, SAMC and Mr. Sandell has shared voting and dispositive power with respect to shares held by CMAM. Each of UCITS plc, SAMC and Mr. Sandell has shared voting and dispositive power with respect to shares held by UCITS plc.

(5)	Ranger Investment Management, L.P.: Based on information set forth in a Form 13F dated as of December 31, 2010, filed January 25, 2011.
(6)	James A. Cacioppo: Includes 624,008 shares of Common Stock held by One East Partners Master, LP (the “Partners Fund”). Mr. Cacioppo is a managing member of the general partner of the Partners Fund and as such may be deemed to be a beneficial owner of Partners Fund’s shares. Mr. Cacioppo has disclaimed beneficial ownership of the Partners Fund’s shares to the extent he does not have a pecuniary interest in such shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements

TPC Group Inc. entered into indemnification agreements with certain of its former directors. Pursuant to these agreements, it agrees to provide customary indemnification to those former directors against expenses incurred by such persons in connection with their service as directors. TPC Group Inc. no longer enters into separate indemnification agreements with its directors, however, it provides indemnification pursuant to its Bylaws and the Delaware General Corporation Law.

Investment Agreement

In connection with its emergence from Chapter 11 bankruptcy in 2004, TPC Group Inc. adopted organizational documents and entered into an investment agreement that granted certain rights to two of its large stockholders, Castlerigg and RCG. As a result, for so long as these stockholders collectively hold at least 10% of TPC Group Inc.’s outstanding stock, TPC Group Inc. may not, among other things, increase the number of shares of stock it is authorized to issue, issue preferred stock, adopt takeover protections such as a stockholders rights plan or a classified board, or adopt provisions in its organizational documents that could make an acquisition of TPC Group Inc. more onerous or costly, in each case without each of Castlerigg’s and RCG’s consent. As of April 1, 2011, Castlerigg beneficially owned approximately 5.5% of the outstanding stock of TPC Group Inc. and an affiliate of RCG beneficially owned approximately 9.3% of such outstanding stock. See “Security Ownership of Certain Beneficial Owners and Management” above.

TPC Group Inc.’s organizational documents and the investment agreement allow Castlerigg and RCG to exercise their consent rights in their sole discretion and in their self interest. If either of these stockholders were to elect to withhold their consent with respect to a potential transaction or other initiative, TPC Group Inc. might be prevented from effecting that transaction or initiative even if TPC Group Inc.’s Board or a majority of its stockholders determine that doing so would benefit TPC Group Inc. or its stockholders.

Related Person Transactions
TPC Group Inc.’s Related Party Transaction Approval Policy documents procedures pursuant to which related person transactions are reviewed, approved or ratified. The policy applies to any transaction in which:

•	TPC Group Inc. or any of its subsidiaries is a participant;

•	any related person has a direct or indirect interest; and

•	the amount involved or expected to be involved exceeds $50,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K.

The Nominating and Governance Committee, with assistance from TPC Group Inc.’s General Counsel, is responsible for reviewing and, where appropriate, approving or ratifying any related party transaction involving TPC Group Inc. or its subsidiaries and related persons. In determining whether to approve a related person transaction, the Nominating and Governance Committee considers (1) whether the terms of the transaction are fair to the Company and no less favorable than those obtainable under similar circumstances if a related person were not involved; (2) whether the transaction is material, considering the interest of the related person, the relationship of the related person to the transaction, the amount involved and the significance of the transaction to the Company’s investors in light of all circumstances; (3) whether the transaction would impair the independence of a non-employee director; and (4) whether the transaction would present an improper conflict of interest for a director of TPC Group Inc. or an executive officer of the Company.

Transactions with LyondellBasell

We purchase isobutylene feedstock from LyondellBasell Industries, and also receive tolling fees from LyondellBasell Industries. According to filings made by Apollo Capital Management LP and certain of its affiliates (collectively, “Apollo”) and LyondellBasell Industries through March 18, 2011, Apollo beneficially owned approximately 29.0% of LyondellBasell Industries’ outstanding common shares. Apollo also has designated directors on LyondellBasell Industries’ board.

Based on information set forth in a Schedule 13G filed February 16, 2010 by Apollo, Apollo beneficially owned approximately 8.6% of TPC Group Inc.’s issued and outstanding common stock. Apollo may have continued to beneficially own more than 5% of TPC Group Inc.’s outstanding common stock during the six-month transition period ended December 31, 2010, and thus may be deemed to be a “related person” for purposes of Item 404(a) of Regulation S-K. Based on information set forth in an amendment to its Schedule 13G filed February 11, 2011, Apollo no longer owns any shares of TPC Group Inc.’s common stock. Additionally, in April 2011 Michael E. Ducey, Chairman of the Board of Directors of TPC Group Inc., was appointed to the Board of Managers of Apollo Global Management, LLC.

During the six-month transition period ended December 31, 2010, we made payments to LyondellBasell Industries of approximately $71.2 million for isobutylene feedstock, and received approximately $1.4 million in tolling charges from LyondellBasell Industries. We purchase isobutylene from LyondellBasell Industries pursuant to a supply agreement entered into in 2009. During the six-month transition period ended December 31, 2010, we also engaged in exchange transactions for crude C4 with a wholly owned subsidiary of LyondellBasell Industries, pursuant to which we paid and received approximately $9.4 million. The Nominating and Governance Committee ratified and approved, pursuant to TPC Group Inc.’s Related Party Transaction Approval Policy, all payments made and to be made pursuant to the supply agreement or in exchange transactions, noting that the terms of the supply agreement and the exchange transactions were the product of arms’ length negotiations, and that the amounts paid to LyondellBasell Industries under the supply agreement amounted to substantially less than 1% of LyondellBasell Industries’ revenues on an annualized basis. In addition, TPC Group Inc.’s Nominating and Governance Committee approved Mr. Ducey’s service on the Board of Managers of Apollo Global Management, LLC.

DESCRIPTION OF OTHER INDEBTEDNESS

ABL Revolver

Availability under the ABL Revolver is limited to the borrowing base, comprised of 85% of eligible trade accounts receivable and 65% of eligible inventory, as redetermined monthly, with maximum available capacity of $175 million. Up to $30 million of the facility may be used for the issuance of letters of credit. The ABL Revolver also includes an accordion feature under which the lenders may agree, upon our request, to increase their commitments to an aggregate amount not to exceed $200 million. The ABL Revolver matures on April 29, 2014.

Amounts borrowed under the ABL Revolver bear interest, at our option, at a rate equal to either (a) the Eurodollar Rate (as defined in the credit agreement governing the ABL Revolver) plus 3.00% to 3.75%, or (b) the base rate (as described below) plus 2.00% to 2.75%, in each case depending on the ratio of our consolidated debt to consolidated EBITDA (as defined in the credit agreement governing the ABL Revolver), with a lower leverage ratio resulting in lower rates. The base rate equals the highest of (i) the administrative agent’s prime lending rate, (ii) the Federal Funds Rate plus  1/2 of 1%, or (iii) the one-month Eurodollar Rate (as defined in the credit agreement governing the ABL Revolver) plus 1%.

A commitment fee is payable on the unused portion of the ABL Revolver in an amount equal to 0.50% per annum if average availability is less than 50% of the total commitments, or 0.75% per annum if average availability is 50% or more of the total commitments, in each case based on average availability during the previous fiscal quarter.

The ABL Revolver is secured with a first priority lien on cash, trade accounts receivable, inventory and certain intangibles, and through cross-collateralization with the notes, a second priority lien on all other assets, including fixed assets. The ABL Revolver is guaranteed by all of our material domestic subsidiaries and provides for customary events of default.

The ABL Revolver includes covenants that restrict, subject to specified exceptions, our ability to:

•	create or permit liens on assets;

•	incur additional indebtedness or issue redeemable equity securities;

•	guarantee indebtedness;

•	merge or consolidate with a third party;

•	sell or otherwise dispose of assets;

•	pay dividends or effect stock buy-backs;

•	issue or sell stock of subsidiaries;

•	make loans, investments and acquisitions;

•	enter into transactions with affiliates;

•	change the lines of business in which we are engaged;

•	change our fiscal year;

•	make voluntary prepayments or redemptions of subordinated indebtedness;

•	enter into agreements that limit our subsidiaries’ ability to pay distributions to or enter into transactions with us;

•	maintain cash balances in excess of $15 million without using such excess cash to prepay loans under the ABL Revolver; and

•	enter into receivables financings or securitization programs.

Although the ABL Revolver restricts acquisitions, investments and the payment of dividends, respectively, acquisitions, investments and dividends are permitted, subject to restrictions under other indebtedness, if (a) pro forma current and average 90-day historical availability each exceed the greater of $50 million or 50% of the total commitments, or (b) pro forma projected, current and average 90-day historical availability each exceed the greater of $25 million or 25% of the total commitments and we meet a minimum consolidated fixed charge coverage ratio. Finally, the ABL Revolver requires a minimum consolidated fixed charge coverage ratio should availability be less than the greater of $15 million or 15% of the total commitments.

On September 22, 2010, we amended the ABL Revolver to permit (i) the refinancing of the Term Loan through the sale of the notes, and (ii) subject to the terms of an Intercreditor Agreement, the existence of liens on TPC Group LLC’s property to secure the notes. Other material terms of the ABL Revolver, including the aggregate principal amount, interest rates and the maturity date, were not affected by the amendment and remain substantially the same.

DESCRIPTION OF EXCHANGE NOTES

General

On October 5, 2010, we issued $350.0 million aggregate principal amount of 8 1/4% Senior Secured Notes due 2017, or the “original notes,” under an indenture dated October 5, 2010 (the “indenture”), among us, the Guarantors and Wilmington Trust Company, as Trustee, and Deutsche Bank Trust Company Americas, as Collateral Agent, in a private placement that was not subject to the registration requirements of the Securities Act.

As part of our sale of the original notes, we are required, among other things, to complete this exchange offer, exchanging the original notes for new registered 8 1/4% Senior Secured Notes due 2017, or the “exchange notes.” The exchange notes are substantially identical to the original notes, except the exchange notes are registered under the Securities Act, and the transfer restrictions and registration rights, and related special interest provisions, applicable to the original notes will not apply to the exchange notes. The exchange notes will represent the same debt as the original notes and we will issue the exchange notes under the indenture (the same indenture we used in issuing the original notes). The terms of the original notes and the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the “TIA.” The original notes and the exchange notes are collectively referred to herein as the “notes.” Copies of the indenture may be obtained from the Issuer upon request.

The following summary of certain provisions of the indenture, the notes, the Security Documents and the Intercreditor Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA, the Security Documents and the Intercreditor Agreement. Capitalized terms used in this “Description of Exchange Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of Exchange Notes” section, the terms “Issuer,” “we,” “us” and “our” mean TPC Group LLC and not any of its Subsidiaries and the term “Parent” refers to TPC Group Inc. and not any of its Subsidiaries.

We will issue the exchange notes solely in exchange for an equal principal amount of outstanding original notes. As of the date of this prospectus, $350.0 million aggregate principal amount of original notes are outstanding. We may issue additional notes from time to time without notice or the consent of holders of notes. Any offering of additional notes is subject to the covenants described below under the captions “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Except as otherwise specified herein, all references to the “notes” include additional notes. The additional notes will be secured, equally and ratably with the notes, by the Liens on the Collateral described below under the caption “—Security.”

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of the Issuer as specified in the indenture (which initially shall be the principal corporate trust office of the Paying Agent).

The notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of exchange notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

The notes are senior secured obligations of the Issuer and will mature on October 1, 2017. Each note will bear interest at a rate of 8 1/4% per annum, and interest is payable semi-annually on April 1 and October 1 of each year, which commenced April 1, 2011. Interest on the notes accrues from October 5, 2010, the date of issuance of the original notes, or, if interest has already been paid, from the date it was most recently paid. We will pay interest to holders of record at the close of business on March 15 or September 15 immediately preceding each interest payment date.

Additional interest will be payable with respect to the notes in certain circumstances if we do not consummate the exchange offer (or shelf registration, if applicable) as further described under “Exchange Offer—Purpose and Effects of the Exchange Offer.”

Optional Redemption

On and after October 1, 2013, the Issuer may redeem the notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address or otherwise in accordance with the procedures of The Depository Trust Company (“DTC”), at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 1 of the years set forth below:

Period	Redemption Price
2013	106.188%
2014	104.125%
2015	102.063%
2016 and thereafter	100.000%

In addition, at any time prior to October 1, 2013, the Issuer may redeem the notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address or otherwise in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In addition, at any time and from time to time prior to October 1, 2013, the Issuer may redeem in the aggregate up to 10.0% of the original aggregate principal amount of the notes in any twelve-month period at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to October 1, 2013, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) with the net cash proceeds of one or more Equity Offerings by the Issuer or a contribution to the capital of the Issuer from the net proceeds of one or more Equity Offerings by a Parent Company, at a redemption price (expressed as a percentage of principal amount thereof) of 108.25% plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) remains outstanding after each such redemption; and provided, further, that such redemption shall occur within 120 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

In connection with any redemption of notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including any related Equity Offering.

Subject to applicable federal and state securities laws, the Issuer, any Parent Company or any of the Issuer’s Subsidiaries may at any time and from time to time purchase notes in the open market or otherwise.

Selection

In the case of any partial redemption, selection of the notes for redemption will be made by Deutsche Bank Trust Company Americas as registrar (the “Registrar”) in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, by lot or by such other method as the Registrar shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that, to the extent practicable, the Registrar shall not select notes for redemption which would result in a holder of notes having a principal amount of notes less than the minimum denomination. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the notes to be redeemed.

Ranking

The notes are senior secured obligations of the Issuer and rank:

•	equally in right of payment with all existing and future senior Indebtedness of the Issuer;

•	senior in right of payment to all existing and future subordinated Indebtedness of the Issuer;

•

effectively subordinated to the ABL Obligations, to the extent of the value of the ABL Priority Collateral, and effectively senior to the ABL Obligations, to the extent of the value of the Notes Priority Collateral; and

•	structurally subordinated to any Indebtedness or Obligations of any non-Guarantor Subsidiaries.

The notes are secured by first-priority security interests in the Notes Priority Collateral and second-priority security interests in the ABL Priority Collateral (subject as to priority and otherwise, in each case, to certain exceptions, including certain permitted liens on the Collateral under the indenture and the Credit Agreement). As a result, the notes are effectively (a) junior to any Indebtedness of the Issuer and the Guarantors which either is (i) secured by the ABL Liens or (ii) secured by assets which are not part of the Collateral securing the notes, in each case, to the extent of the value of such assets, and (b) equal in rank with any Permitted Additional Pari Passu Obligations. The Indebtedness Incurred under the Credit Agreement is secured by a first-priority security interest in the ABL Priority Collateral and a second-priority security interest in the Notes Priority Collateral (subject as to priority and otherwise, in each case, to certain exceptions, including certain permitted liens on the Collateral under the indenture and the Credit Agreement). Accordingly, while the notes rank equally in right of payment with the Indebtedness Incurred under the Credit Agreement and all other liabilities not expressly subordinated by their terms to the notes, the notes are effectively subordinated to the Indebtedness outstanding under the Credit Agreement, to the extent of the value of the ABL Priority Collateral.

A significant portion of the operations of the Issuer is conducted through its Subsidiaries. Unless the Subsidiary is a Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the notes. The notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Guarantors. Although the indenture contains limitations on the amount of additional Indebtedness which the Issuer and its Subsidiaries may Incur, such limitations are subject to a number of significant qualifications.

Guarantees

Each of the Issuer’s direct and indirect wholly-owned Material Domestic Subsidiaries have jointly and severally irrevocably and unconditionally guaranteed on a senior secured basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the indenture and the notes, whether for payment of principal of, premium, if any, or interest or additional interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Guarantors being herein called the “Guaranteed Obligations”). The Guarantors are required to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee, the Collateral Agent or the holders in enforcing any rights under the guarantees.

The Guarantee of each Guarantor ranks:

•	equally in right of payment with all existing and future senior Indebtedness of such Guarantor;

•	senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor, if any;

•

effectively subordinated to the ABL Obligations guaranteed by such Guarantor, to the extent of the value of any ABL Priority Collateral of such Guarantor, and effectively senior to the ABL Obligations guaranteed by such Guarantor, to the extent of the value of any Notes Priority Collateral of such Guarantor; and

•	structurally junior to any Indebtedness or Obligations of any non-Guarantor Subsidiaries of such Guarantor.

The Guarantee of each Guarantor is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by such Guarantor without rendering its Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Issuer is required to cause each Restricted Subsidiary that is a wholly-owned Material Domestic Subsidiary (unless such Subsidiary is already a Guarantor) that Incurs or guarantees certain Indebtedness or issues shares of Disqualified Stock to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the notes on the same senior secured basis. See “—Certain Covenants—Future Guarantors.”

Each Guarantee is a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) be binding upon each Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Guarantee of a Guarantor will be automatically released and discharged upon:

(a) the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock of such Guarantor, all or substantially all of the assets of such Guarantor, or a portion of the Capital Stock of such Guarantor if as a result thereof such Guarantor is no longer a Restricted Subsidiary, in each case if such sale, disposition or other transfer is made in compliance with the indenture;

(b) the Issuer designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(c) in the case of any Restricted Subsidiary which is required to guarantee the notes pursuant to the covenant described under “—Certain Covenants—Future Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of the Indebtedness of the Issuer or its Domestic Subsidiary which resulted in the obligation to guarantee the notes or the repayment of the Indebtedness of the Issuer or its Domestic Subsidiary which resulted in the obligation to guarantee the notes;

(d) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuer’s obligations under the indenture are discharged in accordance with the terms of the indenture; or

(e) upon the liquidation or dissolution of such Guarantor provided no Default or Event of Default has occurred or is continuing.

A Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing the Credit Agreement or other exercise of remedies in respect thereof.

Security

The obligations of the Issuer with respect to the notes, the obligations of the Guarantors under their respective guarantees, and the performance of all other obligations of the Issuer and the Guarantors under or relating to the Senior Secured Note Documents are secured equally and ratably (together with any other Permitted Additional Pari Passu Obligations) by (i) second-priority security interests in the ABL Priority Collateral and (ii) first-priority security interests in the following assets of the Issuer and the Guarantors (in the case of each of clauses (i) and (ii), other than Excluded Property and subject to Permitted Liens), in each case whether now owned or hereafter acquired, and except to the extent constituting ABL Priority Collateral (the “Notes Priority Collateral” and, together with the ABL Priority Collateral, the “Collateral”):

(i)	all Equipment (as defined under the UCC), Goods (as defined in the UCC) and Fixtures (as defined under the UCC);

(ii)	all Documents (as defined under the UCC), Instruments (as defined under the UCC) and Chattel Paper (as defined under the UCC);

(iii)	all Letters of Credit (as defined under the UCC) and Letter—of—Credit Rights (as defined under the UCC);

(iv)	all Indebtedness evidenced by promissory notes and instruments;

(v)	all issued and outstanding Capital Stock of each Material Domestic Subsidiary;

(vi)	all Investment Property (as defined under the UCC);

(vii)	all intellectual property;

(viii)	certain Commercial Tort Claims (as defined under the UCC);

(ix)	all Deposit Accounts and all other bank accounts and all deposits therein;

(x)	all General Intangibles (as defined under the UCC);

(xi)	all right, title and interest, including without limitation all right, title and interests of the Issuer and the Guarantors, in substantially all parcels of owned real property with a fair market value in excess of $2 million, together with all fixtures, easements and appurtenances relating thereto and all other improvements, accessions, alterations, replacements and repairs thereto and all leases, rents and other income, issues or profits derived therefrom or relating thereto and fixtures located thereon;

(xii)	all Supporting Obligations (as defined under the UCC);

(xiii)	all books and records relating to the foregoing; and

(xiv)	all proceeds and products of each of the foregoing and all accessories to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of any insurance, indemnity, warranty or guaranty payable from time to time with respect to any of the foregoing.

“Excluded Property” includes, among other things:

(i) any permit, lease, license or contract that validly prohibits the creation of a security interest therein;

(ii) any property or assets to the extent that any law applicable thereto prohibits the creation of a security interest therein;

(iii) Equipment that is subject to a lien securing indebtedness incurred for purposes of financing such item of Equipment to which such Lien is attached (a “Purchase Money Obligation”) or Capitalized Lease Obligation permitted to be incurred pursuant to the covenant described under “—Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” if the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Obligation or Capitalized Lease Obligation) validly prohibits the creation of any other Lien on such Equipment;

(iv) any Capital Stock, membership interests, or other equity or ownership interests in entities that are not Wholly Owned Subsidiaries that were subject as of the Issue Date to an existing and enforceable negative pledge provision;

(v) the Capital Stock, membership interests, or other equity or ownership interests in each direct Foreign Subsidiary that is a “controlled foreign corporation” under the Internal Revenue Code in excess of 65% of all of the outstanding equity interest of any such Foreign Subsidiary;

(vi) cash and short-term investments deposited in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties or pledged or deposited as collateral to a contract counterparty or issuer of surety bonds to secure obligations owing, to the extent (x) the depositing of such cash and short-term investments by such Person is permitted under the definition of “Permitted Liens” and (y) such contract or derivative expressly prohibits such cash or short-term investment to be pledged to the Collateral Agent;

(vii) all (x) owned real property with a fair market value of less than $2 million and (y) leaseholds; and

(viii) any MTBE Assets;

other than, in each case,

(a) the right to receive any payment of money (including Accounts, General Intangibles and Payment Intangibles (as defined under the UCC)) or any other rights referred to in Sections 9-406(f), 9-407(a) or 9-408(a) of the New York UCC to the extent that such sections of the New York UCC are effective to limit the prohibitions which make such property “Excluded Property”; and

(b) any proceeds, substitutions or replacements of any Excluded Property (unless such proceeds, substitutions or replacements would constitute Excluded Property).

In addition, to the extent necessary and for so long as required for such Guarantor not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act to file separate financial statements with the SEC (or any other governmental agency), the Capital Stock and other securities of such Guarantor shall not be included in the Collateral with respect to the notes (or any Permitted Additional Pari Passu Obligations outstanding) so affected and shall not be subject to the Liens securing such notes and any Permitted Additional Pari Passu Obligations. In the event that Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Guarantor’s Capital Stock and other securities to secure the notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Guarantor, then the Capital Stock and other securities of such Guarantor will automatically be deemed to be a part of the Collateral for the notes but only to the extent necessary to not be subject to any such financial statement requirement.

The Collateral is pledged pursuant to the Security Agreement by and among the Issuer, the Guarantors and the Collateral Agent, and one or more fee mortgages, deeds of trust or deeds to secure debt (the “Mortgages”) or other grants or transfers for security executed and delivered by the Issuer or the applicable Guarantor to the Collateral Agent for the benefit of the Collateral Agent, the Trustee, the holders of the notes and the holders of any Permitted Additional Pari Passu Obligations. For the avoidance of doubt, no assets of any Subsidiary that is not a Guarantor (including any Capital Stock owned by any such Subsidiary) shall constitute Collateral.

So long as no Event of Default and no event of default under any Permitted Additional Pari Passu Obligations shall have occurred and be continuing, and subject to certain terms and conditions, the Issuer and the Guarantors are entitled to exercise any voting and other consensual rights pertaining to all Capital Stock pledged pursuant to the Security Agreement and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Security Documents), to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon. Upon the occurrence and during the continuance of an Event of Default or an event of default under any Permitted Additional Pari Passu Obligations, to the extent permitted by law and following notice by the Collateral Agent to the Issuer and the Guarantors, the Collateral Agent may, subject to the terms of the Intercreditor Agreement, take possession of and sell the Collateral or any part thereof in accordance with the terms of the Security Documents.

In the case of an Event of Default or an event of default under any Permitted Additional Pari Passu Obligations, the Collateral Agent will be permitted, subject to applicable law and the terms of the Intercreditor Agreement described below under “—Intercreditor Agreement,” to exercise remedies and sell the Collateral under the Security Documents at the direction of the holders of a majority of the notes and any Permitted Additional Pari Passu Obligations, voting together.

Subject to certain limitations and exceptions, the indenture and the Security Documents require that the Issuer and the Guarantors grant to the Collateral Agent, for the benefit of the Trustee, the holders of the notes and the holders of any Permitted Additional Pari Passu Obligations that is secured by a first lien on the Notes Priority Collateral, a first-priority lien (subject to Permitted Liens) on all property acquired after the Issue Date of the kinds described above as Notes Priority Collateral (other than Excluded Property) and a second-priority Lien (subject to Permitted Liens) on property acquired after the Issue Date on property of the type covered by the definition of “ABL Priority Collateral” (other than Excluded Property).

The Security Documents (i) prohibit the Collateral Agent, in the event of a foreclosure on the Notes Priority Collateral and/or the exercise of its remedies under the Security Documents, from disturbing, extinguishing or terminating any Permitted Liens granted pursuant to clause 6(B) of the definition thereof and (ii) provide that, upon the request of the Issuer, the Collateral Agent shall enter into (x) in the case of any such Permitted Lien that is a lease, a subordination non-disturbance and attornment agreement and (y) in the case of any such other Permitted Lien, a non-disturbance agreement, consent or such other agreement which, in each case, confirms that in the event of a foreclosure on the Notes Priority Collateral and/or exercise of remedies under the Security Documents, the Collateral Agent (and its successors and assigns) will not disturb, extinguish or terminate any such Permitted Liens (or the rights thereunder). Any request by the Issuer pursuant to the foregoing clause (ii) shall be evidenced by a certificate from an officer of the Issuer which certificate shall also certify that (1) the Permitted Liens in question do not materially adversely affect or impair the business operations of the Issuer and its Restricted Subsidiaries as a whole or the validity or priority of the Lien of the Security Documents on the balance of the real property constituting Notes Priority Collateral and (2) the applicable non-disturbance agreement, consent or other agreement provides that the Permitted Liens in question are subordinate to the Lien in favor of the Collateral Agent on the Notes Priority Collateral.

The proceeds from the sale of the Collateral may not be sufficient to satisfy the obligations owed to the holders of the notes. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable. See “Risk Factors—Risks Related to the Notes—The proceeds from the sale of the collateral securing the notes may not be sufficient to satisfy all our obligations under the notes” and “—It may be difficult to realize the value of the collateral pledged to secure the notes.”

Intercreditor Agreement

The Collateral Agent, on behalf of the Trustee, the holders of notes and the holders of any Permitted Additional Pari Passu Obligations, the ABL Facility Collateral Agent, on behalf of the holders of the ABL Obligations, the Issuer and the Guarantors entered into an intercreditor agreement dated October 5, 2010 (the “Intercreditor Agreement”) that set forth the relative priority of the ABL Liens and the Note Liens, as well as certain other rights, priorities and interests of the holders of the notes and any Permitted Additional Pari Passu Obligations and the holders of the ABL Obligations. The Intercreditor Agreement provides, among other things:

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Lien Priority and Similar Liens. Notwithstanding the time, order or method of creation, attachment or perfection of the respective security interests and/or Liens granted in favor of the ABL Facility Collateral Agent or the Collateral Agent to secure the ABL Obligations, the notes and any Permitted Additional Pari Passu Obligations or the filing or recording of financing statements or other Security Documents; the validity or enforceability of the security interests and Liens granted in favor of the ABL Facility Collateral Agent or the Collateral Agent; the dating, execution or delivery of any agreement, document or instrument granting the ABL Facility Collateral Agent or the Collateral Agent security interests and/or Liens in or on any or all of the property or assets of any pledgor; the date on which any indebtedness is extended; the giving or failure to give notice of the acquisition or expected acquisition of any purchase money or other security interest; any provision of the UCC, including any rule for determining priority thereunder or under any other law or rule governing the relative priorities of secured creditors, including with respect to real property or fixtures; any provision set forth in the Credit Agreement; or the possession or control by the ABL Facility Collateral Agent or the Collateral Agent or any bailee of all or any part of any Collateral as of the date hereof or otherwise, (w) the ABL Liens granted on the ABL Priority Collateral under the ABL Security Documents to secure the ABL Obligations are a first and prior security interest for all purposes in such ABL Priority Collateral, (x) the Notes Liens granted on the Notes Priority Collateral under the Security Documents to secure the notes and the Permitted Additional Pari Passu Obligations are a first and prior security interest for all purposes in such Notes Priority Collateral, (y) the Notes Liens granted on the ABL Priority Collateral under the Security Documents to secure the notes and the Permitted Additional Pari Passu Obligations are second and subordinated to the ABL Liens granted under the ABL Security Documents on the ABL Priority Collateral and (z) the ABL Liens granted on the Notes Priority Collateral under ABL Security Documents to secure the ABL Obligations shall be second and subordinated to the Notes Liens granted under the Security Documents on the Notes Priority Collateral.

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Prohibition on Challenging Liens and Obligations. No holder of any note, Permitted Additional Pari Passu Obligations or ABL Obligations will challenge or question (or support any other person in challenging or questioning) in any proceeding (including, without limitation, any bankruptcy proceeding) the validity or enforceability of any Lien, Mortgage or financing statement in favor of the ABL Facility Collateral Agent or the Collateral Agent or the relative priority of any such Lien or Mortgage.

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Release of Liens. The ABL Facility Collateral Agent’s rights with respect to the ABL Priority Collateral shall include the right to release any or all of such ABL Priority Collateral from its security interest therein and the security interest of the Collateral Agent therein (without any further action on the part of the Collateral Agent) in connection with any sale or other disposition of such ABL Priority Collateral, even if the net proceeds of any such sale or other disposition may not be used to permanently prepay the ABL Obligations. The Collateral Agent’s rights with respect to the Notes

Priority Collateral shall include the right to release any or all of such Notes Priority Collateral from its security interest therein and the security interest of the ABL Facility Collateral Agent therein (without any further action on the part of the ABL Facility Collateral Agent) in connection with any sale or other disposition of such Notes Priority Collateral, even if the net proceeds of any such sale or other disposition may not be used to permanently prepay the notes or the Permitted Additional Pari Passu Obligations. Each of the ABL Facility Collateral Agent, the Collateral Agent and any mortgagee may, at any time or from time to time, acting in accordance with the Credit Agreement, the ABL Security Documents, the Security Documents or, in the case of any Mortgage, the terms of the Credit Agreement or the indenture, as the case may be, release any Liens held by such ABL Facility Collateral Agent or Collateral Agent against all or any portion of the Collateral.

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Exercise of Remedies. Until the ABL Obligations are fully paid and, so long as all ABL Liens on the ABL Priority Collateral securing the ABL Obligations have not been released, neither the Collateral Agent nor any notes or Permitted Additional Pari Passu Obligation secured creditor will have any right or power to exercise or seek to exercise any rights or remedies prior to any bankruptcy proceeding (including setoff or recoupment) with respect to any ABL Priority Collateral (other than to receive a share of the proceeds of such ABL Priority Collateral, if any, as and when provided in the Security Agreement or the applicable Mortgage, as the case may be). In exercising rights and remedies with respect to the ABL Priority Collateral, the ABL Facility Collateral Agent may (acting in accordance with the terms of the Credit Agreement and the ABL Security Documents) enforce the provisions of the Credit Agreement and the ABL Security Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole discretion. Such exercise and enforcement will include, without limitation, the rights of an agent or other representative appointed by it to sell or otherwise dispose of ABL Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the UCC of any applicable jurisdiction and of a secured creditor under bankruptcy or similar laws of any applicable jurisdiction. Until the notes and the Permitted Additional Pari Passu Obligations are fully paid and, so long as all Notes Liens on the Notes Priority Collateral securing the notes and the Permitted Additional Pari Passu Obligations have not been released, neither the ABL Collateral Agent nor any Credit Agreement secured creditor will have any right or power to exercise or seek to exercise any rights or remedies prior to any bankruptcy proceeding (including setoff or recoupment) with respect to any Notes Priority Collateral (other than to receive a share of the proceeds of such Notes Priority Collateral, if any, as and when provided in the Credit Agreement or the applicable Mortgage, as the case may be). In exercising rights and remedies with respect to the Notes Priority Collateral, the Collateral Agent may (acting in accordance with the terms of the applicable indenture and Security Documents) enforce the provisions of the Security Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole discretion. Such exercise and enforcement shall include, without limitation, the rights of an agent or other representative appointed by it to sell or otherwise dispose of Notes Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the UCC of any applicable jurisdiction and of a secured creditor under bankruptcy or similar laws of any applicable jurisdiction.

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ABL Facility Collateral Agent’s Access and Use Rights. If the Collateral Agent takes actual possession of any real or personal property of the Issuer or any of its Subsidiaries, then, if requested by the ABL Facility Collateral Agent and upon reasonable advance notice, the Collateral Agent will allow the ABL Facility Collateral Agent and its officers, employees, and agents reasonable and non-exclusive access to and use of such property for a period not exceeding 180 consecutive calendar days, as necessary or reasonably appropriate to process, ship, produce, store, complete, supply, lease, sell, or otherwise dispose of, in any lawful manner, any inventory upon which the ABL Facility Collateral Agent holds an ABL Lien, or to effectuate account collection. Furthermore, the Collateral Agent shall not sell or transfer such property during such period unless the purchaser or transferee agrees in writing to provide the access and use of such property for the remainder of such period.

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Application of Proceeds and Turn-Over Provisions. In connection with any enforcement action with respect to the Collateral or any insolvency or liquidation proceeding, all proceeds of (x) ABL Priority Collateral will first be applied to the repayment of all ABL Obligations before being applied to any obligations under the notes or any Permitted Additional Pari Passu Obligations and (y) Notes Priority Collateral will first be applied to the repayment of all obligations under the notes and any Permitted Additional Pari Passu Obligations before being applied to any ABL Obligations. If any holder of a note, Permitted Additional Pari Passu Obligation or ABL Obligation receives any proceeds of collateral in contravention of the foregoing, such proceeds will be turned over promptly to the Collateral Agent or ABL Facility Collateral Agent, as applicable, for application in accordance with the foregoing.

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Refinancings. The Intercreditor Agreement provides for the continued application of the Intercreditor Agreement’s provisions upon a refinancing of the ABL Obligations, notes or Permitted Additional Pari Passu Obligations so long as such refinancing is consummated in accordance with the Credit Agreement, the indenture and any documents governing the Permitted Additional Pari Passu Obligations.

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Certain Matters in Connection with Liquidation and Insolvency Proceedings. The ABL Facility Collateral Agent and the Collateral Agent, solely in its capacity as a holder of a second priority lien on the Notes Priority Collateral or the ABL Priority Collateral, respectively, has agreed that in any bankruptcy proceeding it will not:

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object to or oppose (or encourage any other Person to object to or oppose) any motion for relief from the automatic stay by a holder of any related first-priority lien on the applicable Collateral (the “First Priority Collateral”);

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seek relief from the automatic stay with respect to its second priority lien and security interests on the applicable Collateral (the “Second Priority Collateral”) without the prior express written consent of the ABL Facility Collateral Agent or the Collateral Agent, as applicable, representing the holders of the related First Priority Collateral (which consent may be given or withheld by such ABL Facility Collateral Agent or Collateral Agent, as applicable, in its sole discretion) except, and then only to the extent that, such ABL Facility Collateral Agent or Collateral Agent, as applicable, has sought such relief with respect to the related First Priority Collateral and such holder seeks such relief with respect to its Second Priority Collateral in accordance with the terms and provisions of the Intercreditor Agreement;

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object to or oppose (or encourage any other Person to object to or oppose) any request by or grant to any holder of related First Priority Collateral of adequate protection with respect to such First Priority Collateral, including, without limitation, cash payments as adequate protection; provided, that if such holder of First Priority Collateral receives additional or replacement liens or administrative claims as adequate protection with respect to such First Priority Collateral, the holder of related Second Priority Collateral shall be entitled to the same additional or replacement liens or administrative claims on account of its liens and security interests in such Second Priority Collateral, but with the same relative junior and subordinated priority therein with respect to such Second Priority Collateral;

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except as set forth in the immediately preceding bullet, seek or obtain adequate protection with respect to its Second Priority Collateral without the prior express written consent of the ABL Facility Collateral Agent or the Collateral Agent, as applicable, representing the holders of the related First Priority Collateral (which consent may be given or withheld by such agent in its sole discretion);

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object to or oppose (or encourage any other Person to object to or oppose) any use of Collateral that constitutes First Priority Collateral, including cash collateral, under Section 363 of the U.S. Bankruptcy Code which is consented to by the ABL Facility Collateral Agent or the Collateral Agent, as applicable, representing the holders of such First Priority Collateral;

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object to or oppose (or encourage any other Person to object to or oppose) any debtor in possession financing under Section 364 of the U.S. Bankruptcy Code to the extent secured solely by Collateral that constitutes First Priority Collateral and which is consented to by the ABL Facility Collateral Agent or the Collateral Agent, as applicable, representing the holders of such First Priority Collateral, including any such financing that repays all or any portion of any obligations having seniority on such Collateral; or

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object to or oppose (or encourage any other Person to object to or oppose), and will be deemed to have consented to, any sale or other disposition of Collateral that constitutes First Priority Collateral free and clear of its security interests, liens and other claims under Section 363, Section 1123(a)(5)(D) or any other provision of the U.S. Bankruptcy Code if the ABL Facility Collateral Agent or the Collateral Agent, as applicable, representing the holders of such First Priority Collateral has consented to such sale or disposition and if the proceeds thereof are fully applied in accordance with the relative priorities set forth in the Intercreditor Agreement or, to the extent not so applied, the security interests, liens and claims of the holders of the related Second Priority Collateral attach to the proceeds thereof with the same relative junior and subordinated priority as set forth in the Intercreditor Agreement.

Use and Release of Collateral

Unless an Event of Default shall have occurred and be continuing, the Issuer and the Guarantors have the right to remain in possession and retain exclusive control of the Collateral, to freely operate the Collateral, to collect, invest and dispose of any income thereon and to effect transactions permitted under “—Certain Covenants—Asset Sales” and “—Merger, Consolidation or Sale of All or Substantially All Assets.”

Release of Collateral

The indenture and the Security Documents provide that the Liens securing the notes and guarantees will automatically and without the need for any further action by any Person be released:

(1) in whole or in part, as applicable, as to all or any portion of the property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances in accordance with the terms of the indenture as provided under “—Certain Covenants—Asset Sales”;

(2) in whole upon:

(a) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the notes and all other Obligations under the indenture, the guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid;

(b) satisfaction and discharge of the indenture as set forth below under “—Satisfaction and Discharge”; or

(c) a legal defeasance or covenant defeasance of the indenture as set forth below under “—Defeasance”;

(3) in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Issuer or any Guarantor (other than to the Issuer or another Guarantor) in a transaction not prohibited by the indenture at the time of such transfer or disposition, including, without limitation, as a result of a transaction of the type permitted under “—Certain Covenants—Asset Sales” or “—Merger, Consolidation or Sale of All or Substantially All Assets” or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee, concurrently with the release of such Guarantee;

(4) as to property that constitutes all or substantially all of the Collateral securing the notes, with the consent of each holder of the notes and any Permitted Additional Pari Passu Obligations outstanding;

(5) as to property that constitutes less than all or substantially all of the Collateral securing the notes, with the consent of the holders of at least 66 2/3% of the aggregate principal amount of notes and any Permitted Additional Pari Passu Obligations outstanding;

(6) as to any MTBE Assets (including the Capital Stock of any Permitted MTBE Joint Venture) subject to a security interest granted under a mortgage, security agreement or other security interest in favor of the Collateral Agent, upon the earlier of (a) the Issuer’s written request and (b) the disposition of such MTBE Asset;

(7) as to (A) any Capital Stock of an Unrestricted Subsidiary or any MTBE Subsidiary that is a Restricted Subsidiary or (B) the real property upon which the MTBE Assets are situated, upon (i) the release of such Capital Stock or real property, as applicable, from the security interest granted pursuant to the ABL Security Documents, in each case other than in connection with a Discharge of ABL Obligations and (ii) solely with respect to such real property, the Collateral Agent’s receipt from the Issuer of an officer’s certificate certifying that the release of such real property does not materially adversely affect or impair (1) the business operations of the Issuer and its Restricted Subsidiaries as a whole or (2) the validity or priority of the Lien of the Security Documents on the balance of the real property constituting Notes Priority Collateral; and

(8) in part, in accordance with the applicable provisions of the Security Documents and the Intercreditor Agreement.

In addition, to the extent necessary and for so long as required for such Guarantor not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act to file separate financial statements with the SEC (or any other governmental agency), the Capital Stock and other securities of any Guarantor shall not be included in the Collateral with respect to the notes (or any Permitted Additional Pari Passu Obligations outstanding) so affected and shall not be subject to the Liens securing such notes and any Permitted Additional Pari Passu Obligations. In determining whether any such release is permitted, the Collateral Agent may rely upon a certificate of the Issuer that the Collateral is permitted to be released under the indenture.

Notwithstanding anything to the contrary herein, the Issuer and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the TIA if they determine, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the TIA to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the Issuer’s business without requiring the Issuer to provide certificates and other documents under Section 314(d) of the TIA.

If any Collateral is released in accordance with any of the Security Documents (other than as permitted by the indenture) and if the Issuer or the applicable Guarantor has delivered the certificates and documents required by the Security Documents, the Trustee will determine whether it has received all documentation required by Section 314(d) of the TIA (to the extent applicable) in connection with such release.

Use of Trust Monies

All Trust Monies (including, without limitation, all Net Cash Proceeds) representing proceeds of Notes Priority Collateral shall be held by (or held in an account subject to the sole control of) the Collateral Agent as a part of the Collateral securing the notes and any Permitted Additional Pari Passu Obligations and ABL Obligations and, so long as no Event of Default shall have occurred and be continuing, may, subject to certain conditions set forth in the Security Documents, at the written direction of the Issuer be applied by the Collateral Agent from time to time to the payment of the principal of, premium, if any, and interest on any notes and any Permitted Additional Pari Passu Obligations at maturity or upon redemption or retirement, or to the purchase of notes and any Permitted Additional Pari Passu Obligations upon tender or in the open market or otherwise, in each case in compliance with the indenture or to any reinvestment permitted by the indenture or as otherwise required by the Intercreditor Agreement.

Certain Bankruptcy Limitations

The right of the Collateral Agent to take possession and dispose of the Collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Issuer or the Guarantors prior to the Collateral Agent having taken possession and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is generally prohibited, absent bankruptcy court approval, from taking its security from a debtor in a bankruptcy case, or from disposing of security previously taken from such debtor. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral.

Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the notes and any other Permitted Additional Pari Passu Obligations, the holders of the notes and such other Permitted Additional Pari Passu Obligations would generally hold secured claims to the extent of the value of the Collateral, and would hold unsecured claims with respect to any shortfall. Applicable Federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if the Issuer or the Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem notes as described under “—Optional Redemption”:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person, other than any transaction in compliance with the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets,”

(2) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of Parent,

(3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election by the Board of Directors or whose nomination for election by the equityholders of the Issuer was approved by a vote of a majority of the directors of the Parent then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Parent’s Board of Directors then in office, or

(4) Parent fails to directly or indirectly own all of the Capital Stock of the Issuer.

In the event that at the time of any Change of Control the terms of the Credit Agreement restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph, but in any event within 30 days following such Change of Control, the Issuer shall:

(1) repay in full the Credit Agreement; or

(2) obtain the requisite consent, if required, under the Credit Agreement to permit the repurchase of the notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the notes as described under “—Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuer to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its notes purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and such third party purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, including Rule 14e-1 promulgated thereunder, and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the Initial Purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future senior indebtedness of the Issuer may also contain prohibitions on certain events which would constitute a Change of Control or require such senior indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the notes could cause a default under such senior indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The indenture contains, among others, the following covenants:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The indenture provides that:

(1) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that Restricted Subsidiaries of the Issuer that are not Guarantors may not Incur Indebtedness or issue any shares of Disqualified Stock or Preferred Stock pursuant to this paragraph if, after giving pro forma effect to such Incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $10 million of Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors would be outstanding pursuant to this paragraph.

The foregoing limitations do not apply to (collectively, “Permitted Debt”):

(a) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness under one or more Credit Facilities and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) up to an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $200 million and (y) the amount of the Borrowing Base as of the date of such Incurrence;

(b) the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the notes (not including any additional notes) and the guarantees, as applicable;

(c) Indebtedness existing on the Issue Date (other than Indebtedness described in the preceding clauses (a) and (b)), including any Indebtedness repaid with the proceeds of the private placement of the original notes as described in the offering memorandum distributed in connection with such private placement;

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries to finance the purchase, lease, design, construction, installation, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) and related financing costs in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding that was Incurred pursuant to this clause (d), does not exceed $20 million at any one time outstanding;

(e) Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the acquisition or the disposition of any business, assets or Subsidiary in accordance with the terms of the indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness must be subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(k) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(l)(i) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by the Issuer or such Restricted Subsidiary is permitted under the terms of the indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the notes or such Guarantor’s Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes or the Guarantee of such Restricted Subsidiary, as applicable and (ii) any “bad boy”, or springing recourse, guarantee by the Issuer or any Restricted Subsidiary that is the parent company of an MTBE Subsidiary or Permitted MTBE Joint Venture of Indebtedness of an MTBE Subsidiary or Permitted MTBE Joint Venture so long as such Indebtedness (x) is incurred by such MTBE Subsidiary or Permitted MTBE Joint Venture in connection with its ownership, development, use or operation of its MTBE Assets and (y) such Indebtedness is otherwise non-recourse to the Issuer and its Restricted Subsidiaries (other than any MTBE Subsidiary);

(m) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or the issuance by any Restricted Subsidiary of any Preferred Stock which serves to refinance, refund, renew, replace, defease, discharge, or otherwise retire for value, in whole or in part, any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (d) and (m) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refinance, refund, renew, replace, defease, discharge, or otherwise retire for value such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums, fees and expenses in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that:

(1) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced, renewed, replaced, defeased, discharged or retired;

(2) such Refinancing Indebtedness has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refinanced, refunded, renewed, replaced, defeased, discharged or retired;

(3) to the extent such Refinancing Indebtedness refinances, refunds, renews, replaces, defeases, discharges, or retires (x) Indebtedness junior to the notes or the Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the notes or the Guarantee of such Restricted Subsidiary, as applicable, or (y) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) the aggregate principal amount (or, in the case of Disqualified Stock, the amount thereof as determined in accordance with the definition of Disqualified Stock) of such Refinancing Indebtedness is equal to or less than the aggregate principal amount (or in the case of Disqualified Stock, the amount thereof as determined in accordance with the definition of Disqualified Stock) then outstanding of the Indebtedness or Disqualified Stock being refinanced, refunded, renewed, replaced, defeased, discharged or retired plus all accrued interest on the Indebtedness or accrued dividends on the Disqualified Stock, as the case may be, being refinanced, refunded, renewed, replaced, defeased, discharged or retired and all premiums, expenses and fees incurred in connection with such refinancing; and

(5) such Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of the Issuer or a Guarantor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

(n) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(o) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to a Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(p) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(q) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary in an aggregate principal amount which, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (q), does not exceed the greater of (x) $25.0 million and (y) 3.5% of Consolidated Net Tangible Assets at the time of Incurrence, at any one time outstanding (which Indebtedness may be incurred, in whole or in part, under a Credit Facility).

Notwithstanding the foregoing, neither the Issuer nor any Guarantor may Incur any Indebtedness pursuant to the immediately preceding paragraph if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Indebtedness unless such Indebtedness will be subordinated to the notes or such Guarantor’s Guarantee, as applicable, to at least the same extent as such Subordinated Indebtedness. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall be permitted to divide or classify (or later divide, classify or reclassify), in whole or in part in its sole discretion, such item of Indebtedness, Disqualified Stock or Preferred Stock in any manner that complies with this covenant and such item of Indebtedness, Disqualified Stock or Preferred Stock will be treated as having been Incurred pursuant to only one of the clauses in the second paragraph or pursuant to the first paragraph hereof; provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a) and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness. Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any Parent Company;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clause (1) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication,

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from October 1, 2010 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Issuer after the Issue Date from the issue or sale of Equity Interests of the Issuer (excluding (without duplication) Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(3) without duplication of any amount included in clause (c) (2) above, 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of all property other than cash received by the Issuer as a contribution to its capital after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock and Disqualified Stock), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of the Issuer or any Restricted Subsidiary issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer or such Restricted Subsidiary (other than Disqualified Stock), plus

(5) the amount equal to the net reduction in Investments (other than Permitted Investments) made by the Issuer or any of its Restricted Subsidiaries in any Person resulting from, and without duplication, (I) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser and repayments of loans or advances or other transfers of assets by such Person to the Issuer or any Restricted Subsidiary (including by way of dividend or distribution) or (II) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Issuer or any Restricted Subsidiary (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Issuer or any of its Restricted Subsidiaries in such Unrestricted Subsidiary, which amount was included in the calculation of Restricted Payments.

The Fair Market Value of property other than cash covered by clauses (c)(2), (3), (4) and (5) above shall be determined in good faith by the Issuer and, in the event of property with a Fair Market Value in excess of $10 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

(2)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer, any Parent Company or any Guarantor or any Subordinated Indebtedness of the Issuer, any Parent Company or any Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Issuer or any Parent Company or contributions to the equity capital of the Issuer or any Restricted Subsidiary (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent issuance of, new Indebtedness of the Issuer or any Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (with an Incurrence of such new Indebtedness being deemed substantially concurrent if such redemption, repurchase, defeasance, acquisition or retirement occurs not more than 60 days after such Incurrence), so long as,

(a) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus all accrued and unpaid interest on such Subordinated Indebtedness and the amount of any premiums required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired plus any fees and expenses incurred in connection therewith);

(b) such Indebtedness is subordinated to the notes or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so redeemed, repurchased, defeased, acquired or retired for value;

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) 91 days following the last maturity date of any notes then outstanding; and

(d) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is 91 days following the last maturity date of any notes then outstanding were instead due on such date;

(4) the repurchase, retirement or other acquisition for value of Equity Interests of the Issuer or any Parent Company held by any future, present or former employee, director or consultant of the Issuer, any Parent Company or any Subsidiary of the Issuer, and any dividend payment or other distribution by the Issuer or a Restricted Subsidiary to any Parent Company the proceeds of which are utilized for the repurchase, retirement or other acquisition for value of Equity Interests of such Parent Company held by any future, present or former employee, director or consultant of the Issuer, any Parent Company or any Subsidiary of the Issuer, in each case pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $5 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next calendar year); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the capital of the Issuer, Equity Interests of any Parent Company, in each case to members of management, directors or consultants of the Issuer, any Parent Company or any Restricted Subsidiary after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date (provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year);

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) Restricted Payments consisting of the funding of one or more dividends or distributions to any Parent Company for the purpose of funding one or more dividends or distributions to, repurchases of Capital Stock held by, or other transactions effecting a return of capital to, the holders of such Parent Company’s Capital Stock in an aggregate amount not to exceed $131 million;

(8) Investments that are made with Excluded Contributions;

(9) the repurchase of Equity Interests deemed to occur upon the exercise of options, rights or warrants to the extent such Equity Interests represent a portion of the exercise price of those options, rights or warrants;

(10) Permitted Parent Company Payments;

(11) other Restricted Payments in an aggregate amount not to exceed $30 million at the time of such Restricted Payment, at any one time outstanding;

(12) the payment of dividends or distributions to any Parent Company for the purpose of funding the payment of dividends or distributions on such Parent Company’s common equity capital of up to $1 million per annum; and

(13) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Issuer and its Restricted Subsidiaries pursuant to provisions similar to those described under “—Change of Control” and “—Asset Sales”; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Issuer (or a third party to the extent permitted by the indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11), (12) and (13), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the date hereof, all of the Issuer’s Subsidiaries are Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)(i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries,

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect or entered into on the Issue Date, including pursuant to the Credit Agreement;

(2) the indenture, the notes, the guarantees and the Security Documents;

(3) applicable law or any applicable rule, regulation, order, approval, license, permit or similar restriction;

(4) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) contracts or agreements for the sale of assets, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary;

(6) Permitted Additional Pari Passu Obligations or any other Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements entered into (x) in the ordinary course of business or (y) with the approval of the Issuer’s Board of Directors, which limitations are applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(9) purchase money obligations for property acquired, construction loans for property constructed and Capitalized Lease Obligations that impose restrictions of the type described in clause (c) above on the property so acquired, constructed or leased;

(10) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payment on the notes (as determined by the Issuer in good faith);

(12) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment;

(13) customary provisions in agreements of the type described in the definition of “Hedging Obligations” permitted under the indenture and entered into in the ordinary course of business;

(14) encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary or the ability of the Issuer or such Restricted Subsidiary to realize such value, or to make any distributions relating to such property or assets in each case in any material respect; and

(15) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on ordinary shares shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of;

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or any Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets;

(b) any notes or other obligations or other securities or assets received by the Issuer or any Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof (to the extent of the cash or Cash Equivalents received);

(c) accounts receivable of a business retained by the Issuer or any of its Restricted Subsidiaries, as the case may be, following the sale of such business, provided that such accounts receivable (i) are not past due more than 90 days and (ii) do not have a payment date greater than 120 days from the date of the invoices creating such accounts receivable; and

(d) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of (x) 15.0 million and (y) 2.5% of Consolidated Net Tangible Assets, at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

shall each be deemed to be Cash Equivalents for the purposes of this provision;

(3) if such Asset Sale involves the disposition of Collateral, the Issuer or such Restricted Subsidiary has complied with the provisions of the indenture and the Security Documents; and

(4) if such Asset Sale involves the disposition of Notes Priority Collateral or, after the Discharge of ABL Obligations, the disposition of ABL Priority Collateral, the Net Cash Proceeds thereof shall be delivered to the Collateral Agent for deposit into the Collateral Account, and, if any property other than cash or Cash Equivalents is included in such Net Cash Proceeds, such property shall be made subject to the Note Liens.

Within 365 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary may apply the Net Cash Proceeds from such Asset Sale, at its option:

(1) to the extent such Net Cash Proceeds constitute proceeds from the sale of ABL Priority Collateral, to repay Indebtedness under the Credit Agreement secured by such ABL Priority Collateral;

(2) to the extent such Net Cash Proceeds constitute proceeds from the sale of Notes Priority Collateral, to permanently repay, equally and ratably, the notes and any Permitted Additional Pari Passu Obligations;

(3) to permanently reduce Obligations under other Secured Indebtedness (provided that if the Issuer or any Guarantor shall so reduce such Obligations, the Issuer will equally and ratably reduce Obligations under the notes and any Permitted Additional Pari Passu Obligations if the notes and Permitted Additional Pari Passu Obligations are then prepayable or, if the notes may not then be prepaid, by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of notes that would otherwise be prepaid) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer;

(4) to make an investment in any one or more businesses, properties or assets (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), or to make capital expenditures, in each case used or useful in a Similar Business; and/or

(5) to make an investment in any one or more businesses, properties or assets (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer) that replace the properties and assets that are the subject of such Asset Sale; provided that if such Net Cash Proceeds are received in respect of Notes Priority Collateral, such assets constitute Notes Priority Collateral;

In the case of clauses (4) and (5) above, a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment, provided that, in the event such binding commitment is later canceled or terminated for any reason before such Net Cash Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment within 180 days of such cancellation or termination of the prior binding commitment.

Pending the final application of any such Net Cash Proceeds, the Issuer or the applicable Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents or Investment Grade Securities. The indenture provides that any Net Cash Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the foregoing paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10 million, the Issuer shall make an offer (an “Asset Sale Offer”) to all holders of notes and (x) in the case of Net Cash Proceeds from Notes Priority Collateral, to the holders of any other Permitted Additional Pari Passu Obligations containing provisions similar to those set forth in the indenture with respect to Asset Sales or (y) in the case of any other Net Cash Proceeds, to all holders of other Pari Passu Indebtedness containing provisions similar to those set forth in the indenture with respect to Assets Sales, to purchase the maximum principal amount of such notes and Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness, as appropriate, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or such lesser price, if any, as may be provided by the terms of such other Indebtedness), plus accrued and unpaid interest and additional interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture and, in the case of notes, is an integral multiple of $2,000. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $10 million by mailing the notice required pursuant to the terms of the indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such other Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes and Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness, as appropriate, surrendered by holders thereof exceeds the amount of Excess Proceeds, the Registrar shall select the notes and such other Indebtedness to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

If more notes are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such notes for purchase will be made by the Registrar in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not listed, by lot or such other method as the Registrar shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that, to the extent practicable, the Registrar shall not select notes for purchase which would result in a noteholder with a principal amount of notes less than the minimum denomination.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder’s registered address. If any note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new note in principal amount equal to the unpurchased portion of any note purchased in part will be issued in the name of the holder thereof upon cancellation of the original note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on notes or portions thereof purchased.

Transactions with Affiliates. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”), unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Issuer’s Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Issuer or the relevant Restricted Subsidiary from a financial point of view;

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15 million, the Issuer deliver to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer approving such Affiliate Transaction and either attached to or set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above; and

(c) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30 million, the Issuer delivers to the Trustee (x) a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and either attached to or set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above and (y) a written opinion of an Independent Financial Advisor stating such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer and/or any of its Restricted Subsidiaries;

(2)(a) Restricted Payments permitted by the provisions of the indenture described above under the covenant “—Limitation on Restricted Payments” and (b) Permitted Investments;

(3) the payment of customary compensation to, and the provision of customary indemnity and other benefits on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary or any Parent Company;

(4) payments or loans (or cancellation of loans) to employees or consultants in the ordinary course of business not to exceed $3.0 million in the aggregate at any one time outstanding;

(5) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby;

(6)(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or any executive officer of the Issuer, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(7) any contribution to the capital of the Issuer or any issuance of Capital Stock of the Issuer;

(8) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(9) the entering into of any tax sharing agreement or arrangement that complies with clause (10) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(10) transactions entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated into the Issuer or a Restricted Subsidiary, so long as such transaction is not entered into in contemplation of such event;

(11) any transaction in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (a) of the preceding paragraph;

(12) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(13) transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer on any matter involving such other Person;

(14)(a) guarantees by the Issuer or any of its Restricted Subsidiaries of performance of obligations of any Unrestricted Subsidiary in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, (b) pledges of Equity Interests in Unrestricted Subsidiaries and (c) guarantees of the type referred to in clause (l)(ii) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(15) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(16) any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(17) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or of a Restricted Subsidiary, as appropriate, in good faith; and

(18) Permitted Liens of the type described in clause 6(B) of the definition thereof granted in favor of an MTBE Subsidiary or Permitted MTBE Joint Venture.

Liens. The indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) on any asset or property of the Issuer or such Restricted Subsidiary that secures any Indebtedness of the Issuer or such Restricted

Subsidiary or any related guarantees, except that the Issuer and the Restricted Subsidiaries may Incur or suffer to exist Liens on assets not constituting Collateral, so long as the Issuer or such Restricted Subsidiary effectively provides that the notes or the applicable Guarantee, as the case may be, shall be equally and ratably secured with (or on a senior basis to, in the case such Lien secures any Subordinated Indebtedness) the Indebtedness or related guarantees secured by such Lien.

The preceding paragraph will not require the Issuer or any Restricted Subsidiary to secure the notes if the relevant Lien consists of a Permitted Lien. Any Lien which is granted to secure the notes or such Guarantee under the preceding paragraph shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the notes or such Guarantee under the preceding paragraph.

Reports and Other Information. The indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1) within 90 days after the end of each fiscal year (or such longer period as may be permitted by the SEC if the Issuer were then subject to such SEC reporting requirements as a required filer, voluntary filer or otherwise), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if the Issuer were then subject to such SEC reporting requirements as a required filer, voluntary filer or otherwise), quarterly reports on Form 10-Q (or any successor or comparable form),

(3) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form), and

(4) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will put such information on its website, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act. For avoidance of doubt, the obligations of the Issuer under this covenant shall commence with respect to the first quarter that ends after the Issue Date.

In addition, to the extent not satisfied by the foregoing, the Issuer has agreed that, for so long as any notes are outstanding, it will furnish to holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if it has filed such reports with the SEC via the EDGAR filing system (or any successor thereto) and such reports are publicly available.

Notwithstanding the foregoing, the requirement to provide the information and reports referred to in clauses (1) and (2) above shall be deemed satisfied prior to the commencement of the exchange offer (as described under “Exchange Offer; Registration Rights”) or the effectiveness of a shelf registration statement relating to the registration of the notes under the Securities Act (as described under “Exchange Offer; Registration Rights”) by the filing (within the time periods specified for such filings in the registration rights agreement) with the SEC of a registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X under the Securities Act.

In the event that:

(a) the rules and regulations of the SEC permit the Issuer and any direct or indirect parent company of the Issuer to report at such parent entity’s level on a consolidated basis and such parent entity of the Issuer is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer, or

(b) any direct or indirect parent of the Issuer becomes a Guarantor of the notes,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer and its Subsidiaries on a stand alone basis, on the other hand.

Future Guarantors. The indenture provides that, after the Issue Date, the Issuer will cause each Restricted Subsidiary that is a Material Domestic Subsidiary (unless such Subsidiary is already a Guarantor) that guarantees any Indebtedness of the Issuer or any of its Domestic Subsidiaries (i) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the notes and (ii) to become party to Security Documents and comply with the provisions of the covenant described under “—Further Assurances” to the extent any such compliance is required by the terms of the Security Documents.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of the indenture described under “—Guarantees.”

Further Assurances. The Issuer will, and will cause each of its existing and future Material Domestic Subsidiaries to, execute and deliver such additional instruments, certificates or documents, and take all such actions as may be reasonably required from time to time in order to:

(1) carry out more effectively the purposes of the Security Documents;

(2) create, grant, perfect and maintain the validity, effectiveness and priority of any of the Security Documents and the Liens created, or intended to be created, by the Security Documents; and

(3) ensure the protection and enforcement of any of the rights granted or intended to be granted to the Trustee under any other instrument executed in connection therewith.

Merger, Consolidation or Sale of All or Substantially All Assets

The indenture provides that the Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the indenture and the notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

(a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or

(b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) if the Successor Company is other than the Issuer, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the indenture and the notes;

(6) the Successor Company (if other than the Issuer) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indenture (if any) comply with the indenture;

(7) the Successor Company causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Successor Company;

(8) the Collateral owned by or transferred to the Successor Company shall (a) continue to constitute Collateral under the indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the holders of the notes, and (c) not be subject to any Lien other than Permitted Liens; and

(9) the property and assets of the Person which is merged or consolidated with or into the Successor Company, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Successor Company shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the indenture and the notes, and the Issuer will automatically be released and discharged from its obligations under the indenture and the notes. Notwithstanding the preceding paragraph, (a) the Issuer or any Restricted Subsidiary may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to, the Issuer or to another Restricted Subsidiary, (b) the Issuer may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Issuer in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby, and (c) the Issuer may convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Issuer.

The indenture further provides that, subject to certain limitations in the indenture governing release of a Guarantee upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Guarantor, each Guarantor will not, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into

(whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) either (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the indenture and such Guarantor’s Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee or (b) such sale or disposition or consolidation or merger is not in violation of the covenant described under “—Certain Covenants—Asset Sales”;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indenture (if any) comply with the indenture;

(4) the Successor Guarantor causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Successor Guarantor;

(5) the Collateral owned by or transferred to the Successor Guarantor shall (a) continue to constitute Collateral under the indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the holders of the notes, and (c) not be subject to any Lien other than Permitted Liens; and

(6) the property and assets of the Person which is merged or consolidated with or into the Successor Guarantor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Successor Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the indenture.

The Successor Guarantor (if other than such Guarantor) will succeed to, and be substituted for, such Guarantor under the indenture and such Guarantor’s Guarantee, and such Guarantor will automatically be released and discharged from its obligations under the indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby, (2) a Guarantor may merge or consolidate with, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all or part of its properties or assets to, another Guarantor or the Issuer and (3) a Guarantor may convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

Defaults

An Event of Default is defined in the indenture as:

(1) a default in any payment of interest on any note when due continued for 30 days,

(2) a default in the payment of principal or premium, if any, of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) the failure by the Issuer to comply with its obligations under the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” above,

(4) the failure by the Issuer or any of its Restricted Subsidiaries to comply for 30 days after notice from the Trustee or the holders of at least 25% in principal amount of the notes then outstanding with any of its obligations under the covenants described under “—Change of Control” (other than a failure to purchase notes),

(5) the failure by the Issuer or any of its Restricted Subsidiaries to comply for 60 days after notice from the Trustee or the holders of at least 25% in principal amount of the notes then outstanding with its covenants or agreements contained in the notes or the indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2), (3) or (4) above),

(6) the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness for money borrowed (other than Indebtedness owing to the Issuer or a Restricted Subsidiary of the Issuer) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $15 million (the “cross-acceleration provision”),

(7) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(8) failure by the Issuer or any Significant Subsidiary to pay final and non-appealable judgments aggregating in excess of $15 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”),

(9) the Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under the indenture or any Guarantee and such Default continues for 10 days, or

(10) unless all of the Collateral has been released from the Note Liens in accordance with the provisions of the Security Documents, default by the Issuer or any Guarantor in the performance of the Security Documents which adversely affects in any material respect the enforceability, validity, perfection or priority of the Note Liens on a material portion of the Collateral, the repudiation or disaffirmation by the Issuer or any Guarantor of its material obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Issuer or any Guarantor party thereto for any reason with respect to a material portion of the Collateral, which default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after notice from the Trustee or the holders of at least 25% in principal amount of the notes then outstanding.

The foregoing constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (3), (4), (5) or (10) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (3), (4), (5) or (10) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default of the Issuer under clause (7) above) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

In the event of any Event of Default specified in clause (6) of the first paragraph above, such Event of Default and all consequences thereof will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the holders of the notes. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and any past default or compliance with any provisions of the indenture, the notes, the guarantees or the Security Documents may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any note,

(3) reduce the principal of or change the Stated Maturity of any note,

(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “—Optional Redemption,”

(5) make any note payable in money other than that stated in such note,

(6) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes,

(7) make any change in the amendment provisions which require each holder’s consent or the provisions regarding the waivers of past defaults,

(8) expressly subordinate the notes or any Guarantee or otherwise modify the ranking thereof to any other Indebtedness of the Issuer or any Guarantor,

(9) modify the guarantees in any manner adverse to the holders, or

(10) make any change in the provisions in the Intercreditor Agreement or the indenture dealing with the application of proceeds of Collateral that would adversely affect the holder of the notes.

In addition, any amendment to, or waiver of, the provisions of the indenture, any Security Document or any other indenture governing Permitted Additional Pari Passu Obligations that has the effect of releasing all or substantially all of the Collateral from the Liens securing the notes or otherwise modifies the Intercreditor Agreement or other Security Documents in any manner adverse in any material respect to the holders of the notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the notes and any Permitted Additional Pari Passu Obligations then outstanding.

Without the consent of any holder, the Issuer and Trustee may amend the indenture or the Security Documents to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Issuer under the indenture and the notes, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the notes or to evidence the release of any Guarantor from its Guarantee and under the Security Documents as provided in the indenture, to secure the notes, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA, to evidence or provide for the acceptance of appointment under the indenture of a successor trustee, to conform the text of the indenture, the notes or the guarantees to any provision of this “Description of Exchange Notes”, to make certain changes to the indenture to provide for the issuance of additional notes, to provide for the release of Collateral from the Liens of the indenture and the Security

Documents when permitted or required by the Security Documents, the Intercreditor Agreement or the indenture; or to secure any Permitted Additional Pari Passu Obligations under the Security Documents and to appropriately include the same in the lntercreditor Agreement.

The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, the Issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any equity interests in the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or any Guarantor under the notes, the indenture or the guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the Registrar may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the indenture. The Issuer is not required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes were issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of notes, as expressly provided for in the indenture) as to all outstanding notes when:

(1) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Registrar for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Registrar for the giving of notice of redemption by the Registrar in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Paying Agent funds or U.S. Government Obligations (or a combination of both) in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Registrar for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Issuer directing the Paying Agent to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer and/or the Guarantors have paid all other sums payable under the indenture; and

(3) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the notes and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Issuer at any time may terminate its obligations under certain covenants that are described in the indenture, including the covenants described under “—Certain Covenants,” the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee and any security for the notes (other than the defeasance trust) will be released.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect to any Default by the Issuer or any of its Restricted Subsidiaries with any of its obligations under the covenants described under “—Certain Covenants”), (6), (7) (with respect only to Significant Subsidiaries), (8), (9) or (10) under “—Defaults” or because of the failure of the Issuer to comply with “—Merger, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Paying Agent money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the applicable issue of notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all notes not theretofore delivered to the Registrar for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

Concerning the Trustee, Registrar and Paying Agent

Wilmington Trust Company is the Trustee under the indenture. Deutsche Bank Trust Company Americas has been appointed by the Issuer as registrar and a paying agent with regard to the notes.

Governing Law

The indenture provides that it and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“ABL Facility Collateral Agent” means Deutsche Bank Trust Company Americas, as administrative agent and collateral agent under the Credit Agreement, and its successors and/or assigns in such capacity.

“ABL Liens” means all Liens in favor of the ABL Facility Collateral Agent on Collateral securing the ABL Obligations.

“ABL Obligations” means (i) the Indebtedness and other obligations incurred under clause (a) and clause (q) (to the extent incurred under a Credit Facility) of the second paragraph under “—Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” which are secured by Permitted Liens on the Collateral, including any interest, fees, expenses or indemnification obligations related thereto and (ii) certain Hedging Obligations and cash management and other “bank product” obligations owed to an agent, an arranger or a lender or an affiliate of an agent, an arranger or a lender under a Credit Facility and more particularly described in the Intercreditor Agreement.

“ABL Priority Collateral” is generally defined in the Intercreditor Agreement as all of the following assets (whether now owned or hereafter acquired) of the Issuer or any Guarantor:

(a)	all Accounts (as defined under the UCC);

(b)	all Inventory (as defined under the UCC);

(c)	all payments and receivables in respect of Inventory and Accounts and all Deposit Accounts and other bank accounts into which such payments, receivables and related proceeds are deposited and otherwise maintained;

(d)	all General Intangibles (as defined under the UCC) relating to the foregoing;

(e)	all books and records relating to the foregoing; and

(f)	all proceeds and products of any and all of the foregoing (including without, limitation, all insurance and claims for insurance effected in respect thereof or held for the benefit of the Issuer or any Guarantor in respect thereof).

For the avoidance of doubt, no proceeds of any loans under the Credit Agreement or any proceeds of deposit accounts shall constitute ABL Priority Collateral to the extent that the proceeds thereof are used to acquire assets or property that would otherwise constitute Notes Priority Collateral.

“ABL Security Documents” means one or more security agreements, pledges, mortgages, deeds of trust, pledge agreements, collateral assignments, trust deeds or other security documents or instruments evidencing or creating or purporting to create any security interests in favor of the ABL Facility Collateral Agent under the Credit Agreement or another Credit Facility.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into the Issuer or a Restricted Subsidiary or becomes a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such other Person became a Restricted Subsidiary of such specified Person or was otherwise acquired by such specified Person, or such asset was acquired by such specified Person, as applicable.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“ Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at October 1, 2013 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the note through October 1, 2013 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the note.

“ Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”), or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of cash, Cash Equivalents or Investment Grade Securities or redundant, surplus, obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment that is permitted to be made under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments” or any Permitted Investment;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $5.0 million;

(e) any disposition of property or assets by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary; provided that, to the extent such property or assets constitutes Collateral, such disposition is to the Issuer or a Guarantor;

(f) sales of assets received by the Issuer or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(g) sales, leases or other dispositions of products, services, accounts or inventory in the ordinary course of business;

(h) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(i) the grant in the ordinary course of business of any license of patents, trademarks, know-how and any other intellectual property;

(j) the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of such Permitted Lien;

(k) a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(l) any disposition of Equity Interests in, or other ownership interest in or assets or property of, an Unrestricted Subsidiary;

(m) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property; and

(n) any disposition of (x) MTBE Assets, (y) Capital Stock of any MTBE Subsidiary or Permitted MTBE Joint Venture and (z) the real property upon which MTBE Assets disposed of pursuant to subclause (x) are located; provided that (A) the boundaries of the real property being disposed of shall have been described in a third-party survey and (B) the Collateral Agent shall have received an officer’s certificate from the Issuer certifying that (i) the real property being disposed relates primarily to the MTBE Assets and (ii) the disposition of such real property does not materially adversely affect or impair (1) the business operations of the Issuer and its Restricted Subsidiaries as a whole or (2) the validity or priority of the Lien of the Security Documents on the balance of the real property constituting Notes Priority Collateral.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrowing Base” means the sum of (1) 85% of the book value (calculated in accordance with GAAP) of the accounts receivable of the Issuer and its Restricted Subsidiaries and (2) 65% of the book value (calculated in accordance with GAAP) of the inventory of the Issuer and its Restricted Subsidiaries, in each case as shown on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries.

“Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) any evidence of indebtedness, maturing not more than one year after the date of issue, issued by the United States of America or any instrumentality or agency thereof, the principal, interest and premium, if any, of which is guaranteed fully by, or backed by the full faith and credit of, the United States of America;

(2) U.S. dollar, Canadian dollar or euro denominated (or other foreign currency fully hedged) time deposits, certificates of deposit and bankers acceptances maturing not more than one year after the date of purchase, issued by any commercial banking institution having, or which is the principal banking subsidiary of a bank holding company having, combined capital and surplus and undivided profits of not less than $200 million and a commercial paper rating of “P-1” (or higher) according to Moody’s, “A-1” (or higher) according to S&P or the equivalent rating by any other nationally recognized rating agency in the United

States (any such bank, an “Approved Bank”), or a non-United States commercial banking institution which is either currently ranked among the 100 largest banks in the world (by assets, according to the American Banker), has combined capital and surplus and undivided profits of not less than $500 million or whose commercial paper (or the commercial paper of such bank’s holding company) has a rating of “P-1” (or higher) according to Moody’s, “A-1” (or higher) according to S&P or the equivalent rating by any other nationally recognized rating agency;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” (or the equivalent thereof) or better from either S&P or Moody’s;

(4) commercial paper, maturing not more than one year after the date of purchase, issued or guaranteed by a corporation (other than the Issuer or any Subsidiary of the Issuer or any of their respective Affiliates) organized and existing under the laws of any state within the United States of America with a rating, at the time as of which any determination thereof is to be made, of “P-1” (or higher) according to Moody’s, “A-1” (or higher) according to S&P or the equivalent rating by any other nationally recognized rating agency;

(5) demand deposits with any bank or trust company maintained in the ordinary course of business;

(6) repurchase or reverse repurchase agreements covering obligations of the type specified in clause (1) and (2) with a term of not more than seven days with any Approved Bank; and

(7) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s, including, without limitation, any money market mutual fund.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned to it under “—Security.”

“Collateral Account” means the collateral account established pursuant to the indenture and the Security Documents in the name and under sole dominion and control of the Collateral Agent.

“Collateral Agent” means Deutsche Bank Trust Company Americas, in its capacity as Collateral Agent under the Security Documents, together with its successors.

“ Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to interest rate Hedging Obligations, and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of such Person’s or any of its Restricted Subsidiaries’ outstanding Indebtedness and commissions, discounts, yield and other fees and charges); and

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

less interest income for such period;

provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FAS No. 133 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expenses (less all fees and expenses relating thereto), shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(4) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Issuer) shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(6) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof in respect of such period;

(7) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that (x) the net loss of any such Restricted Subsidiary shall be included therein and (y) the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(8) any non-cash impairment charges or asset write-off resulting from the application of FAS Nos. 142 and 144, and the amortization of intangibles arising pursuant to FAS No. 141, shall be excluded;

(9) unrealized non-cash losses and gains under hedging contracts, including, without limitation, those resulting from the application of FAS No. 133, shall be excluded; and

(10) any non-cash compensation expense realized from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only (i) Consolidated Net Income shall be reduced by the amount of any Permitted Parent Tax Payments made by the Issuer to the extent such Permitted Tax Payments would otherwise increase the amount of Restricted Payments permitted under such covenant and (ii) there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from

Unrestricted Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(5) of the first paragraph thereof.

“Consolidated Net Tangible Assets” means, on any date, the aggregate amount of Total Assets of the Issuer and its Restricted Subsidiaries minus (a) all current liabilities of the Issuer and its Restricted Subsidiaries (excluding current maturities of long term debt), (b) all goodwill of the Issuer and its Restricted Subsidiaries and (c) current and long term assets attributable to derivative contracts, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization, impairment, compensation, rent and other non-cash expenses and non-cash charges of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means the Amended and Restated Revolving Credit Agreement dated as of April 29, 2010 among the Issuer, certain subsidiaries of the Issuer, the financial institutions named therein, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, and Deutsche Bank Trust Company Americas and Wells Fargo Capital Finance, LLC, as co-collateral agents, as amended, restated, supplemented, modified, waived, replaced (whether or not upon termination, and whether with the original lenders, investors, agents or otherwise), restructured, repaid, refunded or refinanced (including by means of any capital markets transaction and including any refinancing that increases the amount of Indebtedness borrowed or issued thereunder) in whole or in part from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or Debt Issuances, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other borrowings or Debt Issuances, in each case as amended, restated, supplemented, modified, waived, replaced (whether or not upon termination, and whether with the original lenders, investors, agents or otherwise), restructured, repaid, refunded or refinanced (including by means of any capital markets transaction and including any refinancing that increases the amount of Indebtedness borrowed or issued thereunder) in whole or in part from time to time.

“Debt Issuance” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any Parent Company (other than Disqualified Stock) that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock pursuant to an Officers’ Certificate of the Issuer on or promptly after the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”.

“Discharge of ABL Obligations” is generally defined in the Intercreditor Agreement to mean that the ABL Obligations have been terminated and that there remain no obligations of any kind whatsoever of the Issuer or any of its Subsidiaries with respect thereto (other than contingent indemnification obligations as to which no claims shall have accrued or be pending).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the purchase requirement triggered by the occurrence of a change of control or asset sale may not become operative until compliance with the asset sale and change of control provisions applicable to the notes (including the purchase of any notes tendered pursuant thereto)), or

(2) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock. The amount (or principal amount) of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Non-cash Charges; plus

(4) any expenses or charges (other than Consolidated Non-cash Charges) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the Incurrence or repayment of Indebtedness permitted to be incurred by the indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the notes, (ii) any amendment or other modification of the notes or other Indebtedness and (iii) any additional interest in respect of the notes; plus

(5) any costs or expense incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Issuer or a Guarantor or the net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments”; plus

(6)(a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributed to, or adding the loses attributed to, the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary except to the extent of the dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distributions or other payment paid in cash and received from any Person in excess of amounts included in clause (6) pursuant to the definition of “Consolidated Net Income” shall be included;

less, without duplication, non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or a Parent Company (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or a Parent Company’s common stock registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the net cash proceeds and the Fair Market Value (as determined in accordance with the last sentence of the first paragraph under “—Certain Covenants—Limitations on Restricted Payments”) of property other than cash received by the Issuer after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the issue or sale (other than to a Subsidiary of the Issuer or to any Issuer or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Equity Interests (other than Disqualified Stock and Designated Preferred Stock) of the Issuer or any Parent Company,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate of the Issuer on or promptly after the date such capital contributions are made or the date such Equity Interests are issued or sold, as the case may be.

“Excluded Property” has the meaning assigned to it under “—Security.”

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FAS” means the Statement of Financial Accounting Standards, including any codification or renumbering of such standards or any successor or replacement section or sections promulgated by the Financial Accounting Standards Board.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to in the preceding paragraph, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and operational changes, that the Issuer or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation, or operational change had occurred at the beginning of the applicable four-quarter period.

In addition, for purposes of making the computation referred to in the second preceding paragraph, (i) any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed to have been a Restricted Subsidiary of the specified Person at all times during the applicable four-quarter period, and (ii) any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed not to have been a Restricted Subsidiary of the specified Person at any time during the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation shall comply with the requirements of Rule 11-02 of Regulation S-X as promulgated by the SEC.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state thereof or the District of Columbia, or any direct or indirect subsidiary of any such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment. At any time after the Issue Date, the Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuer shall give notice of any such election made in accordance with this definition to the Trustee.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantee” means any guarantee of the obligations of the Issuer under the indenture and the notes by any Person in accordance with the provisions of the indenture.

“Guarantor” means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a note is registered on the registrar’s books.

“IFRS” means International Financial Reporting Standards, as promulgated by the International Accounting Standards Board, which are in effect on the Issue Date.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided that the following shall be deemed not to constitute Indebtedness:

(i) Contingent Obligations;

(ii) any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and the other applicable terms of the instrument governing such indebtedness; and

(iii) any obligations arising from agreements of a Person providing for indemnification, guarantees, adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations (other than guarantees of Indebtedness), in each case, incurred or assumed by such Person in connection with the acquisition or disposition of assets (including through mergers, consolidations or otherwise).

The amount (or principal amount) of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such Hedging Obligations that would be payable by such Person at such date; and

(3) the principal amount of the Indebtedness, in the case of any other Indebtedness.

“Initial Purchasers” means Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Oppenheimer & Co. Inc., Macquarie Capital (USA) Inc. and such other initial purchasers party to the purchase agreement or future purchase agreements entered into in connection with an offer and sale of notes.

“Intercreditor Agreement” has the meaning assigned to it under “—Intercreditor Agreement.”

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency,

(3) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2), which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value or write-ups, write-downs or write-offs with respect to such Investment. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means October 5, 2010.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease, rights of set-off or netting arrangements be deemed to constitute a Lien.

“Material Domestic Subsidiary” means any Domestic Subsidiary of the Issuer, of which either (i) the consolidated assets were more than 2% of the Issuer’s consolidated assets as of the end of the most recently completed fiscal year of the Issuer for which audited financial statements are available or (ii) the consolidated total revenues of which were more than 2% of the Issuer’s consolidated total revenues for such period; provided that any Domestic Subsidiary shall be deemed a Material Domestic Subsidiary if either (a) the consolidated assets of such Domestic Subsidiary would cause the consolidated assets of all Domestic Subsidiaries which are not Material Domestic Subsidiaries to exceed 5% of the Issuer’s consolidated assets or (b) the consolidated total revenues of such Domestic Subsidiary would cause the consolidated total revenues of all Domestic Subsidiaries which are not Material Domestic Subsidiaries to exceed 5% of the Issuer’s consolidated total revenues.

“MTBE” means methyl tertiary butyl ether.

“MTBE Assets” means assets of the Issuer and its Subsidiaries consisting of (a) two dehydrogenation units and the MTBE processing unit associated therewith, all situated on real property in Houston, Harris County, Texas, (b) the MTBE processing unit situated on real property in Port Neches, Jefferson County, Texas, (c) the related structures, fixtures, buildings, equipment, easements, pipelines, piping, vehicles, rolling stock, trailers, MTBE product inventory and other tangible personal property reasonably related to such dehydrogenation or MTBE processing units and the manufacture, purchase, sale or transportation of MTBE, and (d) any Capital Stock in any Permitted MTBE Joint Venture, but excluding cash and Cash Equivalents and excluding any Capital Stock in an MTBE Subsidiary.

“MTBE Subsidiaries” means (x) Port Neches Fuels, LLC, a Delaware limited liability company, and (y) any other Subsidiary of the Issuer that owns MTBE Assets, in each case so long as such Person owns no material assets other than MTBE Assets.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“ Net Cash Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding: the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of:

(1) the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, brokerage and sales commissions and title and recording tax expenses), and any relocation expenses Incurred as a result thereof,

(2) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto),

(3) amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction,

(4) distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale, and

(5) any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP or any amounts placed in escrow (it being agreed that amounts placed in escrow shall, upon their release to the Issuer or a Restricted Subsidiary from such escrow, constitute Net Cash Proceeds), in either case for adjustment in respect of the sale price of such properties or assets or against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Note Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Note Obligations, and any Permitted Additional Pari Passu Obligations.

“Note Obligations” means the Indebtedness Incurred and Obligations under the indenture and the notes.

“Notes Priority Collateral” has the meaning assigned to it under “—Security.”

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Parent Company” means Parent and any other Person that directly or indirectly owns all of the Capital Stock of the Issuer (other than directors’ qualifying shares to the extent applicable).

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the notes and any Indebtedness which ranks pari passu in right of payment to the notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Permitted Additional Pari Passu Obligations” means (i) Indebtedness permitted to be incurred pursuant to clause (q) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (other than any such Indebtedness incurred under a Credit Facility) and (ii) obligations under any additional Indebtedness in an amount not to exceed an amount such that immediately after giving effect to the Incurrence of such additional Indebtedness and the receipt and application of the proceeds therefrom, the Issuer’s Senior Secured Leverage Ratio would not exceed 2.75 to 1.00, in each case secured by the Note Liens on the same or substantially similar intercreditor arrangements as those set forth in the Intercreditor Agreement; provided, that (i) the representative of such Permitted Additional Pari Passu Obligation executes a joinder agreement to the applicable Security Documents in the form attached thereto agreeing to be bound thereby and (ii) the Issuer has designated such Indebtedness as “Permitted Additional Pari Passu Obligations” under the Security Agreement.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with (and to the extent required by) the covenant described under “Certain Covenants—Asset Sales.”

“Permitted Investments” means:

(1) any Investment in the Issuer (including the notes) or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment (x) existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date and (y) that replaces, refinances, refunds, renews or extends any Investment described under the immediately preceding clause (x), provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended;

(6) loans or advances to officers, directors and employees not in excess of $3.0 million outstanding at any one time in the aggregate;

(7) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant;

(9) additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, not to exceed the greater of (x) $35 million and (y) 5.0% of Consolidated Net Tangible Assets, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding;

(10) loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(11) Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any Parent Company; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(12) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (4) and (6)(b) of such paragraph);

(13) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(14) guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Guarantors”;

(15) any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries;

(16) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(18) guarantees by the Issuer or any of its Restricted Subsidiaries of operating leases (other than Capitalized Lease Obligations) or other obligations that do not constitute Indebtedness, in each case entered into by the Issuer or such Restricted Subsidiary in the ordinary course of business;

(19) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Issuer or any of its Restricted Subsidiaries;

(20) Investments (including debt obligations) received by the Issuer or its Restricted Subsidiaries in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers in the ordinary course of business;

(21) pledges or deposits made in the ordinary course of business; and

(22)(i) Investments consisting of contributions or other dispositions to any Person (including any Unrestricted Subsidiary or Permitted MTBE Joint Venture) of any MTBE Assets or Capital Stock of any MTBE Subsidiary or Permitted MTBE Joint Venture and (ii) Investments in any MTBE Subsidiary that is a Restricted Subsidiary on the Issue Date but is designated as an Unrestricted Subsidiary after the Issue Date to the extent such Investments are in existence immediately prior to the time such MTBE Subsidiary is designated as an Unrestricted Subsidiary.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or similar Liens imposed by law or arising under contracts entered into in the ordinary course of business, in each case for sums not yet delinquent or being contested in good faith by appropriate proceedings;

(3) other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP, and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

(4) Liens for taxes, assessments or other governmental charges (i) which are not yet delinquent or (ii) which are being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien and for which adequate reserves are being maintained to the extent required by GAAP;

(5) Liens in favor of issuers of performance bonds, surety bonds, bid bonds or letters of credit or similar instruments issued pursuant to the request of and for the account of such Person in the ordinary course of its business or with respect to statutory, regulatory, contractual or warranty requirements;

(6)(A) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person and (B) access agreements, easements, leases, licenses, use agreements, utility agreements, service agreements, and other like encumbrances granted by the Issuer or a Restricted Subsidiary to an MTBE Subsidiary, Permitted MTBE Joint Venture or any other third party in connection with the disposition of the MTBE Assets to, or the use or ownership of the MTBE Assets by, such MTBE Subsidiary, Permitted MTBE Joint Venture or third party so long as, upon the Collateral Agent’s request, the Issuer provides an officer’s certificate certifying that the encumbrances granted pursuant to this clause (B) do not materially adversely affect or impair (i) the business operations of the Issuer and its Restricted Subsidiaries as a whole or (ii) the validity or priority of the Lien of the Security Documents on the balance of the real property constituting Notes Priority Collateral;

(7)(A) Liens incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to clauses (a) or (d) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that (x) in the case of clause (a), such Liens are subject to the provisions of the Intercreditor Agreement (including with respect to the relative priority of the ABL Priority Collateral and Notes Priority Collateral) and (y) in the case of clause (d), such Lien (i) extends only to the assets and/or Capital Stock, the acquisition, lease, design, construction, installation, repair, replacement or improvement of which is financed thereby and any proceeds or products thereof, accessions thereto, upgrades thereof and improvements thereto or (ii) does not extend to any assets or property that constitute Collateral and (B) Liens on the Collateral granted under the Security Documents in favor of the Collateral Agent to secure the notes, the guarantees and any Permitted Additional Pari Passu Obligations;

(8) Liens existing on the Issue Date;

(9) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(10) Liens on assets or on property at the time the Issuer or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger or consolidation with or into the Issuer or any

Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Issuer or any Restricted Subsidiary;

(11) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(12) Liens securing Hedging Obligations to the extent such Hedging Obligations are not prohibited by the indenture;

(13) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(15) Liens arising from UCC financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(16) Liens in favor of the Issuer or any Guarantor;

(17) deposits made or Liens created in the ordinary course of business to secure liability to insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries or any joint venture to which the Issuer or any Restricted Subsidiary are a party;

(19) grants of software and other technology licenses in the ordinary course of business;

(20) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens incurred to secure cash management services (and other “bank products” under any ABL Obligations);

(23) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(24) any interest or title of a lessor to the property subject to an operating lease or a Capitalized Lease Obligation;

(25) Liens arising under the indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(26) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(27) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(28) other Liens securing obligations which do not exceed an amount equal to (x) $10 million plus (y) the amount of any Indebtedness permitted to be Incurred pursuant to clause (q) of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and not otherwise designated by the Issuer as Permitted Additional Pari Passu Obligations, at any one time outstanding; provided that if such Liens extend to the Collateral, such Lien shall be subject to the Intercreditor Agreement; and

(29) Liens to secure Indebtedness and any related guarantees on assets constituting Collateral that are junior in priority to the Liens on the Collateral securing the notes.

“Permitted MTBE Joint Venture” means a Person (together with its Subsidiaries, if any) organized by the Issuer or an MTBE Subsidiary and one or more third parties for the purpose, among other things, of utilizing the MTBE Assets regardless of whether such Person is a joint venture or a minority-owned Person; provided that such Person shall not be a Subsidiary.

“Permitted Parent Company Payments” means:

(1) the payment of dividends, distributions or advances to any Parent Company (“Permitted Parent Tax Payments”) to be used by such Parent Company to pay (x) consolidated, combined or similar Federal, state and local income taxes payable by such Parent Company and directly attributable to the operations of the Issuer and its Subsidiaries and (y) franchise or similar taxes of such Parent Company required to maintain such Parent Company’s corporate existence; provided that the amount of such dividends, distributions or advances paid shall not exceed (A) the excess, if any, of the amount of income tax that would be due with respect to a hypothetical consolidated, combined or similar Federal, state or local tax return that included only the Issuer and its Subsidiaries over the income tax actually payable by the Issuer and its Subsidiaries directly to taxing authorities plus (B) the actual amount of such franchise or similar taxes of such Parent Company required to maintain such Parent Company’s corporate existence, each as applicable;

(2) the payment of dividends, distributions or advances to any Parent Company in amounts required for such Parent Company to pay fees and expenses (including legal, audit and tax (including franchise tax), expenses) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of such Parent Company and general corporate operating and overhead expenses of such Parent Company, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer and its Subsidiaries;

(3) the payment of dividends, distributions or advances to any Parent Company in amounts required for such Parent Company to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by and treated as Indebtedness of the Issuer or its Restricted Subsidiaries, as applicable, Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (it being agreed that (i) all interest expense with respect to such Indebtedness shall be included in the calculation of the Fixed Charge Coverage Ratio of the Issuer and (ii) no contribution of such proceeds may be included in the calculation of Restricted Payments capacity or in the amount of Indebtedness that may be Incurred based on contributions to the equity capital of the Issuer);

(4) the payment of dividends, distributions or advances to any Parent Company in amounts required for such Parent Company to pay fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity or debt offering of such Parent Company that has been undertaken to finance the Issuer and its Subsidiaries; and

(5) the payment of dividends, distributions or advances to any Parent Company in amounts required for such Parent Company to pay public company listing fees to a national securities exchange with respect to such Parent Company’s securities.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Exchange Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the security agreement dated as of the Issue Date among the Collateral Agent, the Issuer and the Guarantors granting, among other things, a second-priority Lien on the ABL Priority Collateral and a first-priority Lien on the Notes Priority Collateral, in each case, subject to Permitted Liens, and in each case in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the holders of the notes and the holders of any Permitted Additional Pari Passu Obligations, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Security Documents” means the Security Agreement, any mortgages, the Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the holders of the notes and the holders of any Permitted Additional Pari Passu Obligations, in all or any portion of the Collateral, in each case as amended, modified, restated, supplemented or replaced from time to time.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Secured Indebtedness of the Issuer and its Restricted Subsidiaries on the date of determination to (b) the aggregate amount of EBITDA for the then most recent four-quarter period, in each case with such pro forma adjustments to Indebtedness and EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Senior Secured Note Documents” means the indenture, the notes, the guarantees and the Security Documents.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from production of value-added products derived from petrochemical raw materials, or the activities of the Issuer and its Subsidiaries as of the Issue Date, or any business or activity that is reasonably similar thereto, or a reasonable extension, development or expansion thereof or ancillary thereto.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Unless otherwise specified, references to a “Subsidiary” or “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Issuer.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to October 1, 2013; provided, however, that if the period from such redemption date to October 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Monies” means all cash and Cash Equivalents received by the Trustee:

(1) upon the release of Collateral from the Lien of the indenture or the Security Documents, including all Net Cash Proceeds and all moneys received in respect of the principal of all purchase money, governmental and other obligations;

(2) pursuant to the Security Documents;

(3) as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the indenture or any of the Security Documents or otherwise; or

(4) for application as provided in the relevant provisions of the indenture or any Security Document or which disposition is not otherwise specifically provided for in the indenture or in any Security Document;

provided, however, that Trust Monies shall in no event include any property deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of notes, for the satisfaction and discharge of the indenture or to pay the purchase price of notes pursuant to a Change of Control Offer or an Asset Sale Offer in accordance with the terms of the indenture and shall not include any cash received or applicable by the Trustee in payment of its fees and expenses (or, prior to the Discharge of ABL Obligations, any ABL Priority Collateral).

“Trust Officer” means any officer within the corporate trust administration department of the Trustee with direct responsibility for performing the Trustee’s duties under the indenture and also means, with respect to a particular corporate trust matter, any other officer of the Trustee to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Trustee” means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means:

(1) any MTBE Subsidiary designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary;

(2) any other Subsidiary of the Issuer that at the time of determination shall have been designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below; and

(3) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of the Restricted Subsidiaries (other than as contemplated by clause (18) of the definition of “Permitted Liens”); provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

Notwithstanding the foregoing, the Board of Directors of the Issuer may designate any MTBE Subsidiary as an Unrestricted Subsidiary at any time and without limitation.

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock, multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

Except as set forth below, the exchange notes will be issued in registered, global form (“Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Certificated Securities.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of such notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them without notice. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the exchange agent with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Issuer and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Issuer, the Trustee nor any agent of Issuer or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Issuer. Neither we nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the exchange notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time without notice. None of Issuer, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Scope of Discussion

The following discussion summarizes U.S. federal income tax considerations relating to the exchange of original notes for exchange notes pursuant to the exchange offer and the ownership and disposition of the exchange notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders of exchange notes received pursuant to the exchange offer in exchange for original notes purchased for cash at the original issue for the original issue price who hold the exchange notes as “capital assets” within the meaning of Section 1221 of the Code. For purposes of this discussion, “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special treatment under U.S. federal income tax laws, such as:

•	financial institutions (including banks);

•	tax-exempt organizations;

•	S corporations, entities or arrangements treated as partnerships or any other pass-through entities for U.S. federal income tax purposes;

•	insurance companies;

•	mutual funds;

•	dealers in stocks and securities, or foreign currencies;

•	traders in securities that elect the mark-to-market method of accounting for their securities;

•	holders that are subject to the alternative minimum tax provisions of the Code;

•	certain expatriates or former long-term residents of the United States;

•	U.S. Holders that have a functional currency other than the U.S. dollar;

•	personal holding companies;

•	regulated investment companies;

•	real estate investment trusts; and

•	holders that hold the exchange notes as part of a hedge, conversion or constructive sale transaction, straddle, wash sale or other risk reduction transaction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the exchange notes, the tax treatment of a partner will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners of partnerships that are beneficial owners of the exchange notes should consult their tax advisors.

This discussion does not address U.S. federal taxes other than income tax, the tax considerations arising under the laws of any foreign, state or local jurisdiction, or any reporting requirements or other tax consequences under the Treasury Regulations relating to certain tax shelter transactions. In addition, this discussion does not address the tax consequences of an investment in the exchange notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. No ruling has been or is expected to be obtained from the IRS regarding the U.S. federal income tax consequences relating to the exchange of original notes for exchange notes pursuant to the exchange offer or the ownership or disposition of the exchange notes. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER AND OF OWNING AND DISPOSING OF THE EXCHANGE NOTES, INCLUDING THE APPLICATION OF THE FEDERAL ESTATE OR GIFT TAX RULES, THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR TAX TREATY, AND ANY CHANGES OR PROPOSED CHANGES IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

Exchange of Original Notes for Exchange Notes

The Exchange of original notes for exchange notes pursuant to the exchange offer should not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, for U.S. federal income tax purposes:

•	you should not recognize gain or loss upon receipt of exchange notes for original notes pursuant to the exchange offer.

•	your adjusted tax basis in the exchange notes you receive pursuant to the exchange offer should equal your adjusted tax basis in the original notes exchanged therefor; and

•	your holding period for the exchange notes you receive pursuant to the exchange offer should include your holding period for the original notes exchanged therefor.

Tax Treatment of Exchange Notes

U.S. Holders

The following discussion applies only to U.S. Holders of the exchange notes. As used in this discussion, a “U.S. Holder” is a beneficial owner of an exchange note that, for U.S. federal income tax purposes, is:

•	an individual U.S. citizen or resident alien;

•	a corporation or other entity created or organized under U.S. law (federal or state, including the District of Columbia) and treated as a corporation for U.S. federal income tax purposes;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Stated Interest

Each exchange note should be treated as a continuation of the original note exchanged therefor for purposes of the inclusion of stated interest into income. A U.S. Holder will be required to include the stated interest paid on the exchange notes as ordinary income at the time it accrues or is received in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes.

Certain Contingent Payments

Under certain circumstances, we may be required or entitled to redeem all or a portion of the exchange notes. The Treasury regulations contain special rules for determining the payment schedule and yield to maturity of a debt instrument in the event the debt instrument provides for a contingency that could result in the acceleration or deferral of one or more payments. We do not intend to treat the possibility of our redemption of the exchange notes as affecting the determination of the yield to maturity of the exchange notes or otherwise affecting the existence of and accrual of original issue discount (“OID”). We are taking the position that, for United States federal income tax purposes, the original notes were not issued with OID, and thus, the exchange notes should not have any OID. The IRS may take a different position regarding the effect of the potential redemption payments, in which case the timing, amount and character of income with respect to an exchange note may be different, and a U.S. Holder could be required to treat as ordinary interest income any gain recognized on the disposition of an exchange note. U.S. Holders are urged to consult their own tax advisors regarding the potential effect, if any, of these matters on their particular situation.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Exchange Notes

Generally, the sale, exchange, redemption, retirement or other taxable disposition of an exchange note will result in taxable gain or loss to a U.S. Holder equal to the difference between (1) the amount of cash plus the fair market value of any other property received by the holder in the sale, exchange, redemption or other taxable disposition (excluding amounts attributable to accrued and unpaid interest, which will be taxed as described under “—Payments of Stated Interest,” above) and (2) the holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in an exchange note will generally equal the holder’s original purchase price for the note.

Gain or loss recognized on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note will generally be capital gain or loss and will be long-term capital gain or loss if the note is held for more than one year. A reduced tax rate on capital gain generally will apply to long term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding

In general, interest on the exchange notes paid to a U.S. Holder is subject to information reporting with the IRS and may be subject to backup withholding (currently at a 28% rate) unless such holder (1) is a corporation or other exempt recipient and, when required, demonstrates this fact or (2) provides a taxpayer identification number and satisfies certain certification requirements. Information reporting requirements and backup withholding may also apply to the cash proceeds of a sale or other disposition (including a retirement or redemption) of the exchange notes.

In addition to being subject to backup withholding, if a U.S. Holder does not provide us (or our paying agent) with the holder’s correct taxpayer identification number or other required information, such holder may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the holder furnishes certain required information to the IRS.

Non-U.S. Holders

The following discussion applies only to Non-U.S. Holders of the exchange notes. As used in this discussion, a “Non-U.S. Holder” is a beneficial owner of an exchange note that is not a U.S. Holder or a partnership.

Payments of Stated Interest

Subject to the discussion under “—Information Reporting and Backup Withholding,” below, if the portfolio interest exemption applies to a Non-U.S. Holder, payments of interest on the exchange notes will not be subject to U.S. federal income or withholding tax. The portfolio interest exemption will apply to a Non-U.S. Holder if (1) such holder is a foreign corporation or a nonresident alien and the interest is not effectively connected with such holder’s conduct of a trade or business in the United States and (2) such holder satisfies each of the following requirements:

•	such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of the stock of TPC Group, Inc. entitled to vote;

•	such holder is not a “controlled foreign corporation” with respect to which we are a “related person,” each within the meaning of the Code;

•	such holder is not a bank that receives the interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

such holder certifies that it is not a U.S. person by providing a properly completed IRS Form W-8BEN or appropriate substitute form to (1) us (or our paying agent) or (2) a securities clearing organization, bank or other financial institution that (i) holds customers’ securities in the ordinary course of its trade or business, (ii) holds the Non-U.S. Holder’s exchange notes on such holder’s behalf, (iii) certifies to us (or our paying agent) under penalties of perjury that it has received from such holder a signed, written statement and (iv) provides us (or our paying agent) with a copy of this statement.

If the portfolio interest exemption does not apply to a Non-U.S. Holder, then the gross amount of interest that such holder receives on an exchange note will be subject to U.S. withholding tax at a rate of 30% unless (1) the Non-U.S. Holder is eligible for a reduced withholding rate or exemption under an applicable income tax treaty, in which case such holder must provide a properly completed IRS Form W-8BEN or appropriate substitute form, or (2) the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if a treaty applies, is attributable to a permanent establishment or fixed base maintained by such holder in the United States), in which case such holder must provide a properly completed IRS Form W-8ECI or appropriate substitute form.

Any interest that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons. In the case of a Non-U.S. Holder that is a foreign corporation, such interest may also be subject to the 30% branch profits tax. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the Non-U.S. Holder in the United States, provided that the Non-U.S. Holder claims the benefits of the treaty by properly submitting an IRS Form W-8BEN.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Exchange Notes

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if a treaty applies, is attributable to a permanent establishment or fixed base maintained by such holder in the United States);

•

the Non-U.S. Holder is an individual present in the United States for 183 days or more in the year of such sale, exchange, redemption, retirement or other taxable disposition and certain other conditions are met; or

•	the Non-U.S. Holder does not qualify for an exemption from backup withholding, as discussed under “—Information Reporting and Backup Withholding,” below.

However, in certain instances a Non-U.S. Holder may be required to establish an exemption from U.S. federal income and withholding tax with respect to amounts attributable to accrued and unpaid interest on the exchange notes. See “—Payments of Stated Interest,” above.

If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Information Reporting and Backup Withholding

Payments to a Non-U.S. Holder of interest on an exchange note, and amounts withheld from such payments, if any, may be required to be reported to the IRS and to such Non-U.S. Holder. Copies of these information returns may also be made available to the tax authorities of the country in which you reside under the provisions of a specific treaty or agreement. Backup withholding generally will not apply to payments of interest and principal on an exchange note to a Non-U.S. Holder if such holder certifies that it is not a U.S. person by providing a properly completed IRS Form W-8BEN or appropriate substitute form to us, our paying agent or the person that would otherwise be required to withhold U.S. federal income tax or otherwise establishes an exemption from backup withholding, in either case provided that we do not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person.

Payments of the proceeds on the disposition of an exchange note to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding unless a Non-U.S. Holder properly certifies under penalties of perjury as to such holder’s non-U.S. status and certain other conditions are met or the Non-U.S. Holder otherwise establishes an exemption. Payments of the proceeds on the disposition of an exchange note effected outside the United States by a Non-U.S. Holder to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person (including a foreign branch or office of such person), a controlled foreign corporation within the meaning of the Code, a foreign person 50% or more of the gross income of which from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons that, in the aggregate, hold more than 50% of the income or capital interests in the partnership, then information reporting requirements will apply unless the broker has documentary evidence in its files of the Non-U.S. Holder’s non-U.S. status and has no actual knowledge to the contrary or unless the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided that the holder furnishes certain required information to the IRS.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of information reporting and backup withholding to their particular situation, the availability of the exemption therefrom and the procedure for obtaining such an exemption, if available.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed in the registration rights agreement to make this prospectus available to such broker-dealers upon reasonable request for the period required by the Securities Act. In addition, until [                    ], 2011 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from the exchange of original notes for exchange notes or from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market,

•	in negotiated transactions,

•	through the writing of options on the exchange notes or a combination of such methods of resale,

•	at market prices prevailing at the time of resale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes.

Any broker-dealer that resells exchange notes received pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The letter of transmittal also states that any holder participating in this exchange offer will have no arrangements or understandings with any person to participate in the distribution of the original notes or the exchange notes within the meaning of the Securities Act. In addition, holders of original notes that tender their original notes in exchange for exchange notes must make the representations set forth in this prospectus under the heading “The Exchange Offer—Conditions to the Exchange Offer” and in the related letter of transmittal.

We have agreed to pay all expenses incident to the exchange offer other than fees and expenses of counsel to any broker-dealer or holders of the original notes (in each case, except with respect to U.S. state securities or blue sky laws), underwriting discounts, commissions or transfer taxes and will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the guarantees will be passed upon for us by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements as of June 30, 2010 and 2009, for each of the three years in the period ended June 30, 2010, as of December 31, 2010 and for the six months ended December 31, 2010, included in this prospectus, have been audited by Grant Thornton LLP, independent registered public accountants, as stated in their report appearing herein.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4, including all required exhibits and schedules, under the Securities Act to register the offer and exchange of the exchange notes for the original notes. This prospectus is part of that registration statement. In this prospectus we refer to that registration statement, together with all amendments, exhibits and schedules thereto, as the “registration statement.”

As is permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits some information, exhibits, schedules and undertakings set forth in the registration statement. For further information with respect to us, and the securities offered by this prospectus, please refer to the registration statement. You may read and, at prescribed rates, copy the registration statement at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the public reference room may be obtained by calling the SEC at (800) 732-0330. The SEC also maintains a website at http://www.sec.gov that contains reports and other information regarding registrants that make electronic filings with the SEC using its EDGAR system, and you may access the registration statement by means of the SEC website. You may also view a copy of the registration statement, and other filings we make with the SEC, on our website at www.tpcgrp.com. However, neither the information contained in, or that can be accessed through, our website, nor our filings on the SEC’s website, constitute a part of this prospectus. You may request a copy of our filings, at no cost, by writing or telephoning us at the following address and telephone number:

TPC Group Inc.

5151 San Felipe, Suite 800

Houston, Texas 77056

(713) 627-7474

Attn: Investor Relations

CONSOLIDATED FINANCIAL STATEMENTS

TPC GROUP LLC AND SUBSIDIARIES

As of March 31, 2011 and Three Months

Ended March 31, 2011 and 2010

TPC Group LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$186	$83,858
Trade accounts receivable	231,123	177,065
Due from parent	1,155	3,522
Inventories	133,896	89,264
Other current assets	22,287	23,914

Total current assets	388,647	377,623
Property, plant and equipment, net	482,516	484,492
Investment in limited partnership	2,643	2,733
Intangible assets, net	5,942	5,953
Other assets	43,384	42,946

Total assets	$923,132	$913,747

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$197,982	$150,026
Accrued liabilities	38,019	30,834

Total current liabilities	236,001	180,860
Long-term debt	358,848	347,786
Deferred income taxes	117,874	117,874

Total liabilities	712,723	646,520

Commitments and contingencies
Members’ equity	210,409	267,227

Total liabilities and members’ equity	$923,132	$913,747

The accompanying notes are an integral part of these condensed consolidated financial statements.

TPC Group LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

(Unaudited, in thousands)

	Three Months Ended March 31,
	2011	2010

Revenue	$555,591	$400,725
Cost of sales (excludes items listed below)	475,945	341,012
Operating expenses	37,496	33,656
General and administrative expenses	7,097	7,484
Depreciation and amortization	10,018	9,841

Income from operations	25,035	8,732

Other (income) expense:
Interest expense, net	8,386	3,511
Unrealized gain on derivatives	—	(1,030)
Other, net	(438)	(463)

Income before income taxes	17,087	6,714
Income tax expense	5,642	2,617

Net income	$11,445	$4,097

Comprehensive income:	$11,445	$4,097

The accompanying notes are an integral part of these condensed consolidated financial statements.

TPC Group LLC

CONDENSED CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

(Unaudited, in thousands)

Balance, December 31, 2010:	$267,227
Net income	11,445
Stock-based compensation	342
Capital distributions to parent	(68,605)

Balance, March 31, 2011:	$210,409

The accompanying notes are an integral part of these condensed consolidated financial statements.

TPC Group LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Three Months Ended March 31,
	2011	2010
Cash flows (used in) provided by operating activities	$(18,036)	$30,877

Cash flows from investing activities:
Capital expenditures	(8,031)	(1,831)

Net cash used in investing activities	(8,031)	(1,831)

Cash flows from financing activities:
Repayments on Term Loan	—	(677)
Net proceeds from (payments on) Revolving Credit Facility borrowings	11,000	(400)
Payments on insurance debt	—	(2,202)
Capital distributions to parent	(68,605)	—

Net cash provided by (used in) financing activities	(57,605)	(3,279)

(Decrease) increase in cash and cash equivalents	(83,672)	25,767
Cash and cash equivalents, beginning of period	83,858	368

Cash and cash equivalents, end of period	$186	$26,135

The accompanying notes are an integral part of these condensed consolidated financial statements.

TPC Group LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE A – BASIS OF PRESENTATION

1. Organization

The accompanying unaudited condensed consolidated financial statements include the accounts of TPC Group LLC and its wholly owned subsidiaries, Texas Butylene Chemical Corporation, Texas Olefins Domestic International Sales Corporation, Port Neches Fuels LLC and TP Capital Corp. (collectively referred to as the “Company,” “our,” “we” or “us”). TPC Group LLC is a Texas limited liability company and is a wholly owned subsidiary of TPC Group Inc. (“TPCGI”).

2. Fiscal Year End Change

On July 15, 2010, TPC Group Inc’s board of directors and TPC Group LLC’s managers approved a change in our fiscal year-end from June 30 to December 31, which was effective as of January 1, 2011. The intent of the change was to align the reporting of our financial results more closely with our peers and to better synchronize our management processes and business cycles with those of our suppliers and customers.

3. Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of TPC Group LLC and its subsidiaries, after the elimination of all significant intercompany accounts and transactions. Our investment in Hollywood/Texas Petrochemicals LP is accounted for under the equity method. The unaudited condensed consolidated financial statements presented have been prepared by us in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

4. Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions prescribed by the Securities and Exchange Commission (“SEC”) for interim financial reporting and do not include all disclosures required by US GAAP. Our December 31, 2010 Condensed Consolidated Balance Sheet data was derived from audited financial statements.

The unaudited condensed consolidated financial statements contained in this report include all material adjustments of a normal and recurring nature that, in the opinion of management, are necessary for a fair statement of the results for the interim periods. The results of operations for the interim periods presented herein are not necessarily indicative of the results to be expected for a full year or any other interim period.

These interim condensed consolidated financial statements should be read together with our audited consolidated financial statements and related notes.

NOTE B – DESCRIPTION OF BUSINESS

We have three principal processing facilities, located in Houston, Texas, Port Neches, Texas and Baytown, Texas. The Houston and Port Neches facilities, which process crude C4 into butadiene and related products, are strategically located near most of the significant petrochemical consumers in Texas and Louisiana. Our Baytown facility primarily produces nonene and tetramer. All three locations provide convenient access to other Gulf Coast petrochemical producers and are connected to several of our customers and raw materials suppliers

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through an extensive pipeline network. In addition, our Houston and Port Neches facilities are serviced by rail, tank truck, barge and ocean-going vessel.

The products in our C4 Processing segment include butadiene, primarily used to produce synthetic rubber that is mainly used in tires and other automotive products; butene-1, primarily used in the manufacture of plastic resins and synthetic alcohols; raffinates, primarily used in the manufacturing of alkylate, a component of premium unleaded gasoline; and methyl tertiary butyl ether (“MTBE”), primarily used as a gasoline blending stock. The products in our Performance Products segment include high purity isobutylenes (“HPIB”), primarily used in the production of synthetic rubber, lubricant additives, surfactants and coatings; conventional polyisobutylenes (“PIB”) and highly reactive polyisobutylenes (“HR-PIB”), primarily used in the production of fuel and lubricant additives, caulks, adhesives, sealants and packaging; diisobutylene (“DIB”), primarily used in the manufacture of surfactants, plasticizers and resins; and nonene and tetramer, primarily used in the production of plasticizers, surfactants and lubricant additives. We sell our products primarily to chemical and petroleum based companies in North America.

Our principal raw material feedstocks are crude C4, crude isobutylene and refinery grade propylene. The pricing under our supply contracts and sales contracts is usually linked to a commodity price index, such as indices based on the price of unleaded regular gasoline, butane, isobutane or refinery grade propylene, or to the price at which we sell the finished product. Our supply and sales contracts, which link pricing to commodity price indices, are considered normal purchase and sale contracts under applicable accounting guidance and are therefore not considered to be derivative instruments. This determination has been made based on the following criteria: (a) the supply and sales contracts conform to normal industry pricing and quantity terms; (b) the underlying price indices are considered clearly and closely related to the product being purchased or sold since they are directly relevant to the market value of the product being purchased or sold; (c) the contracts are settled via physical delivery; (d) the magnitude of the price adjustments based on changes in the underlying commodity price indices are proportionate to the impact on the fair value of the asset being purchased or sold; and (e) these contracts have been documented as normal supply and sales contracts.

NOTE C – DETAIL OF CERTAIN CONSOLIDATED BALANCE SHEET CAPTIONS

Inventories, as of the dates presented, are as follows (in thousands):

	March 31, 2011	December 31, 2010
Finished goods	$80,569	$46,813
Raw materials and chemical supplies	53,327	42,451

	$133,896	$89,264

Other current assets, as of the dates presented, are as follows (in thousands):

	March 31, 2011	December 31, 2010
Prepaid expense and other	$5,934	$7,683
Repair parts inventory	9,033	8,911
Deferred taxes, net	7,320	7,320

	$22,287	$23,914

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Amounts attributable to our investment in Hollywood/Texas Petrochemicals LP for the quarter ended March 31, 2011 are as follows (in thousands):

Balance December 31, 2010	$2,733
Equity in Earnings	310
Distribution	(400)

Balance March 31, 2011	$2,643

Intangible Assets

Changes in the carrying amount of our intangible assets, for the quarter ended March 31, 2011, are as follows (in thousands):

	Intangible assets	Accumulated amortization	Carrying value
Balance at December 31, 2010	$6,220	$(267)	$5,953
Amortization	—	(11)	(11)

Balance at March 31, 2011	$6,220	$(278)	$5,942

The gross carrying amounts and accumulated amortization of intangible assets, as of March 31, 2011, are as follows (in thousands):

	Gross carrying value	Accumulated amortization	Net carrying value
Technology license	$5,499	$—	$5,499
Patents	721	(278)	443

	$6,220	$(278)	$5,942

Accrued liabilities, as of the dates presented, are as follows (in thousands):

	March 31, 2011	December 31, 2010
Accrued payroll and benefits	$5,812	$6,123
Accrued freight	3,597	3,755
Accrued interest	14,371	7,166
Federal and state income tax	6,474	832
Property and sales tax	3,322	7,527
Deferred revenue	3,722	3,914
Other	721	1,517

	$38,019	$30,834

The increase in accrued interest reflects interest on the 8 1/4% Senior Secured Notes due 2017 (the “Notes”) for the quarter ended March 31, 2011.

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The increase in accrued federal and state income tax reflects the federal and state tax provision for the quarter ended March 31, 2011.

NOTE D – RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

No accounting pronouncements were adopted during the quarter ended March 31, 2011.

NOTE E – DEBT

Outstanding debt is shown below as of the dates presented (in thousands):

	March 31, 2011	December 31, 2010
8 1/4% Senior Secured Notes	$350,000	$350,000
Unamortized discount on Notes	(2,152)	(2,214)
Revolving Credit Facility	11,000	—

	358,848	347,786
Less current portion of long-term debt	—	—

Total long-term debt	$358,848	$347,786

Our financing arrangements consist of $350.0 million of Notes and a $175 million Revolving Credit Facility (the “Revolving Credit Facility”).

At March 31, 2011, we had total debt of $358.8 million and the ability to access $164 million of availability under our Revolving Credit Facility while still maintaining compliance with the covenants therein and in the indenture governing the Notes. As of March 31, 2011, we were in compliance with all covenants set forth in the indenture governing the Notes and the credit agreement governing the Revolving Credit Facility.

The outstanding borrowings of $11.0 million under the Revolving Credit Facility at March 31, 2011 were used to fund working capital requirements near the end of the quarter, since essentially the entire amount of cash on hand, $68.6 million, was distributed to our parent, representing the remaining installments of a $130.0 million distribution by us to TPC Group Inc. permitted under the terms of the Notes indenture and the Revolving Credit Facility agreement.

1. 8 1/4% Senior Secured Notes

The Notes were issued and sold on October 5, 2010, with $268.8 million of the proceeds being used to repay our previously outstanding Term Loan, and the remaining $70.2 million was designated to partially fund the $130.0 million distribution by us to TPC Group Inc. The Notes are due October 1, 2017 and interest is paid semi-annually in arrears on April 1 and October 1 of each year. At March 31, 2011 the Notes have a carrying value of $347.8 million and a fair value of approximately $368.4 million.

2. Revolving Credit Facility

The $175 million Revolving Credit Facility matures on April 29, 2014. Availability under the Revolving Credit Facility is limited to the borrowing base, comprised of 85% of eligible accounts receivable and 65% of eligible inventory, as redetermined monthly.

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NOTE F – FAIR VALUE AND DERIVATIVE FINANCIAL INSTRUMENTS

1. Fair Value

Within the framework for measuring fair value, Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard defines the three levels of inputs used to measure fair value as follows:

•	Level 1: Inputs are unadjusted quoted prices for identical assets or liabilities in active markets, which primarily consist of financial instruments traded on exchange or futures markets.

•	Level 2: Inputs are other than quoted prices in active markets (included in Level 1), which are directly or indirectly observable as of the financial reporting date, including derivative instruments transacted primarily in over-the-counter markets.

•	Level 3: Unobservable inputs, which include inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

As of March 31, 2011 and December 31, 2010, we had no outstanding assets or liabilities measured at fair value on a recurring basis.

2. Derivative Financial Instruments

The nature of our business involves market and financial risks. Specifically, we are exposed to commodity price risks and interest rate fluctuations on any outstanding borrowings under our Revolving Credit Facility. We have elected, from time to time, to manage commodity price risks and interest rate fluctuations with commodity swap, interest rate swap, and interest rate cap instruments. We were not party to any derivative financial instruments at December 31, 2010 or at any time during the quarter ended March 31, 2011. Consequently, we incurred no realized or unrealized gains or losses related to derivative financial instruments during the quarter ended March 31, 2011.

During the quarter ended March 31, 2010, we were party to an interest rate swap. The interest rate swap was not designated as a hedge; consequently, the change in the fair value of $1.0 million during the quarter was recognized in earnings as an unrealized gain.

NOTE G – DISTRIBUTION TO PARENT

The proceeds of the October 5, 2010 issuance and sale of the Notes, along with cash on hand, was used to fund a $130.0 million distribution by us to TPCGI to be used by TPCGI for dividends, stock repurchases or other returns of capital to its stockholders and for general corporate purposes. The $130.0 million distribution was made in installments of $61.4 million on December 30, 2010, $5.0 million on March 4, 2011 and $63.6 million on March 14, 2011. The December 30, 2010 distribution was used by TPCGI to purchase 2,154,188 shares of its common stock at a price of $28.50 per share in conjunction with its modified “Dutch auction” tender offer commenced on November 8, 2010. The shares purchased pursuant to the tender offer, which were immediately retired, represented approximately 11.8% of the total number of TPCGI’s shares issued and outstanding as of October 1, 2010.

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NOTE H – INCOME TAXES

Our effective income tax rates for the current quarter and the comparable prior year quarter were 33.0% and 39.0%, respectively. The effective rate for the current quarter was based on the projected effective rate for the year ending December 31, 2011, and the effective rate for the prior year quarter was based on the projected effective rate for the fiscal year ended June 30, 2010. The projected effective rates for both periods reflected the federal statutory tax rate of 35% adjusted for the impact of projected permanent differences and Texas franchise taxes. The 2011 period effective rate was lower than the statutory federal rate, primarily reflecting the effect of the projected 2011 Domestic Production Deduction. The 2010 period effective rate was higher than the statutory federal rate, which primarily reflected the impact of an increase in that quarter of the projected Texas franchise tax liability for fiscal 2010.

NOTE I – COMMITMENTS AND CONTINGENCIES

1. Legal Matters

From time to time, we are party to routine litigation incidental to the normal course of our business, consisting primarily of claims for personal injury or exposure to our chemical products or feedstocks, and environmental matters. We intend to defend these actions vigorously and believe, based on currently available information, that adverse results or judgments from such actions, if any, will not be material to our financial condition, results of operations or cash flows. We record reserves for contingencies when information available indicates that a loss is probable and the amount of the loss is reasonably estimable. Management’s judgment may prove materially inaccurate, and such judgment is subject to the uncertainty of litigation. Many of the personal injury or product exposure lawsuits to which we are a party are covered by insurance and are being defended by our insurance carriers. To the extent that we are named in any legal proceedings relating to the assets acquired from Huntsman Petrochemical Corporation and Huntsman Fuels, LP (collectively, “Huntsman”) on June 27, 2006 where the alleged events giving rise to the proceeding occurred prior to our ownership of the assets, we should be indemnified in such proceedings by Huntsman, subject to specified terms and limitations contained in the Purchase and Sales Agreement with Huntsman.

Our contractual arrangements with our customers and suppliers are typically complicated and can include, for example, complex index-based pricing formulas that determine the price for our feedstocks or finished products. Due to the complicated nature of our contractual arrangements, we can, from time to time, be involved in disputes with our customers and suppliers regarding the interpretation of these contracts, including the index-based pricing formulas. These disputes occur in the normal course of our business, seldom result in actual formal litigation, and are typically resolved in the context of the broader commercial relationship that we have with the customer or supplier. As described above, we record reserves for contingencies when information available indicates that a loss is probable and the amount of the loss is reasonably estimable. Management’s judgment may prove materially inaccurate, and such judgment is subject to the uncertainty of the dispute resolution or litigation process. As of March 31, 2011, we had not recognized any reserves related to unresolved disputes with customers or suppliers as there were no outstanding disputes.

2. MTBE Litigation

MTBE, or Methyl Tertiary Butyl Ether, is a product formerly made by our company at our Houston and Port Neches facilities. Our Houston facility still produces MTBE as an intermediary step for the production of some of our Performance Products and for limited sales in markets outside of the United States.

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We were named as a co-defendant in a total of eighteen cases filed in 2007 and 2009 by local governmental authorities alleging that MTBE, a product made by several petrochemicals companies including our company, may have contaminated the soil and groundwater of their respective jurisdictions. Each of these governmental authorities sought more than $1.5 billion in compensatory and punitive damages from all of the defendants in the aggregate, including an unspecified amount of damages from us. We defended these claims vigorously. In July 2010, we settled all of the eighteen cases for an aggregate amount of approximately $1.1 million, which amount was accrued in fiscal 2010 and paid in August 2010. Orders of dismissal have been entered by the respective courts in which the cases were pending. The Port Neches acquisition agreement with Huntsman includes an obligation of Huntsman to indemnify us for claims related to MTBE without monetary limitation for up to eight years from the June 2006 closing date for any claims arising from an act predating the acquisition. There can be no assurance as to when similar lawsuits and related issues may arise or be resolved or the degree of any adverse effect these matters may have on our financial condition and results of operations. A substantial settlement payment or judgment in connection with future litigation could result in a significant decrease in our working capital and liquidity and recognition of a loss in our Condensed Consolidated Statement of Operations and Comprehensive Income.

3. Environmental and Safety Matters

We are subject to extensive federal, state, local and foreign environmental laws, regulations, rules and ordinances. These include, for example:

•

the federal Resource Conservation and Recovery Act (“RCRA”) and comparable state laws that impose requirements for the generation, handling, transportation, treatment, storage, disposal and cleanup of waste from our facilities;

•

the federal Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) also known as “Superfund,” and comparable state laws that regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent waste for disposal;

•	the federal Clean Water Act (“CWA”) and analogous state laws and regulations that impose detailed permit requirements and strict controls on discharges of waste water from our facilities; and

•

the federal Clean Air Act (“CAA”) and comparable state laws and regulations that impose obligations related to air emissions, including federal and state laws and regulations that recently took effect or are currently under development to address greenhouse gas (“GHG”) emissions.

In the ordinary course of business, we undertake frequent environmental inspections and monitoring and are subject to investigations by governmental enforcement authorities. In addition, our production facilities require a number of environmental permits and authorizations that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements or the discovery of releases of hazardous substances at or from our facilities could result in restrictions or prohibitions on plant operations, significant remedial expenditures, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict and/or joint and several liabilities. Moreover, changes in environmental regulations or the terms of our environmental permits could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

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We are committed to establishing and maintaining compliance with applicable environmental, health, safety (including process safety) and security (“EHS&S”) legal requirements, and we have developed policies and management systems intended to identify the various EHS&S legal requirements applicable to our operations and facilities. We endeavor to enhance and assure compliance with applicable requirements, ensure the safety of our employees, contractors, community neighbors and customers, and minimize the generation of wastes, the emission of air contaminants and the discharge of pollutants. These EHS&S management systems also serve to foster efficiency and improvement and to reduce operating risks.

The following is a summary of some of the existing laws, rules and regulations to which our business operations are subject.

Waste Management. The federal RCRA and comparable state statutes, laws and regulations regulate the generation, handling, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous solid wastes. In the course of our operations, we generate industrial wastes that are regulated as hazardous wastes.

Comprehensive Environmental Response, Compensation, and Liability Act. The federal CERCLA and comparable state statutes, laws and regulations impose joint and several liability, without regard to fault or legality of conduct, on classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the current and past owner or operator of the site where the release occurred, and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. Under CERCLA and comparable statutes, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain environmental studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

Although we believe that we have utilized operating and waste disposal practices that were standard in the industry at the time, hazardous substances, wastes or hydrocarbons may have been released on or under the properties owned or operated by us, or on or under other locations, including off-site locations, where such substances have been taken for disposal. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA, and analogous state laws. Under such laws, we could be liable for damages and could be required to remove previously disposed substances and wastes, or remediate contaminated property to prevent future contamination.

To the extent that liabilities arise from operations or events relating to our Port Neches facility that occurred prior to our ownership of the facility, we will generally be entitled to be indemnified by Huntsman for eight years after the June 2006 closing, subject to the terms and limitations of the indemnity provisions contained in the Purchase and Sale Agreement with Huntsman. We can provide no assurance, however, that all of such matters will be covered by the indemnity, that the indemnifying party will honor its obligations, or that the existing indemnities will be sufficient to cover the liabilities for such matters.

Water Discharges. The federal CWA and comparable state statutes, laws, and regulations impose restrictions and strict controls with respect to the discharge of pollutants in waste water and storm water, including spills and leaks of oil and other substances, into regulated waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the United States Environmental Protection Agency (“EPA”) or an analogous state agency. Spill prevention, control and

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countermeasure requirements may require appropriate containment berms and similar structures to help prevent the contamination of regulated waters in the event of a petroleum hydrocarbon tank spill, rupture or leak. Regulatory agencies can also impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations.

Air Emissions. The federal CAA and comparable state statutes, laws and regulations regulate emissions of various air pollutants or contaminants through air emissions permitting programs and the imposition of other requirements. Such laws and regulations may require a facility to obtain pre-approval for the construction or modification of projects or facilities expected to emit air contaminants or result in the increase of existing emissions of air contaminants, and to obtain and strictly comply with air permits containing various emissions limitations and operational requirements, including the utilization of specific emission control technologies to limit emissions of particular pollutants. In addition, the EPA and state regulatory agencies have developed, and continue to develop, stringent regulations governing emissions of air contaminants at specified sources. Regulatory agencies can also impose administrative, civil and criminal penalties for non-compliance with air permits or other legal requirements regarding air emissions. Depending on the state-specific statutory authority, individual states may be able to impose air emissions limitations that are more stringent than the federal standards imposed by the EPA.

Permits and related compliance obligations under the CAA, as well as changes to state implementation plans for controlling air emissions in regional non-attainment areas, including the Houston-Galveston-Brazoria ozone non-attainment area, may require our operations to incur future capital expenditures in connection with the addition or modification of existing air emission control equipment and strategies. For example, as part of our efforts to comply with rules changes related to the emissions of nitrogen oxides (“NOx”) from our facilities, we installed two new, low-NOx boilers at each of our Houston and Port Neches facilities in fiscal 2006 through 2008, for a total capital investment of approximately $40 million. Failure to comply with these emission control requirements could subject us to monetary penalties, injunctions, conditions or restrictions on operations and enforcement actions. Our facilities may also be required to incur certain material capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions.

Legislative and regulatory measures to address concerns that emissions of carbon dioxide, methane and other certain gases—commonly referred to as GHGs, may be contributing to warming of the Earth’s atmosphere are in various phases of discussions or implementation at the international, national, regional and state levels. The petrochemical industry is a direct source of certain GHG emissions, namely carbon dioxide, and future restrictions on such emissions could impact our future operations. In the United States, federal legislation imposing restrictions on GHG is under consideration. In addition, EPA has promulgated a series of rulemakings and other actions intended to result in the regulation of GHGs as pollutants under the CAA. In April 2010, EPA promulgated final motor vehicle GHG emission standards, which apply to vehicle model years 2012—2016. EPA has taken the position that the motor vehicle GHG emission standards triggered CAA permitting requirements for certain affected stationary sources of GHG emissions beginning on January 2, 2011. In May 2010, EPA finalized the Prevention of Significant Deterioration and Title V GHG Tailoring Rule, which phases in federal new source review and Title V permitting requirements for certain affected stationary sources of GHG emissions, beginning on January 2, 2011. These EPA rulemakings could affect our operations and ability to obtain air permits for new or modified facilities.

Furthermore, in 2010, EPA regulations became effective that require monitoring and reporting of GHG emissions on an annual basis, including extensive GHG monitoring and reporting requirements. Following a

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six-month extension issued by EPA, the first emissions reports required under the new rule are due on or before September 30, 2011. Although this new rule does not control GHG emission levels from any facilities, it will cause us to incur monitoring and reporting costs.

Lastly, lawsuits have been filed seeking to require individual companies to reduce GHG emissions from their operations or to recover damages allegedly resulting from those emissions. These and other lawsuits relating to GHG emissions may result in decisions by state and federal courts or regulatory agencies that could impact our operations and ability to obtain certifications and permits to construct future projects.

Passage of climate change legislation or other federal or state legislative or regulatory initiatives that regulate or restrict GHG emissions in areas in which we conduct business could adversely affect the demand for our products, and depending on the particular program adopted, could increase the costs of our operations, including costs to operate and maintain our facilities, to install new emission controls on our facilities, to acquire allowances to authorize our GHG emissions, to pay any taxes related to our GHG emissions and/or to administer and manage a GHG emissions program. At this time, it is not possible to accurately estimate how laws or regulations addressing GHG emissions would impact our business, but we do not believe that the impact on us will be any more burdensome to us than to any other similarly situated companies.

Our business also could be negatively affected by physical changes in weather patterns. A loss of coastline in the vicinity of our facilities, which are located near the Gulf of Mexico, or an increase in severe weather patterns, could result in damages to or loss of our physical assets and/or a disruption of our supply and distribution channels. Changes of this nature could have a material adverse impact on our business. At this time, it is not possible to accurately project the effects of any such indirect impacts.

In addition to potential direct impacts on us, climate change legislation or regulation and/or physical changes or changes in weather patterns could affect entities that provide goods and services to us and indirectly have an adverse effect on our business as a result of increases in costs or availability of such goods and services. At this time it is not possible to accurately project the effects of any such indirect impacts.

In addition to the requirements imposed upon us by law, we also enter into other agreements from time to time with state and local environmental agencies either to avoid the risks of potential regulatory action against us or to implement improvements that exceed current legal requirements. To that end, we have entered into the following agreement that will require us to reduce our emissions of butadiene and other volatile organic compounds at our Houston facility:

•

In January 2009, we signed an Agreed Corrective Action Order (“ACAO”) with Texas Commission on Environmental Quality (TCEQ) related to our Houston facility. The ACAO was approved by the TCEQ Commissioners in April 2009 following a public agenda hearing. The ACAO obligates us to undertake a five-year, $20 million incremental spending program on projects designed to enhance environmental performance that would not normally have been done as part of routine maintenance at our Houston facility. We expect to implement the required measures and incur the incremental spending through a combination of (a) increases in our annual maintenance and capital expenditures throughout the five-year period and (b) additional expenditures in connection with our regularly scheduled turnarounds (typically occurring every three to four years). We expect to fund the incremental expenditures from our operations and/or from borrowings under our Revolving Credit Facility and do not expect the expenditures to have a material impact on our operations or liquidity. As of November 2010, our expenditures on enhanced environmental performance projects in satisfaction of our obligation under

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the ACAO totaled approximately $6.2 million. In the ACAO, we also commit to reduce emissions of volatile organic compounds from discrete emissions events at our Houston facility on a rolling twelve-month basis by more than thirty-five percent of annual pre-ACAO levels. We are currently in compliance with all requirements in the ACAO.

Chemical Product Safety Regulation. The products we make are subject to laws and regulations governing chemical product safety, including the federal Toxic Substances Control Act (“TSCA”) and chemical product safety laws in jurisdictions outside the United States where our products are distributed. The goal of TSCA is to prevent unreasonable risks of injury to health or the environment associated with the manufacture, processing, distribution in commerce, use or disposal of chemical substances. Under TSCA, the EPA has established reporting, record-keeping, testing and control-related requirements for new and existing chemicals with which we must comply. In September 2009, EPA initiated a comprehensive approach to enhance the management of chemicals under TSCA and announced principles for strengthening US chemical management laws. Changes in chemicals management regulations or laws could impose additional regulatory burdens and costs on us and others in the industry. In December 2006, the European Union adopted a new regulatory framework concerning the Registration, Evaluation and Authorization of Chemicals (known as REACH), which became effective on June 1, 2007. One of its main objectives is the protection of human health and the environment. REACH requires manufacturers and importers to gather information on the properties of their substances that meet certain volume or toxicological criteria and register the information in a central database to be maintained by the European Chemical Agency in Finland. REACH also contains a mechanism for the progressive substitution of the most dangerous chemicals when suitable alternatives have been identified. We met the deadline of December 1, 2008 for the pre- registration of those chemicals manufactured in, or imported into, the European Economic Area in quantities of one metric ton or more that were not otherwise exempted. Complete registrations containing extensive data on the characteristics of the chemicals will be required in three phases, depending on production usage or tonnage imported per year, and the toxicological criteria of the chemicals. The first registrations were required in 2010; subsequent registrations are due in 2013 and 2018. We registered five chemicals in 2010 to meet our initial obligations under REACH. The toxicological criteria considered for registration determinations are carcinogenicity, mutagenicity, reproductive toxicity (category 1 and 2), and aquatic toxicity. By June 1, 2011, companies are required to notify the European Chemicals Agency of products containing above 0.1 percent of substances of very high concern on the candidate list for authorization. By June 1, 2013, the European Commission will review whether substances with endocrine disruptive properties should be authorized if safer alternatives exist. By June 1, 2019, the European Commission will determine whether to extend the duty to warn from substances of very high concern to those that could be dangerous or unpleasant. We do not expect that the costs to comply with current chemical product safety requirements or REACH will be material to our financial condition, results of operations or cash flows. It is possible that other regions in which we operate could follow the European Union approach and adopt more stringent chemical product safety requirements.

Health and Safety Regulation. We are subject to the requirements of the federal Occupational Safety and Health Act and comparable state statutes, laws and regulations. These laws and the implementing regulations strictly govern the protection of the health and safety of employees. Failure to comply with these requirements could subject us to monetary penalties, injunction and enforcement actions. The Occupational Safety and Health Administration’s (“OSHA”) hazard communication standard, the EPA’s community right-to-know regulations under Title III of CERCLA and similar state laws require that we organize and/or disclose information about hazardous materials used or produced in our operations.

Our operations are also subject to standards designed to ensure the safety of our processes, including OSHA’s Process Safety Management standard. The Process Safety Management standard imposes requirements

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on regulated entities relating to the management of hazards associated with highly hazardous chemicals. Such requirements include conducting process hazard analyses for processes involving highly hazardous chemicals, developing detailed written operating procedures, including procedures for managing change, and evaluating the mechanical integrity of critical equipment. As a result of a process safety audit of our Houston plant conducted by OSHA’s local office under its process safety Regional Emphasis Program, we entered into a compliance agreement on October 6, 2007 with OSHA, which agreement required us to implement certain corrective actions on a three-year timetable through June 2010. We met all of the abatement and corrective action requirements in compliance with the deadlines in the compliance agreement. In addition, we expect to incur capital expenditures in the future as part of our ongoing baseline capital expenditure program to address the findings of the ongoing process hazard assessments, including expenditures to upgrade equipment and instrumentation at our Houston and Port Neches plants.

Security Regulation. We are subject to the requirements of the United States Department of Homeland Security’s Chemical Facility Anti-Terrorism Standard at our Baytown facility and the Marine Transportation Security Act at our Houston, Port Neches, and Lake Charles facilities. These requirements establish minimum standards for security at chemical facilities and marine-based chemical facilities, respectively. We are currently in the process of scope definition and engineering design of facility modifications for compliance with these requirements. Under the Marine Transportation Security Act, we have been awarded various matching grants to assist with development and implementation of enhanced security systems at our Houston, Port Neches and Lake Charles facilities.

NOTE J – DEFINED BENEFIT PENSION PLAN

For the periods presented, periodic pension cost consists of the following components (in thousands):

	Three Months Ended March 31,
	2011	2010
Components of net periodic pension cost:
Service cost	$270	$332
Interest cost	67	55
Expected return on assets	(79)	(35)
Amortization of actuarial loss	—	14

	$258	$366

NOTE J – SEGMENT INFORMATION

We manage our core business as two operating segments based on the products we offer and the markets we serve. Our organizational structure is designed to most effectively manage our business segments and service the needs of our customers. Our operating segments are the C4 Processing business and the Performance Products business.

In the C4 Processing segment, we process the crude C4 stream into several higher value components, namely butadiene, butene-1, raffinates and MTBE. In our Performance Products segment, we produce high purity isobutylene and process isobutylene to produce higher value derivative products, such as polyisobutylene and diisobutylene, and we produce nonene and tetramer at our Baytown facility.

TPC Group LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

We produce steam and electricity for our own use at our Houston facility and we sell a portion of our steam production as well as excess electricity. The revenues and expenses related to sale of steam and electricity are not significant and are included in the C4 Processing segment.

1. Reportable Segments

The following table provides unaudited revenues, cost of sales, operating expenses and Adjusted EBITDA (defined below) by reportable segment (amounts in thousands) for the quarters ended March 31, 2011 and March 31, 2010. The table also provides a reconciliation of Adjusted EBITDA to Net Income, the US GAAP measure most directly comparable to Adjusted EBITDA.

Adjusted EBITDA is not a measure computed in accordance with US GAAP. A non-US GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with US GAAP in the statements of operations, balance sheets, or statements of cash flows (or equivalent statements); or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Adjusted EBITDA is presented because management believes it enhances understanding by investors and lenders of the Company’s operating performance. As a complement to financial measures provided in accordance with GAAP, management believes that Adjusted EBITDA assists investors and lenders who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance outlook and trends and distort comparability. In addition, management believes a presentation of Adjusted EBITDA enhances overall understanding of our performance by providing a higher degree of transparency for such items and providing a level of disclosure that helps investors understand how management plans, measures and evaluates our operating performance and allocates capital. Since Adjusted EBITDA is not a measure computed in accordance with US GAAP, it is not intended to be presented herein as a substitute to operating income or net income as indicators of the Company’s operating performance. Adjusted EBITDA is the primary performance measurement used by our senior management and TPCGI’s board of directors to evaluate operating results and to allocate capital resources between our business segments.

We calculate Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization (EBITDA), which is then adjusted to remove or add back certain items. The items removed or added back have historically consisted of items we consider to be non-recurring in nature and which we believe distort comparability between periods, as well as certain non-cash items such as stock-based compensation and unrealized gains and losses on derivative financial instruments. As indicated in the table below, during the first quarter of 2011 we revised previously reported Adjusted EBITDA to no longer remove the effect of non-cash stock-based compensation and unrealized gains and losses on derivative financial instruments, because they are recurring in nature. As shown below in the reconciliation of Adjusted EBITDA to Net Income, the US GAAP measure most directly comparable to Adjusted EBITDA, under the revised definition of Adjusted EBITDA, there were no adjustments to EBITDA for the quarters ended March 31, 2011 and 2010. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies; therefore, it may not be comparable to other companies.

TPC Group LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Financial results by operating segment are as follows (in thousands):

	Three Months Ended March 31,
	2011	2010
Revenues:
C4 Processing	$434,320	$299,731
Performance Products	121,271	100,994

	$555,591	$400,725

Cost of sales (1):
C4 Processing	$376,320	$260,448
Performance Products	99,625	80,564

	$475,945	$341,012

Operating expenses (1):
C4 Processing	$27,428	$24,627
Performance Products	10,068	9,029

	$37,496	$33,656

Adjusted EBITDA—as previously defined during the six months ended December 31, 2010 (2):
C4 Processing	$30,572	$14,657
Performance Products	11,578	11,401
Corporate	(6,317)	(6,952)

	$35,833	$19,106

Adjusted EBITDA—current definition (2):
C4 Processing	$30,572	$14,657
Performance Products	11,578	11,401
Corporate	(6,659)	(5,992)

	$35,491	$20,066

(1)	Does not include depreciation and amortization expense.

(2)	See above for a discussion of Adjusted EBITDA and the revision of previously reported amounts for the prior year period to no longer remove the effect of non-cash stock-based compensation and unrealized gains and losses on derivative financial instruments. See below for a reconciliation of Adjusted EBITDA to Net Income for the periods presented. Net Income is the US GAAP measure most directly comparable to Adjusted EBITDA.

TPC Group LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Net income	$11,445	$4,097
Income tax expense	5,642	2,617
Interest expense, net	8,386	3,511
Depreciation and amortization	10,018	9,841

EBITDA	35,491	20,066
Non-cash stock-based compensation	342	70
Unrealized gain on derivatives	—	(1,030)

Adjusted EBITDA as previously defined during the six months ended December 31, 2010	35,833	19,106
Non-cash stock-based compensation	(342)	(70)
Unrealized gain on derivatives	—	1,030

Adjusted EBITDA—current definition	$35,491	$20,066

2. Segment Assets

We do not identify and report assets by segment internally; consequently, such information is not presented herein.

3. Intersegment Sales

Inter-segment product transfers from the C4 Processing segment to the Performance Products segment are not significant and, as such, are not reported as inter-segment revenues.

NOTE K – SUBSEQUENT EVENTS

In accordance with FASB ASC 855, Subsequent Events, we determined there were no events which occurred subsequent to March 31, 2011 which should be disclosed or recognized in the financial statements. The evaluation was originally performed through May 13, 2011, the date of the original issuance of the financial statements. The evaluation was subsequently updated through July 29, 2011, the date the financial statements were reissued.

NOTE L – SUPPLEMENTAL GUARANTOR INFORMATION

On October 5, 2010, TPC Group LLC issued and sold the Notes with an aggregate principal amount of $350.0 million. As per the Indenture governing the Notes, the Notes are fully and unconditionally and jointly and severally guaranteed (the “Guarantees”) initially by all of TPC Group LLC’s material domestic subsidiaries. Each of the subsidiary guarantors is 100% owned by TPC Group LLC, and there are no subsidiaries of TPC Group LLC other than the subsidiary guarantors. Condensed consolidating financial information with respect to the guarantors is presented below. There are no significant restrictions on the ability of TPC Group LLC or any subsidiary guarantor to obtain funds from its subsidiaries by dividend or loan.

The following tables set forth condensed consolidating balance sheets as of March 31, 2011 and December 31, 2010 and condensed consolidating statements of operations for the three months ended March 31, 2011 and 2010. Condensed consolidating statements of cash flows are not presented herein because cash flows are insignificant at the guarantor level. The accompanying condensed consolidating financial information includes the accounts of TPC Group LLC (the “Issuer”), and the combined accounts of all guarantor subsidiaries. In the opinion of management, separate complete financial statements of the guarantors would not provide additional information that would be material for investors to evaluate the sufficiency of the Guarantees.

TPC Group LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

TPC Group LLC

CONDENSED CONSOLIDATING BALANCE SHEETS

March 31, 2011

(in thousands)

	Issuer	Guarantor Subsidiaries	Eliminations	Combined
ASSETS
Current assets:
Cash and cash equivalents	$185	$1	$—	$186
Trade accounts receivable	231,123	—	—	231,123
Due from (to) parent	931	224	—	1,155
Inventories	133,896	—	—	133,896
Other current assets	22,287	—	—	22,287

Total current assets	388,422	225	—	388,647

Property, plant and equipment, net	481,665	851	—	482,516
Investment in limited partnership	2,643	—	—	2,643
Intangible assets, net	5,942	—	—	5,942
Investment in subsidiaries	1,069	—	(1,069)	—
Other assets	43,384	—	—	43,384

Total assets	$923,125	$1,076	$(1,069)	$923,132

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$197,982	$—	$—	$197,982
Accrued liabilities	38,012	7	—	38,019

Total current liabilities	235,994	7	—	236,001
Long-term debt	358,848	—	—	358,848
Deferred income taxes	117,874	—	—	117,874

Total liabilities	712,716	7	—	712,723

Commitments and contingencies
Members’ equity	210,409	1,069	(1,069)	210,409

Total liabilities and members’ equity	$923,125	$1,076	$(1,069)	$923,132

TPC Group LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

TPC Group LLC

CONDENSED CONSOLIDATING BALANCE SHEETS

December 31, 2010

(in thousands)

	Issuer	Guarantor Subsidiaries	Eliminations	Combined
ASSETS
Current assets:
Cash and cash equivalents	$83,857	$1	$—	$83,858
Trade accounts receivable	177,065	—	—	177,065
Due from (to) parent	3,284	238	—	3,522
Inventories	89,264	—	—	89,264
Other current assets	23,914	—	—	23,914

Total current assets	377,384	239	—	377,623

Property, plant and equipment, net	483,621	871	—	484,492
Investment in limited partnership	2,733	—	—	2,733
Intangible assets, net	5,953	—	—	5,953
Investment in subsidiaries	1,081	—	(1,081)	—
Other assets	42,946	—	—	42,946

Total assets	$913,718	$1,110	$(1,081)	$913,747

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$150,026	$—	$—	$150,026
Accrued liabilities	30,805	29	—	30,834

Total current liabilities	180,831	29	—	180,860
Long-term debt	347,786	—	—	347,786
Deferred income taxes	117,874	—	—	117,874

Total liabilities	646,491	29	—	646,520

Commitments and contingencies
Members’ equity	267,227	1,081	(1,081)	267,227

Total liabilities and members’ equity	$913,718	$1,110	$(1,081)	$913,747

TPC Group LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

TPC Group LLC

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Three Months Ended March 31, 2011

(in thousands)

	Issuer	Guarantor Subsidiaries	Eliminations	Combined
Revenue	$555,576	$15	$—	$555,591
Cost of sales (excludes items listed below)	475,945	—	—	475,945
Operating expenses	37,488	8	—	37,496
General and administrative expenses	7,097	—	—	7,097
Depreciation and amortization	9,999	19	—	10,018

Income from operations	25,047	(12)	—	25,035
Other (income) expense:
Interest expense, net	8,386	—	—	8,386
Other, net	(438)	—	—	(438)

Income before income taxes	17,099	(12)	—	17,087
Income tax expense	5,642	—	—	5,642

Net income	$11,457	$(12)	$—	$11,445

TPC Group LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

TPC Group LLC

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Three Months Ended March 31, 2010

(in thousands)

	Issuer	Guarantor Subsidiaries	Eliminations	Combined
Revenue	$400,706	$19	$—	$400,725
Cost of sales (excludes items listed below)	341,012	—	—	341,012
Operating expenses	33,644	12	—	33,656
General and administrative expenses	7,484	—	—	7,484
Depreciation and amortization	9,822	19	—	9,841

Income from operations	8,744	(12)	—	8,732
Other (income) expense:
Interest expense, net	3,511	—	—	3,511
Unrealized gain on derivatives	(1,030)	—	—	(1,030)
Other, net	(463)	—	—	(463)

Income before income taxes	6,726	(12)	—	6,714
Income tax expense	2,617	—	—	2,617

Net income	$4,109	$(12)	$—	$4,097

INDEX TO FINANCIAL STATEMENTS

TPC GROUP LLC AND SUBSIDIARIES

As of December 31, 2010, June 30, 2010 and 2009 and

the Six Months Ended December 31, 2010 and 2009 and

Fiscal Years Ended June 30, 2010, 2009 and 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Managers

TPC Group LLC and Subsidiaries:

We have audited the accompanying consolidated balance sheets of TPC Group LLC and Subsidiaries (the “Company”) as of December 31, 2010, June 30, 2010 and 2009, and the related consolidated statements of operations and comprehensive income, members’ equity and cash flows for the six months ended December 31, 2010 and each of the three fiscal years in the period ended June 30, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TPC Group LLC and its subsidiaries as of December 31, 2010, June 30, 2010 and 2009 and the results of their operations and their cash flows for the six months ended December 31, 2010 and each of the three fiscal years in the period ended June 30, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Houston, Texas

March 24, 2011, except for Note C 23 and Note P, for which the date is July 29, 2011

TPC Group LLC

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2010	June 30,
		2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$83,858	$111,146	$6,503
Trade accounts receivable	177,065	116,407	98,515
Due from parent	3,522	5,667	5,083
Inventories	89,264	94,607	36,884
Other current assets	23,914	21,303	20,264

Total current assets	377,623	349,130	167,249

Property, plant and equipment, net	484,492	491,082	516,377
Investment in limited partnership	2,733	2,661	2,782
Intangible assets, net	5,953	5,974	6,018
Other assets, net	42,946	24,775	22,415

Total assets	$913,747	$873,622	$714,841

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$150,026	$156,348	$86,731
Accrued liabilities	30,834	21,334	19,127
Current portion of long-term debt	—	19,049	2,715

Total current liabilities	180,860	196,731	108,573

Long-term debt	347,786	250,421	269,855
Deferred income taxes	117,874	111,432	52,090

Total liabilities	646,520	558,584	430,518

Commitments and contingencies
Equity:
Members’ equity	267,227	315,038	284,323

Total liabilities and members’ equity	$913,747	$873,622	$714,841

The accompanying notes are an integral part of these consolidated financial statements.

TPC Group LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands)

	Six Months Ended December 31,		Fiscal Year Ended June 30,
	2010	2009	2010	2009	2008
		(Unaudited)
Revenue	$985,505	$755,925	$1,688,484	$1,376,874	$2,016,198
Cost of sales (excludes items listed below)	855,043	649,169	1,444,156	1,194,173	1,752,191
Operating expenses	67,068	65,009	133,181	132,268	131,191
General and administrative expenses	12,735	13,282	29,834	32,756	36,656
Depreciation and amortization	19,762	20,117	39,769	41,899	35,944
Asset impairment	—	—	—	5,987	—
Loss on sale of assets	—	—	—	—	1,092
Business interruption insurance recoveries	—	(17,051)	(17,051)	(10,000)	—
Unauthorized freight (recoveries) payments	—	—	—	(4,694)	499

Income (loss) from operations	30,897	25,399	58,595	(15,515)	58,625

Other (income) expense:
Interest expense	11,484	7,495	15,062	16,836	19,045
Write-off term loan debt issuance cost	2,959	—	—	—	—
Interest income	(73)	(1)	(55)	(19)	(169)
Unrealized (gain) loss on derivatives	—	(1,372)	(3,464)	3,710	(99)
Other, net	(779)	(1,047)	(2,287)	(1,623)	(1,394)

Income (loss) before income taxes	17,306	20,324	49,339	(34,419)	41,242
Income tax expense (benefit)	5,152	8,238	18,702	(11,817)	14,456

Net income (loss)	$12,154	$12,086	$30,637	$(22,602)	$26,786

Comprehensive income (loss):
Net income (loss)	$12,154	$12,086	$30,637	$(22,602)	$26,786
Change in funded status of defined benefit plan net of tax (expense) benefit of $(418), $0, $51, $218, and $82	776	—	(94)	(405)	(152)

	$12,930	$12,086	$30,543	$(23,007)	$26,634

The accompanying notes are an integral part of these consolidated financial statements.

TPC Group LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

(In thousands)

Balance, June 30, 2007:	$267,459
Net income	26,786
Stock compensation expense	6,494
Tax benefit windfall from share-based compensation arrangements	840
Change in funded status of defined benefit plan, net of tax benefit of $82	(152)

Balance, June 30, 2008:	$301,427
Net loss	(22,602)
Stock compensation expense	6,311
Tax benefit windfall from share-based compensation arrangements	168
Tax benefit shortfall from share-based compensation arrangements	(576)
Change in funded status of defined benefit plan, net of tax benefit of $218	(405)

Balance, June 30, 2009:	284,323
Net income	30,637
Stock compensation expense	1,186
Tax benefit windfall from share-based compensation arrangements	337
Tax benefit shortfall from share-based compensation arrangements	(1,351)
Change in funded status of defined benefit plan, net of tax benefit of $51	(94)

Balance, June 30, 2010:	315,038
Net income	12,154
Stock compensation expense	700
Tax benefit windfall from share-based compensation arrangements	536
Tax benefit shortfall from share-based compensation arrangements	(588)
Capital distributions to parent	(61,389)
Change in funded status of defined benefit plan, net of tax expense of $(418)	776

Balance, December 31, 2010:	$267,227

The accompanying notes are an integral part of these consolidated financial statements.

TPC Group LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended December 31,		Fiscal Year Ended June 30,
	2010	2009	2010	2009	2008
		(Unaudited)
Cash flows from operating activities:
Net income (loss)	$12,154	$12,086	$30,637	$(22,602)	$26,786
Adjustments to reconcile net income (loss) to cash flows (used in) provided by operating activities:
Depreciation and amortization	19,762	20,117	39,769	41,899	35,944
Turnaround amortization	2,430	2,632	5,032	4,307	2,432
Provision for bad debt expense	—	132	132	—	—
Asset impairment	—	—	—	5,987	—
Loss on sale of assets	—	—	—	—	1,092
Amortization of debt issuance costs	4,685	768	1,782	1,355	1,134
Deferred income taxes	5,153	8,072	57,676	(4,643)	11,343
Non-cash stock compensation expense	700	631	1,186	6,311	6,494
Tax benefit shortfall from share-based compensation arrangements	(588)	—	(1,351)	(576)	—
Tax benefit windfall from share-based compensation arrangements	(536)	—	(337)	(168)	(840)
Unrealized (gain) loss on derivatives	—	(1,372)	(3,464)	3,710	(99)
Earnings from joint venture	(473)	(846)	(1,406)	(1,259)	(1,204)
Distributions received from joint venture	400	653	1,528	900	964
Changes in assets and liabilities:
Trade accounts receivable	(58,513)	(40,509)	(18,608)	97,515	(39,749)
Inventories	5,343	(36,503)	(57,723)	65,579	(18,503)
Accounts payable	(6,322)	29,644	69,615	(131,840)	35,241
Other assets and liabilities, net	(6,745)	1,667	1,959	(19,305)	(3,306)

Net cash (used in) provided by operating activities	(22,550)	(2,828)	126,427	47,170	57,729

Cash flows from investing activities:
Capital expenditures	(13,151)	(4,570)	(14,400)	(16,128)	(87,783)
Purchase of business assets	—	—	—	—	(70,000)
Proceeds from sale of assets	—	—	—	—	1,470

Net cash used in investing activities	(13,151)	(4,570)	(14,400)	(16,128)	(156,313)

Cash flows from financing activities:
Proceeds from Term Loan borrowings	—	—	—	—	70,000
Proceeds from issuance of 8 1/4% Senior Secured Notes	347,725	—	—	—	—
Repayments on Term Loan	(269,470)	(1,747)	(3,100)	(2,744)	(2,595)
Net proceeds from (payments on) Revolving Credit Facility borrowings	—	400	—	(21,800)	21,800
Proceeds from insurance debt	—	7,669	7,669	5,922	6,428
Payments on insurance debt	—	(5,060)	(7,669)	(5,922)	(6,428)
Debt issuance costs	(8,989)	—	(4,621)	(748)	(350)
Tax benefit windfall from share-based compensation arrangements	536	—	337	168	840
Capital distributions to parent	(61,389)	—	—	—	—

Net cash provided by (used in) financing activities	8,413	1,262	(7,384)	(25,124)	89,695

(Decrease) increase in cash and cash equivalents	(27,288)	(6,136)	104,643	5,918	(8,889)
Cash and cash equivalents, beginning of period	111,146	6,503	6,503	585	9,474

Cash and cash equivalents, end of period	$83,858	$367	$111,146	$6,503	$585

The accompanying notes are an integral part of these consolidated financial statements.

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A – BASIS OF PRESENTATION

1. Organization

The accompanying consolidated financial statements include the accounts of TPC Group LLC and its wholly owned subsidiaries, Texas Butylene Chemical Corporation, Texas Olefins Domestic International Sales Corporation, Port Neches Fuels LLC and TP Capital Corp. (collectively referred to as the “Company,” “our,” “we” or “us”). TPC Group LLC is a Texas limited liability company and is a wholly owned subsidiary of TPC Group Inc. (“TPCGI”).

2. Fiscal Year-End Change

On July 15, 2010, TPC Group Inc.’s board of directors and TPC Group LLC’s managers each approved a fiscal year-end change from June 30 to December 31, which was effective as of January 1, 2011. The intent of the change was to align the reporting of our financial results more closely with our peers and to better synchronize our management processes and business cycles with those of our suppliers and customers. References in this report to fiscal 2010, 2009 and 2008 indicate the twelve month periods ended June 30, 2010, 2009 and 2008, respectively. Financial information in these notes with respect to the six months ended December 31, 2009 is unaudited.

3. Business Segments

We manage our business and conduct our activities in two operating segments, our C4 Processing segment and our Performance Products segment. These two operating segments are our primary reporting segments. In the C4 Processing segment, we process the crude C4 stream into several higher value components, namely butadiene, butene-1, raffinates and MTBE. In our Performance Products segment, we produce high purity isobutylene and we process isobutylene to produce higher value derivative products, such as polyisobutylene and diisobutylene. We also process refinery grade propylene into nonene, tetramer and associated by-products as a part of our Performance Products segment. We produce steam and electricity for our own use at our Houston facility, and we sell a portion of our steam production as well as excess electricity, which are reported as part of our C4 Processing segment.

4. Principles of Consolidation

The consolidated financial statements include the accounts of TPC Group LLC and its subsidiaries, after the elimination of all significant intercompany accounts and transactions. Our investment in Hollywood/Texas Petrochemicals LP is accounted for under the equity method. The financial statements presented have been prepared by us in accordance with accounting principles generally accepted in the United States of America.

NOTE B – DESCRIPTION OF BUSINESS

We have three principal processing facilities, located in Houston, Texas, Port Neches, Texas and Baytown, Texas. The Houston and Port Neches facilities, which process crude C4 into butadiene and related products, are strategically located near most of the significant petrochemical consumers in Texas and Louisiana. Our Baytown facility primarily produces nonene and tetramer. All three locations provide convenient access to other Gulf Coast petrochemical producers and are connected to several of our customers and raw materials suppliers through an extensive pipeline network. In addition, our Houston and Port Neches facilities are serviced by rail, tank truck, barge and ocean-going vessel.

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The products in our C4 Processing segment include butadiene, primarily used to produce synthetic rubber that is mainly used in tires and other automotive products; butene-1, primarily used in the manufacture of plastic resins and synthetic alcohols; raffinates, primarily used in the manufacturing of alkylate, a component of premium unleaded gasoline; and methyl tertiary butyl ether (“MTBE”), primarily used as a gasoline blending stock. The products in our Performance Products segment include high purity isobutylenes (“HPIB”), primarily used in the production of synthetic rubber, lubricant additives, surfactants and coatings; conventional polyisobutylenes (“PIB”) and highly reactive polyisobutylenes (“HR-PIB”), primarily used in the production of fuel and lubricant additives, caulks, adhesives, sealants and packaging; diisobutylene (“DIB”), primarily used in the manufacture of surfactants, plasticizers and resins; and nonene and tetramer, primarily used in the production of plasticizers, surfactants and lubricant additives. We sell our products primarily to chemical and petroleum based companies in North America.

Our principal raw material feedstocks are crude C4, crude isobutylene and refinery grade propylene. The pricing under our supply contracts and sales contracts is usually linked to a commodity price index, such as indices based on the price of unleaded regular gasoline, butane, isobutane or refinery grade propylene, or to the price at which we sell the finished product. Our supply and sales contracts, which link pricing to commodity price indices, are considered normal purchase and sale contracts under applicable accounting guidance and are therefore not considered to be derivative instruments. This determination has been made based on the following criteria: (a) the supply and sales contracts conform to normal industry pricing and quantity terms; (b) the underlying price indices are considered clearly and closely related to the product being purchased or sold since they are directly relevant to the market value of the product being purchased or sold; (c) the contracts are settled via physical delivery; (d) the magnitude of the price adjustments based on changes in the underlying commodity price indices are proportionate to the impact on the fair value of the asset being purchased or sold; and (e) these contracts have been documented as normal supply and sales contracts.

NOTE C – SIGNIFICANT ACCOUNTING POLICIES

1. Reclassifications

Certain reclassifications have been made to prior period financial statements to conform to the current period presentation. The reclassifications had no impact on equity, net income or cash flows.

2. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include impairment considerations, allowance for doubtful accounts, inventory valuation, pension plan assumptions, environmental and litigation reserves and provision for income taxes. Actual results could differ from those estimates.

3. Cash and Cash Equivalents

Cash and cash equivalents includes amounts on deposit with banks, cash invested temporarily in investments with original maturities of three months or less, and cash on hand. We maintain cash balances that are insured by the Federal Deposit Insurance Corporation (“FDIC”). On November 9, 2010, the FDIC issued a Final Rule implementing section 343 of the Dodd Frank Wall Street Reform and Consumer Protection Act that provides for unlimited insurance coverage of noninterest-bearing transaction accounts. Beginning December 31, 2010, through December 31, 2012, all noninterest-bearing transaction accounts are fully insured, regardless of

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the balance of the account, at all FDIC-insured institutions. Additionally, as of December 31, 2010 we had $81.8 million in short term money market investments in a major foreign bank which subsequently matured, and the invested funds were returned to us with interest on January 3, 2011. We believe that the likelihood of any loss of cash and cash equivalents is remote and that we are not exposed to any significant credit risk on cash and cash equivalents.

4. Accounts Receivable

We extend credit to our customers in the normal course of business and generally do not require collateral for accounts receivable. We perform ongoing credit evaluations of our customers and, in some instances, require letters of credit or additional guarantees in support of contracted amounts. We review the collectability of receivables and use the allowance method to record bad debt expense for amounts that we believe may be uncollectible. We believe no allowance was necessary as of December 31, 2010, and June 30, 2010 and 2009. Write-offs are recorded at the time a customer receivable is deemed uncollectible. There were no write-offs for any period presented except for $0.1 million in fiscal 2010.

5. Inventories

Inventories consist of raw materials and finished goods and are valued at the lower of average cost or market. Costs include raw materials, labor and applicable manufacturing overhead. We may enter into product exchange agreements with suppliers and customers for raw materials and/or finished goods in the normal course of business. Under these arrangements we deliver product volumes to the exchange partner to be delivered in-kind back to us, or receive product volumes to be delivered in-kind by us to the exchange partner in the future, generally in the short term. Product exchanges typically benefit both parties from a logistical perspective and provide for additional flexibility regarding both receipt of raw materials from suppliers and delivery of finished goods to customers. Exchange balances due to or from exchange partners are recorded in inventory at the lower of average cost or market and do not impact the consolidated statements of operations and comprehensive income, as they are recognized at the carrying amount. At December 31, 2010 and June 30, 2010 and 2009, we had exchange receivable positions of $0.1 million, $1.6 million and $0.2 million, respectively, and exchange payable positions of $0.0 million, $0.0 million and $0.2 million, respectively.

6. Investment in Limited Partnership

We have a 50% limited partnership interest in Hollywood/Texas Petrochemicals LP. We and Kirby Inland Marine, Inc. formed this limited partnership to operate four barges capable of transporting chemicals. As the limited partner, we account for this investment under the equity method and report our portion of the limited partnership’s net income as other income in the accompanying Consolidated Statements of Operations and Comprehensive Income.

7. Property, Plant and Equipment

Property, plant and equipment are stated at depreciated historical cost. Depreciation of property, plant and equipment is computed using the straight-line method over estimated useful lives ranging from five to forty-five years for financial reporting purposes and accelerated methods for income tax purposes. Maintenance and repairs and minor renewals are charged to expense as incurred while major improvements, renewals and betterments are capitalized. Interest is capitalized on long-term construction projects using the Company’s internal cost of debt rate. Upon retirement or sale of an asset, the asset cost and the related accumulated depreciation are removed

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

from the accounts and any resulting gain or loss is reflected in results of operations. The estimated useful lives for our main categories of fixed assets are shown in the table below.

	Estimated Useful Lives (in years)
	From	To
Plant equipment	5	35
Pipelines	15	40
Buildings and land improvements	15	45
Technology assets	5	6

8. Intangible Assets

Our intangible assets include patents and technology licenses. Patents are amortized using the straight-line method over their useful lives. Our technology licenses have no legal, regulatory, contractual, competitive, economic, or other factors that would limit their useful lives; consequently, we have determined their useful lives to be indefinite.

9. Impairment

We follow Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 350, Intangibles – Goodwill and Other, regarding impairment of our indefinite life intangible assets (technology licenses) and FASB ASC 360, Property, Plant, and Equipment, regarding impairment of our other long-lived assets (property, plant and equipment and patents). Our policy is to assess both our indefinite life intangible assets and our other long-lived assets for impairment in the quarter ending June 30 of each fiscal year or more frequently if events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. During the six months ended December 31, 2010 no events or changes in circumstances occurred indicating that the carrying amount of these assets may not be recoverable which otherwise would require an impairment assessment as of December 31, 2010.

An impairment loss is recognized only if the carrying value of a long-lived asset or asset group is not recoverable and is measured as the excess of its carrying value over its fair value. The carrying amount of a long-lived asset or asset group is considered not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use of long-lived asset or asset group. Because our technology licenses are fundamental to and inseparable from their respective long-lived manufacturing assets, we assess impairment of the technology licenses together with the respective long-lived assets based on the undiscounted future cash flows related to the respective manufacturing processes.

Although our June 2009 impairment test did not indicate any impairment of our indefinite life intangible assets or long-lived asset groups, based on circumstances specific to an idled manufacturing unit, in the fourth quarter of 2009 we recognized an impairment with respect to that unit – see Note E for further discussion.

10. Plant Turnaround Costs

Plant turnarounds are major scheduled and required partial or complete shutdowns of chemical processing units for significant overhaul and refurbishment, for periods typically lasting from two to four weeks. We use the deferral method to account for the cost of turnarounds. Under the deferral method the costs of major scheduled plant turnarounds are deferred on the balance sheet and charged to operating expense on a straight-line basis during the period until the next scheduled turnaround.

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The amounts of deferred turnaround costs recorded on the balance sheet in other assets at December 31, 2010, and June 30, 2010 and 2009 were $11.7 million, $11.6 million and $11.4 million, respectively. Amortization of deferred turnaround costs charged to operating expense for the six months ended December 31, 2010 and 2009 and fiscal years ended June 30, 2010, 2009 and 2008 were $2.4 million, $2.6 million, $5.0 million, $4.3 million and $2.4 million, respectively.

11. Debt Issuance Costs

Direct costs incurred in connection with the issuance of long-term debt or modification of a credit facility, if the borrowing capacity of the new arrangement is greater than or equal to the borrowing capacity of the old arrangement, are deferred and amortized as interest expense over the term of the debt or credit facility. Deferred debt issuance costs are included in other assets on our Consolidated Balance Sheets.

12. Revenue Recognition

We recognize revenue from sales of products in the period when title and risk of loss transfer to the customer. Under certain contractual arrangements with a small number of customers related to butadiene, we invoice the customer prior to when title and risk of loss transfer to the customer. When the invoices are issued to the customer, typically at month-end, we record a customer receivable with an offsetting credit to deferred revenue. Recognition of the receivable in advance of completion of the sale process is based on formal contractual arrangements with these customers whereby the customer is contractually obligated to pay the invoice regardless of timing of delivery. As some of these customers are also suppliers of crude C4 feedstock, we have contractual arrangements in place that allow for netting of the amount receivable from and the amount payable to the customer/supplier. Such terms provide other customers with assurance that the product will be available when they need it and that they will not be impacted by product allocations. Under the contractual terms, the customers settle the liabilities based on credit terms independent of when the product actually ships. Deferred revenue is subsequently recognized as revenue at the time title and risk of loss transfer to the customer. The time lag between invoicing and shipping product for these deferred revenue transactions depends on when the customer has nominated delivery, which is normally the following month and seldom extends beyond two months. Product to be delivered under these deferred revenue arrangements remains in inventory until title and risk of loss transfer to the customer. The balance of deferred revenue can fluctuate significantly from period to period depending on the volume and pricing of the inventory and the timing of the customer’s needs.

13. Environmental Remediation Costs

Anticipated expenditures related to investigation and remediation of contaminated sites, which include operating facilities and waste disposal sites, are accrued when it is probable a liability has been incurred and the amount of the liability can be reasonably estimated.

14. Comprehensive Income (Loss)

Comprehensive income (loss) is reported in accordance with FASB ASC 220, Comprehensive Income. Our comprehensive income (loss) is defined as net income adjusted for the change (net of tax) during the year in the funded status of our defined benefit pension plan.

15. Income Taxes

As permitted under Section 301.7701 of the Internal Revenue Code, we elected to be taxed as a corporation for federal income tax purposes. The federal tax return of TPC Group LLC and its subsidiaries is filed in consolidation with TPCGI and TPCGI has a tax allocation policy which provides that the LLC calculate a tax provision on a “separate return basis”.

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We account for income taxes in accordance with FASB ASC 740, Income Taxes. We recognize deferred taxes at enacted tax rates on temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes and we record a valuation allowance on net deferred tax assets when it is more likely than not that these assets will not be realized.

We recognize interest and penalties related to uncertain tax positions taken or to be taken as part of income tax expense.

16. Stock Based Compensation

We account for share-based compensation payments in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”). All share-based payments to employees and non-employee directors, including grants of stock options, restricted stock, restricted stock units, and performance-based share awards (“PSAs”) are recognized in our financial statements based on their respective grant date fair values. Stock-based compensation expense recognized in our financial statements is based on awards that are ultimately expected to vest. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The expense recognized currently reflects an estimated forfeiture rate for unvested awards of 3%.

We utilize the Black-Scholes option-pricing model to determine the grant date fair value of TPCGI stock option awards, which involves a number of assumptions, including volatility, expected life, risk-free interest rate and expected dividends.

The fair value of TPCGI restricted stock and restricted stock units is based on the quoted market price of TPCGI’s stock on the date of the grant.

The fair value of TPCGI PSAs is based on the quoted market price of TPCGI’s common stock at the date of grant; however, the ultimate awards are contingent on the Company’s achievement of a stipulated return on invested capital as compared to the Company’s weighted average cost of capital over a specified three-year period. We record expense associated with the PSAs on a straight-line basis over the vesting period and adjust the amount of expense recognized prospectively based upon quarterly projections of performance over the remainder of the vesting period.

17. Asset Retirement Obligations

We follow FASB ASC 410, Asset Retirement and Environmental Obligations, regarding accounting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The provisions of this statement apply to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation of a long-lived asset.

We have asset retirement obligations with respect to certain of our chemical processing assets due to various legal obligations to clean and/or dispose of various components of the chemical plants at the time they are retired. However, these components can be used for extended and indeterminate periods of time as long as they are properly maintained and/or upgraded. It is our practice and current intent to maintain our chemical processing assets and continue making improvements to those assets based on technological advances. As a result, management believes that our facilities have indeterminate lives for purposes of estimating asset retirement obligations because dates or ranges of dates upon which we would retire chemical processing assets cannot reasonably be estimated at this time. When a date or range of dates can reasonably be estimated for the retirement of any component part of a chemical plant, an estimate of the cost of performing the retirement activities will be

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

provided and a liability will be recorded for the fair value of that cost using established present value techniques. We did not record any asset retirement obligations related to the retirement of any component parts of our facilities as of December 31, 2010, June 30, 2010 and June 30, 2009.

18. Capitalized Interest

Interest costs incurred during development and construction of certain long-term assets are capitalized as part of the cost of the assets. No interest costs were capitalized during the six months ended December 31, 2010 or fiscal 2010. Interest costs capitalized in fiscal 2009 and 2008 were $0.9 million and $2.4 million, respectively.

19. Shipping and Handling Costs

We account for shipping and handling costs in accordance with FASB ASC 605, Revenue Recognition. Amounts billed to customers in sale transactions related to shipping and handling costs are recorded as revenue. Shipping and handling costs incurred by us are included in cost of sales in the Consolidated Statements of Operations and Comprehensive Income.

20. Financial Instruments

The carrying amounts for cash and cash equivalents, receivables and payables approximate fair value because of the short maturity of these instruments. For all Balance Sheet dates prior to December 31, 2010, our long-term debt consisted of the Term Loan, which was refinanced in October 2010 with proceeds from issuance and sale the 8 1/4% Senior Secured Notes. The Term Loan interest rates varied with prevailing market rates and, as such, the carrying amount approximated fair value. At December 31, 2010 our long-term debt consists of the fixed rate 8 1/4% Senior Secured Notes, which have a carrying amount of $347.8 million and a fair value of approximately $365.8 million.

21. Derivative Instruments

We account for derivative instruments in accordance with FASB ASC 815, Derivatives and Hedging (“FASB ASC 815”). Such instruments are measured at fair value and recognized as assets or liabilities in the Consolidated Balance Sheets. Accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation established at the inception of the derivative. For derivatives that are designated as fair value hedges, changes in fair value are recognized currently through earnings with an offsetting, mark-to-fair-value of the hedged item. For derivatives designated as cash flow hedges and meeting the effectiveness guidelines of FASB ASC 815, changes in fair value, to the extent effective, are recognized as other comprehensive income or loss until the hedged item is recognized in earnings. Hedge effectiveness is measured at least quarterly based on the relative changes in fair value between the derivative contract and the hedged item over time, or in the case of options based on the change in intrinsic value. Any change in fair value of a derivative resulting from ineffectiveness or an excluded component of the gain or loss, such as time value for option contracts, is recognized immediately in earnings. For any derivative instrument not designated as a hedge at inception, changes in fair value of the instrument are recognized in earnings in the period in which the change occurs.

22. Fair Value Option

FASB ASC 825, Financial Instruments, allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. We have not elected to measure any of our eligible financial assets and liabilities at fair value.

23. Subsequent Events

In accordance with FASB ASC 855, Subsequent Events, we determined there were no events which occurred subsequent to December 31, 2010, other than the two items discussed below, which should be disclosed or recognized in the financial statements. The evaluation was originally performed through March 24, 2011, the date of the original issuance of the financial statements. This evaluation was subsequently updated through July 29, 2011, the date the financial statements were reissued.

As more fully discussed in Note H, on March 4, 2011 and March 14, 2011 we made the final two installments of a total $130.0 million capital distribution to TPCGI.

On March 18, 2011 TPCGI announced that its Board of Directors had elected Michael T. McDonnell as President and Chief Executive Officer and appointed him to the Board, both effective March 22, 2011. Mr. McDonnell replaced Charles W. Shaver, who retired as President and Chief Executive Officer and a member of the Board on March 22, 2011. Mr. McDonnell’s employment agreement provides that he will be eligible to participate generally in TPCGI’s long term incentive compensation arrangements and will receive initial and annual long term incentive awards under TPCGI’s long term incentive plans. The initial long term incentive awards will be granted as soon as practicable after March 22, 2011 and will consist of a restricted stock unit award and a stock appreciation rights award, each valued at $750,000 on the date of grant and each becoming fully vested on January 1, 2014. The annual long term incentive awards will be made in a form chosen by TPCGI and will have a grant date target value of 100% of Mr. McDonnell’s base salary of $675,000, with the first such annual award to be granted as soon as practicable after March 22, 2011.

Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06, Improving Disclosures about Fair Value Measurements. This ASU requires additional disclosures regarding significant transfers in and out of Levels 1 and 2 of fair value measurements, including a description of the reasons for the transfers. Further, this ASU requires additional disclosures for the activity in Level 3 fair value measurements, requiring presentation of information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements. This ASU is effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. As the update requires only enhanced disclosures we do not expect the adoption of this ASU to have a material impact on our financial statements.

NOTE D – DETAIL OF CERTAIN CONSOLIDATED BALANCE SHEET CAPTIONS

Inventories, as of the dates presented, are as follows (in thousands):

	December 31, 2010	June 30,
		2010	2009
Finished goods	$46,813	$60,476	$24,913
Raw materials and chemical supplies	42,451	34,131	11,971

	$89,264	$94,607	$36,884

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other current assets, as of the dates presented, are as follows (in thousands):

	December 31, 2010	June 30,
		2010	2009
Prepaid expense and other	$7,683	$6,548	$7,164
Repair parts inventory	8,911	8,724	8,735
Deferred taxes, net	7,320	6,031	4,365

	$23,914	$21,303	$20,264

Property, plant and equipment, as of the dates presented, are as follows (in thousands):

	December 31, 2010	June 30,
		2010	2009
Land and land improvements	$41,803	$41,803	$41,803
Plant and equipment	585,431	582,660	573,911
Construction in progress	22,294	13,922	9,005
Other	18,478	16,485	15,755

	668,006	654,870	640,474
Less accumulated depreciation	183,514	163,788	124,097

	$484,492	$491,082	$516,377

Depreciation expense was $19.8 million and $20.1 million for the six months ended December 31, 2010 and 2009, respectively. For fiscal years 2010, 2009, and 2008 it was $39.8 million, $41.9 million, and $35.8 million, respectively.

Amounts attributable to our investment in Hollywood/Texas Petrochemicals LP are as follows (in thousands):

Balance at June 30, 2007	$2,184
Equity in Earnings	1,204
Distribution	(964)

Balance at June 30, 2008	2,424
Equity in Earnings	1,258
Distribution	(900)

Balance at June 30, 2009	2,782
Equity in Earnings	1,407
Distribution	(1,528)

Balance at June 30, 2010	2,661
Equity in Earnings	472
Distribution	(400)

Balance at December 31, 2010	$2,733

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Intangible Assets

Changes in the carrying amount of our intangible assets, for the periods presented, are as follows (in thousands):

	Intangible assets	Accumulated amortization	Carrying value
Balance at June 30, 2007	$5,034	$(547)	$4,487
Nitgrogen oxide credits	58	—	58
Amortization	—	(102)	(102)
Write-off fully amortized Nitrogen oxide credits	(491)	491	—

Balance at June 30, 2008	4,601	(158)	4,443
Amortization	—	(44)	(44)
Technology license additions	1,619	—	1,619

Balance at June 30, 2009	6,220	(202)	6,018
Amortization	—	(44)	(44)

Balance at June 30, 2010	6,220	(246)	5,974
Amortization	—	(21)	(21)

Balance at December 31, 2010	$6,220	$(267)	$5,953

The gross carrying amounts and accumulated amortization of intangible assets, as of the dates presented, are as follows (in thousands):

	Gross carrying value	Accumulated amortization	Net carrying value
June 30, 2009
Technology license	$5,499	$—	$5,499
Patents	721	(202)	519

	$6,220	$(202)	$6,018

June 30, 2010
Technology license	$5,499	$—	$5,499
Patents	721	(246)	475

	$6,220	$(246)	$5,974

December 31, 2010
Technology license	$5,499	$—	$5,499
Patents	721	(267)	454

	$6,220	$(267)	$5,953

Future estimated amortization expense for calendar years ending December 31, is as follows (in thousands):

2011	$44
2012	44
2013	44
2014	44
2015	44

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other assets, as of the dates presented, are as follows (in thousands):

	December 31, 2010	June 30,
		2010	2009
Debt issuance costs	$12,494	$8,130	$5,289
Deferred turnaround cost	11,651	11,636	11,370
Other deferred costs	18,801	5,009	5,756

	$42,946	$24,775	$22,415

During the six months ended December 31, 2010, debt issuance costs increased by $8.6 million due to costs incurred in connection with the October 5, 2010 issuance and sale of the $350.0 million 8 1/4% Senior Secured Notes due 2017 (the “Notes”), discussed in Note F, and were reduced by the write off of $3.0 of previously deferred costs related to the Term Loan, which was repaid in full with proceeds from the Notes. The $3.0 million related to the Term Loan was charged to interest expense. The costs incurred in connection with the Notes will be amortized over the seven-year term of the Notes.

The increase in other deferred costs consists primarily of pre-payments that created long-term contractual assets, which will be amortized over the term of the related contracts.

Accrued liabilities, as of the dates presented, are as follows (in thousands):

	December 31, 2010	June 30,
		2010	2009
Accrued payroll and benefits	$6,123	$9,801	$7,009
Accrued freight	3,755	3,251	3,070
Accrued interest	7,166	1,435	854
State income tax	832	498	—
Property and sales tax	7,527	4,091	4,330
Deferred revenue	3,914	1,916	—
Fair value of derivative financial instruments	—	—	3,464
Other	1,517	342	400

	$30,834	$21,334	$19,127

NOTE E – DISCUSSION OF CERTAIN CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME CAPTIONS

1. Asset Impairment

In conjunction with the completion of a capital project in October 2007, which allowed us to externally source isobutylene feedstock at our Houston facility, we idled our dehydrogenation units that were previously used to produce isobutylene. The carrying value of the dehydrogenation assets was not previously considered to be impaired because there were a number of realistic and probable alternative uses for these assets in which the carrying value would have been recovered. However, in the fourth quarter of fiscal 2009, we determined that the likelihood of investing additional capital in the foreseeable future necessary to recover the carrying value of these specific assets had been substantially reduced. Due to the ongoing global economic recession, the unlikely availability of funds necessary to undertake any such significant investments in the foreseeable future, and the fact that the assets had been idled for almost two years, we concluded that recovery of the carrying cost of these

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

assets was not likely and in the fourth quarter of fiscal 2009 we recorded a charge of $6.0 million to recognize the impairment of these assets, which reduced the carrying value to zero as there were no specific plans to use or dismantle these assets in the foreseeable future.

2. Business Interruption Insurance Recoveries

The business interruption insurance recoveries represent recoveries under our business interruption insurance claim related to Hurricane Ike in September 2008. The total amount of our settlement of $47.0 million consisted of a $19.5 million deductible, a $10.0 million payment received in fourth quarter of fiscal 2009 and the final payment of $17.5 million ($17.1 million net of expenses) received in second quarter of fiscal 2010.

3. Unauthorized Freight Payments

In July 2007, the Company discovered that a former employee, with the assistance of a non-employee conspirator, had directed unauthorized payments from our accounts to a fictitious vendor in the total amount of $13.6 million covering the period from June 2002 through July 2007. In August 2008, the former employee and his non-employee conspirator were convicted of certain crimes related to the unauthorized freight payments by the United States District Court for the Southern District of Texas.

As part of their convictions, the former employee and his non-employee conspirator were required to forfeit assets to the Office of the United States Attorney for restitution. These assets were liquidated by the U. S. government, and in April 2009 we received cash proceeds of $4.7 million as restitution for the losses represented by the unauthorized freight payments. We do not anticipate any future additional recoveries.

NOTE F – DEBT

Outstanding debt is shown below as of the dates presented (in thousands):

	December 31, 2010	June 30,
		2010	2009
8 1/4% Senior Secured Notes	$350,000	$—	$—
Unamortized discount on Notes	(2,214)	—	—
Term Loan	—	269,470	272,570

	347,786	269,470	272,570
Less current portion of long-term debt	—	19,049	2,715

Total long-term debt	$347,786	$250,421	$269,855

Our financing arrangements consist principally of $350.0 million of 8 1/4% Senior Secured Notes due October 1, 2017 and a $175 million Revolving Credit Facility (the “Revolving Credit Facility”). The Notes, as discussed below, were issued and sold on October 5, 2010 and a portion of the proceeds were used to repay our Term Loan, which had an original principal amount of $280 million and was scheduled to mature on June 27, 2013.

At December 31, 2010, we had total debt of $347.8 million and the ability to access the full $175 million of availability under our Revolving Credit Facility while still maintaining compliance with the covenants contained therein and in the indenture governing the Notes. Debt outstanding consisted entirely of the non-current amount due under the Notes. As of December 31, 2010, we were in compliance with all covenants set forth in the indenture governing the Notes and the credit agreement governing the Revolving Credit Facility.

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The average interest rates for the for six months ended December 31, 2010 and 2009 were 6.6% and 4.7%, respectively. The average interest rates for fiscal 2010, 2009, and 2008 were 4.8%, 5.3% and 7.2%, respectively.

On October 5, 2010, we used $268.8 million from the total net proceeds from the issuance and sale of the Notes to repay and terminate the Term Loan. In conjunction with repayment of the Term Loan the remaining unamortized debt issuance costs of $3.0 million were charged to interest expense.

1. 8 1/4% Senior Secured Notes

Issuance and Sale of Senior Secured Notes

On October 5, 2010, we issued and sold $350.0 million aggregate principal amount of 8 1/4% Senior Secured Notes due 2017 (the “Notes”). The Notes are jointly and severally guaranteed by all of TPC Group LLC’s material domestic subsidiaries. The Notes and the guarantees were offered and sold in private transactions in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes and Guarantees have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The purchase price for the Notes and guarantees was 99.35% of their principal amount. The net proceeds from the issuance of the Notes were $339.0 million after the discount from par of $2.3 million, the underwriter discount of $7.0 million and other directly related fees and costs of $1.7 million. From the total net proceeds, $268.8 million were used on October 5, 2010 to repay the outstanding Term Loan indebtedness, as discussed above, and the remaining $70.2 million was designated to partially fund a $130.0 million distribution by us to TPCGI more fully discussed Note H.

Indenture

The Notes and the guarantees were issued pursuant to an Indenture dated as of October 5, 2010 (the “Indenture”), by and among us, the guarantors, Wilmington Trust Company, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as collateral agent, paying agent, registrar and authentication agent. The Notes are our senior secured obligations, rank senior in right of payment to all its future debt that is expressly subordinated in right of payment to the Notes, and rank equally in right of payment with all its existing and future debt that is not so subordinated. The Notes and the guarantees are secured by first-priority liens on all of our and the guarantors’ assets (other than trade accounts receivable, inventory, all payments in respect thereof, and all general intangibles relating thereto which secure the Revolving Credit Facility (such collateral, the “Revolver Collateral”)), subject to certain exceptions and permitted liens. The Notes and the guarantees are also secured by second-priority liens on all of the Revolver Collateral that secures the Revolving Credit Facility and are effectively subordinated to the obligations outstanding under the Revolving Credit Facility to the extent of the value of the Revolver Collateral.

The Notes mature on October 1, 2017. Interest on the Notes will accrue at a rate of 8 1/4% per year and is payable semi-annually in arrears on April 1 and October 1 of each year, with the first interest payment due on April 1, 2011.

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Notes are redeemable, in whole or in part, at any time on or after October 1, 2013 at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period commencing on October 1 of the years set forth below:

Period	Redemption Price
2013	106.1880%
2014	104.1250%
2015	102.0630%
2016 and thereafter	100.0000%

Prior to October 1, 2013, we may redeem up to 10% of the initial aggregate principal amount of the Notes in any twelve-month period at a price equal to 103% of the aggregate principal amount thereof plus any accrued and unpaid interest thereon, if any. We also may redeem any of the Notes at any time prior to October 1, 2013 at a price equal to 100% of the principal amount plus a make-whole premium (as defined in the Indenture) plus accrued and unpaid interest thereon, if any.

At any time (which may be more than once) before October 1, 2013, we may redeem up to 35% of the aggregate principal amount of Notes with proceeds that we may raise from one or more equity offerings, as long as:

•	we pay 108.25% of the face amount of the Notes, plus accrued and unpaid interest to the date of redemption;

•	we redeem the Notes within 120 days of completing the equity offering; and

•	at least 65% of the aggregate principal amount of Notes issued remains outstanding after such redemption.

If a change of control occurs with respect to us or TPCGI, we must give holders of the Notes the opportunity to sell us their Notes at 101% of their face amount, plus accrued and unpaid interest.

The Indenture contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	pay dividends or distributions, purchase equity, prepay subordinated debt or make certain investments;

•	incur additional debt or issue certain disqualified stock and preferred stock;

•	incur additional liens on assets;

•	merge or consolidate with another company or sell all or substantially all assets;

•	enter into transactions with affiliates; and

•	allow to exist certain restrictions on the ability of the guarantors to pay dividends or make other payments to us.

Upon an Event of Default (as defined in the Indenture), the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the entire principal of all the Notes to be due and payable immediately. As of December 31, 2010 and at all times since its origination on October 5, 2010 we were in compliance with all Note covenants.

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Registration Rights Agreement

On October 5, 2010, we and the guarantors entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the initial purchasers of the Notes. Pursuant to the Registration Rights Agreement, we and the guarantors will use commercially reasonable efforts to register notes having substantially identical terms as the Notes under the Securities Act as part of an offer to exchange freely tradable exchange notes for the Notes. We and the guarantors will use commercially reasonable efforts to cause the exchange offer to be completed, or if required, to have a shelf registration statement declared effective relating to resale of the Notes. We will be obligated to pay additional interest on the Notes if we do not complete the exchange offer within 300 days after the October 5, 2010 issue date or, if required to file a shelf registration statement, the shelf registration statement is not declared effective within 300 days after the issue date or 180 days after the filing is requested by an initial purchaser, as applicable.

2. Revolving Credit Facility

We have a revolving credit facility in the amount of $175 million, subject to borrowing base calculations (the “Revolving Credit Facility”), that matures on April 29, 2014. Availability under the Revolving Credit Facility is limited to the borrowing base, comprised of 85% of eligible trade accounts receivable and 65% of eligible inventory, as redetermined monthly. Up to $30 million of the facility may be used for the issuance of letters of credit. The Revolving Credit Facility also includes an accordion feature under which the lenders may agree, upon our request, to increase their commitments to an aggregate amount not to exceed $200 million.

On September 22, 2010, we amended the Revolving Credit Facility to permit (i) the refinancing of the Term Loan through the sale of Notes discussed above, and (ii) subject to the terms of an Intercreditor Agreement, the existence of liens on our property to secure the Notes. Other material terms of the Revolving Credit Facility, including the aggregate principal amount, interest rates and the maturity date, were not affected by the amendment and remain substantially the same. There were no outstanding borrowings under the Revolving Credit Facility as of December 31, 2010.

Amounts borrowed under the Revolving Credit Facility bear interest, at our option, at a rate equal to either (a) the Eurodollar Rate (as defined in the credit agreement) plus 3.00% to 3.75%, or (b) the base rate (as described below) plus 2.00% to 2.75%, in each case depending on the ratio of our consolidated debt to consolidated EBITDA (as defined in the credit agreement), with a lower leverage ratio resulting in lower rates. The base rate equals the highest of (i) the administrative agent’s prime lending rate, (ii) the Federal Funds Rate plus  1/2 of 1%, or (iii) the one-month Eurodollar Rate (as defined in the credit agreement) plus 1%.

A commitment fee is payable on the unused portion of the Revolving Credit Facility in an amount equal to 0.50% per annum if average availability is less than 50% of the total commitments, or 0.75% per annum if average availability is 50% or more of the total commitments, in each case based on average availability during the previous fiscal quarter.

The Revolving Credit Facility is secured with a first priority lien on cash, trade accounts receivable, inventory and certain intangibles, and through cross-collateralization with the Notes, a second priority lien on all other assets, including fixed assets. The Revolving Credit Facility is guaranteed by all of our material domestic subsidiaries and provides for customary events of default.

The Revolving Credit Facility includes covenants that restrict, subject to specified exceptions, our ability to:

•	create or permit liens on assets;

•	incur additional indebtedness or issue redeemable equity securities;

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	guarantee indebtedness;

•	merge or consolidate with a third party;

•	sell or otherwise dispose of assets;

•	pay dividends or effect stock buy-backs;

•	issue or sell stock of subsidiaries;

•	make loans, investments and acquisitions;

•	enter into transactions with affiliates;

•	change the lines of business in which we are engaged;

•	change our fiscal year;

•	make voluntary prepayments or redemptions of subordinated indebtedness;

•	enter into agreements that limit our subsidiaries’ ability to pay distributions to or enter into transactions with us;

•	maintain cash balances in excess of $15 million without using such excess cash to prepay loans under the Revolving Credit Facility; and

•	enter into receivables financings or securitization programs.

Although the Revolving Credit Facility restricts acquisitions, investments and the payment of dividends, respectively, acquisitions, investments and dividends are permitted, subject to restrictions under other indebtedness, if (a) pro forma current and average 90-day historical availability each exceed the greater of $50 million or 50% of the total commitments, or (b) pro forma projected, current and average 90-day historical availability each exceed the greater of $25 million or 25% of the total commitments and we meet a minimum consolidated fixed charge coverage ratio. Finally, the Revolving Credit Facility requires a minimum consolidated fixed charge coverage ratio should availability be less than the greater of $15 million or 15% of the total commitments. At all times during the six months ended and as of December 31, 2010 and at all times during fiscal periods ended and as of June 30, 2010 and 2009 we were in compliance with all covenants of the Revolving Credit Facility.

3. Insurance Premium Financing

In fiscal 2010 and prior years, we financed our property and casualty insurance premiums through Flatiron Capital Corporation. The premiums were typically financed in July of each year for that particular fiscal year and the debt is amortized over 10-month periods; consequently, there was no liability on the balance sheet at June 30, 2010 and 2009. The amounts financed for fiscal 2010 and 2009 were $7.7 million and $5.9 million, respectively. As a result of the improved liquidity of the Company, we elected not to finance the premiums paid in July 2010.

NOTE G – FAIR VALUE AND DERIVATIVE FINANCIAL INSTRUMENTS

1. Fair Value

Within the framework for measuring fair value, FASB ASC 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard defines the three levels of inputs used to measure fair value as follows:

•	Level 1: Inputs are unadjusted quoted prices for identical assets or liabilities in active markets, which primarily consist of financial instruments, traded on exchange or futures markets.

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•

Level 2: Inputs are other than quoted prices in active markets (included in Level 1) which are directly or indirectly observable as of the financial reporting date, including derivative instruments transacted primarily in over-the-counter markets.

•	Level 3: Unobservable inputs, which include inputs derived through extrapolation or interpolation that cannot be corroborated by observable market data.

The table below presents the balance of liabilities measured at fair value on a recurring basis as of the dates presented (in thousands):

	Significant other observable inputs (Level 2)
	December 31, 2010	June 30,
Description		2010	2009
Derivative liabilities	$—	$—	$3,464

The $3.5 million liability at June 30, 2009, measured on a recurring basis, related to the interest rate swap, which expired on June 30, 2010. The swap effectively fixed the interest rate on $135.0 million of our outstanding variable rate Term Loan at 3.406% plus a spread of 2.5% (total fixed rate of 5.906%). Since the interest rate swap was in a liability position at June 30, 2009, we evaluated risk of non-performance as a component of recorded value.

2. Derivative Financial Instruments

The nature of our business involves market and financial risks. Specifically, we are exposed to commodity price risks and interest rate fluctuations on any outstanding borrowings under our Revolving Credit Facility. We have elected, from time to time, to manage commodity price risks and interest rate fluctuations with commodity swap, interest rate swap, and interest rate cap instruments. We have not previously designated any of our derivative instruments as hedges; consequently, changes in the fair values have been recognized in earnings in the period in which the changes occurred.

We were required under our previous Term Loan agreement to purchase interest rate protection by October 25, 2006, on at least $120.0 million of the Term Loan indebtedness for not less than three years. To satisfy this requirement, on October 18, 2006, we entered into a three year interest rate cap agreement for a one-time expense of approximately $0.3 million. The interest rate cap, which expired on October 31, 2009, provided protection on $120.0 million of our long-term debt if LIBOR exceeded 6.0%.

In June 2008, we entered into a two-year interest rate swap whereby we effectively fixed the LIBOR interest rate at 3.406% plus a spread of 2.5% (total fixed rate of 5.906%) on $135.0 million of our outstanding variable rate Term Loan. The interest rate swap expired on June 30, 2010.

During the first quarter of fiscal 2010, we entered into a series of commodity swaps to mitigate risk on our fuel-related products inventory. All of the commodity swaps matured by December 31, 2009, and the resulting aggregate net realized losses of $0.7 million are reflected in cost of sales in fiscal 2010. During the second quarter of fiscal 2009, we entered into a series of commodity swaps also to mitigate risk of loss on our fuel-related products inventory. The swaps matured at various dates through December 2008, resulting in aggregate net realized gains of $3.6 million, reflected in cost of sales, in fiscal 2009.

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We were not party to any derivative financial instruments at June 30, 2010 or at any time during the six months ended December 31, 2010. Consequently, we recognized no realized or unrealized gains or losses related to derivative financial instruments during the six months ended December 31, 2010.

The following table shows the location and fair value of our derivative financial instrument reported in the Consolidated Balance Sheets at June 30, 2009 (in thousands):

Description	Balance Sheet Location	Amount
Interest Rate Swap	Accrued liabilities	$3,464

The amount of all gains and losses recognized in income on derivatives not designated as hedging instruments were as follows for the fiscal years ended June 30 (in thousands):

Description	Location of (Gains) Losses Recognized in Income on Derivatives	2010	2009	2008
Interest Rate Cap	Unrealized (gain) loss on derivatives	$—	$22	$130
Interest Rate Swap	Unrealized (gain) loss on derivatives	(3,464)	3,688	(230)
	Interest expense	4,175	1,489	—
Commodity Swaps	Cost of sales	652	(3,641)	—

		$1,363	$1,558	$(100)

NOTE H – DISTRIBUTION TO PARENT

As referred to in Note F above, $70.2 million of the proceeds from the October 5, 2010 issuance and sale of the 8 1/4% Senior Secured Notes, along with cash on hand, was used to fund a $130.0 million distribution by us to TPCGI to be used by TPCGI for dividends, stock repurchases or other returns of capital to its stockholders and for general corporate purposes. The $130.0 million distribution was made in installments of $61.4 million on December 30, 2010, $5.0 million on March 4, 2011 and $63.6 million on March 14, 2011. The December 30, 2010 distribution was used by TPCGI to purchase 2,154,188 shares of its common stock at a price of $28.50 per share in conjunction with its modified “Dutch auction” tender offer commenced on November 8, 2010. The shares purchased pursuant to the tender offer, which were immediately retired, represented approximately 11.8% of the total number of TPCGI’s shares issued and outstanding as of October 1, 2010.

On behalf of TPCGI, in conjunction with the December 30, 2010 purchase of its common shares, we paid $1.1 million of directly related fees and other costs, which is recorded at December 31, 2010 as an amount due from parent in our Consolidated Balance Sheets.

On March 3, 2011, TPCGI announced that its Board of Directors had approved a stock repurchase program for up to $30.0 million of its common stock. Purchases of common stock under the program have been and will be executed periodically in the open market or in privately negotiated transactions in accordance with applicable securities laws. The stock repurchase program does not obligate TPCGI to repurchase any dollar amount or number of shares of its common stock, does not have an expiration date and may be limited or terminated at any time by TPCGI’s Board of Directors without prior notice. Any future purchases will depend on many factors, including the market price of the shares, our business and financial position and general economic and market conditions.

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE I – INCOME TAXES

Deferred tax assets and liabilities consist of tax effects of temporary differences and net operating loss and credit carry-forwards as shown below as of the dates presented (in thousands):

	December 31, 2010	June 30,
		2010	2009
Deferred tax assets:
Loss and credit carry-forwards	$2,768	$4,523	$47,859
Accrued and other expenses	4,953	4,524	4,712
Inventory	2,377	3,026	1,885
Derivative instruments	—	—	1,263
Debt conversion cost	2,130	2,556	4,269
Stock award plans	610	1,174	2,794
Investment in limited partnership	124	—	—
Deferred revenue	1,370	670	—

	14,332	16,473	62,782
Deferred tax liabilities:
Property, plant and equipment	(118,564)	(115,444)	(104,162)
Deferred turnaround costs	(4,391)	(4,140)	(4,046)
Prepaid expenses	(1,538)	(1,929)	(2,023)
Intangible assets	(393)	(330)	(202)
Investment in limited partnership	—	(31)	(74)

	(124,886)	(121,874)	(110,507)

Net deferred tax liability	$(110,554)	$(105,401)	$(47,725)

We file a consolidated federal tax return and state tax returns in Texas and Louisiana.

In August 2008, the Internal Revenue Service (IRS) completed an audit of tax years ended June 30, 2007 and 2006, and we have received a Form 4549 from the IRS confirming that there are no changes to the tax returns filed for those years or the amounts of taxes paid or refunded. We are subject to federal income tax examinations by the IRS for periods after June 30, 2007.

In March 2008, the Texas State Comptroller of Public Accounts completed a franchise tax audit for the period January 1, 2005 through December 31, 2007, and in July 2008 we received notification from the State of Texas that no additional taxes are due for this period. In October 2010 we were notified by the Texas State Comptroller of Public Accounts that in March 2011 they will perform a routine franchise tax audit through our fiscal year ended June 30, 2009.

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our income tax expense (benefit) is comprised of the following for the periods presented (in thousands):

	Six Months Ended December 31,		Fiscal Years Ended June 30,
	2010	2009	2010	2009	2008
Current:
Federal	$131	$(39,776)	$(38,402)	$(6,849)	$396
State	337	165	391	—	(207)
Deferred
Federal	4,626	47,849	56,297	(5,256)	14,035
State	58	—	416	288	232

Total expense (benefit) for income taxes	$5,152	$8,238	$18,702	$(11,817)	$14,456

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before income taxes. The reasons for this difference are as follows for the periods presented (in thousands):

	Six Months Ended December 31,		Fiscal Years Ended June 30,
	2010	2009	2010	2009	2008
Income (loss) before income taxes	$17,306	$20,324	$49,339	$(34,419)	$41,242

Statutory federal income tax rate	35%	35%	35%	35%	35%
Computed “expected” federal income tax (benefit)	6,057	7,113	17,269	(12,047)	14,435
Increase (decrease) in tax resulting from:
Credit for increasing research and development activities	(902)	—	—	—	—
Loss of domestic production deduction as a result of 2009 NOL carry-back	—	950	950	—	—
Domestic production deduction—current year	(229)	—	(123)	—	(29)
Other, net	226	175	606	230	50

Total income tax expense (benefit)	$5,152	$8,238	$18,702	$(11,817)	$14,456

We have conducted an evaluation of tax positions taken on previous tax returns and/or to be taken in the future. Based on that evaluation, we concluded that it is more likely than not, based on the technical merits of our tax positions, that we are entitled to the economic benefits resulting from positions taken on our tax returns. Consequently, we have not recorded any liabilities related to uncertain tax positions and have not reversed any benefits previously recognized. Therefore, we have not recognized any interest or penalties related to uncertain tax positions.

Deferred taxes at June 30, 2009 included a deferred tax asset of $46.4 million, which was the tax effect of the fiscal 2009 net operating loss (NOL) carry-forward of $132.6 million. In December 2009, after we filed our fiscal 2009 federal tax return, we applied to carry back $124.3 million of the fiscal 2009 NOL to offset taxable income for fiscal years 2004, 2005 and 2006 and to receive a refund of federal income taxes paid in those years. In February 2010 we received a refund of taxes paid in fiscal 2004, 2005 and 2006 in the amount of $39.8 million. The remaining $8.3 million of the fiscal 2009 NOL was utilized to offset taxable income on the fiscal 2010 federal tax return, which was filed in February 2011.

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE J – SUPPLEMENTAL CASH FLOW DISCLOSURES

Cash paid for interest and taxes, for the periods presented, are as follows (in thousands):

	Six Months Ended December 31,		Fiscal Year Ended June 30,
	2010	2009	2010	2009	2008
Interest payments, net	$4,088	$5,534	$17,322	$15,770	$16,865
Income tax payments (refunds), net	1,975	70	(38,148)	(5,162)	4,452

The income tax refund amount for fiscal 2010 includes the fiscal 2009 NOL carry-back refund of $39.8 million.

NOTE K – COMMITMENTS AND CONTINGENCIES

We lease tank cars, barges tug boats and other equipment under non-cancelable operating leases expiring on various dates through December 2017. The future minimum lease payments under non-cancelable operating leases, in excess of one year, at December 31, 2010 consist of the following (in thousands):

2011	$15,489
2012	9,249
2013	4,785
2014	1,708
2015	1,391
Thereafter	9,807

$42,429

Total rent expense was $6.1 million and $6.1 million for the six months ended December 31, 2010 and 2009, respectively, and $12.0 million, $12.8 million and $14.4 million for fiscal 2010, 2009 and 2008, respectively.

1. Purchase Commitments

We have purchase commitments incident to the ordinary conduct of business. The prices of such purchase commitments are based on indices, which are determined from the prevailing market rates for the associated products. These commitments generally have provisions permitting cancellation upon satisfaction of notification requirements.

2. Legal Matters

From time to time, we are party to routine litigation incidental to the normal course of our business, consisting primarily of claims for personal injury or exposure to our chemical products or feedstocks, and environmental matters. We intend to defend these actions vigorously and believe, based on currently available information, that adverse results or judgments from such actions, if any, will not be material to our financial condition, results of operations or cash flows. We record reserves for contingencies when information available indicates that a loss is probable and the amount of the loss is reasonably estimable. Management’s judgment may prove materially inaccurate, and such judgment is subject to the uncertainty of litigation. Many of the personal injury or product exposure lawsuits to which we are a party are covered by insurance and are being defended by

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

our insurance carriers. To the extent that we are named in any legal proceedings relating to the assets acquired from Huntsman Petrochemical Corporation and Huntsman Fuels, LP (collectively, “Huntsman”) on June 27, 2006 where the alleged events giving rise to the proceeding occurred prior to our ownership of the assets, we should be indemnified in such proceedings by Huntsman, subject to specified terms and limitations contained in the Purchased and Sales Agreement with Huntsman.

Our contractual arrangements with our customers and suppliers are typically very complicated and can include, for example, complex index-based pricing formulas that determine the price for our feedstocks or finished products. Due to the complicated nature of our contractual arrangements, we can, from time to time, be involved in disputes with our customers and suppliers regarding the interpretation of these contracts, including the index-based pricing formulas. These disputes occur in the normal course of our business, seldom result in actual formal litigation, and are typically resolved in the context of the broader commercial relationship that we have with the customer or supplier. As described above, we record reserves for contingencies when information available indicates that a loss is probable and the amount of the loss is reasonably estimable. Management’s judgment may prove materially inaccurate, and such judgment is subject to the uncertainty of the dispute resolution or litigation process. As of December 31, 2010 and June 30, 2010 and 2009, we had not recognized any reserves related to unresolved disputes with customers or suppliers as there were no outstanding disputes.

3. MTBE Litigation

MTBE, or Methyl Tertiary Butyl Ether, is a product formerly made by our company at our Houston and Port Neches facilities. Our Houston facility still produces MTBE as an intermediary step for the production of some of our Performance Products and for limited sales in markets outside of the United States.

In March 2007, four local governmental authorities in the United States (City of Inverness Water District, City of Tampa Bay Water District, Homosassa Water District and the City of Crystal River) filed separate suits against our company and other co-defendants in the United States District Court for the Southern District of New York alleging that MTBE, a product made by several petrochemicals companies including our company, may have contaminated the soil and groundwater of their respective jurisdictions. Each of these governmental authorities sought more than $1.5 billion in compensatory and punitive damages from all of the defendants in the aggregate, including an unspecified amount of damages from us.

On March 31, 2009, eight local governmental authorities in the United States (South Farmingdale Water District, Plainview Water District, Oyster Bay Water District, Manhasset-Lakeville Water District, City of Glen Cove Water District, Garden City Park Water District, Incorporated Village of Garden City and Bethpage Water District) each filed additional separate suits against our company and other co-defendants alleging similar damages in the Supreme Court of the State of New York, County of Nassau. On March 31, 2009, four local governmental authorities in the United States (Town of Riverhead Water District, Town of Huntington/Dix Hills Water District, City of Greenlawn Water District and South Huntington Water District) each filed additional separate suits against our company and other co-defendants alleging similar damages in the Supreme Court of the State of New York, County of Suffolk. On May 12, 2009, Aqua New York of Sea Cliff, Inc., a local governmental authority in the United States, filed an additional separate suit against our company and other co-defendants alleging similar damages in the Supreme Court of the State of New York, County of Nassau. On August 31, 2009, Hampton Bays Water District, a local governmental authority in the United States, filed an additional separate suit against our company and other co-defendants alleging similar damages in the Supreme Court of the State of New York, County of Suffolk. Each of these governmental authorities sought more than $1.5 billion in compensatory and punitive damages from all of the defendants in the aggregate, including an unspecified amount of damages from us.

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We defended these claims vigorously. In July 2010, we settled all of the eighteen cases described above for an aggregate amount of approximately $1.1 million, which amount was accrued in fiscal 2010 and paid in August 2010. Orders of dismissal have been entered by the respective courts in which the cases were pending. The Port Neches acquisition agreement with Huntsman includes an obligation of Huntsman to indemnify us for claims related to MTBE without monetary limitation for up to eight years from the June 2006 closing date for any claims arising from an act predating the acquisition. There can be no assurance as to when similar lawsuits and related issues may arise or be resolved or the degree of any adverse effect these matters may have on our financial condition and results of operations. A substantial settlement payment or judgment could result in a significant decrease in our working capital and liquidity and recognition of a loss in our Consolidated Statement of Operations and Comprehensive Income.

4. Environmental and Safety Matters

We are subject to extensive federal, state, local and foreign environmental laws, regulations, rules and ordinances. These include, for example:

•

the federal Resource Conservation and Recovery Act (“RCRA”) and comparable state laws that impose requirements for the generation, handling, transportation, treatment, storage, disposal and cleanup of waste from our facilities;

•

the federal Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) also known as “Superfund,” and comparable state laws that regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent waste for disposal;

•	the federal Clean Water Act (“CWA”) and analogous state laws and regulations that impose detailed permit requirements and strict controls on discharges of waste water from our facilities; and

•

the federal Clean Air Act (“CAA”) and comparable state laws and regulations that impose obligations related to air emissions, including federal and state laws and regulations that recently took effect or are currently under development to address greenhouse gas (“GHG”) emissions.

In the ordinary course of business, we undertake frequent environmental inspections and monitoring and are subject to investigations by governmental enforcement authorities. In addition, our production facilities require a number of environmental permits and authorizations that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements or the discovery of releases of hazardous substances at or from our facilities could result in restrictions or prohibitions on plant operations, significant remedial expenditures, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict and/or joint and several liabilities. Moreover, changes in environmental regulations or the terms of our environmental permits could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

We are committed to establishing and maintaining compliance with applicable environmental, health, safety (including process safety) and security (“EHS&S”) legal requirements, and we have developed policies and management systems intended to identify the various EHS&S legal requirements applicable to our operations and facilities. We endeavor to enhance and assure compliance with applicable requirements, ensure the safety of our employees, contractors, community neighbors and customers, and minimize the generation of wastes, the emission of air contaminants and the discharge of pollutants. These EHS&S management systems also serve to foster efficiency and improvement and to reduce operating risks.

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of some of the existing laws, rules and regulations to which our business operations are subject.

Waste Management. The federal RCRA and comparable state statutes, laws and regulations regulate the generation, handling, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous solid wastes. In the course of our operations, we generate industrial wastes that are regulated as hazardous wastes.

Comprehensive Environmental Response, Compensation, and Liability Act. The federal CERCLA and comparable state statutes, laws and regulations impose joint and several liability, without regard to fault or legality of conduct, on classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the current and past owner or operator of the site where the release occurred, and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. Under CERCLA and comparable statutes, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain environmental studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

Although we believe that we have utilized operating and waste disposal practices that were standard in the industry at the time, hazardous substances, wastes or hydrocarbons may have been released on or under the properties owned or operated by us, or on or under other locations, including off-site locations, where such substances have been taken for disposal. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA, and analogous state laws. Under such laws, we could be liable for damages and could be required to remove previously disposed substances and wastes, or remediate contaminated property to prevent future contamination.

To the extent that liabilities arise from operations or events relating to our Port Neches facility that occurred prior to our ownership of the facility, we will generally be entitled to be indemnified by Huntsman for eight years after the June 2006 closing, subject to the terms and limitations of the indemnity provisions contained in the Purchase and Sale Agreement with Huntsman. We can provide no assurance, however, that all of such matters will be covered by the indemnity, that the indemnifying party will honor its obligations, or that the existing indemnities will be sufficient to cover the liabilities for such matters.

Water Discharges. The federal CWA and comparable state statutes, laws, and regulations impose restrictions and strict controls with respect to the discharge of pollutants in waste water and storm water, including spills and leaks of oil and other substances, into regulated waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the United States Environmental Protection Agency (“EPA”) or an analogous state agency. Spill prevention, control and countermeasure requirements may require appropriate containment berms and similar structures to help prevent the contamination of regulated waters in the event of a petroleum hydrocarbon tank spill, rupture or leak. Regulatory agencies can also impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations.

Air Emissions. The federal CAA and comparable state statutes, laws and regulations regulate emissions of various air pollutants or contaminants through air emissions permitting programs and the imposition of other requirements. Such laws and regulations may require a facility to obtain pre-approval for the construction or modification of projects or facilities expected to emit air contaminants or result in the increase of existing

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

emissions of air contaminants, and to obtain and strictly comply with air permits containing various emissions limitations and operational requirements, including the utilization of specific emission control technologies to limit emissions of particular pollutants. In addition, the EPA and state regulatory agencies have developed, and continue to develop, stringent regulations governing emissions of air contaminants at specified sources. Regulatory agencies can also impose administrative, civil and criminal penalties for non-compliance with air permits or other legal requirements regarding air emissions. Depending on the state-specific statutory authority, individual states may be able to impose air emissions limitations that are more stringent than the federal standards imposed by the EPA.

Permits and related compliance obligations under the CAA, as well as changes to state implementation plans for controlling air emissions in regional non-attainment areas, including the Houston-Galveston-Brazoria ozone non-attainment area, may require our operations to incur future capital expenditures in connection with the addition or modification of existing air emission control equipment and strategies. For example, as part of our efforts to comply with rules changes related to the emissions of nitrogen oxides (“NOx”) from our facilities, we installed two new, low-NOx boilers at each of our Houston and Port Neches facilities in fiscal 2006 through 2008, for a total capital investment of approximately $40 million. Failure to comply with these emission control requirements could subject us to monetary penalties, injunctions, conditions or restrictions on operations and enforcement actions. Our facilities may also be required to incur certain material capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions.

Legislative and regulatory measures to address concerns that emissions of carbon dioxide, methane and other certain gases—commonly referred to as GHGs, may be contributing to warming of the Earth’s atmosphere are in various phases of discussions or implementation at the international, national, regional and state levels. The petrochemical industry is a direct source of certain GHG emissions, namely carbon dioxide, and future restrictions on such emissions could impact our future operations. In the United States, federal legislation imposing restrictions on GHG is under consideration. In addition, EPA has promulgated a series of rulemakings and other actions intended to result in the regulation of GHGs as pollutants under the CAA. In April 2010, EPA promulgated final motor vehicle GHG emission standards, which apply to vehicle model years 2012-2016. EPA has taken the position that the motor vehicle GHG emission standards triggered CAA permitting requirements for certain affected stationary sources of GHG emissions beginning on January 2, 2011. In May 2010, EPA finalized the Prevention of Significant Deterioration and Title V GHG Tailoring Rule, which phases in federal new source review and Title V permitting requirements for certain affected stationary sources of GHG emissions, beginning on January 2, 2011. These EPA rulemakings could affect our operations and ability to obtain air permits for new or modified facilities.

Furthermore, in 2010, EPA regulations became effective that require monitoring and reporting of GHG emissions on an annual basis, including extensive GHG monitoring and reporting requirements. Following a six-month extension issued by the EPA, the first emissions reports required under the new rule are due on or before September 30, 2011. Although this new rule does not control GHG emission levels from any facilities, it will cause us to incur monitoring and reporting costs.

Lastly, lawsuits have been filed seeking to require individual companies to reduce GHG emissions from their operations or to recover damages allegedly resulting from those emissions. These and other lawsuits relating to GHG emissions may result in decisions by state and federal courts or regulatory agencies that could impact our operations and ability to obtain certifications and permits to construct future projects.

Passage of climate change legislation or other federal or state legislative or regulatory initiatives that regulate or restrict GHG emissions in areas in which we conduct business could adversely affect the demand for our products, and depending on the particular program adopted, could increase the costs of our operations,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

including costs to operate and maintain our facilities, to install new emission controls on our facilities, to acquire allowances to authorize our GHG emissions, to pay any taxes related to our GHG emissions and/or to administer and manage a GHG emissions program. At this time, it is not possible to accurately estimate how laws or regulations addressing GHG emissions would impact our business, but we do not believe that the impact on us will be any more burdensome to us than to any other similarly situated companies.

Our business also could be negatively affected by physical changes in weather patterns. A loss of coastline in the vicinity of our facilities, which are located near the Gulf of Mexico, or an increase in severe weather patterns, could result in damages to or loss of our physical assets and/or a disruption of our supply and distribution channels. Changes of this nature could have a material adverse impact on our business. At this time, it is not possible to accurately project the effects of any such indirect impacts.

In addition to potential direct impacts on us, climate change legislation or regulation and/or physical changes or changes in weather patterns could affect entities that provide goods and services to us and indirectly have an adverse effect on our business as a result of increases in costs or availability of such goods and services. At this time it is not possible to accurately project the effects of any such indirect impacts.

In addition to the requirements imposed upon us by law, we also enter into other agreements from time to time with state and local environmental agencies either to avoid the risks of potential regulatory action against us or to implement improvements that exceed current legal requirements. To that end, we have entered into the following agreement that will require us to reduce our emissions of butadiene and other volatile organic compounds at our Houston facility:

•

In January 2009, we signed an Agreed Corrective Action Order (“ACAO”) with Texas Commission on Environmental Quality (TCEQ) related to our Houston facility. The ACAO was approved by the TCEQ Commissioners in April 2009 following a public agenda hearing. The ACAO obligates us to undertake a five-year, $20 million incremental spending program on projects designed to enhance environmental performance that would not normally have been done as part of routine maintenance at our Houston facility. We expect to implement the required measures and incur the incremental spending through a combination of (a) increases in our annual maintenance and capital expenditures throughout the five-year period and (b) additional expenditures in connection with our regularly scheduled turnarounds (typically occurring every three to four years). We expect to fund the incremental expenditures from our operations and/or from borrowings under our Revolving Credit Facility and do not expect the expenditures to have a material impact on our operations or liquidity. As of November 2010, our expenditures on enhanced environmental performance projects in satisfaction of our obligation under the ACAO totaled approximately $6.2 million. In the ACAO, we also commit to reduce emissions of volatile organic compounds from discrete emissions events at our Houston facility on a rolling twelve-month basis by more than thirty-five percent of annual pre-ACAO levels. We are currently in compliance with all requirements in the ACAO.

Chemical Product Safety Regulation. The products we make are subject to laws and regulations governing chemical product safety, including the federal Toxic Substances Control Act (“TSCA”) and chemical product safety laws in jurisdictions outside the United States where our products are distributed. The goal of TSCA is to prevent unreasonable risks of injury to health or the environment associated with the manufacture, processing, distribution in commerce, use or disposal of chemical substances. Under TSCA, the EPA has established reporting, record-keeping, testing and control-related requirements for new and existing chemicals with which we must comply. In September 2009, EPA initiated a comprehensive approach to enhance the management of chemicals under TSCA and announced principles for strengthening U.S. chemical management laws. Changes in chemicals management regulations or laws could impose additional regulatory burdens and costs on us and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

others in the industry. In December 2006, the European Union adopted a new regulatory framework concerning the Registration, Evaluation and Authorization of Chemicals (known as REACH), which became effective on June 1, 2007. One of its main objectives is the protection of human health and the environment. REACH requires manufacturers and importers to gather information on the properties of their substances that meet certain volume or toxicological criteria and register the information in a central database to be maintained by the European Chemical Agency in Finland. REACH also contains a mechanism for the progressive substitution of the most dangerous chemicals when suitable alternatives have been identified. We met the deadline of December 1, 2008 for the pre-registration of those chemicals manufactured in, or imported into, the European Economic Area in quantities of one metric ton or more that were not otherwise exempted. Complete registrations containing extensive data on the characteristics of the chemicals will be required in three phases, depending on production usage or tonnage imported per year, and the toxicological criteria of the chemicals. The first registrations are required in 2010; subsequent registrations are due in 2013 and 2018. We registered five chemicals in 2010 to meet our initial obligations under REACH. The toxicological criteria considered for registration determinations are carcinogenicity, mutagenicity, reproductive toxicity (category 1 and 2), and aquatic toxicity. By June 1, 2011, companies are required to notify the European Chemicals Agency of products containing above 0.1 percent of substances of very high concern on the candidate list for authorization. By June 1, 2013, the European Commission will review whether substances with endocrine disruptive properties should be authorized if safer alternatives exist. By June 1, 2019, the European Commission will determine whether to extend the duty to warn from substances of very high concern to those that could be dangerous or unpleasant. We do not expect that the costs to comply with current chemical product safety requirements or REACH will be material to our financial condition, results of operations or cash flows. It is possible that other regions in which we operate could follow the European Union approach and adopt more stringent chemical product safety requirements.

Health and Safety Regulation. We are subject to the requirements of the federal Occupational Safety and Health Act and comparable state statutes, laws and regulations. These laws and the implementing regulations strictly govern the protection of the health and safety of employees. Failure to comply with these requirements could subject us to monetary penalties, injunction and enforcement actions. The Occupational Safety and Health Administration’s (“OSHA”) hazard communication standard, the EPA’s community right-to-know regulations under Title III of CERCLA and similar state laws require that we organize and/or disclose information about hazardous materials used or produced in our operations.

Our operations are also subject to standards designed to ensure the safety of our processes, including OSHA’s Process Safety Management standard. The Process Safety Management standard imposes requirements on regulated entities relating to the management of hazards associated with highly hazardous chemicals. Such requirements include conducting process hazard analyses for processes involving highly hazardous chemicals, developing detailed written operating procedures, including procedures for managing change, and evaluating the mechanical integrity of critical equipment. As a result of a process safety audit of our Houston plant conducted by OSHA’s local office under its process safety Regional Emphasis Program, we entered into a compliance agreement on October 6, 2007 with OSHA, which agreement requires us to implement certain corrective actions on a three-year timetable through June 2010. We met all of the abatement and corrective action requirements in compliance with the deadlines in the compliance agreement. In addition, we expect to incur capital expenditures in the future as part of our ongoing baseline capital expenditure program to address the findings of the ongoing process hazard assessments, including expenditures to upgrade equipment and instrumentation at our Houston and Port Neches plants.

Security Regulation. We are subject to the requirements of the United States Department of Homeland Security’s Chemical Facility Anti-Terrorism Standard at our Baytown facility and the Marine Transportation Security Act at our Houston, Port Neches, and Lake Charles facilities. These requirements establish minimum

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

standards for security at chemical facilities and marine-based chemical facilities, respectively. We are currently in the process of scope definition and engineering design of facility modifications for compliance with these requirements. Under the Marine Transportation Security Act, we have been awarded various matching grants to assist with development and implementation of enhanced security systems at our Houston, Port Neches and Lake Charles facilities.

NOTE L – EMPLOYEE BENEFITS

1. Retirement Plan

We sponsor a defined contribution plan that is available to all full-time employees after the first day of the month following their employment date. Employees can contribute up to 25% of their base compensation to a tax-deferred fund not to exceed $16,500 for 2010 and 2009 and $15,500 for 2008. We match at the rate of one dollar for each dollar contributed by the employee up to 5% of such employee’s base compensation and company contributions vest immediately. Our expense to match employee contributions during the six months ended December 31, 2010 and 2009 was $1.1 million and $1.0 million, respectively. Our expense to match employee contributions was $2.1 million, $2.0 million, and $2.1 million for fiscal 2010, 2009 and 2008, respectively. Additionally, we made discretionary quarterly contributions to the plan of $0.5 million, $0.5 million, $1.0 million, $0.5 million, and $0.9 million for the six months ended December 31, 2010 and 2009 and fiscal 2010, 2009 and 2008, respectively.

2. Stock Compensation Plans

In December 2004, stockholders of TPCGI approved the 2004 Stock Award Plan (the “2004 Plan”). In March 2006, TPCGI amended the 2004 Plan to authorize up to an additional 788,433 shares of TPCGI common stock under the 2004 Plan. The 2004 Plan authorized 2,613,317 shares of TPCGI common stock in the form of 1,331,722 stock options and 1,281,595 restricted stock awards for issuance to certain of its directors, officers and employees. The stock option and restricted stock awards under the 2004 Plan vest in a period of five years or less. While the 2004 Plan expired on its own terms effective December 15, 2010 for purposes of new grants, certain awards remain in effect after the 2004 Plan’s expiration date, per the terms of the award agreements.

In November 2008, stockholders of TPCGI approved the 2009 Long-Term Incentive Plan (the “2009 Plan”), which authorizes up to 1,125,000 shares of common stock for awards granted in whole or in part, in common stock, including rights or options which may be exercised for or settled in TPCGI common stock. Awards under the 2009 Plan vest over a period of ten years or less, per the terms of the award agreements. The 2009 Plan expires on its own terms effective November 11, 2018 for purposes of new grants.

As of December 31, 2010, grants issued under the 2009 Plan consisted of Restricted Stock awards, Performance Unit awards and Restricted Stock Units. Restricted Stock awards are participating awards and vest over a period of one year or less. Performance Unit awards will cliff vest on December 31, 2012 and the number of shares to be issued will vary depending on the three year average return on invested capital ending on that date. Restricted Stock Units vest ratably over the three calendar years ending December 31, 2012.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the activity under TPCGI’s 2004 Plan and 2009 Plan for the six months ended December 31, 2010 and fiscal 2010 and 2009 and the number of stock awards available and outstanding at December 31, 2010 and June 30, 2010 and 2009:

	2004 Stock Award Plan			2009 Long Term Incentive Plan
	Available	Stock options	Restricted stock	Available	Performance unit awards	Restricted stock units	Restricted stock
Balance at July 1, 2008	4	1,183,599	558,428	—	—	—	—
Shares authorized	—	—	—	1,125,000
Granted	—	—	—	—	—	—	—
Forfeited/cancelled	9,800	(8,500)	(1,300)	—	—	—	—
Exercised/vested	—	(3,000)	(261,730)	—	—	—	—

Balance at June 30, 2009	9,804	1,172,099	295,398	1,125,000	—	—	—

Granted	—	—	—	(190,823)	98,195	38,280	54,348
Forfeited/cancelled	658,230	(604,786)	(53,444)	—	—	—	—
Exercised/vested	—	(298,446)	(217,219)	—	—	—	—

Balance at June 30, 2010	668,034	268,867	24,735	934,177	98,195	38,280	54,348

Granted	—	—	—	(5,448)	—	—	5,448
Forfeited/cancelled	141,042	(139,042)	(2,000)	8,746	(8,746)	—	—
Plan expiration—December 15, 2010	(809,076)	—	—	—	—	—	—
Exercised/vested	—	(82,700)	(12,800)	—	—	—	(54,348)

Balance at December 31, 2010	—	47,125	9,935	937,475	89,449	38,280	5,448

Upon option exercises, shares are issued out of the shares reserved that are authorized under the plans.

We recognize deferred tax benefits as we recognize stock-based compensation expense over the vesting period since actual tax deductions are typically not realized until the time stock options are exercised or restricted stock grants vest. If the actual tax deduction exceeds the cumulative compensation expense recognized in the financial statements, the tax benefit associated with such excess deduction is considered to be a “windfall” benefit and is recognized as additional paid-in capital (APIC). If the actual tax deduction is less than the cumulative compensation expense recognized, the difference is considered to be a “shortfall” and the associated deferred tax benefit is charged to APIC to the extent of the accumulated amount of previously recognized windfalls, with any remainder charged to income tax expense.

Stock-based compensation expense for six months ended December 31, 2010 and 2009 was $0.7 million and $0.6 million, respectively, and for fiscal 2010, 2009 and 2008 was $1.2 million, $7.1 million and $7.3 million, respectively. Stock-based compensation expense was recorded as a component of general and administrative expense in the accompanying Consolidated Statements of Operations. The fair value of the shares that vested during the six months ended December 31, 2010 was $2.3 million. The tax benefits related to stock-based compensation included in income tax expense for the six months ended December 31, 2010 and 2009, and for fiscal 2010, 2009 and 2008, was $0.3 million, $0.2 million, $0.4 million, $2.5 million and $2.6 million, respectively.

The tax deduction related to stock-based compensation for the six months ended December 31, 2010 will be approximately $2.2 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Tax benefit windfalls are reported in the Consolidated Statements of Cash Flows as inflows from financing activities, with offsetting outflows from operating activities, and tax benefit shortfalls are reported as outflows from operating activities. The tax benefit windfall for the six months ended December 31, 2010 was $0.5 million, and for fiscal 2010, 2009 and 2008 were $0.3 million, $0.2 million and $0.8 million, respectively. The tax benefit shortfall for the six months ended December 31, 2010 was $0.6 million, and for fiscal 2010, 2009 and 2008 the shortfalls were $1.4 million, $0.6 million and $0.0 million respectively.

The fair value of options granted is estimated on the date of grant using a Black-Scholes option pricing model. The expected term of the options is based on evaluations of historical and expected future employee exercise behavior. The risk-free interest rate is based on the U.S. Treasury rate at the date of grant with maturity dates approximately equal to the expected life at the grant date. Volatility is based on historical volatility of TPCGI’s stock. TPCGI has not historically paid any dividends.

Provided below are the assumptions used to estimate fair value of the options granted in fiscal 2008. No options have been granted subsequent to fiscal 2008.

	Six Months Ended December 31, 2010	Fiscal Year Ended June 30,
		2010	2009	2008
Expected term (years)	N/A	N/A	N/A	4.5
Risk-free interest rate	N/A	N/A	N/A	3.6%
Volatility	N/A	N/A	N/A	22.3%
Dividend yield	N/A	N/A	N/A	0.0%

The following table summarizes the components of TPCGI’s stock-based compensation programs recorded as expense for the periods shown (in thousands):

	Six Months Ended December 31,		Fiscal Year Ended June 30,
	2010	2009	2010	2009	2008
		(Unaudited)
Restricted stock, restricted stock units and performance units:
Pretax compensation expense	$667	$250	$1,054	$5,460	$5,569
Tax benefit	(233)	(88)	(369)	(1,911)	(1,949)

Expense, net of tax	434	163	685	3,549	3,620

Stock options:
Pretax compensation expense	33	126	129	1,680	1,754
Tax benefit	(12)	(44)	(45)	(588)	(614)

Expense, net of tax	21	82	84	1,092	1,140

Total stock based compensation:
Pretax compensation expense	700	376	1,183	7,140	7,323
Tax benefit	(245)	(132)	(414)	(2,499)	(2,563)

Expense, net of tax	$455	$244	$769	$4,641	$4,760

As of December 31, 2010, we had unrecognized compensation cost of $1.7 million related to restricted stock, restricted stock units and performance unit awards and essentially no remaining cost related to stock

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

options. The unrecognized compensation costs are expected to be recognized over a weighted average period of approximately 2.0 years for the restricted stock, restricted stock units and performance unit awards and over the next six months with respect to stock options.

The following table summarizes the option activity under the 2004 Plan for the six months ended December 31, 2010 and the status as of December 31, 2010:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life in years	Aggregate intrinsic value
Outstanding at June 30, 2010	268,867	$24.27
Granted	—	—
Canceled	(139,042)	25.62
Exercised	(82,700)	21.15

Outstanding at December 31, 2010	47,125	$25.80	1.0	$213,236

Fully vested and expected to vest at December 31, 2010	47,125	$25.80	1.0	$213,236

Exercisable at December 31, 2010	28,000	$26.70	0.9	$101,460

The weighted average grant-date fair value of options granted during fiscal 2008 was $4.83. The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value that would have been received by the option holders had all option holders exercised their options on December 31, 2010. The aggregate intrinsic value represents the aggregate amount by which TPCGI’s closing stock price on the last trading day of fiscal 2010 exceeded the exercise price of each outstanding stock option. Aggregate intrinsic value will change based on the fair market value of TPCGI’s stock. The total intrinsic value of stock options exercised during the six months ended December 31, 2010, and fiscal 2010, 2009 and 2008 was $0.7 million, $2.0 million, $0.0 million and $0.2 million, respectively.

3. Defined Benefit Pension Plan

On January 1, 2007, we established a cash balance plan (the “Cash Balance Plan”) for the benefit of represented employees at the Port Neches facility acquired from Huntsman in June 2006. Participation in the Cash Balance Plan is subject to terms of negotiated contracts. For participating employees, the Cash Balance Plan benefit formula provides annual pay credits from 4% to 12% of eligible pay, depending on age and service, plus accrued interest. Participants with service under the Huntsman defined benefit plan may be eligible for additional annual pay credits from 1% to 8%, depending on their age and service as of that date, for up to five years. The plan’s assets are maintained by trustees in separately managed portfolios consisting of equity and fixed income securities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Provided below, for the periods presented, are the components of the changes in the benefit obligation and plan assets and, as of the dates presented, a reconciliation of the funded status to the assets and liabilities recognized in the Consolidated Balance Sheets (in thousands):

	December 31, 2010	June 30,
		2010	2009
Change in benefit obligation:
Benefit obligation at beginning of period	$4,776	$3,563	$1,877
Service cost	662	1,325	1,334
Interest cost	125	220	128
Actuarial (gain) loss	(431)	378	240
Benefit payments	(46)	(710)	(16)

Benefit obligation at end of period	5,086	4,776	3,563

Change in plan assets:
Fair value of plan assets at beginning of period	3,522	2,129	1,250
Actual return on plan assets	845	319	(310)
Employer contributions	798	1,788	1,209
Benefit payments	(46)	(710)	(16)
Expenses	(4)	(4)	(4)

Fair value of plan assets at end of period	5,115	3,522	2,129

Funded status, end of period	$29	$(1,254)	$(1,434)

Reconciliation of accrued liability:
Accrued liability at beginning of period	$(170)	$(494)	$(310)
Net periodic pension cost for the period	(709)	(1,464)	(1,393)
Employer contributions	798	1,788	1,209

	(81)	(170)	(494)
Accumulated amounts recognized in OCI (before tax)	110	(1,084)	(940)

Total asset (liability) recognized in Consolidated Balance Sheets	$29	$(1,254)	$(1,434)

The pension asset at December 31, 2010 is recorded in Other Assets and the pension liability at June 30, 2010 and 2009 are recorded in Accrued Liabilities.

Provided below, for the periods presented, are the components of net pension expense (in thousands):

	Six Months Ended December 31,		Fiscal Year Ended June 30,
	2010	2009	2010	2009	2008
		(Unaudited)
Components of net pension expense:
Service cost	$662	$664	$1,325	$1,334	$1,141
Interest cost	125	110	220	128	35
Expected return on assets	(108)	(70)	(138)	(81)	2
Amortization of actuarial loss	30	28	57	12	2

	$709	$732	$1,464	$1,393	$1,180

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The projected net pension expense for the fiscal year ending December 31, 2011 consists of the following components (in thousands):

Service cost	$1,079
Interest cost	268
Expected return on assets	(316)

$1,031

Following are the weighted average assumptions used to determine benefit obligations as of the dates presented and net pension expense for the periods ended on the dates presented:

	December 31, 2010	June 30,
		2010	2009	2008
Discount rate	5.54%	6.20%	6.82%	6.50%
Expected return on plan assets	6.50%	6.50%	6.50%	6.50%
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%

The measurement date for our defined benefit pension plan is as of the end of our fiscal year. Our pension plan assets are managed by outside investment managers. Our investment strategy with respect to pension plan assets is to maximize returns while preserving principal. At December 31, 2010, pension plan assets were invested 80.9% in equity securities, 16.3% in debt securities and 2.8% in cash equivalents. The expected return on assets assumption was determined based on the anticipated performance of the various asset classes in the plan’s portfolio.

Provided below, for the periods presented, are benefit payments expected to be paid to eligible plan participants under our defined benefit pension plan (in thousands):

2011	$525
2012	307
2013	427
2014	297
2015	401
2016 - 2020	2,348

NOTE M – CONCENTRATION RISKS

We had sales to customers outside the United States during the six months ended December 31, 2010 and 2009 of $38.0 million and $44.0 million, respectively, and for fiscal 2010, 2009 and 2008 we had such sales of $156.7 million, $90.5 million and $78.5 million, respectively.

Sales to customers who accounted for at least 10% of our sales for the periods presented are as follows:

	Six Months Ended December 31,		Fiscal Year Ended June 30,
	2010	2009	2010	2009	2008
		(Unaudited)
Firestone Polymers LLC	11%	*	*	*	*
Invista S. ar.l	10%	*	*	*	*
Goodyear Tire & Rubber Company	*	12%	10%	14%	12%

*	Less than 10% of revenue.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We perform ongoing credit evaluations of our customers and generally do not require collateral for accounts receivable. Historically, our credit losses have been minimal.

Customers who accounted for at least 10% of our accounts receivable balance as of the dates presented are as follows:

	December 31, 2010	June 30,
		2010	2009
Goodyear-SRI Global Purchasing Company	16%	*	*
SI Group Inc.	14%	*	15%
Dow Chemical Company	*	11%	*
Valero Marketing and Supply Company	*	*	12%
Motiva Enterprises LLC	*	*	11%

*	Less than 10% of accounts receivable balance.

A small number of suppliers for our feedstocks account for a significant percentage of our feedstock purchases. Our top five suppliers accounted for an aggregate of 39.3%, 44.6%, 35.7%, 34.6% and 31.5% of our vendor purchases in the six months ended December 31, 2010 and 2009 and in fiscal 2010, 2009 and 2008, respectively.

Some of the employees at our Port Neches facility are covered by collective bargaining agreements that expire in February 2012. To the extent that we experience work stoppages in the future as a result of labor disagreements, a prolonged labor disturbance at one or more of our facilities could have a material adverse effect on our operations.

NOTE N – RELATED PARTY TRANSACTIONS

We have a 50% limited partnership interest in Hollywood/Texas Petrochemicals LP. We and Kirby Inland Marine, Inc. formed the limited partnership to operate four barges capable of transporting chemicals. During the six months ended December 31, 2010 and 2009 and fiscal years 2010, 2009 and 2008, we paid Kirby Inland Marine, Inc. $4.4 million, $5.8 million, $13.7 million, $16.0 million and $16.1 million, respectively, for barge and tug boat services. As of December 31, 2010 and June 30, 2010 and 2009, we owed Kirby Inland Marine, Inc, $0.4 million, $0.5 million and $0.5 million, respectively.

As discussed in Note H, we made a capital distribution of $130.0 million to our parent company, TPCGI, in installments of $61.4 million on December 30, 2010, $5.0 million on March 4, 2011 and $63.6 million on March 14, 2011.

We had amounts due from our parent company, TPCGI, of $3.5 million, $5.7 million and $5.1 million at December 31, 2010 and June 30, 2010 and 2009, respectively.

NOTE O – SEGMENT INFORMATION

We manage our core business as two operating segments based on the products we offer and the markets we serve. Our organizational structure is designed to most effectively manage our business segments and service the needs of our customers. Our operating segments are the C4 Processing business and the Performance Products business.

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the C4 Processing segment, we process the crude C4 stream into several higher value components, namely butadiene, butene-1, raffinates and MTBE. In our Performance Products segment, we produce high purity isobutylene, and we process isobutylene to produce higher value derivative products, such as polyisobutylene and diisobutylene. We also process refinery grade propylene into nonene, tetramer and associated by-products. With the completion of our isobutylene processing unit in the first quarter of fiscal 2008, we idled our Houston dehydrogenation units and stopped production of MTBE from those units. Subsequent to the dehydrogenation units being idled, MTBE has been produced only from our C4 processing activities at significantly reduced volumes, and is used either as a feedstock to the Performance Products segment or sold opportunistically into overseas markets. From third quarter of fiscal 2008 forward, MTBE revenues and operating results are included in our C4 Processing segment category for reporting purposes.

We produce steam and electricity for our own use at our Houston facility and we sell a portion of our steam production as well as excess electricity. The revenues and expenses related to sale of steam and electricity are not significant and are included in the C4 Processing segment.

The primary products produced in our C4 Processing segment and their primary uses are as follows:

•	Butadiene—primarily used to produce synthetic rubber that is mainly used in tires and other automotive products;

•	Butene-1—primarily used in the manufacture of plastic resins and synthetic alcohols;

•	Raffinates—primarily used in the manufacturing of alkylate, a component of premium unleaded gasoline; and

•	Methyl Tertiary Butyl Ether (“MTBE”)—primarily used as a gasoline blending stock.

The primary products produced in our Performance Products segment and their primary uses are as follows:

•	High purity isobutylene (“HPIB”)—primarily used in the production of synthetic rubber, lubricant additives, surfactants and coatings;

•	Conventional polyisobutylenes (“PIB”) and highly reactive polyisobutylenes (“HR-PIB”)—primarily used in the production of fuel and lubricant additives, caulks, adhesives, sealants and packaging;

•	Diisobutylene—primarily used in the manufacture of surfactants, plasticizers and resins; and

•	Nonene and tetramer—primarily used in the production of plasticizers, surfactants, and lubricant additives.

1. Reportable Segments

The following table provides revenues, cost of sales, operating expenses and Adjusted EBITDA by reportable segment (amounts in thousands) for the six-month periods ended December 31, 2010 and 2009 and the three most recent fiscal years ended June 30, 2010, 2009 and 2008. Revenues, cost of sales, operating expenses and Adjusted EBITDA in the table below for the six-month period ended December 31, 2010 and fiscal years ended June 30, 2010, 2009 and 2008 are derived from our audited Consolidated Statements of Operations. All information presented for the six-month period ended December 31, 2009 constitute unaudited information.

Adjusted EBITDA is not a measure computed in accordance with generally accepted accounting principles in the United States (GAAP). A non-GAAP financial measure is a numerical measure of historical or future

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows (or equivalent statements); or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Since Adjusted EBITDA is not a measure computed in accordance with GAAP, it is not intended to be presented herein as a substitute to operating income or net income as indicators of the Company’s operating performance. Adjusted EBITDA is the primary performance measurement used by our senior management and TPCGI’s Board of Directors to evaluate operating results and to allocate capital resources between our business segments. As a complement to financial measures provided in accordance with GAAP, management believes that Adjusted EBITDA assists investors and lenders who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance outlook and trends and distort comparability. In addition, management believes a presentation of Adjusted EBITDA on a segment and consolidated basis enhances overall understanding of our performance by providing a higher degree of transparency for such items and providing a level of disclosure that helps investors understand how management plans, measures and evaluates our operating performance and allocates capital.

We calculate Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization (EBITDA), which is then adjusted to remove or add back certain items. These items are identified below in the reconciliation of Adjusted EBITDA to Net Income (Loss), the GAAP measure most directly comparable to Adjusted EBITDA. As shown in the table below, we have revised our previous definition of Adjusted EBITDA for the C4 Processing segment for all prior periods to remove the effect of business interruption insurance recoveries and unauthorized freight recoveries/payments. We have concluded that removal of these items, which we consider to be non-recurring in nature, enhances the period-to-period comparability of our operating results and is more useful to securities analysts, investors and other interested parties in their understanding of our operating performance. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies; therefore, it may not be comparable to other companies.

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial results by operating segment for the periods presented are as follows (in thousands):

	Six Months Ended December 31,		Fiscal Year Ended June 30,
	2010	2009	2010	2009	2008
		(unaudited)
Revenues:
C4 Processing	$792,427	$604,410	$1,328,687	$1,061,939	$1,483,736
Performance Products	193,078	151,515	359,797	314,935	466,352
MTBE(1)	—	—	—	—	66,110

	$985,505	$755,925	$1,688,484	$1,376,874	$2,016,198

Cost of sales(2):
C4 Processing	$705,004	$524,384	$1,157,899	$940,798	$1,306,666
Performance Products	150,039	124,785	286,257	253,375	386,340
MTBE(1)	—	—	—	—	59,185

	$855,043	$649,169	$1,444,156	$1,194,173	$1,752,191

Operating expenses(2):
C4 Processing	$47,907	$46,671	$96,614	$98,442	$93,947
Performance Products	19,161	18,338	36,567	33,826	36,527
MTBE(1)	—	—	—	—	717

	$67,068	$65,009	$133,181	$132,268	$131,191

Adjusted EBITDA—as previously reported(3):
C4 Processing		$50,407	$91,225	$37,391	$82,624
Performance Products		8,391	36,974	27,736	43,485
MTBE(1)		—	—	—	6,207
Corporate		(11,604)	(26,362)	(24,822)	(28,767)

		$47,194	$101,837	$40,305	$103,549

Adjusted EBITDA—as defined during the six months ended December 31, 2010(3):
C4 Processing(4)	$39,516	$33,356	$74,174	$22,697	$83,123
Performance Products	23,879	8,391	36,974	27,736	43,485
MTBE(1)	—	—	—	—	6,207
Corporate	(11,256)	(11,604)	(26,362)	(24,822)	(28,767)

	$52,139	$30,143	$84,786	$25,611	$104,048

(1)	As reported in the above table, the “MTBE” segment represents MTBE produced by our Houston dehydrogenation units. In conjunction with the start-up of our isobutylene processing unit in the first quarter of fiscal 2008, the dehydrogenation units were idled, and all MTBE produced from those units was sold by the end of the second quarter of fiscal 2008. Beginning with third quarter of fiscal 2008, MTBE production as a byproduct of the crude C4 isobutylene process was insignificant, and related revenues and operating results were included in the C4 Processing segment.
(2)	Does not include depreciation and amortization expense.

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(3)	See above for a discussion of Adjusted EBITDA and the revision of our previous definition of Adjusted EBITDA to remove from Adjusted EBITDA the effect of the business interruption insurance recoveries and the unauthorized freight payments/recoveries. See below for reconciliations of Adjusted EBITDA to Net Income (Loss) for the periods presented. Net Income (Loss) is the most directly comparable GAAP measure reported in the Consolidated Statements of Operations.
(4)	In accordance with our December 31, 2010 definition of Adjusted EBITDA, as described above, the business interruption insurance recoveries in fiscal 2010 and 2009 and the unauthorized freight recoveries and payments in fiscal 2009 and 2008 have been removed from C4 Processing segment Adjusted EBITDA for purposes of this presentation, since we believe inclusion of these items in Adjusted EBITDA would distort comparability between the periods presented.

The following table provides a reconciliation of Adjusted EBITDA to Net Income (Loss) (in thousands) for the six months ended December 31, 2010 and 2009 and the three most recent fiscal years ended June 30, 2010, 2009 and 2008. Net Income (Loss) is the most directly comparable GAAP measure reported in the Consolidated Statements of Operations.

	Six Months Ended December 31,		Fiscal Year Ended June 30,

	2010	2009	2010	2009	2008
		(Unaudited)
Net income (loss)	$12,154	$12,086	$30,637	$(22,602)	$26,786
Income tax expense (benefit)	5,152	8,238	18,702	(11,817)	14,456
Interest expense, net(1)	14,371	7,494	15,007	16,817	18,876
Depreciation and amortization	19,762	20,117	39,769	41,899	35,944

EBITDA	51,439	47,935	104,115	24,297	96,062

Impairment of assets	—	—	—	5,987	—
Loss on sale of assets	—	—	—	—	1,092
Non-cash stock-based compensation	700	631	1,186	6,311	6,494
Unrealized (gain) loss on derivatives	—	(1,372)	(3,464)	3,710	(99)

Adjusted EBITDA as previously reported		47,194	101,837	40,305	103,549
Unauthorized freight (recoveries) payments	—	—	—	(4,694)	499
Business interruptions insurance recoveries	—	(17,051)	(17,051)	(10,000)	—

Adjusted EBITDA—as defined during the six months ended December 31, 2010	$52,139	$30,143	$84,786	$25,611	$104,048

(1)	Includes $3.0 million write-off of previously deferred debt issuance costs related to the Term Loan discussed in Note F above.

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Segment Assets

We do not identify and report assets by segment internally; consequently, such information is not presented herein.

3. Intersegment Sales

Inter-segment product transfers from the C4 Processing segment to the Performance Products segment are not significant and, as such, are not reported as inter-segment revenues.

4. Geographic Areas

We do not conduct operations or have long-lived assets in countries other than the United States.

NOTE P – SUPPLEMENTAL GUARANTOR INFORMATION

On October 5, 2010, TPC Group LLC issued and sold the Notes with an aggregate principal amount of $350.0 million. As per the Indenture governing the Notes, the Notes are fully and unconditionally and jointly and severally guaranteed (the “Guarantees”) initially by all of TPC Group LLC’s material domestic subsidiaries. Each of the subsidiary guarantors is 100% owned by TPC Group LLC, and there are no subsidiaries of TPC Group LLC other than the subsidiary guarantors. Condensed consolidating financial information with respect to the guarantors is presented below. There are no significant restrictions on the ability of TPC Group LLC or any subsidiary guarantor to obtain funds from its subsidiaries by dividend or loan.

The following tables set forth condensed consolidating balance sheets as of December 31, 2010, June 30, 2010, 2009 and 2008 and condensed consolidating statements of operations for six months ended December 31, 2010 and 2009 and fiscal years ended June 30, 2010, 2009 and 2008. Condensed consolidating statements of cash flows are not presented herein because cash flows are insignificant at the guarantor level. The accompanying condensed consolidating financial information includes the accounts of TPC Group LLC (the “Issuer”), and the combined accounts of all guarantor subsidiaries. In the opinion of management, separate complete financial statements of the guarantors would not provide additional information that would be material for investors to evaluate the sufficiency of the Guarantees.

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

TPC Group LLC

CONDENSED CONSOLIDATING BALANCE SHEETS

December 31, 2010

(in thousands)

	Issuer	Guarantor Subsidiaries	Eliminations	Combined
ASSETS
Current assets:
Cash and cash equivalents	$83,857	$1	$—	$83,858
Trade accounts receivable	177,065	—	—	177,065
Due from (to) parent	3,284	238	—	3,522
Inventories	89,264	—	—	89,264
Other current assets	23,914	—	—	23,914

Total current assets	377,384	239	—	377,623

Property, plant and equipment, net	483,621	871	—	484,492
Investment in limited partnership	2,733	—	—	2,733
Intangible assets, net	5,953	—	—	5,953
Investment in subsidiaries	1,081	—	(1,081)	—
Other assets	42,946	—	—	42,946

Total assets	$913,718	$1,110	$(1,081)	$913,747

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities:
Accounts payable	$150,026	$—	$—	$150,026
Accrued liabilities	30,805	29	—	30,834

Total current liabilities	180,831	29	—	180,860

Long-term debt	347,786	—	—	347,786
Deferred income taxes	117,874	—	—	117,874

Total liabilities	646,491	29	—	646,520

Commitments and contingencies
Members’ equity	267,227	1,081	(1,081)	267,227

Total liabilities and members’ equity	$913,718	$1,110	$(1,081)	$913,747

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

TPC Group LLC

CONDENSED CONSOLIDATING BALANCE SHEETS

June 30, 2010

(in thousands)

	Issuer	Guarantor Subsidiaries	Eliminations	Combined
ASSETS
Current assets:
Cash and cash equivalents	$111,145	$1	$—	$111,146
Trade accounts receivable	116,407	—	—	116,407
Due from (to) parent	5,450	217	—	5,667
Inventories	94,607	—	—	94,607
Other current assets	21,303	—	—	21,303

Total current assets	348,912	218	—	349,130

Property, plant and equipment, net	490,172	910	—	491,082
Investment in limited partnership	2,661	—	—	2,661
Intangible assets, net	5,974	—	—	5,974
Investment in subsidiaries	1,105	—	(1,105)	—
Other assets	24,775	—	—	24,775

Total assets	$873,599	$1,128	$(1,105)	$873,622

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$156,348	$—	$—	$156,348
Accrued liabilities	21,311	23	—	21,334
Current portion of long-term debt	19,049	—	—	19,049

Total current liabilities	196,708	23	—	196,731

Long-term debt	250,421	—	—	250,421
Deferred income taxes	111,432	—	—	111,432

Total liabilities	558,561	23	—	558,584

Commitments and contingencies
Members’ equity	315,038	1,105	(1,105)	315,038

Total liabilities and members’ equity	$873,599	$1,128	$(1,105)	$873,622

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

TPC Group LLC

CONDENSED CONSOLIDATING BALANCE SHEETS

June 30, 2009

(in thousands)

	Issuer	Guarantor Subsidiaries	Eliminations	Combined
ASSETS
Current assets:
Cash and cash equivalents	$6,502	$1	$—	$6,503
Trade accounts receivable	98,515	—	—	98,515
Due from (to) parent	4,982	101	—	5,083
Inventories	36,884	—	—	36,884
Other current assets	20,264	—	—	20,264

Total current assets	167,147	102	—	167,249

Property, plant and equipment, net	515,390	987	—	516,377
Investment in limited partnership	2,782	—	—	2,782
Intangible assets, net	6,018	—	—	6,018
Investment in subsidiaries	1,070	—	(1,070)	—
Other assets	22,415	—	—	22,415

Total assets	$714,822	$1,089	$(1,070)	$714,841

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$86,731	$—	$—	$86,731
Accrued liabilities	19,108	19	—	19,127
Current portion of long-term debt	2,715	—	—	2,715

Total current liabilities	108,554	19	—	108,573

Long-term debt	269,855	—	—	269,855
Deferred income taxes	52,090	—	—	52,090

Total liabilities	430,499	19	—	430,518

Commitments and contingencies
Members’ equity	284,323	1,070	(1,070)	284,323

Total liabilities and members’ equity	$714,822	$1,089	$(1,070)	$714,841

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

TPC Group LLC

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Six Months Ended December 31, 2010

(in thousands)

	Issuer	Guarantor Subsidiaries	Eliminations	Combined
Revenue	$985,485	$20	$—	$985,505
Cost of sales (excludes items listed below)	855,043	—	—	855,043
Operating expenses	67,063	5	—	67,068
General and administrative expenses	12,735	—	—	12,735
Depreciation and amortization	19,723	39	—	19,762
Business interruption insurance recoveries

Income from operations	30,921	(24)	—	30,897

Other (income) expense:
Interest expense, net	11,411	—	—	11,411
Write-off term loan debt issuance cost	2,886	—	—	2,886
Other, net	(779)	—	—	(779)

Income before income taxes	17,330	(24)	—	17,306
Income tax expense	5,152	—	—	5,152

Net income	$12,178	$(24)	$—	$12,154

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

TPC Group LLC

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Six Months Ended December 31, 2009

(unaudited in thousands)

	Issuer	Guarantor Subsidiaries	Eliminations	Combined
Revenue	$755,892	$33	$—	$755,925
Cost of sales (excludes items listed below)	649,169	—	—	649,169
Operating expenses	65,072	(63)	—	65,009
General and administrative expenses	13,282	—	—	13,282
Depreciation and amortization	20,078	39	—	20,117
Business interruption insurance recoveries	(17,051)	—	—	(17,051)

Income from operations	25,342	57	—	25,399

Other (income) expense:
Interest expense, net	7,494	—	—	7,494
Unrealized gain on derivatives	(1,372)	—	—	(1,372)
Other, net	(1,047)	—	—	(1,047)

Income before income taxes	20,267	57	—	20,324
Income tax expense	8,238	—	—	8,238

Net income	$12,029	$57	$—	$12,086

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

TPC Group LLC

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Fiscal Year Ended June 30, 2010

(in thousands)

	Issuer	Guarantor Subsidiaries	Eliminations	Combined
Revenue	$1,688,411	$73	$—	$1,688,484
Cost of sales (excludes items listed below)	1,444,156	—	—	1,444,156
Operating expenses	133,220	(39)	—	133,181
General and administrative expenses	29,834	—	—	29,834
Depreciation and amortization	39,692	77	—	39,769
Asset impairment
Loss on sale of assets
Business interruption insurance recoveries	(17,051)	—	—	(17,051)
Unauthorized freight (recoveries) payments

Income from operations	58,560	35	—	58,595

Other (income) expense:
Interest expense, net	15,007	—	—	15,007
Unrealized gain on derivatives	(3,464)	—	—	(3,464)
Other, net	(2,287)	—	—	(2,287)

Income before income taxes	49,304	35	—	49,339
Income tax expense	18,702	—	—	18,702

Net income	$30,602	$35	$—	$30,637

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

TPC Group LLC

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Fiscal Year Ended June 30, 2009

(in thousands)

	Issuer	Guarantor Subsidiaries	Eliminations	Combined
Revenue	$1,376,733	$141	$—	$1,376,874
Cost of sales (excludes items listed below)	1,194,173	—	—	1,194,173
Operating expenses	132,256	12	—	132,268
General and administrative expenses	32,756	—	—	32,756
Depreciation and amortization	41,822	77	—	41,899
Asset impairment	5,987	—	—	5,987
Loss on sale of assets
Business interruption insurance recoveries	(10,000)	—	—	(10,000)
Unauthorized freight (recoveries) payments	(4,694)	—	—	(4,694)

Loss from operations	(15,567)	52	—	(15,515)

Other (income) expense:
Interest expense, net	16,817	—	—	16,817
Unrealized gain on derivatives	3,710	—	—	3,710
Other, net	(1,623)	—	—	(1,623)

Income before income taxes	(34,471)	52	—	(34,419)
Income tax benefit	(11,817)	—	—	(11,817)

Net loss	$(22,654)	$52	$—	$(22,602)

TPC Group LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

TPC Group LLC

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

Fiscal Year Ended June 30, 2008

(in thousands)

	Issuer	Guarantor Subsidiaries	Eliminations	Combined
Revenue	$2,016,135	$63	$—	$2,016,198
Cost of sales (excludes items listed below)	1,752,191	—	—	1,752,191
Operating expenses	131,141	50	—	131,191
General and administrative expenses	36,656	—	—	36,656
Depreciation and amortization	35,867	77	—	35,944
Loss on sale of assets	1,092	—	—	1,092
Unauthorized freight (recoveries) payments	499	—	—	499

Income from operations	58,689	(64)	—	58,625

Other (income) expense:
Interest expense, net	18,876	—	—	18,876
Unrealized gain on derivatives	(99)	—	—	(99)
Other, net	(1,394)	—	—	(1,394)

Income before income taxes	41,306	(64)	—	41,242
Income tax expense	14,456	—	—	14,456

Net income	$26,850	$(64)	$—	$26,786

TPC Group LLC

Offer to Exchange

Up to $350,000,000 Principal Amount of

8 1/4% Senior Secured Notes due 2017

for

a Like Principal Amount of

8  1/4% Senior Secured Notes due 2017

that have been registered under the Securities Act of 1933

This Exchange Offer will expire at 5:00 P.M.,

New York City time, on [                    ], 2011, unless extended.

Each broker-dealer that receives exchange notes in exchange for original notes acquired for its own account as a result of market making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by broker-dealers in connection with such resales. In addition, until [                    ], 2011 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes may be required to deliver a prospectus. See “Plan of Distribution.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The following summaries are qualified in their entirety by reference to the complete text of any statutes referred to below and the organizational documents of each registrant.

Indemnification of Managers and Officers of TPC Group LLC

TPC Group LLC is a Texas limited liability company. The Limited Liability Company Agreement of TPC Group LLC provides that to the maximum extent permitted by applicable law, the Manager (as defined) and the officers of the Company shall not be liable to the Company or any third party (i) for mistakes of judgment, (ii) for any act or omission suffered or taken by it, or (iii) for losses, damages or claims due to any such mistakes, action or inaction. Except as may be restricted by applicable law, the Manager and the officers of the Company shall not be liable for and the Company shall indemnify the Manager and the officers of the Company against, and agrees to hold the Manager and the officers of the Company harmless from, all liabilities and claims (including reasonable attorney’s fees and expenses in defending against such liabilities and claims) against the Manager or any such officer, arising from the Manager’s or such officer’s performance of its duties in conformance with the terms of the Company’s limited liability company agreement. The Manager and any officer of the Company may consult with legal counsel or accountants selected by the Manager or such officer and, to the maximum extent permitted by applicable law, any action or omission suffered or taken in good faith in reliance and in accordance with the written opinion or advice of any such counsel or accountants (provided such counsel or accountants have been selected with reasonable care) shall be fully protected and justified with respect to the action or omission so suffered or taken.

Section 8.051 of the Texas Business Organizations Code (the “TBOC”) states as follows:

(a)	An enterprise shall indemnify a governing person, former governing person, or delegate against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a governing person or delegate if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding.

(b)	A court that determines, in a suit for indemnification, that a governing person, former governing person, or delegate is entitled to indemnification under this section shall order indemnification and award to the person the expenses incurred in securing the indemnification.

Section 8.052 of the TBOC states as follows:

(a)	On application of a governing person, former governing person, or delegate and after notice is provided as required by the court, a court may order an enterprise to indemnify the person to the extent the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

(b)	This section applies without regard to whether the governing person, former governing person, or delegate applying to the court satisfies the requirements of Section 8.101 or has been found liable: (1) to the enterprise; or (2) because the person improperly received a personal benefit, without regard to whether the benefit resulted from an action taken in the person’s official capacity.

(c)	The indemnification ordered by the court under this section is limited to reasonable expenses if the governing person, former governing person, or delegate is found liable: (1) to the enterprise; or (2) because the person improperly received a personal benefit, without regard to whether the benefit resulted from an action taken in the person’s official capacity.

Section 8.101 of the TBOC states as follows:

(a)	An enterprise may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent permitted by Section 8.102 if it is determined in accordance with Section 8.103 that: (1) the person: (A) acted in good faith; (B) reasonably believed: (i) in the case of conduct in the person’s official capacity, that the person’s conduct was in the enterprise’s best interests; and (ii) in any other case, that the person’s conduct was not opposed to the enterprise’s best interests; and (C) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful; (2) with respect to expenses, the amount of expenses other than a judgment is reasonable; and (3) indemnification should be paid.

(b)	Action taken or omitted by a governing person or delegate with respect to an employee benefit plan in the performance of the person’s duties for a purpose reasonably believed by the person to be in the interest of the participants and beneficiaries of the plan is for a purpose that is not opposed to the best interests of the enterprise.

(c)	Action taken or omitted by a delegate to another enterprise for a purpose reasonably believed by the delegate to be in the interest of the other enterprise or its owners or members is for a purpose that is not opposed to the best interests of the enterprise.

(d)	A person does not fail to meet the standard under Subsection (a)(1) solely because of the termination of a proceeding by: (1) judgment; (2) order; (3) settlement; (4) conviction; or (5) a plea of nolo contendere or its equivalent.

Section 8.102 of the TBOC states as follows:

(a)	Subject to Subsection (b), an enterprise may indemnify a governing person, former governing person, or delegate against: (1) a judgment; and (2) expenses, other than a judgment, that are reasonable and actually incurred by the person in connection with a proceeding.

(b)	Indemnification under this subchapter of a person who is found liable to the enterprise or is found liable because the person improperly received a personal benefit: (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding; (2) does not include a judgment, a penalty, a fine, and an excise or similar tax, including an excise tax assessed against the person with respect to an employee benefit plan; and (3) may not be made in relation to a proceeding in which the person has been found liable for: (A) willful or intentional misconduct in the performance of the person’s duty to the enterprise; (B) breach of the person’s duty of loyalty owed to the enterprise; or (C) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the enterprise.

(c)	A governing person, former governing person, or delegate is considered to have been found liable in relation to a claim, issue, or matter only if the liability is established by an order, including a judgment or decree of a court, and all appeals of the order are exhausted or foreclosed by law.

Indemnification of Directors (or Managers) and Officers of Registrant Guarantors

Delaware

TP Capital Corp. is a Delaware corporation. The Certificate of Incorporation and the Bylaws of TPC Capital Corp. contain indemnification provisions that generally provide that it will indemnify any director or officer against any losses, damages, claims or liabilities to which they may become subject or which they may incur as a result of being or having been a director or officer, and may advance to them or reimburse them for expenses incurred in connection therewith.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Under the DGCL Section 145, the indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Port Neches Fuels, LLC is a Delaware limited liability company. The Limited Liability Company Agreement of Port Neches Fuels, LLC contains indemnification provisions that generally provide that it will indemnify any person against any losses, damages, claims or liabilities to which they may become subject or which they may incur as a result of being or having been an organizer, member, manager, officer, employee or agent, and may advance to them or reimburse them for expenses incurred in connection therewith.

Section 18-108 of the Delaware Limited Liability Company Act, provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Texas

Each of Texas Butylene Chemical Corporation (“TBCC”) and Texas Olefins Domestic-International Sales Corporation (“TODISC”), is a Texas corporation. The Bylaws of each of TBCC and TODISC contain indemnification provisions that generally provide that each will indemnify any director or officer against any losses, damages, claims or liabilities to which they may become subject or which they may incur as a result of being or having been a director or officer, and may reimburse them for expenses incurred in connection therewith, except where any such person is found liable for negligence or misconduct in performance of such person’s duties.

Indemnification provisions of the TBOC discussed in “—Indemnification of Managers and Officers of TPC Group LLC” above also apply to the directors and officers of TBCC and TODISC.

Item 21.	Exhibits.

Exhibit No.	Description

2.1	Texas Petrochemicals LP’s Fourth Amended Plan of Reorganization (incorporated herein by reference to Exhibit 2.1 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

2.2	Investment Agreement dated as of February 28, 2004 by and among Texas Petrochemicals LP, Castlerigg Master Investments, Ltd. and RCG Carpathia Master Fund, Ltd. (incorporated herein by reference to Exhibit 2.2 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

2.3	Asset Purchase Agreement dated as of April 5, 2006 by and among Texas Petrochemicals LP, Huntsman Petrochemical Corporation and Huntsman Fuels, LP (incorporated herein by reference to Exhibit 2.3 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

2.4	First Amendment to Asset Purchase Agreement dated as of April 27, 2006 by and among Texas Petrochemicals LP, Huntsman Petrochemical Corporation and Huntsman Fuels, LP (incorporated herein by reference to Exhibit 2.4 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

2.5	Second Amendment to Asset Purchase Agreement dated as of June 14, 2006 by and among Texas Petrochemicals LP, Huntsman Petrochemical Corporation and Huntsman Fuels, LP (incorporated herein by reference to Exhibit 2.5 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

3.1**	Certificate of Formation of TPC Group LLC

3.2**	Certificate of Amendment to Certificate of Formation of TPC Group LLC

3.3**	Limited Liability Company Agreement of TPC Group LLC

3.4**	Amendment No. 1 to Limited Liability Company Agreement of TPC Group LLC

3.5**	Amendment No. 2 to Limited Liability Company Agreement of TPC Group LLC

4.1	Amended and Restated Revolving Credit Agreement dated as of April 29, 2010 among TPC Group LLC and the other borrowers named therein, as Borrowers, TPC Group LLC, as Funds Administrator, various lending institutions, as Lenders, Deutsche Bank Trust Company Americas, as Administrative Agent, Deutsche Bank Trust Company Americas and Wells Fargo Capital Finance LLC as Co-Collateral Agents, and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated herein by reference to Exhibit 4.5 to TPC Group Inc.’s Current Report on Form 8-K filed May 3, 2010)

4.2	First Amendment to Amended and Restated Revolving Credit Agreement dated as of September 22, 2010 among TPC Group LLC and Texas Butylene Chemical Corporation, as borrowers, the financial institutions listed thereon, as Lenders, and Deutsche Bank Trust Company Americas, as Administrative Agent (incorporated by reference to Exhibit 4.1 to TPC Group Inc.’s Current Report on form 8-K filed September 27, 2010)

4.3	Indenture dated as of October 5, 2010, by and among TPC Group LLC, the Guarantors party thereto, Wilmington Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as collateral agent, paying agent, registrar and authentication agent (incorporated by reference to Exhibit 4.1 to TPC Group Inc.’s Current Report on Form 8-K filed October 12, 2010)

4.4	Security Agreement dated as of October 5, 2010, by and among TPC Group LLC and each of the other Grantors party thereto in favor of Deutsche Bank Trust Company Americas, as collateral agent (incorporated by reference to Exhibit 4.2 to TPC Group Inc.’s Current Report on Form 8-K filed October 12, 2010)

4.5	Amended and Restated Intercreditor Agreement dated as of October 5, 2010, by and among TPC Group LLC, Deutsche Bank Trust Company Americas, as Revolver Administrative Agent, Revolver Collateral Agent and Revolver Mortgagee (each as referred to therein) and Deutsche Bank Trust Company Americas, as Notes Collateral Agent and Notes Mortgagee (each as referred to therein) (incorporated by reference to Exhibit 4.3 to TPC Group Inc.’s Current Report on Form 8-K filed October 12, 2010)

4.6	Registration Rights Agreement dated as of October 5, 2010, by and among TPC Group LLC, the Guarantors named therein and Deutsche Bank Securities Inc., for itself and on behalf of the several Initial Purchasers (incorporated by reference to Exhibit 4.4 to TPC Group Inc.’s Current Report on Form 8-K filed October 12, 2010)

5.1**	Opinion of Baker Botts L.L.P.

10.1†	Employment Agreement dated effective July 1, 2006, between Texas Petrochemicals Inc., Texas Petrochemicals LP and Charles W. Shaver (incorporated herein by reference to Exhibit 10.1 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

10.2†	Amendment No. 1 to Employment Agreement dated effective July 1, 2008, between Texas Petrochemicals Inc., Texas Petrochemicals LP and Charles W. Shaver (incorporated herein by reference to Exhibit 10.2 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

10.3†	Amendment No. 2 to Employment Agreement dated May 24, 2010, effective as of January 1, 2009, between TPC Group Inc., TPC Group LLC and Charles W. Shaver (incorporated herein by reference to Exhibit 10.3 to TPC Group Inc.’s Current Report on Form 8-K filed May 26, 2010)

10.4†	Amendment No. 3 to Employment Agreement dated September 16, 2010, effective as of July 1 2010, between TPC Group Inc., TPC Group LLC and Charles W. Shaver (incorporated herein by reference to Exhibit 10.1 to TPC Group Inc.’s Current Report on Form 8-K filed September 17, 2010)

10.5†	Employment offer letter agreement dated May 14, 2010, effective as of June 1, 2010, between TPC Group Inc. and Miguel A. Desdin (incorporated herein by reference to Exhibit 10.2 to TPC Group Inc.’s Current Report on Form 8-K/A (Amendment No. 1) filed August 16, 2010)

10.6†	Employment Agreement dated as of June 1, 2010 between TPC Group Inc. and Miguel A. Desdin (incorporated herein by reference to Exhibit 10.1 to TPC Group Inc.’s Current Report on Form 8-K filed June 4, 2010).

10.7†	Amendment to Executive Employment Agreement dated as of May 23, 2011 by and between TPC Group Inc. and Miguel A. Desdin (incorporated herein by reference to Exhibit 10.7 to TPC Group Inc.’s Current Report on Form 8-K filed May 24, 2011).

10.8†	Employment Agreement dated effective July 1, 2006, between Texas Petrochemicals Inc., Texas Petrochemicals LP and Christopher A. Artzer (incorporated herein by reference to Exhibit 10.5 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

10.9†	Amendment No. 1 to Employment Agreement dated effective July 1, 2008, between Texas Petrochemicals Inc., Texas Petrochemicals LP and Christopher A. Artzer (incorporated herein by reference to Exhibit 10.6 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

10.10†	Amendment No. 2 to Employment Agreement dated May 24, 2010, effective as of January 1, 2009, between TPC Group Inc., TPC Group LLC and Christopher A. Artzer (incorporated herein by reference to Exhibit 10.5 to TPC Group Inc.’s Current Report on Form 8-K filed May 26, 2010)

10.11†	Employment Agreement dated effective March 19, 2007, between Texas Petrochemicals Inc., Texas Petrochemicals LP and Luis E. Batiz (incorporated herein by reference to Exhibit 10.7 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

10.12†	Amendment No. 1 to Employment Agreement dated effective March 20, 2009, between Texas Petrochemicals Inc., Texas Petrochemicals LP and Luis E. Batiz (incorporated herein by reference to Exhibit 10.8 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

10.13†	Amendment No. 2 to Employment Agreement dated May 24, 2010, effective as of January 1, 2009, between TPC Group Inc., TPC Group LLC and Luis E. Batiz (incorporated herein by reference to Exhibit 10.6 to TPC Group Inc.’s Current Report on Form 8-K filed May 26, 2010)

10.14†	Employment Agreement dated effective September 2, 2008, between Texas Petrochemicals Inc., Texas Petrochemicals LP and Russell T. Crockett Jr. (incorporated herein by reference to Exhibit 10.9 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

10.15†	Amendment No. 1 to Employment Agreement dated May 24, 2010, effective as of January 1, 2009, between TPC Group Inc., TPC Group LLC and Russell T. Crockett Jr. (incorporated herein by reference to Exhibit 10.7 to TPC Group Inc.’s Current Report on Form 8-K filed May 26, 2010)

10.16†	Executive Employment Agreement dated March 18, 2011, effective as of March 22, 2011, between TPC Group Inc. and Michael T. McDonnell (incorporated herein by reference to Exhibit 10.1 to TPC Group Inc.’s Current Report on Form 8-K filed March 18, 2011)

10.17†	Amendment to Executive Employment Agreement dated as of March 25, 2011 between TPC Group Inc. and Michael T. McDonnell (incorporated herein by reference to Exhibit 10.3 to TPC Group Inc.’s Current Report on Form 8-K filed March 28, 2011)

10.18†	Employment offer letter agreement dated May 31, 2011, effective as of June 6, 2011, between TPC Group Inc. and Rishi A. Varma (incorporated herein by reference to Exhibit 10.1 to TPC Group Inc.’s Current Report on Form 8-K filed June 1, 2011).

10.19†	Restricted Stock Unit Award Agreement dated as of March 25, 2011 between TPC Group Inc. and Michael T. McDonnell (incorporated herein by reference to Exhibit 10.1 to TPC Group Inc.’s Current Report on Form 8-K filed March 28, 2011)

10.20†	Stock Appreciation Rights Agreement dated as of March 25, 2011 between TPC Group Inc. and Michael T. McDonnell (incorporated herein by reference to Exhibit 10.2 to TPC Group Inc.’s Current Report on Form 8-K filed March 28, 2011)

10.21†	TPC Group Inc. Executive Severance Plan dated effective July 1, 2010 (incorporated herein by reference to Exhibit 10.1 to TPC Group Inc.’s Current Report on Form 8-K filed July 6, 2010)

10.22†	Texas Petrochemicals Inc. 2004 Stock Awards Plan (incorporated herein by reference to Exhibit 10.10 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

10.23†	Form of Option Award Agreement under 2004 Stock Awards Plan (incorporated herein by reference to Exhibit 10.11 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

10.24†	Form of Restricted Stock Award Agreement under 2004 Stock Awards Plan (incorporated herein by reference to Exhibit 10.12 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

10.25†	Texas Petrochemicals Inc. 2009 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.13 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

10.26†	Form of Restricted Stock Award Agreement for directors under the 2009 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.14 to Amendment No. 1 to TPC Group Inc.’s Registration Statement on Form 10 filed January 8, 2010)

10.27†	Form of Performance Share Award Agreement dated May 24, 2010 for key employees under the 2009 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to TPC Group Inc.’s Current Report on Form 8-K filed May 26, 2010)

10.28†	Form of Restricted Stock Unit Award Agreement dated May 24, 2010 for key employees under the 2009 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.2 to TPC Group Inc.’s Current Report on Form 8-K filed May 26, 2010)

10.29†	Form of Performance Share Award Agreement dated May 23, 2011 for key employees under the 2009 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to TPC Group Inc.’s Current Report on Form 8-K filed May 24, 2011).

10.30†	Form of Restricted Stock Unit Award Agreement dated May 23, 2011 for key employees under the 2009 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.2 to TPC Group Inc.’s Current Report on Form 8-K filed May 24, 2011).

10.31†	Consent Agreement dated as of May 23, 2011 between TPC Group Inc. and Miguel A. Desdin (incorporated herein by reference to Exhibit 10.3 to TPC Group Inc.’s Current Report on Form 8-K filed May 24, 2011).

10.32†	Consent Agreement dated as of May 23, 2011 between TPC Group Inc. and Russell T. Crockett (incorporated herein by reference to Exhibit 10.4 to TPC Group Inc.’s Current Report on Form 8-K filed May 24, 2011).

10.33†	Consent Agreement dated as of May 23, 2011 between TPC Group Inc. and Luis E. Batiz (incorporated herein by reference to Exhibit 10.5 to TPC Group Inc.’s Current Report on Form 8-K filed May 24, 2011).

10.34†	Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.15 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

12.1**	Schedule of Computation of Ratio of Earnings to Fixed Charges

21.1**	Subsidiaries of TPC Group LLC

23.1*	Consent of Grant Thornton LLP

23.2**	Consent of Baker Botts L.L.P. (contained in its opinion filed as Exhibit 5.1)

24.1**	Powers of Attorney

25.1**	Statement of Eligibility and Qualification on Form T-1 of Wilmington Trust Company, as Trustee

99.1*	Form of Letter of Transmittal

99.2**	Form of Notice of Guaranteed Delivery

99.3*	Form of Letter to Depository Trust Company Participants

99.4*	Form of Letter to Clients

*	Filed herewith
**	Previously filed
†	Management contracts or compensatory plans or arrangements

Item 22.	Undertakings.

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 29, 2011.

TPC Group LLC

By: /s/ Michael T. McDonnell Michael T. McDonnell President and Chief Executive Officer

By: /s/ Miguel A. Desdin Miguel A. Desdin Senior Vice President and Chief Financial Officer

By: /s/ Roger Wollenberg Roger Wollenberg Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 29th day of July, 2011.

/s/ Michael T. McDonnell Michael T. McDonnell	President, Chief Executive Officer and Manager	July 29, 2011

* Miguel A. Desdin	Senior Vice President, Chief Financial Officer and Manager	July 29, 2011

* Rishi A. Varma	Vice President, General Counsel and Manager	July 29, 2011

* Roger Wollenberg	Vice President and Controller	July 29, 2011

/s/ Michael T. McDonnell *By: Michael T. McDonnell	Attorney-in-Fact	July 29, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 29, 2011.

TP Capital Corp.

By: /s/ Michael T. McDonnell Michael T. McDonnell President and Chief Executive Officer

By: /s/ Miguel A. Desdin Miguel A. Desdin Senior Vice President and Chief Financial Officer

By: /s/ Roger Wollenberg Roger Wollenberg Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 29th day of July, 2011.

/s/ Michael T. McDonnell Michael T. McDonnell	President, Chief Executive Officer and Director	July 29, 2011

* Miguel A. Desdin	Senior Vice President, Chief Financial Officer and Director	July 29, 2011

* Rishi A. Varma	Vice President, General Counsel and Director	July 29, 2011

* Roger Wollenberg	Vice President and Controller	July 29, 2011

/s/ Michael T. McDonnell *By: Michael T. McDonnell	Attorney-in-Fact	July 29, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 29, 2011.

Port Neches Fuels, LLC

By: TPC Group LLC, its sole member

By: /s/ Michael T. McDonnell Michael T. McDonnell Manager of TPC Group LLC

By: /s/ Miguel A. Desdin Miguel A. Desdin Manager of TPC Group LLC

By: /s/ Rishi A. Varma Rishi A. Varma Manager of TPC Group LLC

By: /s/ Michael T. McDonnell Michael T. McDonnell President and Chief Executive Officer

By: /s/ Miguel A. Desdin Miguel A. Desdin Senior Vice President and Chief Financial Officer

By: /s/ Roger Wollenberg Roger Wollenberg Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 29th day of July, 2011.

/s/ Michael T. McDonnell Michael T. McDonnell	President and Chief Executive Officer; Manager of TPC Group LLC	July 29, 2011

* Miguel A. Desdin	Senior Vice President and Chief Financial Officer; Manager of TPC Group LLC	July 29, 2011

* Rishi A. Varma	Vice President and General Counsel; Manager of TPC Group LLC	July 29, 2011

* Roger Wollenberg	Vice President and Controller	July 29, 2011

/s/ Michael T. McDonnell *By: Michael T. McDonnell	Attorney-in-Fact	July 29, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 29, 2011.

Texas Butylene Chemical Corporation

By: /s/ Michael T. McDonnell Michael T. McDonnell President and Chief Executive Officer

By: /s/ Miguel A. Desdin Miguel A. Desdin Senior Vice President and Chief Financial Officer

By: /s/ Roger Wollenberg Roger Wollenberg Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 29th day of July, 2011.

/s/ Michael T. McDonnell Michael T. McDonnell	President, Chief Executive Officer and Director	July 29, 2011

* Miguel A. Desdin	Senior Vice President, Chief Financial Officer and Director	July 29, 2011

* Rishi A. Varma	Vice President, General Counsel and Director	July 29, 2011

* Roger Wollenberg	Vice President and Controller	July 29, 2011

/s/ Michael T. McDonnell *By: Michael T. McDonnell	Attorney-in-Fact	July 29, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 29, 2011.

Texas Olefins Domestic-International Sales Corporation

By: /s/ Michael T. McDonnell Michael T. McDonnell President and Chief Executive Officer

By: /s/ Miguel A. Desdin Miguel A. Desdin Senior Vice President and Chief Financial Officer

By: /s/ Roger Wollenberg Roger Wollenberg Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 29th day of July, 2011.

/s/ Michael T. McDonnell Michael T. McDonnell	President, Chief Executive Officer and Director	July 29, 2011

* Miguel A. Desdin	Senior Vice President, Chief Financial Officer and Director	July 29, 2011

* Rishi A. Varma	Vice President, General Counsel and Director	July 29, 2011

* Roger Wollenberg	Vice President and Controller	July 29, 2011

/s/ Michael T. McDonnell *By: Michael T. McDonnell	Attorney-in-Fact	July 29, 2011

EXHIBIT INDEX

Exhibit No.	Description

2.1	Texas Petrochemicals LP’s Fourth Amended Plan of Reorganization (incorporated herein by reference to Exhibit 2.1 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

2.2	Investment Agreement dated as of February 28, 2004 by and among Texas Petrochemicals LP, Castlerigg Master Investments, Ltd. and RCG Carpathia Master Fund, Ltd. (incorporated herein by reference to Exhibit 2.2 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

2.3	Asset Purchase Agreement dated as of April 5, 2006 by and among Texas Petrochemicals LP, Huntsman Petrochemical Corporation and Huntsman Fuels, LP (incorporated herein by reference to Exhibit 2.3 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

2.4	First Amendment to Asset Purchase Agreement dated as of April 27, 2006 by and among Texas Petrochemicals LP, Huntsman Petrochemical Corporation and Huntsman Fuels, LP (incorporated herein by reference to Exhibit 2.4 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

2.5	Second Amendment to Asset Purchase Agreement dated as of June 14, 2006 by and among Texas Petrochemicals LP, Huntsman Petrochemical Corporation and Huntsman Fuels, LP (incorporated herein by reference to Exhibit 2.5 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

3.1**	Certificate of Formation of TPC Group LLC

3.2**	Certificate of Amendment to Certificate of Formation of TPC Group LLC

3.3**	Limited Liability Company Agreement of TPC Group LLC

3.4**	Amendment No. 1 to Limited Liability Company Agreement of TPC Group LLC

3.5**	Amendment No. 2 to Limited Liability Company Agreement of TPC Group LLC

4.1	Amended and Restated Revolving Credit Agreement dated as of April 29, 2010 among TPC Group LLC and the other borrowers named therein, as Borrowers, TPC Group LLC, as Funds Administrator, various lending institutions, as Lenders, Deutsche Bank Trust Company Americas, as Administrative Agent, Deutsche Bank Trust Company Americas and Wells Fargo Capital Finance LLC as Co-Collateral Agents, and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated herein by reference to Exhibit 4.5 to TPC Group Inc.’s Current Report on Form 8-K filed May 3, 2010)

4.2	First Amendment to Amended and Restated Revolving Credit Agreement dated as of September 22, 2010 among TPC Group LLC and Texas Butylene Chemical Corporation, as borrowers, the financial institutions listed thereon, as Lenders, and Deutsche Bank Trust Company Americas, as Administrative Agent (incorporated by reference to Exhibit 4.1 to TPC Group Inc.’s Current Report on form 8-K filed September 27, 2010)

4.3	Indenture dated as of October 5, 2010, by and among TPC Group LLC, the Guarantors party thereto, Wilmington Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as collateral agent, paying agent, registrar and authentication agent (incorporated by reference to Exhibit 4.1 to TPC Group Inc.’s Current Report on Form 8-K filed October 12, 2010)

4.4	Security Agreement dated as of October 5, 2010, by and among TPC Group LLC and each of the other Grantors party thereto in favor of Deutsche Bank Trust Company Americas, as collateral agent (incorporated by reference to Exhibit 4.2 to TPC Group Inc.’s Current Report on Form 8-K filed October 12, 2010)

4.5	Amended and Restated Intercreditor Agreement dated as of October 5, 2010, by and among TPC Group LLC, Deutsche Bank Trust Company Americas, as Revolver Administrative Agent, Revolver Collateral Agent and Revolver Mortgagee (each as referred to therein) and Deutsche Bank Trust Company Americas, as Notes Collateral Agent and Notes Mortgagee (each as referred to therein) (incorporated by reference to Exhibit 4.3 to TPC Group Inc.’s Current Report on Form 8-K filed October 12, 2010)

4.6	Registration Rights Agreement dated as of October 5, 2010, by and among TPC Group LLC, the Guarantors named therein and Deutsche Bank Securities Inc., for itself and on behalf of the several Initial Purchasers (incorporated by reference to Exhibit 4.4 to TPC Group Inc.’s Current Report on Form 8-K filed October 12, 2010)

5.1**	Opinion of Baker Botts L.L.P.

10.1†	Employment Agreement dated effective July 1, 2006, between Texas Petrochemicals Inc., Texas Petrochemicals LP and Charles W. Shaver (incorporated herein by reference to Exhibit 10.1 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

10.2†	Amendment No. 1 to Employment Agreement dated effective July 1, 2008, between Texas Petrochemicals Inc., Texas Petrochemicals LP and Charles W. Shaver (incorporated herein by reference to Exhibit 10.2 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

10.3†	Amendment No. 2 to Employment Agreement dated May 24, 2010, effective as of January 1, 2009, between TPC Group Inc., TPC Group LLC and Charles W. Shaver (incorporated herein by reference to Exhibit 10.3 to TPC Group Inc.’s Current Report on Form 8-K filed May 26, 2010)

10.4†	Amendment No. 3 to Employment Agreement dated September 16, 2010, effective as of July 1 2010, between TPC Group Inc., TPC Group LLC and Charles W. Shaver (incorporated herein by reference to Exhibit 10.1 to TPC Group Inc.’s Current Report on Form 8-K filed September 17, 2010)

10.5†	Employment offer letter agreement dated May 14, 2010, effective as of June 1, 2010, between TPC Group Inc. and Miguel A. Desdin (incorporated herein by reference to Exhibit 10.2 to TPC Group Inc.’s Current Report on Form 8-K/A (Amendment No. 1) filed August 16, 2010)

10.6†	Employment Agreement dated as of June 1, 2010 between TPC Group Inc. and Miguel A. Desdin (incorporated herein by reference to Exhibit 10.1 to TPC Group Inc.’s Current Report on Form 8-K filed June 4, 2010).

10.7†	Amendment to Executive Employment Agreement dated as of May 23, 2011 by and between TPC Group Inc. and Miguel A. Desdin (incorporated herein by reference to Exhibit 10.7 to TPC Group Inc.’s Current Report on Form 8-K filed May 24, 2011).

10.8†	Employment Agreement dated effective July 1, 2006, between Texas Petrochemicals Inc., Texas Petrochemicals LP and Christopher A. Artzer (incorporated herein by reference to Exhibit 10.5 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

10.9†	Amendment No. 1 to Employment Agreement dated effective July 1, 2008, between Texas Petrochemicals Inc., Texas Petrochemicals LP and Christopher A. Artzer (incorporated herein by reference to Exhibit 10.6 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

10.10†	Amendment No. 2 to Employment Agreement dated May 24, 2010, effective as of January 1, 2009, between TPC Group Inc., TPC Group LLC and Christopher A. Artzer (incorporated herein by reference to Exhibit 10.5 to TPC Group Inc.’s Current Report on Form 8-K filed May 26, 2010)
10.11†	Employment Agreement dated effective March 19, 2007, between Texas Petrochemicals Inc., Texas Petrochemicals LP and Luis E. Batiz (incorporated herein by reference to Exhibit 10.7 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

10.12†	Amendment No. 1 to Employment Agreement dated effective March 20, 2009, between Texas Petrochemicals Inc., Texas Petrochemicals LP and Luis E. Batiz (incorporated herein by reference to Exhibit 10.8 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

10.13†	Amendment No. 2 to Employment Agreement dated May 24, 2010, effective as of January 1, 2009, between TPC Group Inc., TPC Group LLC and Luis E. Batiz (incorporated herein by reference to Exhibit 10.6 to TPC Group Inc.’s Current Report on Form 8-K filed May 26, 2010)

10.14†	Employment Agreement dated effective September 2, 2008, between Texas Petrochemicals Inc., Texas Petrochemicals LP and Russell T. Crockett Jr. (incorporated herein by reference to Exhibit 10.9 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

10.15†	Amendment No. 1 to Employment Agreement dated May 24, 2010, effective as of January 1, 2009, between TPC Group Inc., TPC Group LLC and Russell T. Crockett Jr. (incorporated herein by reference to Exhibit 10.7 to TPC Group Inc.’s Current Report on Form 8-K filed May 26, 2010)

10.16†	Executive Employment Agreement dated March 18, 2011, effective as of March 22, 2011, between TPC Group Inc. and Michael T. McDonnell (incorporated herein by reference to Exhibit 10.1 to TPC Group Inc.’s Current Report on Form 8-K filed March 18, 2011)

10.17†	Amendment to Executive Employment Agreement dated as of March 25, 2011 between TPC Group Inc. and Michael T. McDonnell (incorporated herein by reference to Exhibit 10.3 to TPC Group Inc.’s Current Report on Form 8-K filed March 28, 2011)

10.18†	Employment offer letter agreement dated May 31, 2011, effective as of June 6, 2011, between TPC Group Inc. and Rishi A. Varma (incorporated herein by reference to Exhibit 10.1 to TPC Group Inc.’s Current Report on Form 8-K filed June 1, 2011).

10.19†	Restricted Stock Unit Award Agreement dated as of March 25, 2011 between TPC Group Inc. and Michael T. McDonnell (incorporated herein by reference to Exhibit 10.1 to TPC Group Inc.’s Current Report on Form 8-K filed March 28, 2011)

10.20†	Stock Appreciation Rights Agreement dated as of March 25, 2011 between TPC Group Inc. and Michael T. McDonnell (incorporated herein by reference to Exhibit 10.2 to TPC Group Inc.’s Current Report on Form 8-K filed March 28, 2011)

10.21†	TPC Group Inc. Executive Severance Plan dated effective July 1, 2010 (incorporated herein by reference to Exhibit 10.1 to TPC Group Inc.’s Current Report on Form 8-K filed July 6, 2010)

10.22†	Texas Petrochemicals Inc. 2004 Stock Awards Plan (incorporated herein by reference to Exhibit 10.10 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

10.23†	Form of Option Award Agreement under 2004 Stock Awards Plan (incorporated herein by reference to Exhibit 10.11 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

10.24†	Form of Restricted Stock Award Agreement under 2004 Stock Awards Plan (incorporated herein by reference to Exhibit 10.12 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

10.25†	Texas Petrochemicals Inc. 2009 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.13 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

10.26†	Form of Restricted Stock Award Agreement for directors under the 2009 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.14 to Amendment No. 1 to TPC Group Inc.’s Registration Statement on Form 10 filed January 8, 2010)
10.27†	Form of Performance Share Award Agreement dated May 24, 2010 for key employees under the 2009 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to TPC Group Inc.’s Current Report on Form 8-K filed May 26, 2010)

10.28†	Form of Restricted Stock Unit Award Agreement dated May 24, 2010 for key employees under the 2009 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.2 to TPC Group Inc.’s Current Report on Form 8-K filed May 26, 2010)

10.29†	Form of Performance Share Award Agreement dated May 23, 2011 for key employees under the 2009 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to TPC Group Inc.’s Current Report on Form 8-K filed May 24, 2011).

10.30†	Form of Restricted Stock Unit Award Agreement dated May 23, 2011 for key employees under the 2009 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.2 to TPC Group Inc.’s Current Report on Form 8-K filed May 24, 2011).

10.31†	Consent Agreement dated as of May 23, 2011 between TPC Group Inc. and Miguel A. Desdin (incorporated herein by reference to Exhibit 10.3 to TPC Group Inc.’s Current Report on Form 8-K filed May 24, 2011).

10.32†	Consent Agreement dated as of May 23, 2011 between TPC Group Inc. and Russell T. Crockett (incorporated herein by reference to Exhibit 10.4 to TPC Group Inc.’s Current Report on Form 8-K filed May 24, 2011).

10.33†	Consent Agreement dated as of May 23, 2011 between TPC Group Inc. and Luis E. Batiz (incorporated herein by reference to Exhibit 10.5 to TPC Group Inc.’s Current Report on Form 8-K filed May 24, 2011).

10.34†	Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.15 to TPC Group Inc.’s Registration Statement on Form 10 filed November 25, 2009)

12.1**	Schedule of Computation of Ratio of Earnings to Fixed Charges

21.1**	Subsidiaries of TPC Group LLC

23.1*	Consent of Grant Thornton LLP

23.2**	Consent of Baker Botts L.L.P. (contained in its opinion filed as Exhibit 5.1)

24.1**	Powers of Attorney

25.1**	Statement of Eligibility and Qualification on Form T-1 of Wilmington Trust Company, as Trustee

99.1*	Form of Letter of Transmittal

99.2**	Form of Notice of Guaranteed Delivery

99.3*	Form of Letter to Depository Trust Company Participants

99.4*	Form of Letter to Clients

*	Filed herewith
**	Previously filed
†	Management contracts or compensatory plans or arrangements